As filed with the Securities and Exchange Commission on June 28, 2010

Registration No. 333-167738

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART Technologies Inc.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	3577	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3636 Research Road N.W.

Calgary, Alberta T2L 1Y1

(403) 245-0333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SMART Technologies Corporation

1655 North Fort Myer Dr., Suite 1120

Arlington, VA 22209

(866) 766-6927

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sharon R. Flanagan Scott M. Freeman Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300	David A. Spencer Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4K7 (403) 298–3100	Joshua N. Korff Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Craig Wright Osler, Hoskin & Harcourt LLP 100 King Street West 1 First Canadian Place Suite 6100 Toronto, Ontario Canada M5X 1B8 (416) 362-2111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States (the “U.S. Prospectus”) and one to be used in a concurrent offering in Canada and elsewhere (the “Canadian Prospectus”). The U.S. Prospectus and Canadian Prospectus are identical except for the front cover page and certain other pages, and except that the Canadian Prospectus includes a “Certificate of SMART Technologies Inc.” and a “Certificate of the Canadian Underwriters”. The form of the U.S. Prospectus is included herein and is followed by the front cover page, such other pages and such Certificates to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled “Alternate Page for Canadian Prospectus”.

The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued June 28, 2010

35,300,000 Shares

SMART Technologies Inc.

CLASS A SUBORDINATE VOTING SHARES

SMART Technologies Inc. is offering 8,800,000 of its Class A Subordinate Voting Shares, and the selling shareholders are selling 26,500,000 Class A Subordinate Voting Shares. We will not receive any proceeds from the sale of shares by the selling shareholders. This is our initial public offering in the United States and Canada and no public market currently exists for our Class A Subordinate Voting Shares. We anticipate that the public offering price will be between $16.00 and $18.00 per Class A Subordinate Voting Share.

We have applied for listing of our Class A Subordinate Voting Shares on the NASDAQ Global Select Market under the symbol “SMT” and on the Toronto Stock Exchange under the symbol “SMA”.

Following this offering, we will have two classes of issued shares, Class A Subordinate Voting Shares and Class B Shares. The rights of the holders of Class A Subordinate Voting Shares and Class B Shares are substantially similar, except with respect to voting. Each Class A Subordinate Voting Share is entitled to one vote per share. Each Class B Share is entitled to 10 votes per share. Assuming an initial public offering price of $17.00 (the mid-point of the range set forth above), upon the completion of this offering our outstanding Class A Subordinate Voting Shares and our outstanding Class B Shares will carry approximately 4.9% and 95.1%, respectively, of the total voting power of all our outstanding shares.

Investing in our Class A Subordinate Voting Shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus.

PRICE $             PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SMART Technologies Inc.	Proceeds to Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling shareholders have granted the underwriters an option to purchase up to 5,295,000 additional Class A Subordinate Voting Shares to cover over-allotments exercisable at any time until 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A Subordinate Voting Shares to purchasers on                     , 2010.

Morgan Stanley	Deutsche Bank Securities	RBC Capital Markets

BofA Merrill Lynch	Credit Suisse

CIBC	Cowen and Company	Piper Jaffray	Thomas Weisel Partners

                    , 2010

Our Products

Interactive whiteboards and displays

SMART Notebook
Renewable energy is available in a never-ending supply. That's because it comes from the natural flow sunlight, wind or water around the Earth generates 39 million Kw a year
rotational speeds = 5-20 rpm

Outer space
220 miles above Earth

Aurora borealis
- ionosphere
- ionized nitrogen atoms
- solar winds

SMART Board interactive display

SMART Podium

SMART Board interactive whiteboard

Complementary hardware

SMART Response PE

SMART Response LE

SMART Response XE

SMART Audio

SMART Document Camera

SMART

SMART Table

SMART Slate

Software and content

SMART Notebook

SMART Notebook

SMART Classroom Suite

SMART Meeting Pro

SMART Bridgit

SMART Exchange

SMART Exchange content and community

NOTE: Pictures are illustrative only and do not accurately depict relative sizes.

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may specifically authorize to be delivered or made available to you. We have not, the selling shareholders have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different or inconsistent information, including information or statements in media articles about us, you should not rely on it.

We are not, the selling shareholders are not, and the underwriters are not, making an offer to sell or seeking offers to buy the Class A Subordinate Voting Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of Class A Subordinate Voting Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise specified, all monetary amounts are in United States dollars, all references to “$”, “US$”, “U.S.$”, “U.S. dollars”, “dollars” and “USD” mean U.S. dollars and all references to “C$”, “Canadian dollars”, “CAD” and “CDN$” mean Canadian dollars. To the extent that monetary amounts are derived from our consolidated financial statements included elsewhere in this prospectus, they have been translated into U.S. dollars in accordance with our accounting policies as described therein. Unless otherwise indicated, other monetary amounts have been translated into United States dollars at the June 23, 2010 noon buying rate published by the Bank of Canada, being U.S.$1.00 = C$1.0434.

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our Class A Subordinate Voting Shares. You should read the entire prospectus carefully, especially the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A Subordinate Voting Shares. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Industry Data.” Unless the context otherwise requires, any reference to the “company”, “SMART Technologies”, “we”, “our”, “us” or similar terms in this prospectus refers to SMART Technologies Inc. and its subsidiaries. Because our fiscal year ends on March 31, references to a fiscal year refer to the fiscal year ended March 31 of the same calendar year. For example, when we refer to fiscal 2010, we mean our fiscal year ended March 31, 2010.

SMART TECHNOLOGIES INC.

Overview

SMART Technologies designs, develops and sells interactive technology products and solutions that enhance learning and enable people to collaborate in innovative and effective ways. We are the global leader in the interactive whiteboard product category, which is the core of our interactive technology solutions. We introduced the world’s first interactive whiteboard in 1991 and since then have shipped over 1.6 million of our SMART Board interactive whiteboards worldwide.

SMART Board interactive whiteboards combine the simplicity of a whiteboard and the power of a computer. By touching the surface of a SMART Board interactive whiteboard, the user can control computer applications, access the Internet, write in digital ink and save and share work. Our award-winning interactive whiteboards are the result of more than 20 years of technological innovation focused on providing an intuitive and compelling user experience. Our interactive whiteboards are designed to serve as the focal point of a broad technology platform in classrooms and meeting rooms. We complement our interactive whiteboards with a range of modular and integrated interactive technology products and solutions, including hardware, software and content created by both our user community and professional content developers.

Since our introduction of the interactive whiteboard, interactive whiteboards and complementary solutions have been replacing and supplementing traditional learning and collaboration tools in classrooms and meeting rooms. The substantial majority of interactive whiteboard revenue historically has been within the education market. Gartner, a technology market research firm, estimates that annual worldwide spending on hardware and software in the education information technology market will grow from $16.5 billion in 2009 to $18.6 billion in 2012. Futuresource Consulting, a market research firm, expects the worldwide market for interactive whiteboards to grow from $1.1 billion in 2009 to $1.8 billion in 2012, representing a 19.5% compound annual growth rate. In addition to the interactive whiteboard product category, we believe there are significant revenue opportunities in complementary interactive hardware and software products in the education market. We further believe that additional attractive opportunities exist in the business and government markets for interactive whiteboards, as well as in the licensing of our touch-enabled technologies and sale of our touch-enabled solutions to other companies that seek to bring to market interactive touch products other than interactive whiteboards.

We have sold our products and solutions in over 100 countries and believe that our well-established distribution network provides us with a broad global presence and access to a large addressable market. In our fiscal year ended March 31, 2010, 71% of our revenue was generated in the United States and Canada, 23% in Europe, the Middle East and Africa, and 6% in the rest of the world. We have grown our revenue every year since fiscal 1992. In our fiscal years ended March 31, 2008, 2009 and 2010, our revenue was $378.6 million, $468.2 million and $648.0 million, respectively, which corresponds to year-over-year growth rates of 24% in fiscal 2009 and 38% in fiscal 2010.

Our Competitive Strengths

We believe that the following competitive strengths position us well to compete effectively:

Interactive Whiteboard Pioneer and Established Global Category Leader. We are the global leader in the interactive whiteboard product category having introduced the world’s first interactive whiteboard in 1991. According to Futuresource Consulting, for the year ended December 31, 2009, our share of the interactive whiteboard product category was 61% in the United States and 48% worldwide.

Our Focus on a Compelling User Experience. While technologically sophisticated, our products are intuitive, easy to use and highly reliable and can seamlessly integrate with our complementary products and the products of many third parties. Our focus on the end-user has been integral to our organization and culture since our inception. As a result, we have an established team of product developers and usability experts whose priority throughout the innovation process is the customer experience.

Portfolio of Innovative Solutions. We have more than 20 years of innovation experience and have independently introduced five major generations of SMART Board interactive whiteboards, released five major versions of our SMART Notebook software and have developed, and acquired a company that has developed, several generations of proprietary optical touch technologies and solutions. In addition to our interactive whiteboards, we also offer a range of hardware, software and content designed to integrate seamlessly with our interactive whiteboards. Our commitment to innovation and technological advancement has resulted in 59 patents issued in the United States, 57 patents issued in other countries and approximately 456 patent applications pending worldwide.

Premier Brand. We believe our SMART brand is the most recognized brand name in the interactive whiteboard category. We have consciously built our portfolio of products and solutions around the SMART brand so that schools, businesses and government agencies can expect the same intuitive use, value and integration from all our products. We believe that word-of-mouth recommendations from customers and established online user communities are key contributors to our strong brand and will help us increase our sales.

Large and Loyal User Base. Based on our current installed base in primary and secondary education and an assumed average classroom size of 24 students, we estimate that at least 30 million students and teachers currently use SMART Board interactive whiteboards and other SMART products worldwide. We believe that our users are loyal to the SMART Board interactive whiteboard because of their familiarity and comfort with operating our products, their investment in creating materials specifically for use with our products and the overall quality of their user experience. We also believe that many students who have learned on a SMART Board interactive whiteboard will prefer to continue learning and collaborating with similar technology in higher education or the workforce and that our large and loyal customer base will be a source of demand for our products from these market sectors in the future.

Large and Growing Community of Content Developers. As a result of our category-leading position in interactive whiteboards and our broad user base, many end-users and professional content developers work with our SMART Notebook software to develop content for education, such as lessons with integrated multimedia. In many cases, this content is freely shared through content-sharing websites, and increasingly, is also being sold by content developers as supplementary materials or as part of a textbook offering.

Well-Established Global Distribution Network. We have spent almost 20 years building our global network of approximately 365 direct dealers and distributors. We believe that our strong global network of knowledgeable resellers is a critical competitive advantage as we seek to increase our revenue generated outside of the United States, the United Kingdom and Canada. We believe that this network will also help us to further address the business and government markets since many of our resellers already sell to business and government accounts.

Our Strategy for Growth

Our mission is to change the way the world works and learns. We plan to continue to grow our business based on our position as the global leader in the interactive whiteboard product category through the following key strategies:

Acquire New Customers in the Education Market. According to Futuresource Consulting, as of December 31, 2009, only 7% of the estimated 41 million teaching spaces globally had an interactive whiteboard. We believe that our current market leadership and strong portfolio of solutions position us to increase sales as more schools introduce interactive whiteboards. We will continue to pursue and/or support schools and school districts that are investing in technology-enhanced teaching and learning products. We believe that many of our existing and future solutions will continue to be well-suited to the education market and we intend to increase our sales efforts in this area.

Further Penetrate the Education Market by Providing Additional Hardware, Software and Content Products. Our success has been driven by the adoption of our SMART Board interactive whiteboard. We intend to turn our integrated education platform, consisting of a SMART Board interactive whiteboard with integrated projector options, our SMART Notebook software and SMART Exchange, our online content-sharing platform, into the hub of a growing collection of interactive technology products in the classroom. We believe that our expanding portfolio of products, including hardware, software and content, complements our integrated education platform to provide a more compelling classroom experience. We also intend to increase the depth and quality of the digital content offered by us for use on our interactive whiteboards through a mixture of both free and premium content.

Accelerate Adoption in Business and Government Markets. We estimate that approximately 15% of our revenue in fiscal 2010 came from the business and government markets. We intend to accelerate the adoption of our products in these markets and have recently implemented senior management changes to increase our focus in these areas. Our growth strategy in these markets will focus on increasing the simplicity and ease of use of our products, while fully integrating them with critical business processes and products from other vendors of collaboration technologies.

Maintain Technology Innovation Leadership. We believe that our focus on creating easy-to-use products and an excellent user experience is central to our continued leadership in the interactive whiteboard product category and an integral part of our culture. We will seek to maintain our leadership position through continued investment in the development of new products and solutions. In addition to continued hardware and software development, we intend to increase our offering of free and premium content for the education sector through SMART Exchange, our online community and content-sharing platform. We will also continue to license our patented technologies and sell our solutions to other companies that seek to bring to market interactive touch products other than interactive whiteboards. As a result of our acquisition of Next Holdings Limited, or NextWindow, discussed below, our technologies and solutions are currently used in touch-enabled PC displays of several leading manufacturers, as well as in non-PC interactive displays. We expect to consider acquiring additional companies, technology and patents to further enhance our leadership position.

Expand Geographical Reach. We are committed to expanding our geographical reach and increasing adoption of our products worldwide. We will seek to expand in continental Europe, Asia and in other countries, where we believe average penetration rates are currently lower than in the United Kingdom, the United States,

Mexico and Canada. Our SMART Notebook software is already offered in 48 languages, our SMART Classroom Suite software is available in 22 languages and we currently have offices in 11 countries. We intend to expand our geographical reach by opening offices in additional countries, by continuing to hire additional sales personnel globally and by increasing our global distribution network.

Recent Developments

On April 21, 2010, we acquired all the share capital of NextWindow, which designs and manufactures components for optical touch screens for integration into electronic displays, including PC displays. For the fiscal years ended March 31, 2008 and 2009, NextWindow’s revenue was $5.4 million and $31.8 million, respectively, as reported on NextWindow’s audited financial statements, which were prepared using International Financial Reporting Standards. For the fiscal year ended March 31, 2010, NextWindow’s unaudited revenue was approximately $46.4 million. NextWindow is headquartered in Auckland, New Zealand. We expect to leverage NextWindow’s technologies with ours to accelerate innovation in future generations of our interactive whiteboards. We also expect that NextWindow’s existing relationships with leading PC display manufacturers and other electronics equipment manufacturers will accelerate our ability to expand into the market for interactive touch products other than interactive whiteboards. We believe that NextWindow’s patent portfolio, which includes seven patents and approximately 82 patents pending for optical touch technologies, will complement and strengthen our existing patent portfolio and help us maintain our leadership in technology innovation in this area. NextWindow has four facilities and 119 employees that bring additional skills and capabilities to our organization. The consideration for our acquisition of NextWindow consisted of $82.0 million in cash, which we funded from our available cash.

Risks Associated with Our Business

Investing in our Class A Subordinate Voting Shares involves risks. Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

•	we may not be able to manage our growth;

•	we operate in a highly competitive industry;

•	we may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business;

•	we may infringe on or violate the intellectual property rights of others;

•	if we are unable continually to enhance our current products and to develop, introduce and sell new products at competitive prices and in a timely manner, our business would be harmed;

•	the emerging market for interactive learning and collaboration products may not develop as we expect;

•

if there are decreases in spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies, we could lose revenue; and

•	the concentration of voting power and control with our co-founders, Intel and Apax Partners, will limit your ability to influence corporate matters, including takeovers.

Our Principal Shareholders

Our co-founders, David A. Martin and Nancy L. Knowlton, through IFF Holdings Inc., a company they wholly own (which we refer to as IFF in this prospectus), Intel Corporation (which we refer to as Intel in this prospectus) and funds advised or managed by Apax Partners L.P. and Apax Partners Europe Managers Ltd. (which we collectively refer to as Apax Partners in this prospectus) together beneficially own all our Class B Shares. See “Principal and Selling Shareholders.”

Company Information

We were incorporated under the Business Corporations Act (Alberta), or the ABCA, on June 11, 2007. On August 28, 2007, the then shareholders of the predecessor of the company signed an agreement with Apax Partners to effect a corporate reorganization, which we refer to as the Corporate Reorganization, pursuant to which the shareholders of our predecessor company reduced their combined ownership interest to 50.1% and Apax Partners acquired a 49.9% interest in our company. See “Certain Relationships and Related Party Transactions.” On February 26, 2010, we changed our name from SMART Technologies (Holdings) Inc. to SMART Technologies Inc. Prior to the completion of this offering, we will complete the reorganization described under “Description of Share Capital—2010 Reorganization,” which we refer to in this prospectus as the 2010 Reorganization. Our principal executive offices and registered office are located at 3636 Research Road N.W., Calgary, Alberta, Canada, and our telephone number at that address is (403) 245-0333. Our website address is http://www.smarttech.com. Information on our website is not, and should not be considered, part of this prospectus.

SMART™, SMART Board™, SMART Notebook™, SMART Response™, Bridgit™, SMART Ideas™, Unifi™, SMART Table™, SMART Classroom Suite™, SMART Exchange™, SMART Podium™, SMART Document Camera™, SMART Slate™, SMART Board Interactive Display™, SMART Audio™, SMART Hub™, SMART Notebook Express™, SMART Notebook SE™, SMART Sync™, SMART Notebook Math Tools™, SMART Meeting Pro™, SMART Meeting Pro Premium™, Extraordinary Made Simple™ and the logos and are certain of our trademarks. Other trademarks, trade names or service marks appearing in this prospectus belong to their respective holders.

THE OFFERING

Class A Subordinate Voting Shares offered
By us	8,800,000 shares
By the selling shareholders	26,500,000 shares

Total	35,300,000 shares

Total shares to be outstanding immediately after this offering
Class A Subordinate Voting Shares	42,166,580 shares
Class B Shares	81,606,211 shares

Total	123,772,791 shares

Over-allotment option	The selling shareholders have granted the underwriters an option to purchase up to 5,295,000 additional Class A Subordinate Voting Shares at the initial public offering price of $ per share, less underwriting discounts and commissions, within 30 days of the date of this prospectus to cover over-allotments, if any.

Use of proceeds	We estimate that we will receive net proceeds of approximately $135.0 million from the sale of our Class A Subordinate Voting Shares in this offering, based upon an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus). We will not receive any proceeds from the sale of the shares by the selling shareholders.

We plan to use $59 million of the estimated net proceeds of this offering to repay approximately $19 million of our term construction facility and $40 million of our unsecured term loan. We plan to use the remaining net proceeds for working capital and other general corporate purposes, which may include potential acquisitions. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any cash dividends on our Class A Subordinate Voting Shares or our Class B Shares in the foreseeable future. We anticipate that we will retain all our available funds for use in the operation and development of our business. See “Dividend Policy.”

Proposed NASDAQ Global Select Market symbol	SMT

Proposed Toronto Stock Exchange symbol	SMA

Risk Factors	Investing in our Class A Subordinate Voting Shares involves risks. See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Subordinate Voting Shares.

Unless otherwise expressly stated or the context otherwise requires, the information in this prospectus assumes:

•	an initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus);

•

except for our consolidated financial statements and the information in this prospectus derived from those statements, that our 2010 Reorganization described under “Description of Share Capital—2010 Reorganization” has occurred with the effective conversion of each of our shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon through May 22, 2010, into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus); and

•	no exercise by the underwriters of their over-allotment option.

The number of our Class A Subordinate Voting Shares and Class B Shares to be outstanding immediately after this offering excludes:

•

1,149,000 Class A Subordinate Voting Shares issuable upon the exercise of options to purchase our Class A Subordinate Voting Shares to be issued in connection with this offering at an exercise price equal to the initial public offering price; and

•	11,228,279 Class A Subordinate Voting Shares reserved for issuance under our 2010 Equity Incentive Plan, which will be effective upon completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data for the years ended March 31, 2008, 2009 and 2010 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Historical results are not necessarily indicative of the results to be expected in future periods.

The summary consolidated balance sheet data as of March 31, 2010 is presented on an actual basis, on a pro forma basis giving effect to the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization,” with the effective conversion of each of our shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon through May 22, 2010, into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus), and on a pro forma as adjusted basis to further give effect to the sale of the Class A Subordinate Voting Shares offered at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus) and our receipt of the estimated net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the use of a portion of estimated net proceeds from this offering to repay a portion of our term construction facility and unsecured term loan. See “Use of Proceeds.” The summary consolidated financial data presented herein does not reflect our acquisition of NextWindow, which was completed on April 21, 2010.

You should read the following summary consolidated financial data together with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended March 31,
	2008	2009	2010
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Revenue	$378.6	$468.2	$648.0
Cost of sales	226.7	268.2	326.5

Gross margin	151.9	200.0	321.5
Operating expenses:
Selling, marketing and administration	85.9	99.7	138.8
Research and development	20.6	25.0	33.6
Depreciation and amortization	3.5	5.8	15.9

Operating income	41.9	69.5	133.2
Non-operating expenses:
Corporate Reorganization(1)	21.0	—	—
Interest expense(2)	61.5	78.6	64.9
Foreign exchange (gain) loss	(9.3)	94.0	(91.8)
Other income, net(3)	(1.1)	(0.8)	(0.2)

Income (loss) before income taxes	(30.2)	(102.3)	160.3
Income tax expense (recovery)	(6.5)	4.3	18.3

Net income (loss)	$(23.7)	$(106.6)	$142.0

Net income (loss) per share – basic and diluted(4)	$(0.14)	$(0.63)	$0.81
Weighted average number of shares outstanding – basic and diluted(4)	170.1	170.1	176.3
Pro forma net income (loss) per share – basic and diluted(6)(8)(9)	—	—	$1.48
Pro forma average number of shares outstanding – basic and diluted(6)(8)(9)	—	—	112.6

Other Financial Data:
Adjusted EBITDA(5)	$58.7	$90.9	$166.3

	As of March 31, 2010
	Actual	Pro Forma(6)	Pro Forma As Adjusted(6)(7)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$230.2	$222.2	$298.0
Total assets	$528.1	$520.1	$596.0

Long-term debt, including current portion	$997.8	$567.9	$508.8
Total liabilities	$1,222.4	$791.1	$731.9
Total shareholders’ deficit	$(694.3)	$(271.0)	$(135.9)

(1)	See Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Interest expense includes cash and non-cash interest expense, amortization of deferred financing fees and fair value of derivatives.
(3)	Other income, net includes interest income and gains and losses on sales of property and equipment.
(4)	Basic and diluted net income (loss) per share has been calculated on the basis that the shares issued as part of the Corporate Reorganization were outstanding at the beginning of the year and for comparative periods presented.

(5)	Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent. We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as well as adjusting for the following items: foreign exchange gains or losses, change in deferred revenue, Corporate Reorganization costs, acquisition costs and other income. We use Adjusted EBITDA as a key metric to assess business performance when we evaluate our results in comparison to budgets, forecasts, prior year financial results and other companies in our industry. Many of these companies use similar non-GAAP measures to supplement their GAAP disclosures but such measures may not be directly comparable. The following table sets forth the reconciliation of net income (loss) to Adjusted EBITDA. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Adjusted EBITDA.”

	Fiscal Year Ended March 31,
	2008	2009	2010
	(in millions)
Adjusted EBITDA
Net income (loss)	$(23.7)	$(106.6)	$142.0
Income tax expense (recovery)	(6.5)	4.3	18.3
Depreciation in cost of sales	3.7	3.9	2.0
Depreciation and amortization	3.5	5.8	15.9
Interest expense	61.5	78.6	64.9
Corporate Reorganization costs(i)	21.0	—	—
Acquisition costs	—	—	1.8
Other income	(1.1)	(0.8)	(0.2)
Foreign exchange loss (gain)	(9.3)	94.0	(91.8)
Change in deferred revenue(ii)	9.6	11.7	13.4

Adjusted EBITDA	$58.7	$90.9	$166.3

(i)	See Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(ii)	Change in deferred revenue is calculated as the difference between deferred revenue and deferred revenue recognized. In accordance with our revenue recognition policy described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition”, deferred revenue represents the portion of our sales that we do not recognize in the period. Deferred revenue recognized represents the portion of our revenue deferred in a prior period that we recognized in the current period. We deferred revenue of $27.1 million, $31.1 million and $36.9 million in fiscal 2008, 2009 and 2010, respectively.
(6)	Reflects the effect of the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization” with the effective conversion of each of our shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon through May 22, 2010, into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus).
(7)	Assumes net proceeds to us from this offering of $135.0 million. A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus) would increase (decrease) pro forma as adjusted cash and cash equivalents by $8.3 million and decrease (increase) total shareholders’ deficit by $8.3 million, (i) assuming the number of Class A Subordinate Voting Shares offered by us, as set forth on the cover of this prospectus, remains the same and (ii) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(8)	Presented only in respect of the fiscal year ended March 31, 2010.

(9)	Pro forma net income per share is calculated by dividing pro forma net income by pro forma weighted average number of shares outstanding. Pro forma net income for fiscal 2010 is calculated as follows:

Fiscal Year Ended March 31, 2010
(in millions)
Pro forma net income
Net income (loss)	$142.0
Related party interest expense	34.6
Tax impact of related party interest expense	(10.1)

Pro forma net income	$166.5

Pro forma weighted average number of shares outstanding is calculated from weighted average number of shares outstanding as follows:

Fiscal Year Ended March 31, 2010
(in millions)
Pro forma weighted average number of shares outstanding
Weighted average number of shares outstanding	176.3

Weighted average number of shares outstanding after 1 for 2 reverse split	88.2
Additional shares issued as a result of the 2010 Reorganization (see note 6 above)	24.4

Pro forma weighted average number of shares outstanding	112.6

RISK FACTORS

Investing in our Class A Subordinate Voting Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all the other information contained in this prospectus, before deciding whether to purchase our Class A Subordinate Voting Shares. If any of the following risks materialize, then our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. In that event, the market price of our Class A Subordinate Voting Shares would likely decline and you could lose part of or all your investment.

Risks Related to Our Business

We may not be able to manage our growth.

In recent years we have substantially expanded our headcount, facilities and infrastructure, and anticipate that further expansion will be required for our business. Our total number of employees increased from 824 as of December 31, 2005 to 1,513 as of March 31, 2010. In addition, two of our five executive officers, including our Chief Financial Officer, and three of our nine other officers joined us in the last two years. As a result, certain members of our management team lack the institutional knowledge about our company that is typically required to manage a business of our size and our stage of development. Our expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. For example, we experienced significant difficulties implementing our enterprise resource planning system; see “We experienced significant difficulties implementing our enterprise resource planning system” below. We cannot assure you that we will be able to better integrate any additional management systems we may require in the future.

Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We must continue to effectively hire, train and manage new employees. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage any significant growth of our operations and personnel, we will need to improve our operational and financial systems, procedures and controls and may need to obtain additional systems.

Our current growth also creates difficulties in budgeting expenses and forecasting demand for our products, which can lead to delays in managing the production and shipment of our products and to difficulties in managing cash flows. In addition, the difficulties and risks associated with our growth could be exacerbated by our expansion into foreign markets, see “We face significant challenges growing our sales in foreign markets” below. If we are unable to manage our growth rate, our business could be harmed and our results of operations and financial condition could be materially adversely affected.

We operate in a highly competitive industry.

We are engaged in an industry that is highly competitive. Because our industry is evolving and characterized by technological change, it is difficult for us to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. We face increased competition from companies with strong positions in certain markets we currently serve and in new markets and regions we may enter. We compete with other interactive whiteboard developers such as Promethean World Plc, currently our principal competitor, Hitachi, Ltd., Panasonic Corporation and Samsung Electronics Co. In addition, makers of personal computer technologies, television screens, mobile phones and other technology companies such as Apple Inc., Cisco Systems, Inc., Dell Inc., Hewlett-Packard Company, LG Electronics, Inc. and Microsoft Corporation may seek to provide integrated solutions that include interactive learning and collaboration features substantially similar to those offered by our products. Many of our current and potential future competitors have significantly greater financial and other resources than we do and may spend significant amounts of resources to try to enter the market. We cannot assure you that we will be able to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Some of our customers are required to purchase equipment by soliciting proposals from a number of sources and, in some cases, are required to purchase from the lowest cost bidder. While we attempt to price our products competitively based upon the relative features they offer, our competitors’ prices and other factors, we are not typically the lowest bidder and may lose sales to lower bidders. When we are the successful bidder, it is most often as a result of our products being perceived as providing better value to the customer. Our ability to provide better value to the customer depends on continually enhancing our current products and developing new products at competitive prices and in a timely manner. We cannot assure you that we will be able to continue to maintain our value advantage and be competitive. See also, “If we are unable continually to enhance our current products and to develop, introduce and sell new products at competitive prices and in a timely manner, our business would be harmed” below.

Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than we can, or devote greater resources to the development, promotion and sale of products than we can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of our current or prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in Canada, the United States and other countries. We seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider to have commercial value or that will likely give us a technological advantage. We own rights in patents and patent applications for technologies relating to interactive whiteboards and other complementary products in Canada, the United States and other countries. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with our pending patent applications and claims allowed may not be sufficient to allow us to use the inventions that we create exclusively. Furthermore, any patents issued to us could be challenged, held invalid or unenforceable or circumvented and may not provide us with sufficient protection or a competitive advantage. In addition, despite our efforts to protect and maintain our patents, competitors and other third parties may be able to design around our patents or develop products similar to our products that are not within the scope of our patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain of our material patents may expire soon and, thereafter, the underlying technology of such patents can be used by any third party including our competitors.

A number of our competitors and other third parties have been issued patents, or may have filed patent applications, or may obtain additional patents or other intellectual property rights for technologies similar to those that we have developed, used or commercialized, or may develop, use or commercialize, in the future. As certain patent applications in the United States and other countries are maintained in secrecy for a period of time after filing, and as publication or public awareness of new technologies often lags behind actual discoveries, we cannot be certain that we were the first to develop the technology covered by our pending patent applications or issued patents or that we were the first to file patent applications for the technology covered by our issued patents and patent pending applications. In addition, the disclosure in our patent applications, including in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we cannot assure you that our patent applications will result in valid or enforceable patents or that we will be able to protect or maintain our patents.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of Canada or the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management’s attention from other business matters. We cannot assure you that any of our issued patents or pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights in the United States, Canada and other countries. However, our ability to protect our brand by registering certain trademarks may be limited. See “We may not be able to protect our brand, and any failure to protect our brand would likely harm our business” below. In addition, while we generally enter into confidentiality and non-disclosure agreements with our employees, consultants, contract manufacturers, distributors and dealers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

•	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;

•	our confidentiality agreements will not be honored or may be rendered unenforceable;

•	third parties will independently develop equivalent, superior or competitive technology or products;

•

disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or

•	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure you that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are not successful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected.

We may infringe on or violate the intellectual property rights of others.

Our commercial success depends, in part, upon our not infringing or violating intellectual property rights owned by others. The industry in which we compete has many participants that own, or claim to own, intellectual property. We cannot determine with certainty whether any existing third-party patents, or the issuance of any new third-party patents, would require us to alter our technologies or products, obtain licenses or cease certain activities, including the sale of certain products.

We have received, and we may in the future receive, claims from third parties asserting infringement and other related claims. Litigation has been and may continue to be necessary to determine the scope, enforceability and validity of third-party intellectual property rights or to protect, maintain and enforce our intellectual property rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than we have, and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we can. Regardless of whether claims that we are infringing or violating patents or other intellectual property rights have any merit, those claims could:

•	adversely affect our relationships with current or future distributors and dealers of our products;

•	adversely affect our reputation with customers;

•	be time-consuming and expensive to evaluate and defend;

•	cause product shipment delays or stoppages;

•	divert management’s attention and resources;

•	subject us to significant liabilities and damages;

•	require us to enter into royalty or licensing agreements; or

•	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure you that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

If we are unable continually to enhance our current products and to develop, introduce and sell new products at competitive prices and in a timely manner, our business would be harmed.

The market for interactive learning and collaboration solutions is still emerging. It is characterized by rapid technological change and frequent new product introductions. Accordingly, our future success depends upon our ability to enhance our current products and to develop, introduce and sell new products offering enhanced performance and functionality at competitive prices. The development of new technologies and products involves time, substantial costs and risks. Our ability successfully to develop new technologies depends in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry. The success of new product introductions depends on a number of factors including timely and successful product development, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects in the early stages of introduction and our ability to manage distribution and production issues related to new product introductions. If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business would be harmed.

The emerging market for interactive learning and collaboration products may not develop as we expect.

The market for interactive learning and collaboration products has begun to develop only recently, is evolving rapidly and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, the demand for and market acceptance of these products are uncertain. The adoption of these products may not become widespread. If the market for these products fails to develop or develops more slowly than we anticipate, we may fail to achieve our anticipated growth.

If there are decreases in spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies, we could lose revenue.

Our customers include primary and secondary schools, colleges, universities, other education providers, and, to a lesser extent, government agencies, each of which depends heavily on government funding. The recent worldwide recession has resulted in substantial declines in the tax revenues of many national, federal, state, provincial and local governments. Many of those governments could react to the decreases in revenue by cutting funding to those institutions, and if our products are not a high enough priority expenditure for those institutions, we could lose revenue.

Any general decrease, delay or change in national, federal, state, provincial or local funding for primary and secondary schools, colleges, universities, or other education providers or for government agencies that use our products could cause our current and prospective customers to reduce their purchases of our products, which could cause us to lose revenue. In addition, a specific reduction in governmental funding support for products such as ours could also cause us to lose revenue.

We believe that we have been an indirect but perhaps substantial beneficiary of the American Recovery and Reinvestment Act of 2009, or the ARRA. The ARRA was intended to provide a stimulus to the U.S. economy in the wake of the recent economic downturn. Among other things, the ARRA provided state and local governments with substantial additional funds for education. We believe that some of our sales since the enactment of the ARRA in February 2009 resulted from state and local governments’ obtaining funds under the ARRA for technology purchases. If state and local governments are unable to secure an alternative source of funds upon the depletion of the funds provided under the ARRA, we could experience a slowdown of revenue growth as a result of that lack of funding.

We face significant challenges growing our sales in foreign markets.

As the market for interactive learning and collaboration products and solutions in the United States and the United Kingdom becomes more saturated, the growth rate of our revenue in those countries will decrease and, as a result, our revenue growth will become more dependent on sales in other foreign markets. In order for our products to gain broad acceptance in foreign markets, we may need to develop customized solutions specifically designed for each country in which we seek to grow our sales and to sell those solutions at prices that are competitive in that country. For example, while our hardware requires only minimal modification to be usable in other countries, our software and content requires significant customization and modification to adapt to the needs of foreign customers. Specifically, our software will need to be adapted to work in a user-friendly way in several languages and alphabets, and content that fits the specific needs of foreign customers (such as, for example, classroom lessons adapted to specific foreign curricula) will need to be developed. If we are not able to develop customized products and solutions for use in a particular country, we may be unable to compete successfully in that country and our sales growth in that country will be adversely affected. We cannot assure you that we will be able to successfully develop customized solutions for each foreign country in which we seek to grow our sales or that our solutions, when developed, will be competitive in the relevant country.

Growth in many foreign countries will require us to price our products at prices that are competitive in the context of those countries. In certain developing countries, we may be required to sell our products at prices below those that we are currently charging in developed countries. Such pricing pressures could reduce our gross margins and decrease the growth rate of our revenue.

Our customers’ experience with our products is directly affected by the availability and quality of our customers’ Internet access. We are unable to control broadband penetration rates and to the extent that broadband growth in emerging markets slows, our growth in international markets could be hindered.

In addition, we face lengthy and unpredictable sales cycles in foreign markets, particularly in countries with centralized decision making. In these countries, particularly in connection with significant technology product purchases, we have experienced recurrent requests for proposals, significant delays in the decision making process and, in some cases, indefinite deferrals of purchases or cancellations of requests for proposals. If we are unable to overcome these challenges, the growth of our sales in these markets would be adversely affected.

We are subject to risks inherent in foreign operations.

Sales outside the United States and Canada represented approximately 29% of our sales for the year ended March 31, 2010. We intend to continue to pursue international market growth opportunities, which could result in those international sales accounting for a more significant portion of our revenue. We have committed, and may continue to commit, significant resources to our international operations and sales and marketing activities. In addition to our offices in the United States and Canada, we maintain offices in Brazil, China, France, Germany, Japan, New Zealand, Singapore, the United Arab Emirates and the United Kingdom. We have limited experience conducting business outside of the United States and Canada, and we may not be aware of all the factors that may affect our business in foreign jurisdictions. We are subject to a number of risks associated with international business activities that may increase costs, lengthen sales cycles and require significant management attention. International operations carry certain risks and associated costs, such as the complexities and expense of administering a business abroad, complications in compliance with, and unexpected changes in regulatory requirements, foreign laws, international import and export legislation, trading and investment policies, exchange controls, tariffs and other trade barriers, difficulties in collecting accounts receivable, potential adverse tax consequences, uncertainties of laws, difficulties in protecting, maintaining or enforcing intellectual property rights, difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs, and other factors, depending upon the country involved. Moreover, local laws and customs in many countries differ significantly and compliance with the laws of multiple jurisdictions can be complex, difficult and costly. For example, we recently amended our distributorship agreements to bring them into compliance with certain restrictions contained in the competition laws of the European Union. We cannot assure you that risks inherent in our foreign operations will not have a material adverse effect on our business. See also, “We face significant challenges growing our sales in foreign markets” above.

If we are unable to implement effective procedures to ensure compliance with export control laws, our business could be harmed.

Our extensive foreign operations and sales are subject to far reaching and complex export control laws and regulations in the United States, Canada and elsewhere. Violations of those laws and regulations could have material negative consequences for us including large fines, criminal sanctions, prohibitions on participating in certain transactions and government contracts, sanctions on other companies if they continue to do business with us and adverse publicity. We have only recently begun to establish policies, procedures and controls to address export control requirements. We retained a third party consultant to assess our operations from an export compliance perspective. This assessment, which was completed in January 2010, identified a number of deficiencies in our policies, procedures and controls, and while we have begun to address those deficiencies in response to recommendations from the consultant, we have not yet finalized or implemented our response.

In addition, a recent review of our operations revealed that we may have inadvertently violated the United States Export Administration Regulations, or EAR, by selling products to a distributor in Syria that were made outside the United States but may contain more than 10 percent U.S.-origin content. Upon our discovery of these potential violations, we ceased all sales to that distributor and voluntarily reported these potential violations to the U.S. Department of Commerce’s Bureau of Industry and Security, or BIS. Sales of all our products, including products not subject to the EAR, to our former distributor in Syria in fiscal years 2006-2010 were less than $175,000. While we are not aware of any current BIS investigation of us, our voluntary disclosure of the potential inadvertent violation may lead to such an investigation, and we cannot assure you of the outcome of any such investigation if it were commenced.

We may not be able to protect our brand, and any failure to protect our brand would likely harm our business.

We regard our SMART brand as one of our most valuable assets. We believe that continuing to strengthen our brand will be critical to achieving widespread acceptance of our products, and will require a continued focus on active marketing efforts. We will need to continue to spend substantial amounts of money on, and devote substantial resources to, advertising, marketing and other efforts to create and maintain brand recognition and loyalty among end-users. However, brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If we fail to promote, protect and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote, protect and maintain our brand, our business would be harmed.

The unlicensed use of our trademarks by third parties could harm our reputation, impair such trademarks and adversely affect the strength and value of our brand in the marketplace and the associated goodwill. We use the term “SMART” in the branding of many of our products, such as the SMART Board interactive whiteboard, the SMART Response interactive response system and our SMART Notebook software. Because it is generally not possible to obtain trademark protection for a term that is descriptive, we may be unable to obtain, or may be unable to enforce, trademark rights for certain of our product brands such as “smart board” in certain jurisdictions. If we are unable to obtain or enforce such rights under applicable law, our ability to prevent our competitors and potential competitors from referring to their products using terms or trademarks that are confusingly similar to those of our products will be adversely affected. We are aware of situations in which our competitors have described their product generally as a “smart board.” While we seek to defend against such dilution of our trademarks, we cannot assure you that we will be successful in protecting our trademarks.

In addition, trademark protection is territorial and our ability to expand our business, including, for example, by offering different products or services or by selling our products in new jurisdictions, may be limited by prior use, common law rights or prior applications or registrations of certain trademarks by third parties in such jurisdiction.

Under applicable trademark law in certain jurisdictions, if a trademark becomes generic, rights in the mark may no longer be enforceable. To the extent that people refer generally to interactive whiteboards as “smart boards” or if the “SMART” name were otherwise to become a generic term, we may be unable to prevent competitors and others from using our name for their products which could adversely affect our ability to leverage our brand and could harm our reputation if third-party products of lesser quality are mistaken for our products.

Our suppliers and contract manufacturers may not be able to supply components or products to us on a timely basis or on favorable terms.

Assembly of our products depends on obtaining adequate supplies of components on a timely basis. Some of those components, as well as certain complete products that we sell, are provided to us by only one supplier or contract manufacturer. We are subject to risks that disruptions in the operations of our sole or limited suppliers or contract manufacturers may cause them to decrease or stop production of these components and products. Alternative sources are not always available. Many of our components are manufactured overseas and have long lead times. Due to our growth, we have from time to time experienced shortages of several of our products and components that we obtain from third parties. Because of the current economic climate, many suppliers and contract manufacturers have generally lowered their manufacturing capacity which increases lead times for our products or components. We have also experienced unexpected demand for certain of our products. As a result, we have had, and may have in the future, delays in delivering the number of products ordered by our customers. We cannot predict if or when our suppliers and contract manufacturers will resume production at full capacity and we cannot ensure that product or component shortages will not occur in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed.

We do not have written agreements with many of our suppliers. Although we are endeavoring to enter into written agreements with certain of our suppliers, we cannot assure you that our efforts will be successful. Even where we do have a written agreement for the supply of a component, there is no guarantee that we will be able to extend or renew that agreement on similar favorable terms, or at all, upon expiration or otherwise obtain favorable pricing in the future.

We depend on component manufacturing, product assembly and logistical services provided by third parties, some of which are sole source and many of which are located outside of Canada and the United States.

Most of our components are manufactured, and certain of our complete products are assembled, in whole or in part by a few third parties. Many of these third parties are located outside of Canada and the United States. For example, we rely on one contract manufacturer based in China for the production of all our short-throw projectors used in our interactive whiteboard solution and on another contract manufacturer based in Hungary for the final production of a significant portion of our completed interactive whiteboards. We have also contracted with a third party to manage much of our transportation and logistics requirements. While these arrangements may lower costs, they also reduce our direct control over production and shipments. It is uncertain what effect such diminished control will have on the quality or quantity of our products, or on our flexibility to respond to changing conditions. Our failure to manage production and supply of our products adequately, or the failure of products to meet quality requirements, could materially adversely affect our business.

Although arrangements with our suppliers and contract manufacturers may contain provisions for warranty expense reimbursement, it may be difficult or impossible for us to recover from suppliers and contract manufacturers, and we may remain responsible to the customer for warranty service in the event of product defects. Any unanticipated product defect or warranty liability, whether pursuant to arrangements with suppliers, contract manufacturers or otherwise, could materially adversely affect our reputation and business.

Final assembly of our interactive whiteboard products is currently performed in our assembly facility in Ottawa, Canada and by a contract manufacturer in Hungary. If assembly or logistics in these locations is disrupted for any reason, including natural disasters, information technology failures, breaches of systems security, military or terrorist actions or economic, business, labor, environmental, public health, or political issues, our business, financial condition and operating results could be materially adversely affected.

Any current or future financial problems of suppliers or contract manufacturers could adversely affect us by increasing costs or exposing us to credit risks of these suppliers or contract manufacturers or as the result of a complete cessation of supply. In addition, if suppliers or contract manufacturers or other third parties experience insolvency or bankruptcy, we may lose the benefit of any warranties and indemnities. If we are unable to obtain the necessary components for our products in a timely manner, we may not be able to produce a sufficient supply of products, which could lead to reduced revenue, and our business, financial condition and results of operations could be harmed.

Our future success depends on our co-founders, the loss of either of whom could adversely impact our business.

We depend in a large part upon the continued service of key members of our senior management team. In particular, our co-founders David A. Martin and Nancy L. Knowlton are critical to the overall management of our company as well as the development of our technology, our culture and our strategic direction. We do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could seriously harm our business.

We generate a substantial majority of our revenue from the sale of our interactive whiteboards, and any significant reduction in sales of that product would materially harm our business.

We generated approximately 70% of our revenue for the year ended March 31, 2010 from sales of our interactive whiteboards and integrated projectors. A decrease in demand for our interactive whiteboards would significantly reduce our revenue. If any of our competitors introduces attractive alternatives to our interactive whiteboards, we could experience a significant decrease in sales as customers migrate to those alternative products.

We experienced significant difficulties implementing our enterprise resource planning system.

On April 1, 2008, we commenced implementing a new enterprise resource planning, or ERP, system. We experienced significant difficulties with this implementation which resulted in severe disruptions to our operations and to our financial and accounting systems for a number of months. For example, we were unable to issue invoices or ship any products for a significant period of time during the first quarter of fiscal 2009. This resulted in our inability to complete reliable quarterly financial statements for fiscal 2009. In order to temporarily resolve the issues associated with the ERP system implementation, we adopted several manual processes and workarounds to perform functions that would typically be automated in a company of our size. By the end of the second quarter of fiscal 2009, we had shipped all the products that we were unable to ship in the first quarter of fiscal 2009, and as of December 31, 2009, we had substantially resolved all material issues associated with the portions of the ERP system that we had implemented as of that date.

We have not yet completed the implementation of the new ERP system and many manual processes for functions that should be automated remain. The existence of such manual processes allows the possibility for human error that could potentially result in material mistakes in our operations as well as our financial reporting. Such mistakes, if made, could have a material adverse effect on our business. In addition, we currently do not have, and until we complete the implementation of our ERP system, we will not have, the necessary systems in place to provide us with certain data that would normally be automatically collected in an organization of our size. For example, until the first quarter of fiscal 2010, our systems were unable to generate operating expense reports for our various business cost centers. Furthermore, we have identified, and are in the process of correcting, additional weaknesses in the ERP system that could potentially have a material adverse effect on our business. Specifically, the configuration of our ERP system lacks sufficient authority controls and many users are able to make changes to the system that may affect all users. If a user makes unauthorized changes to the system, our business could be harmed. These issues did not prevent us from obtaining unqualified audit reports on our annual financial statements.

In the first quarter of fiscal 2010, we continued to experience problems of a less material nature in the implementation of the ERP system. For example, on one occasion, a particular module of the system was not properly tested, and after implementing the module, we discovered that the system prevented the shipment of certain products and the issuance of invoices for certain shipments. While in that particular instance we were able to remediate the problem in time to prevent any significant issues, we cannot assure you that similar problems will not recur or that we will be able to remediate these problems on a timely basis. If additional problems arise in the implementation of additional modules of the ERP system, we could experience further disruptions to our business and operations that could have a material adverse effect on our business and could impair our ability to report our operating results on a timely and accurate basis.

We may not be successful in our strategy to grow in the business and government markets.

To date, a substantial majority of our revenue has been derived from sales to the education market. Because we sell our products through dealers and distributors, we are unable to precisely quantify the portion of our revenue that is derived from any particular market. However, we estimate that for the year ended March 31, 2010, approximately 85% of our revenue was derived from the education market. Our business strategy contemplates expanding our sales to the business and government markets. However, there has not been widespread adoption of interactive whiteboard solutions in the business and government markets and these solutions may fail to achieve wide acceptance in these markets. We believe that the primary reason interactive whiteboards have had slower acceptance rates by business and government users is that they still may be too difficult for the average business and government user to use without training. While most educators who use our products do so on a regular and recurring basis (e.g., teachers may use SMART Board interactive whiteboards in their classrooms daily) and gain a certain proficiency with frequent use, most business and government end-users are occasional users for whom the training required to use our interactive whiteboards may be too significant of a time investment. As a result, our ability to grow our sales in the business and government markets will largely depend on our ability to introduce products that are easier to use intuitively with relatively minimal or no training. We may not be successful in achieving penetration in those markets for other reasons as well. For example, expanding into the business and government markets may require us to develop new distributor and dealer relationships and we may not be successful in developing those relationships. In addition, our brand is less recognized in the business and government markets than it is in the education market.

Acquisitions and joint ventures could result in operating difficulties, dilution and other harmful consequences.

We expect to evaluate and consider a wide array of potential strategic transactions, including joint ventures, business combinations, acquisitions and dispositions of businesses, technologies, services, products and other assets. At any given time we may be engaged in discussions or negotiations with respect to one or more of these types of transactions. Any of these transactions could be material to our financial condition and results of operations. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

•	diversion of management time, as well as a shift of focus from operating the businesses to issues related to integration and administration;

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declining employee morale and retention issues resulting from changes in, or acceleration of, compensation, or changes in management, reporting relationships, future prospects or the direction or culture of the business;

•

the need to integrate each company’s accounting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

•	in some cases, the need to transition operations, end-users, and customers onto our existing platforms; and

•

liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

Moreover, we may not realize the anticipated benefits of any or all of our acquisitions, or may not realize them in the time frame expected. For example, we recently acquired the entire share capital of NextWindow, and we intend to integrate its operations and technologies with our business. However, we cannot assure you that we will be able to integrate those operations and technologies without encountering difficulties, including, but not limited to, the loss of key employees, the disruption of our respective ongoing businesses, the inability to retain business relationships with NextWindow’s customers or possible inconsistencies in standards, controls, procedures and policies. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, or incur debt, liabilities, amortization expenses related to intangible assets or write-offs of goodwill, any of which could adversely affect our results of operations.

Our ability to sell our products is dependent upon us establishing and maintaining good relationships with dealers and distributors that promote and sell our products.

Substantially all our sales are made through dealers and distributors and accordingly, we depend on our ability to establish and develop new relationships and to build on existing relationships with dealers and distributors. Our dealers and most of our distributors are not contractually required to sell our products exclusively and may offer competing interactive whiteboard products. We cannot assure you that our dealers and distributors will act in a manner that will promote the success of our products. Factors that are largely within the control of those dealers and distributors but are important to the success of our products include:

•	the degree to which our dealers and distributors actively promote our products;

•	the extent to which our dealers and distributors offer and promote competitive products; and

•	the quality of installation, training and other support services offered by our dealers and distributors.

In addition, if some of our competitors offer their products to dealers and distributors on more favorable terms or have more products available to meet their needs, there may be pressure on us to reduce the price of our products or those dealers and distributors may stop carrying our products or de-emphasize the sale of our products in favor of the products of these competitors. If we do not maintain and continue to build relationships with dealers and distributors, our business will be harmed.

If we are unable to ship and transport components and final products efficiently and economically across long distances and borders our business would be harmed.

We transport significant volumes of components and finished products across long-distances and international borders. Any increases in our transportation costs, as a result of increases in the price of oil or otherwise, would increase our costs and the final prices of our products to our customers. In addition, any increases in customs or tariffs, as a result of changes to existing trade agreements between countries or otherwise, could increase our costs or the final cost of our products to our customers or decrease our margins. Such increases could harm our competitive position and could have a material adverse effect on our business. The laws governing customs and tariffs in many countries are complex, subject to many interpretations and often include substantial penalties for non-compliance. We have an ongoing dispute with the U.S. Customs and Border Protection Agency with respect to the classification of certain of our products and similar disputes may arise in the future. Such similar disputes, if they arise, could subject us to material liabilities and have a material adverse effect on our business.

If we are unable to integrate our products with certain third-party operating system software and other products, the functionality of our products would be adversely affected.

The functionality of our products depends on our ability to integrate our products with the operating system software and related products of providers such as Microsoft Corporation, Apple Inc., and the main distributors of Linux, among other providers. If integration with the products of those companies becomes more difficult, our products would likely be more difficult to use. Any increase in the difficulty of using our products would likely harm our reputation and the utility and desirability of our products, and, as a result, would likely have a material adverse effect on our business. Integrating our products with those of the main software platform providers is particularly critical to increasing our sales to the business and government markets, as discussed above under “We may not be successful in our strategy to grow in the business and government markets.”

Our use of open source and third-party software could impose limitations on our ability to distribute or commercialize our software products.

We incorporate open source software into our software products. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by Canadian, United States and other courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to distribute or commercialize our products. In such event, we could be required to seek licenses from, or pay royalties to, third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely or efficient basis. If we are required to take any of the foregoing action, this could adversely affect our business, operating results and financial condition.

We also incorporate certain third-party technologies and proprietary rights into our software products and may need to utilize additional third-party technologies or proprietary rights in the future. Although we are not currently reliant in any material respect on any technology license agreement from a single third party, if software suppliers or other third-party licensors terminate their relationships with us, we could face delays in product releases until equivalent technology can be identified, licensed or developed and integrated into our current software products. These delays, if they occur, could materially adversely affect our business, operating results and financial condition. If we are unable to redesign our software products to function without this third-party technology or to obtain or internally develop similar technology, we might be forced to limit the features available in our current or future software products.

Defects in our products can be difficult to detect before shipment. If defects occur, they could have a material adverse effect on our business.

Our products are highly complex and sophisticated and, from time to time, may contain design defects or software “bugs” or failures that are difficult to detect and correct. Errors or defects may be found in new products after commercial shipments and we may be unable successfully to correct such errors or defects in a timely manner or at all. The occurrence of errors and defects in our products could result in loss of, or delay in, market acceptance of our products, and correcting such errors and failures in our products could require significant expenditure of capital by us. We typically provide warranties on interactive whiteboards for between two and five years, and the failure of our products to operate as described could give rise to warranty claims. The consequences of such errors, failures and other defects and claims could have a material adverse effect on our business, financial condition and results of operations.

Our senior management has limited experience working together as a group.

Many of the members of our senior management, including two of our five executive officers, including our Chief Financial Officer, and three of our nine other officers, have been hired since April 1, 2008. As a result, our senior management has limited experience working together as a group. This lack of shared experience could harm our senior management’s ability to quickly and effectively respond to problems and effectively manage our business, which could result in our business being harmed and our results of operations suffering.

We are exposed to fluctuations in foreign currencies that may materially adversely affect our results of operations.

We are exposed to foreign exchange risk as a result of transactions in currencies other than our functional currency of the Canadian dollar. For example, a substantial portion of our long-term debt is denominated in U.S. dollars. If the Canadian dollar depreciates relative to the U.S. dollar, the outstanding amount of that debt when translated to our Canadian dollar functional currency will increase. Although we report our results in U.S. dollars, a foreign exchange loss will result from the increase in the outstanding amount and that loss could materially adversely affect our results of operations.

In addition, we are exposed to fluctuations in foreign currencies as a result of transactions in currencies other than our reporting currency of the U.S. dollar. A large portion of our revenue and purchases of materials and components are denominated in U.S. dollars. However, a substantial portion of our revenue is denominated in other foreign currencies, primarily the Euro, British pound sterling and the Canadian dollar. If the value of any of these currencies depreciates relative to the U.S. dollar, our foreign currency revenue will decrease when translated to U.S. dollars for financial reporting purposes. In addition, a significant portion of our cost of goods sold, operating costs and capital expenditures are incurred in other currencies, primarily the Canadian dollar and the Euro. If the value of either of these currencies appreciates relative to the U.S. dollar, our expenses will increase when translated to U.S. dollars for financial reporting purposes.

We monitor our foreign exchange exposures and, in certain circumstances, maintain net monetary asset and/or liability balances in foreign currencies and engage in foreign currency hedging activities through the use of derivative financial instruments such as forward contracts. These activities mitigate, but do not eliminate, our exposure to exchange rate fluctuations. As a result, exchange rate fluctuations may materially adversely affect our operating results in future periods.

The level of our current and future debt could have an adverse impact on our business.

We have substantial debt outstanding and we may incur additional indebtedness in the future. As of March 31, 2010, we had $997.8 million of outstanding indebtedness, including indebtedness to our shareholders. After giving effect to the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization,” which has the effect of converting each of our shareholder note payable and our cumulative preferred shares into Class B Shares or Class A Subordinate Voting Shares, and to the use of a portion of estimated net proceeds from this offering to repay approximately $19 million of our term construction facility and $40 million of our unsecured term loan, we would have had $508.8 million of outstanding indebtedness as of March 31, 2010.

The high level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

If additional debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

A substantial portion of our debt bears interest at floating rates and we are therefore exposed to fluctuations in interest rates. In order to mitigate the effects of increases in interest rates on our cash flows, from time to time we enter into derivative instruments, including interest rate swaps. These hedging activities mitigate but do not eliminate our exposure to interest rate fluctuations and, as a result, interest rate fluctuations may materially adversely affect our operating results in future periods.

Our working capital requirements and cash flows are subject to fluctuation which could have an adverse effect on our financial condition.

Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. Factors which could result in cash flow fluctuations include:

•	the level of sales and the related margins on those sales;

•	the collection of receivables;

•	the timing and size of purchases of inventory and related components; and

•	the timing of payment on payables and accrued liabilities.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. For example, if we are unable to effectively manage fluctuations in our cash flows, we may be unable to make required interest payments on our indebtedness.

We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed.

We believe that our existing working capital, expected cash flow from operations and other available cash resources will enable us to meet our working capital requirements for at least the next 12 months. However, the development and marketing of new products and the expansion of distribution channels require a significant commitment of resources. From time to time, in addition to this offering, we may seek additional equity or debt financing to finance working capital requirements, continue our expansion, develop new products or make acquisitions or other investments. In addition, if our business plans change; general economic, financial or political conditions in our industry change; or other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business, as well as our conclusions as to the adequacy of our available sources of capital, could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution of the shares held by existing shareholders. If additional funds are raised through the issuance of preferred shares or debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of the holders of our Class A Subordinate Voting Shares, and the terms of such securities could impose restrictions on our operations. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business or to develop new business at the rate desired and our results of operations may suffer.

We rely on highly skilled personnel and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to grow effectively.

Our success is largely dependent on our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense in the high-technology industry and we may not be able to attract or retain highly qualified personnel in the future. In making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the equity awards they would receive in connection with their employment. Although our Participant Equity Loan Plan described under “Executive Compensation—Participant Equity Loan Plan” has provided certain employees with an opportunity to invest in us, prior to the adoption of our 2010 Equity Incentive Plan, which is described under “Executive Compensation—2010 Equity Incentive Plan” and which we have adopted in connection with this offering, none of our employee incentive plans provided employees with grants of equity awards.

Our worldwide operations subject us to income taxes in many jurisdictions, and we must exercise significant judgment in order to determine our worldwide financial provision for income taxes. That determination is ultimately an estimate and, accordingly, we cannot assure you that our historical income tax provisions and accruals will be adequate.

We are subject to income taxes in Canada, the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be materially different from that which is reflected in our historical income tax provisions and accruals. Should additional taxes be assessed against us as a result of an audit or litigation, there could be a material adverse effect on our current and future results and financial condition.

Certain of our subsidiaries provide products to, and may from time to time undertake certain significant transactions with, us and our other subsidiaries in different jurisdictions. In general, cross border transactions between related parties and, in particular, related party financing transactions, are subject to close review by tax authorities. Moreover, several jurisdictions in which we operate have tax laws with detailed transfer pricing rules that require all transactions with non-resident related parties to be priced using arm’s-length pricing principles and require the existence of contemporaneous documentation to support such pricing. A tax authority in one or more jurisdictions could challenge the validity of our related party transfer pricing policies. Because such a challenge generally involves a complex area of taxation and because a significant degree of judgment by management is required to be exercised in setting related party transfer pricing policies, the resolution of such challenges often results in adjustments in favor of the taxing authority. If in the future any taxation authorities are successful in challenging our financing or transfer pricing policies, our income tax expense may be adversely affected and we could become subject to interest and penalty charges, which may harm our business, financial condition and operating results.

If our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance.

Because we sell products used by children in classrooms and because our products are subject to environmental regulations in some jurisdictions in which we do business, we must comply with a variety of product safety, product testing and environmental regulations, including compliance with applicable laws and standards with respect to lead content and other child safety and environmental issues. If our products do not meet applicable safety or regulatory standards, we could experience lost sales, diverted resources and increased costs, which could have a material adverse effect on our financial condition and results of operations. Events that give rise to actual, potential or perceived product safety or environmental concerns could expose us to government enforcement action or private litigation and result in product recalls and other liabilities. In addition, negative consumer perceptions regarding the safety of our products could cause negative publicity and harm our reputation.

A successful unionization drive could have a material adverse effect on our business.

Currently, none of our employees is unionized. However, our assembly facility in Ottawa, Canada was the subject of two labor union organizing efforts in the past and any of our current or future facilities may become subject to labor union organizing efforts. Any union organizing efforts, if successful, could result in an increased risk of strikes, work stoppages and resulting product shortages or delays and higher labor costs.

We may assume or incur liabilities in connection with the 2010 Reorganization.

Prior to the completion of this offering we will complete the 2010 Reorganization. While we believe that there will be no material adverse tax consequences to us from the 2010 Reorganization, no advance tax ruling has been obtained from the Canada Revenue Agency and we cannot provide any assurances in this regard. In addition, as a result of the 2010 Reorganization, a number of companies controlled by certain of our shareholders were amalgamated with us. Consequently, we have assumed all liabilities (including tax liabilities and contingent liabilities) of such companies. We will not be indemnified for any of these assumed liabilities. Based upon our due diligence investigations related to the 2010 Reorganization, we believe that we have not assumed any material liabilities, although we cannot provide any assurances in this regard. In addition, there may be liabilities that are neither probable nor estimable at this time, which may become probable and estimable in the future. Any such assumption of liabilities as a result of such amalgamation or any adverse tax consequences as a result of the 2010 Reorganization could have a material adverse effect on our results of operations. See “Description of Share Capital—2010 Reorganization.”

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

As a public company, we will incur legal, accounting, compliance and other expenses that we have not incurred historically. After this offering, we will become obligated to file with the SEC annual and other reports pursuant to the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). We will also become obligated to file with the Canadian provincial and territorial securities regulators similar reports pursuant to securities laws and regulations applicable in all the provinces and territories of Canada. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all applicable reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain requirements of the NASDAQ Stock Market, or NASDAQ, and the Toronto Stock Exchange, or TSX, certain provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and rules and guidelines of the Canadian provincial securities regulators, which will impose significant compliance obligations upon us.

Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, the NASDAQ, the TSX and the Canadian provincial securities regulators, have imposed increased regulation and disclosure and require enhanced corporate governance practices of public companies. Our efforts to comply with evolving corporate governance laws, regulations and standards are likely to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigations by regulatory authorities, such as the SEC, the NASDAQ or the Canadian securities regulators. Any such action could harm our reputation and the confidence of investors, customers and other third parties with which we do business, and could materially adversely affect our business and cause the trading price of our shares to fall.

One of the directors who currently serves on our audit committee is not an independent director. Under the rules of the NASDAQ and of the Canadian provincial securities regulators, all the members of our audit committee must be independent directors by the first anniversary of the date of this offering. Any failure to comply with these requirements by this deadline would allow the NASDAQ to de-list our Class A Subordinate Voting Shares and the Canadian provincial securities regulators to issue a cease trade order respecting trading of our Class A Subordinate Voting Shares on the TSX.

If our internal controls and accounting processes are insufficient, we may not detect in a timely manner misstatements that could occur in our financial statements in amounts that could be material.

After this offering, we will need to devote substantial efforts to the reporting obligations and internal controls required of a public company in the United States and Canada, which will result in substantial costs. A failure properly to meet these obligations could cause investors to lose confidence in us and have a negative impact on the market price of our Class A Subordinate Voting Shares. We will be required to devote significant resources to the documentation and testing of our operational and financial systems for the foreseeable future. In anticipation of becoming a public company in the United States and Canada, we have taken a number of recent steps to prepare for quarterly financial reporting. Upon completion of this offering, we will have had only limited operating experience with the improvements we have made to date. We will need to make continued efforts with respect to the documentation of our internal controls in order to meet the requirements of being a public company in the United States and Canada, including the rules under Section 404 of Sarbanes-Oxley in the United States. However, the improvements we have made and the efforts with respect to our accounting processes that we will need to continue to make may not be sufficient to ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations in the United States or Canada or result in misstatements in our financial statements in amounts that could be material. Insufficient internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares and may expose us to litigation risk.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm that addresses the effectiveness of our internal control over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If either we are unable to conclude that we have effective internal control over financial reporting or our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Risks Related to the Offering and Our Capital Structure

The concentration of voting power and control with our co-founders, Intel and Apax Partners will limit your ability to influence corporate matters, including takeovers.

Our Class B Shares have 10 votes per share and our Class A Subordinate Voting Shares, which are the shares we are selling in this offering, have one vote per share. We anticipate that, assuming an initial public offering price of $17.00 (the mid-point of the range set forth on the cover page of this prospectus), our Class B Shares will constitute approximately 65.9% of our total share capital outstanding immediately following completion of this offering, but will carry approximately 95.1% of the total outstanding voting power of all our outstanding share capital. In particular, following this offering, our co-founders, David A. Martin and Nancy L. Knowlton, will beneficially own approximately 33.3% of our outstanding Class B Shares, representing approximately 31.7% of the voting power of all our outstanding share capital, while Intel and Apax Partners will beneficially own approximately 22.8% and 43.8% of our outstanding Class B Shares, representing approximately 21.7% and 41.7% of the voting power of all our outstanding share capital, respectively. As a result, our co-founders, Intel and Apax Partners will have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a business combination or other sale of our company or its assets, for the foreseeable future. In addition, we and the holders of our Class B Shares will, prior to the completion of this offering enter into a securityholders agreement pursuant to which the holders of our Class B Shares agree to exercise their voting power so as to ensure that our Board of Directors will be comprised of seven members, including two directors nominated by IFF and one director nominated by each of Apax Partners and Intel. See “Description of Share Capital—Securityholders Agreement.”

This concentrated control may provide our current shareholders with the ability to prevent and deter takeover proposals from third parties. In particular, because under Alberta law and/or our articles of incorporation most amalgamations and certain other business combination transactions, including a sale of all or substantially all our assets, would require approval by a majority of not less than two-thirds of the votes cast by the holders of the Class B Shares voting as a separate class, and because each of IFF and Apax Partners is expected, after the completion of this offering, to own more than one-third of the Class B Shares, each of IFF and Apax Partners will have the ability to prevent such transactions. See “Description of Share Capital—Share Capital.” The concentration of voting power limits your ability to influence corporate matters and, as a result, we may take actions that you do not view as beneficial, including rejecting takeover proposals at a premium to the then prevailing market price of the Class A Subordinate Voting Shares. As a result, the market price of our Class A Subordinate Voting Shares could be adversely affected.

Some of our directors have interests that are different than our interests.

We do business with certain companies that are related parties. For example, we have a licensing arrangement with Intel, one of our principal shareholders, that has its nominee serving as one of our directors. Pursuant to the securityholders agreement mentioned above, we expect to have one or more directors affiliated with Apax Partners, Intel and IFF for the foreseeable future following the completion of this offering. Although our directors owe fiduciary duties, including the duties of loyalty and confidentiality, to us, our directors that serve as directors, officers, partners or employees of companies that we do business with also owe fiduciary duties or other obligations to such other companies or to the investors in their funds. The duties owed to us could conflict with the duties such directors owe to these other companies or investors.

Our share price may be volatile and the market price of our shares may decline.

Prior to this offering, our Class A Subordinate Voting Shares have not been traded in the public markets. We cannot predict the extent to which a trading market for our Class A Subordinate Voting Shares will develop or how liquid that market might become. An active trading market for our Class A Subordinate Voting Shares may never develop or may not be sustained, which could adversely affect your ability to sell your Class A Subordinate Voting Shares and the market price of your shares. The initial public offering price for the Class A Subordinate Voting Shares was determined by negotiations between us, the selling shareholders and the underwriters and does not purport to be indicative of prices at which our Class A Subordinate Voting Shares will trade upon completion of this offering.

The stock market in general, and the market for equities of some high-technology companies in particular, have been highly volatile. As a result, the market price of our Class A Subordinate Voting Shares is likely to be similarly volatile, and investors in our Class A Subordinate Voting Shares may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to our operating performance or prospects, or a complete loss of their investment. The price of our Class A Subordinate Voting Shares could be subject to wide fluctuations in response to a number of factors, including those listed elsewhere in this “Risk Factors” section and others such as:

•	variations in our operating performance and the performance of our competitors;

•	actual or anticipated fluctuations in our quarterly or annual operating results which may be the result of many factors including:

•	the timing and amount of sales of our products or the cancellation or rescheduling of significant orders;

•	the length and variability of the sales cycle for our products;

•	the timing of implementation and acceptance of new products by our customers and by our distributors and dealers;

•	the timing and success of new product introductions;

•	increases in the prices or decreases in the availability of the components we purchase;

•	price and product competition;

•	our ability to execute on our operating plan and strategy;

•	the timing and level of research and development expenses;

•	the mix of products sold;

•	changes in the distribution channels through which we sell our products and the loss of distributors or dealers;

•	our ability to maintain appropriate inventory levels and purchase commitments;

•	fluctuations in our gross margins and the factors that contribute to such fluctuations;

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the ability of our customers, distributors and dealers to obtain financing to purchase our products, especially during a period of global credit market disruption or in the event of customer, distributor, dealer, contract manufacturer or supplier financial problems;

•	uncertainty regarding our ability to realize benefits anticipated from our investments in research and development, sales and assembly activities;

•	delays in government requests for proposals for significant technology purchases;

•	changes in foreign exchange rates or interest rates;

•	changes in our financing and capital structures; and

•	the uncertainties inherent in our accounting estimates and assumptions and the impact of changes in accounting principles;

•	changes in estimates of our revenue, income or other operating results published by securities analysts or changes in recommendations by securities analysts;

•	publication of research reports by securities analysts about us, our competitors or our industry;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments affecting us;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest; and

•	changes in general market and economic conditions as well as those specific to the industry in which we operate.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their share price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Because we are an Alberta corporation and the majority of our directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the federal securities laws of the United States.

We are an Alberta corporation with our principal place of business in Canada. A majority of our directors and officers and the auditors named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. Securities Act of 1933. Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all the periodic disclosure requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual meetings will be governed by Canadian requirements. Section 132 of the ABCA provides that the directors of a corporation must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting. Prior to the proposed offering, our shareholders intend to pass written resolutions having the same effect as the holding of an annual shareholders’ meeting. Therefore, our first annual meeting of shareholders after completion of this offering will not be required to occur until late 2011. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our shares.

We do not intend to pay dividends on our Class A Subordinate Voting Shares.

We have never declared or paid any cash dividend on our Class A Subordinate Voting Shares. Our ability to pay dividends is restricted by covenants in our outstanding credit facilities and may be further restricted by covenants in any instruments and agreements that we may enter into in the future. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Investors seeking cash dividends should not purchase our Class A Subordinate Voting Shares.

We may invest or spend the proceeds of this offering in ways you may not agree with or in ways which may not yield a return.

We will have broad discretion over the use of the net proceeds from this offering. Except as set forth in the “Use of Proceeds” section of this prospectus, we have not reserved specific amounts for any particular purposes, and we cannot specify with certainty how we will use these funds. Accordingly, our management will have considerable discretion in the application of these funds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. These funds may be used for purposes that do not improve our operating results or the market value of our Class A Subordinate Voting Shares. Until these funds are used, they may be placed in investments that do not produce income or that lose value.

Our share price may decline because of the ability of our co-founders, Apax Partners, Intel and others to sell our shares.

Sales of substantial amounts of our Class A Subordinate Voting Shares after this offering, or the perception that those sales may occur, could adversely affect the market price of our Class A Subordinate Voting Shares and impede our ability to raise capital through the issuance of equity securities. Although we, all our directors and officers, the selling shareholders and the holders of substantially all our outstanding Class A Subordinate Voting Shares and Class B Shares entered into lock-up agreements restricting the sale of our Class A Subordinate Voting shares, without the prior written consent of each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc., for a period of 180 days after the date of this prospectus, those lock-up agreements are subject to exceptions and compliance with those lock-up agreements could be waived. See “Underwriting—General.” Our co-founders, Apax Partners and Intel are party to a registration rights agreement with us (which will be amended and restated in connection with this offering) that may require us to register their shares for resale or include shares owned by such shareholders in future offerings by us. See “Certain Relationships and Related Party Transactions—Registration Rights” for a description of those registration rights and “Shares Eligible for Future Sale” for a discussion of possible future sales of our shares.

In connection with this offering, we intend to file a registration statement on Form S-8 to register Class A Subordinate Voting Shares that are or will be reserved for issuance under our 2010 Equity Incentive Plan. Significant sales of our Class A Subordinate Voting Shares pursuant to our 2010 Equity Incentive Plan could also adversely affect the prevailing market price for our Class A Subordinate Voting Shares.

Future sales or issuances of our Class A Subordinate Voting Shares could lower our share price and dilute your voting power and may reduce our earnings per share.

We may issue and sell additional Class A Subordinate Voting Shares in subsequent offerings. We may also issue additional Class A Subordinate Voting Shares to finance future acquisitions. We cannot predict the size of future issuances of our Class A Subordinate Voting Shares or the effect, if any, that future issuances and sales of our Class A Subordinate Voting Shares will have on the market price of our Class A Subordinate Voting Shares. Sales or issuances of substantial amounts of Class A Subordinate Voting Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our Class A Subordinate Voting Shares. With any additional sale or issuance of Class A Subordinate Voting Shares, you will suffer dilution to your voting power and may experience dilution in our earnings per share.

If securities or industry analysts do not publish research or reports about us, if they adversely change their recommendations regarding our shares or if our operating results do not meet their expectations, our share price could decline.

The market price of our Class A Subordinate Voting Shares will be influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts ceases coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A Subordinate Voting Shares or if our operating results or prospects do not meet their expectations, our share price could decline.

There could be adverse tax consequence for our shareholders in the United States if we are a passive foreign investment company.

Under United States federal income tax laws, if a company is, or for any past period was, a passive foreign investment company, or PFIC, it could have adverse United States federal income tax consequences to United States shareholders even if the company is no longer a PFIC. The determination of whether we are a PFIC is a factual determination made annually based on all the facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While we do not believe that we currently are or have been a PFIC, we cannot assure you that we will not be a PFIC in the future. United States purchasers of the Class A Subordinate Voting Shares are urged to consult their tax advisors concerning United States federal income tax consequences of holding our Class A Subordinate Voting Shares if we are considered to be a PFIC. See “United States and Canadian Income Tax Considerations—United States Federal Income Tax Information for United States Holders—Passive Foreign Investment Company Considerations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the technology product industry and business, demographic and other matters in general. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “anticipate,” “may,” “will,” “continue,” “further,” “seek” and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. In particular and without limitation, this prospectus contains forward-looking statements pertaining to the use of the net proceeds we realize in connection with this offering, general market conditions, our future growth strategy and prospects, including growth of the education, business and government markets for our products, our plans and objectives for future operations, our future financial performance and financial condition, the addition of new products to our portfolio and enhancements to current products, our industry, opportunities in the business and government markets and licensing opportunities, our working capital requirements, integration of our acquisition of NextWindow, our acquisition strategy, regulations, exchange rates and income tax considerations.

All forward-looking statements address matters that involve risks, uncertainties and assumptions. Accordingly, there are or will be important factors and assumptions that could cause our actual results and other circumstances and events to differ materially from those indicated in these statements. We believe that these factors and assumptions include, but are not limited to, those described under “Risk Factors” and the following:

•	our ability to manage our growth;

•	competition in our industry;

•	our ability to successfully obtain patents or registration for other intellectual property rights or protect, maintain and enforce such rights;

•	third-party claims of infringement or violation of, or other conflicts with, intellectual property rights by us;

•	our ability to enhance current products and develop and introduce new products;

•	the development of the market for interactive learning and collaboration products;

•	reduced spending by our customers due to changes in the spending policies or budget priorities for government funding;

•	our ability to grow our sales in foreign markets;

•	our ability to manage risks inherent in foreign operations;

•	our ability to protect our brand;

•	our ability to obtain components and products from suppliers on a timely basis and on favorable terms;

•	our ability to manage our component and product manufacturing and logistical services successfully;

•	the reliability of component manufacturing, product assembly and logistical services provided by third parties;

•	possible changes in the demand for our products;

•	our ability to successfully execute our strategy to grow in the business and government markets;

•	our ability to integrate the operations of the various businesses we acquire, including NextWindow;

•	our ability to establish new, and to build on our existing relationships with our dealers and distributors; and

•	our ability to manage cash flow, foreign exchange risk and working capital.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. The foregoing list should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in this prospectus, including “Risk Factors.” Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof.

The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share is based on information from independent industry organizations, such as Futuresource Consulting Ltd., Gartner, Inc. and other third-party sources (including industry publications, surveys and forecasts), and management estimates. The Gartner Report(s) described herein (the “Gartner Report(s)”) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Unless otherwise indicated, management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. While we believe the market position, market opportunity and market share information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the high and low exchange rates for U.S. dollars expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period. These rates are based on the noon buying rate published by the Bank of Canada.

On June 23, 2010, the noon buying rate was U.S. $1.00 = C$1.0434

Year Ended March 31,	Period End Rate	Period Average Rate	High Rate	Low Rate
2008	1.0279	1.0256	1.1584	0.9170
2009	1.2602	1.1347	1.3000	0.9844
2010	1.0156	1.0846	1.2643	1.0113

Monthly Fiscal 2010
April	1.1940	1.2240	1.2643	1.1940
May	1.0961	1.1509	1.1872	1.0961
June	1.1625	1.1265	1.1625	1.0827
July	1.0790	1.1222	1.1655	1.0790
August	1.0967	1.0882	1.1079	1.0686
September	1.0722	1.0818	1.1065	1.0613
October	1.0774	1.0549	1.0845	1.0292
November	1.0574	1.0596	1.0743	1.0460
December	1.0466	1.0544	1.0713	1.0405
January	1.0650	1.0429	1.0657	1.0251
February	1.0526	1.0568	1.0734	1.0420
March	1.0156	1.0230	1.0421	1.0113

Monthly Fiscal 2011
April	1.0116	1.0051	1.0201	0.9961
May	1.0462	1.0399	1.0778	1.0134

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $135.0 million from the sale of our Class A Subordinate Voting Shares in this offering, based upon an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the net proceeds from the sale of the shares by the selling shareholders.

We intend to use $59 million of the net proceeds we receive in this offering to repay approximately $19 million of our term construction facility and $40 million of our unsecured term loan. We intend to use the remainder to fund working capital and other general corporate purposes, which may include acquisitions.

Our term construction facility was incurred in connection with the construction of our headquarters in Calgary, which was completed in 2009. It bears interest at a variable rate of 4.4% above Canadian dollar banker’s acceptance yields and matures on November 9, 2010. The three-month Canadian dollar banker’s acceptance yield was 0.54% as of March 31, 2010.

Our unsecured term loan was incurred on August 28, 2007 to fund part of the consideration for the Corporate Reorganization paid to Intel and IFF. Interest on the unsecured term loan is deferred during the first four years and paid in cash thereafter. The unsecured term loan matures on August 28, 2015 and bears interest based on a formula that is substantially similar to the first lien facility term loan described under “Description of Certain Indebtedness—First Lien Facility” except that the applicable margin is 8.50% for a Eurocurrency loan and 7.50% for base rate loans.

While we currently anticipate that we will use the net proceeds of this offering as described above, we may reallocate the net proceeds from time to time depending upon market conditions and other circumstances. We may use a portion of the net proceeds for acquisitions of businesses or assets that we believe would advance our growth strategy, such as companies or businesses that develop or market products or services that complement our product offering. However, we currently have no agreements regarding any such acquisitions. Any such acquisition may require that we obtain additional financing.

Pending the application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing securities.

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus) would increase (decrease) the estimated net proceeds to us after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $8.3 million, assuming that the number of Class A Subordinate Voting Shares sold by us, as set forth on the cover of this prospectus, remains the same. A 100,000 share increase (decrease) in the number of shares of Class A Subordinate Voting Shares sold by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $1.6 million, assuming an initial public offering price per Class A Subordinate Voting Share equal to the mid-point of the price range set forth on the cover of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We do not anticipate paying any cash dividends on our Class A Subordinate Voting Shares or our Class B Shares in the foreseeable future. We anticipate that we will retain all our available funds for use in the operation of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors considers to be relevant. Our ability to pay dividends is restricted by covenants in our outstanding credit facilities and may be further restricted by covenants in any instruments and agreements that we may enter into in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2010:

•	on an actual basis;

•

on a pro forma basis to reflect the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization” with the effective conversion of the shareholder note payable and our cumulative preferred shares together with all accrued interest and accumulated dividends thereon through May 22, 2010 into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus); and

•

on a pro forma as adjusted basis to further reflect our sale of Class A Subordinate Voting Shares in this offering at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of those proceeds as described under “Use of Proceeds.”

You should read the information in the following table together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the related accompanying notes included elsewhere in this prospectus. The pro forma and the pro forma as adjusted numbers do not reflect our acquisition of NextWindow, which we completed on April 21, 2010.

	As of March 31, 2010
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
	(in millions, except share data)
Cash and cash equivalents	$230.2	$222.2	$298.0

Long-term debt, including current portion(3):
First lien facility (revolving credit facility)	$40.0	$40.0	$40.0
First lien facility (term loan)	297.4	297.4	297.4
Second lien facility	100.0	100.0	100.0
Unsecured term loan	79.4	79.4	39.4
Term construction facility	49.7	49.7	30.6
Construction loan	1.4	1.4	1.4
Shareholder note payable(1)	327.9	—	—
Cumulative preferred shares(1)	102.0	—	—

Total long-term debt, including current portion	$997.8	$567.9	$508.8

Shareholders’ equity (deficit):
Voting Common Shares, unlimited number of shares authorized, 53,563,844 shares issued and outstanding actual, zero shares issued and outstanding pro forma, zero shares issued and outstanding pro forma as adjusted	$41.2	$—	$—
Voting Preferred Shares, unlimited number of shares authorized, 127,483,148 shares issued and outstanding actual, zero shares issued and outstanding pro forma, zero shares issued and outstanding pro forma as adjusted	0.0	—	—
Non-Voting Common Shares, unlimited number of shares authorized, 127,489,844 shares issued and outstanding actual, zero shares issued and outstanding pro forma, zero shares issued and outstanding pro forma as adjusted	120.1	—	—
Class A Subordinate Voting Shares, unlimited number of shares authorized, zero shares issued and outstanding actual, 24,029,146 shares issued and outstanding pro forma, 42,166,580 shares issued and outstanding pro forma as adjusted	—	316.4	478.2
Class B Shares, unlimited number of shares authorized, zero shares issued and outstanding actual, 90,943,645 shares issued and outstanding pro forma, 81,606,211 shares issued and outstanding pro forma as adjusted	—	260.5	233.8
Preferred Shares issuable in series, unlimited number of shares authorized, zero shares issued and outstanding actual, pro forma and pro forma as adjusted	—	—	—
Accumulated other comprehensive loss	(24.4)	(13.0)	(13.0)
Deficit	(831.2)	(834.9)	(834.9)

Total shareholders’ deficit	$(694.3)	$(271.0)	$(135.9)

Total capitalization	$303.5	$296.9	$372.9

(1)	As a result of the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization”, the shareholder note payable, and our cumulative preferred shares will effectively be converted into Class B Shares or Class A Subordinate Voting Shares and such note and preferred shares will no longer be outstanding.
(2)	Assumes net proceeds to us from this offering of $135.0 million. A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus) would increase (decrease) pro forma as adjusted cash and cash equivalents by $8.3 million and decrease (increase) total shareholders’ deficit by $8.3 million, (i) assuming the number of Class A Subordinate Voting Shares offered by us, as set forth on the cover of this prospectus, remains the same and (ii) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(3)	For a description of the long-term debt, see Note 8 to our consolidated financial statements included elsewhere in this prospectus.

The table above does not include:

•

1,149,000 Class A Subordinate Voting Shares issuable upon the exercise of options to purchase our Class A Subordinate Voting Shares to be issued in connection with this offering at an exercise price equal to the initial public offering price; and

•	11,228,279 Class A Subordinate Voting Shares that will be reserved for issuance under our 2010 Equity Incentive Plan, which will be effective upon completion of this offering.

DILUTION

If you invest in our Class A Subordinate Voting Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Class A Subordinate Voting Share and the pro forma net tangible book value per Class A Subordinate Voting Share upon the completion of this offering. Dilution results from the fact that the per share offering price of the Class A Subordinate Voting Shares is substantially in excess of the pro forma net book value per Class A Subordinate Voting Share attributable to existing shareholders.

Our pro forma net tangible book value as of March 31, 2010, before giving effect to the sale by us of 8,800,000 Class A Subordinate Voting Shares in this offering, was approximately $(307.8) million, or $(2.68) per share. Pro forma net tangible book value represents the amount of total tangible net assets less total liabilities, after giving effect to the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization”, with the effective conversion of each of our shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon through May 22, 2010, into Class A Subordinate Voting Shares or Class B Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus). Pro forma net tangible book value per Class A Subordinate Voting Share represents pro forma net tangible book value divided by the number of all our outstanding shares, after giving effect to the 2010 Reorganization.

After giving effect to the sale by us of 8,800,000 Class A Subordinate Voting Shares in this offering at an assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions, and estimated offering expenses payable by us, and the application of those proceeds as described under “Use of Proceeds,” our pro forma net tangible book value as of March 31, 2010 would have been approximately $(172.7) million, or $(1.40) per Class A Subordinate Voting Share. This represents an immediate increase in pro forma net tangible book value of $1.28 per Class A Subordinate Voting Share to our existing shareholders prior to this offering, and an immediate dilution in pro forma net tangible book value of $18.40 (or 108.2%) per Class A Subordinate Voting share to new investors purchasing Class A Subordinate Voting Shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per Class A Subordinate Voting Share	$17.00
Pro forma net tangible book value per Class A Subordinate Voting Share as of March 31, 2010	$(2.68)
Increase in pro forma net tangible book value per Class A Subordinate Voting Share attributable to new investors in this offering	1.28

Pro forma net tangible book value per Class A Subordinate Voting Share after this offering	(1.40)

Dilution in pro forma net tangible book value per Class A Subordinate Voting Share to new investors	$18.40

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus), would increase (decrease) our pro forma net tangible book value per Class A Subordinate Voting Share after this offering by $8.3 million, or $0.07 per share, assuming the number of Class A Subordinate Voting Shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes the differences between our existing shareholders and new investors with respect to the number of shares purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors purchasing shares in this offering. The calculations with respect to shares purchased by new investors in this offering reflect an assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus):

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	88,472,791	71.5%	$238,779,913	28.5%	$2.70
New investors	35,300,000	28.5	600,100,000	71.5	17.00

Total	123,772,791	100%	$838,879,913	100%	$6.78

A $1.00 increase or decrease in the assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the mid-point of the price range set forth on the cover of this prospectus), would increase or decrease, respectively, total consideration paid by new investors by $35.3 million assuming the number of Class A Subordinate Voting Shares offered by us, as set forth on the cover of this prospectus, remains the same, and without deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The discussion and tables above exclude:

•

1,149,000 Class A Subordinate Voting Shares issuable upon the exercise of options to purchase our Class A Subordinate Voting Shares to be issued in connection with this offering at an exercise price equal to the initial public offering price; and

•	11,228,279 Class A Subordinate Voting Shares reserved for issuance under our 2010 Equity Incentive Plan, which will be effective upon completion of this offering.

If all the options described in the first bullet above were exercised, then our existing shareholders, including the holders of these options, would own 71.7% and our new investors would own 28.3% of the total share capital outstanding upon the closing of this offering, and the pro forma net tangible book value per Class A Subordinate Voting Share after this offering would be $(1.23), causing dilution to new investors of $18.23 (or 107.2%) per Class A Subordinate Voting Share.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data reflect the consolidated operations of SMART Technologies Inc. and its subsidiaries. We derived the consolidated statements of operations data for the fiscal years ended March 31, 2008, 2009 and 2010, and the consolidated balance sheet data as of March 31, 2009 and 2010, as set forth below, from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statement of operations data for the fiscal years ended September 30, 2005 and March 31, 2007 and for the six months ended March 31, 2006, and the consolidated balance sheet data as of September 30, 2005, March 31, 2006 and March 31, 2007 from our unaudited consolidated financial statements. These unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the consolidated financial information for the periods presented. The summary consolidated financial data presented herein does not reflect our acquisition of NextWindow, which we completed on April 21, 2010. The historical financial condition and results of operations do not necessarily indicate results expected for any future period.

You should read the following summary consolidated financial data together with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended September 30, 2005	Six Months Ended March 31,(6) 2006	Fiscal Year Ended March 31,
			2007	2008	2009	2010
	(unaudited)	(unaudited)	(unaudited)
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Revenue	$150.7	$104.1	$240.0	$378.6	$468.2	$648.0
Cost of sales	86.8	61.3	130.0	226.7	268.2	326.5

Gross margin	63.9	42.8	110.0	151.9	200.0	321.5
Operating expenses:
Selling, marketing and administration	35.7	21.6	56.8	85.9	99.7	138.8
Research and development	8.7	5.5	14.3	20.6	25.0	33.6
Depreciation and amortization	1.8	1.1	2.6	3.5	5.8	15.9

Operating income	17.7	14.6	36.3	41.9	69.5	133.2
Non-operating expenses:
Corporate Reorganization(1)	—	—	—	21.0	—	—
Interest expense(2)	0.3	0.1	0.1	61.5	78.6	64.9
Foreign exchange (gain) loss	3.1	0.2	(1.3)	(9.3)	94.0	(91.8)
Other income, net(3)	—	—	—	(1.1)	(0.8)	(0.2)

Income (loss) before income taxes	14.3	14.3	37.5	(30.2)	(102.3)	160.3
Income tax expense (recovery)	3.9	4.9	11.6	(6.5)	4.3	18.3

Net income (loss)	$10.4	$9.4	$25.9	$(23.7)	$(106.6)	$142.0

Net income (loss) per share – basic and diluted(4)	$0.06	$0.06	$0.15	$(0.14)	$(0.63)	$0.81
Weighted average number of shares outstanding – basic and diluted(4)	170.1	170.1	170.1	170.1	170.1	176.3
Pro forma net income (loss) per share – basic and diluted(7)(8)(9)	—	—	—	—	—	$1.48
Pro forma average number of shares outstanding – basic and diluted(7)(8)(9)	—	—	—	—	—	112.6

Other Financial Data:
Adjusted EBITDA(5)	$32.6	$21.9	$50.2	$58.7	$90.9	$166.3

	Fiscal Year Ended September 30, 2005	Six Months Ended March 31,(6) 2006	Fiscal Year Ended March 31,
			2007	2008	2009	2010
	(unaudited)	(unaudited)	(unaudited)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12.5	$1.8	$10.7	$48.6	$37.1	$230.2
Total assets	$85.1	$100.2	$145.0	$284.2	$300.5	$528.1

Long-term debt, including current portion	$6.2	$4.8	$2.0	$820.3	$823.6	$997.8
Total liabilities	$67.8	$72.9	$92.0	$1,009.7	$982.8	$1,222.4
Total shareholders’ equity (deficit)	$17.3	$27.3	$53.0	$(725.5)	$(682.3)	$(694.3)

(1)	See Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Interest expense includes cash and non-cash interest expense, amortization of deferred financing fees and fair value of derivatives.
(3)	Other income, net includes interest income and gains and losses on the sale of property and equipment.
(4)	Basic and diluted net income (loss) per share has been calculated on the basis that the shares issued as part of the Corporate Reorganization were outstanding at the beginning of the year and for comparative periods presented.
(5)	Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent. We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as well as adjusting for the following items: foreign exchange gains or losses, change in deferred revenue, Corporate Reorganization costs, acquisition costs and other income. We use Adjusted EBITDA as a key metric to assess business performance when we evaluate our results in comparison to budgets, forecasts, prior year financial results and other companies in our industry. Many of these companies use similar non-GAAP measures to supplement their GAAP disclosures but such measures may not be directly comparable. The following table sets forth the reconciliation of net income (loss) to Adjusted EBITDA. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Adjusted EBITDA.”

	Fiscal Year Ended September 30, 2005	Six Months Ended March 31, 2006	Fiscal Year Ended March 31,
			2007	2008	2009	2010
	(unaudited)	(unaudited)	(unaudited)
	(in millions)
Adjusted EBITDA:
Net income (loss)	$10.4	$9.4	$25.9	$(23.7)	$(106.6)	$142.0
Income tax expense (recovery)	3.9	4.9	11.6	(6.5)	4.3	18.3
Depreciation in cost of sales	1.4	0.9	1.9	3.7	3.9	2.0
Depreciation and amortization	1.8	1.1	2.6	3.5	5.8	15.9
Interest expense	0.3	0.1	0.1	61.5	78.6	64.9
Corporate Reorganization costs(i)	—	—	—	21.0	—	—
Acquisition costs	—	—	—	—	—	1.8
Other income	—	—	—	(1.1)	(0.8)	(0.2)
Foreign exchange loss (gain)	3.1	0.2	(1.3)	(9.3)	94.0	(91.8)
Change in deferred revenue(ii)	11.7	5.3	9.4	9.6	11.7	13.4

Adjusted EBITDA	$32.6	$21.9	$50.2	$58.7	$90.9	$166.3

(i)	See Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(ii)	Change in deferred revenue is calculated as the difference between deferred revenue and deferred revenue recognized. In accordance with our revenue recognition policy described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition”, deferred revenue represents the portion of our sales that we do not recognize in the period. Deferred revenue recognized represents the portion of our revenue deferred in a prior period that we recognized in the current period. We deferred revenue of $18.5 million in fiscal 2005, $9.9 million in the six month period ended March 31, 2006, $21.9 million, $27.1 million, $31.1 million and $36.9 million in fiscal 2007, 2008, 2009 and 2010, respectively.
(6)	Reflects a change in year-end from September 30 to March 31 that occurred in 2006.
(7)	Reflects the effect of the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization” with the effective conversion of each of our shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon through May 22, 2010, into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus).
(8)	Presented only in respect of the fiscal year ended March 31, 2010.

(9)	Pro forma net income per share is calculated by dividing pro forma net income by pro forma weighted average number of shares outstanding. Pro forma net income for fiscal 2010 is calculated as follows:

Fiscal Year Ended March 31, 2010
(in millions)
Pro forma net income
Net income (loss)	$142.0
Related party interest expense	34.6
Tax impact of related party interest expense	(10.1)

Pro forma net income	$166.5

Pro forma weighted average number of shares outstanding is calculated from weighted average number of shares outstanding as follows:

Fiscal Year Ended March 31, 2010
(in millions)
Pro forma weighted average number of shares outstanding
Weighted average number of shares outstanding	176.3

Weighted average number of shares outstanding after 1 for 2 reverse split	88.2
Additional shares issued as a result of the 2010 Reorganization (see note 7 above)	24.4

Pro forma weighted average number of shares outstanding	112.6

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Consolidated Financial Data,” and our audited consolidated financial statements, including the related notes, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with those statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those described in “Risk Factors” and elsewhere in this prospectus. Unless otherwise indicated, all references to “$” and “dollars” in this discussion and analysis mean U.S. dollars.

Overview

We design, develop and sell interactive technology products and solutions that enhance learning and enable people to collaborate in innovative and effective ways. We are the global leader in the interactive whiteboard product category, which is the core of our interactive technology solutions. We introduced the world’s first interactive whiteboard in 1991 and since then have shipped over 1.6 million of our SMART Board interactive whiteboards worldwide.

We estimate that we sell approximately 85% of our products to customers in the education market and the other 15% to customers in the business and government markets, although we do not manage those aspects of our business separately, nor do we prepare and evaluate separate financial information about those markets in allocating resources.

We reported a net loss of $23.7 million in fiscal 2008, a net loss of $106.6 million in fiscal 2009 and net income of $142.0 million in fiscal 2010. The significant factors driving our financial results have been the strong growth in sales of our products, the impact of the Corporate Reorganization that was undertaken in 2007 resulting in a significant increase in our debt levels with a corresponding increase in interest expense and the foreign exchange gains and losses on the U.S. dollar denominated debt that resulted from the Corporate Reorganization.

We use Adjusted EBITDA as a key measure to assess the core operating performance of the business removing the effects of our highly leveraged capital structure and the volatility associated with the foreign exchange on the U.S. dollar denominated debt, noted above. Adjusted EBITDA was $58.7 million in fiscal 2008, $90.9 million in fiscal 2009 and $166.3 million in fiscal 2010. Strong revenue growth resulted in a significant increase in this key measure from fiscal 2008 to fiscal 2009, and this trend has continued for fiscal 2010. Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net income (loss), see “Results of Operations—Adjusted EBITDA” below.

We generate our revenue from the sale of interactive technology products and solutions, including hardware, software and services. Our revenue has grown from $378.6 million in fiscal 2008 to $468.2 million in fiscal 2009 and was $648.0 million in fiscal 2010. The majority of this growth was driven by increased demand for our products, in particular in North America. We believe that demand for our products has been increasing as a result of a general expansion of the market for interactive whiteboards and other complementary products. In addition, the education market has been aided by various government economic stimulus programs in fiscal 2010 as governments undertook spending initiatives to improve public infrastructure and to help alleviate the effects of the global recession. We believe these programs have supported the growth in technology spending in education and the adoption of our technology in several markets.

In 2007, the shareholders of our predecessor company signed an agreement with Apax Partners providing for the Corporate Reorganization, resulting in those shareholders reducing their ownership interest to 50.1% and Apax Partners acquiring a 49.9% interest. Because the Corporate Reorganization did not result in a change of control from the previous shareholder group, the transaction was accounted for using the continuity of interest method. The Corporate Reorganization substantially increased our indebtedness through the issuance of $465.0 million of term bank debt and C$338.9 million (equivalent to $319.2 million when issued) of related party debt, consisting of the shareholder note payable and cumulative preferred shares. The majority of these proceeds were used to fund a distribution to the existing shareholders at the time of the transaction and, as a result, our interest expense increased significantly and was one of the principal reasons for our net losses in fiscal 2008 and 2009. We expect that following this offering and the 2010 Reorganization our interest expense will decline significantly as we reduce our outstanding indebtedness.

We have a significant amount of foreign exchange exposure, primarily between the Canadian dollar and the U.S. dollar, the Euro and the British pound sterling. This exposure relates to our U.S. dollar denominated debt and the sale of our products to customers in these currencies globally. Foreign exchange gains and losses on our U.S. dollar denominated debt have been a principal reason for the significant volatility in net income (loss) between periods. These amounts are non-cash in nature prior to maturity or redemption. We had a foreign exchange gain of $9.3 million in fiscal 2008, a foreign exchange loss of $94.0 million in fiscal 2009 and a foreign exchange gain of $91.8 million in fiscal 2010. We expect to continue to have significant foreign exchange gains and losses which may cause our results to have material volatility while the U.S. dollar denominated debt remains outstanding.

On April 21, 2010, we acquired all the share capital of NextWindow, which designs and manufactures components for optical touch screens for integration into electronic displays, including PC displays. For the fiscal years ended March 31, 2008 and 2009, NextWindow’s revenue was $5.4 million and $31.8 million, respectively, as reported on NextWindow’s audited financial statements which were prepared using International Financial Reporting Standards. For the fiscal year ended March 31, 2010, NextWindow’s unaudited revenue was approximately $46.4 million. NextWindow is headquartered in Auckland, New Zealand. We expect to leverage NextWindow’s technologies with ours to accelerate innovation in future generations of our interactive whiteboards. We also expect that NextWindow’s existing relationships with leading PC display manufacturers will accelerate our ability to expand into the market for interactive touch products other than interactive whiteboards. The acquisition consideration for NextWindow consisted of $82.0 million in cash which was funded from our available cash.

Recent Trends

We believe that interactive whiteboards are in the early stages of adoption and significant opportunities exist beyond the traditional education market. Solutions to meet the needs of business and consumer markets may provide additional sources of revenue for the industry, including the company. Growth will be dependent on a number of factors including competition, our ability to keep pace with rapidly changing technologies, our ability to retain and attract customers, our ability to establish new, and to build on our existing relationships with, our dealers and distributors and general economic conditions. Competition may also increase as additional companies enter the market and use their existing distribution channels and product development organizations to bring new products to market. Increased competition may require an acceleration of new product development and technologies and may result in margin reductions as we strive to maintain market share.

Key Performance Indicators

Key performance indicators that we use to manage our business and evaluate our financial results and operating performance include: revenue, gross margin, operating expenses, net income (loss) and Adjusted EBITDA. We evaluate our performance on these metrics by comparing our actual results to management budgets, forecasts and prior period performance.

Adjusted EBITDA is a non-GAAP measure that we use to assess the operating performance of the business. See “Results of Operations—Adjusted EBITDA” below.

We report our financial results in U.S. dollars allowing us to assess our business performance in comparison to the financial results of other companies in the technology industry. Our Canadian operations and marketing support subsidiaries around the world have the Canadian dollar as their functional currency and our distribution subsidiaries in the United States, Germany and Japan have their local currency as their functional currency. The financial results of these three distribution subsidiaries are converted to Canadian dollars for consolidation purposes and then the Canadian consolidated financial results are converted from Canadian dollars to U.S. dollars for reporting purposes.

Sources of Revenue and Expenses

Revenue

We generate our revenue from the sale of interactive technology products and solutions, including hardware, software and services. Our distribution or sales channel includes dealers in North America and distributors in Europe, the Middle East and Africa, Latin America and the Asia Pacific region. We complement and support our sales channel with sales and support staff who work either directly with prospective customers or in coordination with our sales channel to promote and provide products and solutions that address the needs of the end-user. Sales to our sales channel do not provide for price protection rights. Revenue is recognized at the time we transfer the risk of loss to our sales channel according to contractual terms. Our practice with end-users usually involves multiple elements including post-contract technical support, software upgrades and updates, although we are not contractually required to do so. Revenue from product sales are allocated to each element based on relative fair values with any discount allocated proportionately. Revenue attributable to undelivered elements is deferred and recognized ratably over the estimated term of provision of these elements.

Revenue information relating to the geographic locations in which we sell products is set forth below:

	Fiscal Year Ended March 31,
	2008	2009	2010
	(in millions)
Revenue
United States and Canada	$235.4	$314.3	$457.3
Europe, Middle East and Africa	121.1	131.5	149.9
Rest of World	22.1	22.4	40.8

	$378.6	$468.2	$648.0

For additional data with respect to penetration rates in the education market in some of the geographic locations in which we sell our products, see “Business—Industry Background—The Education Market Has Been the Most Active in Adopting Interactive Whiteboards”. For a discussion of our strategy to expand our geographical reach, see “Business—Our Strategy for Growth”, and for a discussion of the risks associated with that strategy, see the risks set forth under “Risk Factors”, including under “Risk Factors—Risks Related to Our Business—We face significant challenges growing our sales in foreign markets” and “—We are subject to risks inherent in foreign operations.”

Cost of Sales

Our cost of sales is primarily comprised of the cost of materials and components purchased from our suppliers, manufacturing labor and overhead costs, inventory provisions and write offs, warranty costs, product transportation costs and other supply chain management costs. Our standard warranty period on interactive whiteboards extends up to five years and on other hardware products from one to three years. At the time product revenue is recognized, an accrual for estimated warranty costs is recorded as a component of cost of sales based on prior claims experience. Depreciation of assembly equipment is included in cost of sales. To the extent that our sales increase, we expect our cost of sales to also increase in absolute dollars.

Selling, Marketing and Administration Expenses

Our selling and marketing expenses consist primarily of costs relating to our sales and marketing activities, including salaries and related expenses, customer order management activities, customer support, advertising, trade shows and other promotional activities. We offer various cooperative marketing incentive programs to assist our sales channel to market and sell our products which are included as part of marketing expenses. Our administration expenses consist of costs relating to people services, information systems, legal and finance functions, professional fees, insurance and other corporate expenses. We expect our selling, marketing and administration expenses to increase in absolute dollars as we continue to hire additional personnel and expand internationally, and as our administration expenses significantly increase in connection with becoming a public company. We do not expect these expenses to change materially from prior years as a percentage of revenue.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related expenses for software and hardware engineering and technical personnel as well as materials and consumables used in product development. We incur most of our research and development expenses in Canada and are eligible to receive Scientific Research and Experimental Development investment tax credits for certain eligible expenditures. Investment tax credits are netted against our provision for income taxes for financial statement presentation purposes. We expect research and development expenses to continue to grow in absolute dollars as we focus on enhancing and expanding our product offerings, although we do not expect these expenses to change materially from prior years as a percentage of revenue.

Interest Expense

The Corporate Reorganization, which was effected in August 2007, substantially increased our indebtedness and our annual interest expense. As part of the Corporate Reorganization, we issued $465.0 million of term bank debt and C$338.9 million (equivalent to $319.2 million when issued) of related party debt, consisting of the shareholder note payable and cumulative preferred shares. The majority of these proceeds were used to fund a distribution to the existing shareholders at the time of the transaction. The remaining proceeds were used for general corporate purposes and to fund the legal and advisory costs associated with the transaction. Our interest expense was one of the principal reasons for our net losses in fiscal 2008 and 2009. We expect that following this offering and the 2010 Reorganization our interest expense will decline significantly as we reduce our outstanding indebtedness.

Foreign Exchange Gains & Losses

We have a significant amount of foreign exchange exposure, primarily between the Canadian dollar and the U.S. dollar, the Euro and the British pound sterling. This exposure relates to both our U.S. dollar denominated debt and our foreign subsidiary operations. Gains and losses on our U.S. dollar denominated debt prior to its maturity or redemption are non-cash in nature. In fiscal 2008 we had a foreign exchange gain of $9.3 million, in fiscal 2009 we had a foreign exchange loss of $94.0 million and in fiscal 2010 we had a foreign exchange gain of $91.8 million. We expect to continue to have significant foreign exchange gains and losses which may be material. See “Risk Factors—Risks Related to Our Business—We are exposed to fluctuations in foreign currencies that may materially adversely affect our results of operations”.

Results of Operations

The following table sets forth certain consolidated statement of operations data, for the periods indicated in millions of dollars, except for percentages.

	Fiscal Year Ended March 31,
	2008	2009	2010
Consolidated Statement of Operations:
Revenue	$378.6	$468.2	$648.0
Cost of sales	226.7	268.2	326.5

Gross margin	151.9	200.0	321.5
Operating expenses:
Selling, marketing and administration	85.9	99.7	138.8
Research and development	20.6	25.0	33.6
Depreciation and amortization	3.5	5.8	15.9

Operating income	41.9	69.5	133.2
Non-operating expenses:
Corporate Reorganization	21.0	—	—
Interest expense	61.5	78.6	64.9
Foreign exchange (gain) loss	(9.3)	94.0	(91.8)
Other income, net	(1.1)	(0.8)	(0.2)

Income (loss) before income taxes	(30.2)	(102.3)	160.3
Income tax expense (recovery)	(6.5)	4.3	18.3

Net income (loss)	$(23.7)	$(106.6)	$142.0

Selected Financial Data:
Revenue growth(1)	58%	24%	38%
As a percent of revenue:
Gross margin	40%	43%	50%
Selling, marketing and administration expenses	23%	21%	21%
Research and development expenses	5%	5%	5%

Other Financial Data:
Adjusted EBITDA(2)	$58.7	$90.9	$166.3
Adjusted EBITDA as a percentage of revenue(2)(3)	15%	19%	25%
Adjusted EBITDA growth(2)(4)	17%	55%	83%

(1)	Revenue growth is calculated as a percentage by comparing the increase in revenue in the period to revenue during the same period in the immediately preceding fiscal year.
(2)	Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss), in the next section and is not a substitute for the GAAP equivalent.
(3)	Adjusted EBITDA as a percentage of revenue is calculated by dividing Adjusted EBITDA by revenue after adding back the net impact of deferred revenue.
(4)	Adjusted EBITDA growth is calculated as a percentage by comparing the increase in Adjusted EBITDA in the period to Adjusted EBITDA during the same period in the immediately preceding fiscal year.

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as well as adjusting for the following items: foreign exchange gains or losses, change in deferred revenue, Corporate Reorganization costs, acquisition costs and other income. We use Adjusted EBITDA as a key metric to assess business performance when we evaluate our results in comparison to budgets, forecasts, prior year financial results and other companies in our industry. Many of these companies use similar non-GAAP measures to supplement their GAAP disclosures but such measures may not be directly comparable. In addition to its use by management in the assessment of business performance, Adjusted EBITDA is used by our Board of Directors and by our lenders in assessing management’s performance and is a key metric in the determination of incentive plan payments.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. We encourage you to evaluate the adjustments we make to arrive at Adjusted EBITDA and the reasons we consider them appropriate, as well as the material limitations of non-GAAP measures and the manner in which we compensate for those limitations as described below.

We believe Adjusted EBITDA may also be useful to investors in evaluating our operating performance because securities analysts use metrics similar to Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies, and we currently anticipate that our investor and analyst presentations after we become a public company will include Adjusted EBITDA. However, we also caution you that other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Although metrics similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA and similar non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP.

Some of the limitations of Adjusted EBITDA are that it does not reflect:

•	interest expense;

•	income taxes;

•	foreign exchange gains or losses;

•

changes in deferred revenue which, in accordance with our revenue recognition policy described under “Critical Accounting Policies and Estimates—Revenue Recognition” below, represents the portion of our sales that we do not recognize in the period less amounts recognized from prior periods;

•	Corporate Reorganization costs;

•	acquisition costs;

•	cash requirements for the replacement of assets that have been depreciated or impaired; and

•	other income, including interest income and gains or losses related to the sale of property and equipment.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss).

The following table sets forth the reconciliation of net income (loss) to Adjusted EBITDA.

	Fiscal Year Ended March 31,
	2008	2009	2010
	(in millions)
Adjusted EBITDA
Net income (loss)	$(23.7)	$(106.6)	$142.0
Income tax expense (recovery)	(6.5)	4.3	18.3
Depreciation in cost of sales	3.7	3.9	2.0
Depreciation and amortization	3.5	5.8	15.9
Interest expense	61.5	78.6	64.9
Corporate Reorganization costs(1)	21.0	—	—
Acquisition costs	—	—	1.8
Other income	(1.1)	(0.8)	(0.2)
Foreign exchange (gain) loss	(9.3)	94.0	(91.8)
Change in deferred revenue(2)	9.6	11.7	13.4

Adjusted EBITDA	$58.7	$90.9	$166.3

(1)	See Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Change in deferred revenue is calculated as the difference between deferred revenue and deferred revenue recognized. In accordance with our revenue recognition policy described under “Critical Accounting Policies and Estimates—Revenue Recognition” below, deferred revenue represents the portion of our sales that we do not recognize in the period. Deferred revenue recognized represents the portion of our revenue deferred in a prior period that we recognized in the current period. We deferred revenue of $27.1 million, $31.1 million and $36.9 million in fiscal 2008, 2009 and 2010, respectively.

Results of Operations—Fiscal 2010 Compared to Fiscal 2009

Revenue

Revenue for fiscal 2010 increased by $179.8 million, or 38%, from $468.2 million in fiscal 2009 to $648.0 million in fiscal 2010 due primarily to higher product sales volumes in North America driven by the continued adoption of interactive whiteboard technology and related products in the U.S. education market. The increase in revenue year-over-year was partially offset by a negative foreign exchange impact of approximately $3.0 million related to the weakening of the Euro and the British pound sterling relative to the U.S. dollar. Demand for our core products has been increasing as a result of a general expansion of the market for interactive whiteboards and other complementary products. In addition, the education market, which represents an estimated 85% of our revenue base, has been aided by various government economic stimulus programs in fiscal 2010 as governments undertook spending initiatives to improve public infrastructure and to help alleviate the effects of the global recession. We believe these programs have supported the growth in technology spending in education and the adoption of our technology in several markets. If technology spending in education decreases, it may adversely impact our revenue.

Gross Margin

Gross margin for fiscal 2010 increased by $121.5 million, from $200.0 million, or 43% of revenue, in fiscal 2009, to $321.5 million, or 50% of revenue, in fiscal 2010. The improvement in gross margin as a percentage of revenue reflects the redesign and lower manufacturing cost of certain key components in our product offering, including interactive whiteboards and integrated projectors, and a general focus on cost reduction in other areas, including logistics and transportation. The increase in gross margin was partially offset by a negative foreign exchange impact of approximately $5.0 million as a result of the year-over-year weakening of the Euro and the British pound sterling relative to the U.S. dollar, which impacted our revenue, and the strengthening of the Canadian dollar relative to the U.S. dollar, which impacted our cost of sales.

In fiscal 2010, there was no significant seasonality in revenue between quarters, with each quarter’s revenue falling within 24% to 28% of the full year’s revenue with the latter percentage recorded for the second quarter. In fiscal 2010, gross margins in each quarter as a percentage of revenue ranged from 47% to 51%, as compared with the full year fiscal 2010 gross margin of 50%.

Operating Expenses

Selling, Marketing and Administration Expenses.  Selling, marketing and administration expenses increased by $39.1 million, or 39%, from $99.7 million in fiscal 2009 to $138.8 million in fiscal 2010. Approximately $12.1 million of the increase related to our expansion into Europe as part of our overall globalization strategy. Growth in North American employee levels accounted for approximately $4.5 million of the increase. Approximately $5.8 million related to sales and marketing expenses to support additional product offerings and our growing revenue profile and the remaining expenses related to remediation efforts for our ERP system and increased expenses for administrative support in finance, information systems and legal required to support the growth of our business. The strengthening in the average value of the Canadian dollar relative to the U.S. dollar accounted for approximately $2.3 million of the increase.

Research and Development Expenses.  Our research and development expenses increased by $8.6 million, or 34%, from $25.0 million in fiscal 2009 to $33.6 million in fiscal 2010. The increase reflects our continued focus on investing in product development for the education and business markets, including an increase in the number of engineers and technicians required to support this development. The strengthening in the average value of the Canadian dollar relative to the U.S. dollar accounted for approximately $0.5 million of the increase.

Depreciation and Amortization.  Depreciation and amortization expense increased by $10.1 million, or 174%, from $5.8 million in fiscal 2009 to $15.9 million in fiscal 2010. The increase relates to the first full year of depreciation recorded on our new headquarters building which was substantially completed on January 1, 2009, amortization for the information technology infrastructure which was put into place in the new building and amortization of the implemented components of our new ERP system. Because the building was under construction in fiscal 2009, depreciation was recorded only for the fourth quarter of fiscal 2009.

Non-Operating Expenses

Interest Expense.  Interest expense declined by $13.7 million, or 17%, from $78.6 million in fiscal 2009 to $64.9 million in fiscal 2010. The decrease corresponds with the year-over-year decrease in the U.S. LIBOR rate, which is the rate on which our floating rate term bank debt is based. For example, three-month LIBOR declined from an average of 2.4% in fiscal 2009 to an average of 0.4% in fiscal 2010.

Foreign Exchange Loss (Gain).  Foreign exchange loss (gain) for fiscal 2010 changed by $185.8 million, from a loss of $94.0 million in fiscal 2009 to a gain of $91.8 million in fiscal 2010. Foreign exchange gains and losses primarily result from the conversion of our U.S. dollar denominated long-term debt into our functional currency of Canadian dollars. From the end of fiscal 2009 to the end of fiscal 2010, the U.S. dollar weakened by approximately 19% against the Canadian dollar from C$1.26 to C$1.02, resulting in an unrealized foreign exchange gain on our U.S. dollar denominated debt of $105.7 million. This gain reversed the loss reported in fiscal 2009 when the U.S. dollar strengthened by approximately 23% compared to the Canadian dollar.

Provision for Income Taxes

Income tax expense increased by $14.0 million from $4.3 million in fiscal 2009 to $18.3 million in fiscal 2010 due to an increase in taxable income. Our tax provision is weighted towards Canadian income tax rates as our Canadian subsidiary is our primary operating entity selling product to distributors globally resulting in substantially all our taxable income being Canadian-based. In calculating the tax provision we add back the unrealized foreign exchange loss (gain) from the revaluation of the U.S. dollar denominated debt to net income (loss) before income taxes. This is treated as a capital item for income tax purposes. The tax provision also includes investment tax credits for fiscal 2010 and fiscal 2009 of $4.6 million and $3.5 million, respectively.

Net Income (Loss)

Net income for fiscal 2010 increased by $248.6 million to $142.0 million compared to a net loss of $106.6 million in fiscal 2009. The primary factors driving the change in net income (loss) were the impact of the volatility of the U.S. dollar relative to the Canadian dollar on our U.S. dollar denominated debt, which resulted in an unrealized foreign exchange gain of $91.8 million in fiscal 2010 compared to a loss of $94.0 million in fiscal 2009 accounting for $185.8 million of the increase and continued growth in our Adjusted EBITDA accounting for the remainder.

Adjusted EBITDA

Adjusted EBITDA increased by $75.4 million, or 83%, from $90.9 million in fiscal 2009 to $166.3 million in fiscal 2010 due to continued growth in the adoption of SMART Board interactive whiteboards and related complementary products and the improvement in gross margin. This was offset by approximately $8.0 million related to the weakening of the Euro and the British pound sterling and strengthening of the Canadian dollar year-over-year relative to the U.S. dollar.

Results of Operations—Fiscal 2009 Compared to Fiscal 2008

Revenue

Revenue for fiscal 2009 increased by $89.6 million, or 24%, from $378.6 million in fiscal 2008 to $468.2 million in fiscal 2009 due primarily to higher product sales volumes in North America driven by the continued adoption of interactive whiteboard technology and related products in the U.S. education market. In addition, we experienced significant growth in our sales of products with integrated projector systems, first launched in fiscal 2008. The overall increase was partially offset by a negative foreign exchange impact of approximately $9.0 million due to the year-over-year weakening in the average value of the British pound sterling and Canadian dollar compared to the U.S. dollar.

Gross Margin

Gross margin for fiscal 2009 increased by $48.1 million, from $151.9 million, or 40% of revenue, for fiscal 2008, to $200.0 million, or 43% of revenue, for fiscal 2009 reflecting continued growth in the adoption of SMART Board interactive whiteboard technology and related products. The improvement in gross margin as a percent of revenue reflects the redesign and lower manufacturing cost of certain key components in our product offering and a continued focus on cost reduction. The increase in gross margin was partially offset by a negative foreign exchange impact of approximately $3.0 million due to the year-over-year weakening of the British pound sterling and Canadian dollar compared to the U.S. dollar.

Operating Expenses

Selling, Marketing and Administration Expenses.  Selling, marketing and administration expenses increased by $13.8 million, or 16%, from $85.9 million in fiscal 2008 to $99.7 million in fiscal 2009 reflecting continued growth in our North American employee levels, which accounted for approximately $11.0 million, sales and marketing expenses, which accounted for approximately $3.7 million required to support the revenue growth in our business, and consulting costs primarily related to the remediation work on our ERP system, which accounted for approximately $4.0 million. Salaries and benefits comprise approximately 50% of our total selling, marketing and administration expenses. The overall increase was partially offset by a positive foreign exchange impact of approximately $6.5 million due to the year-over-year weakening of the Canadian dollar compared to the U.S. dollar.

Research and Development Expenses.  Research and development expenses increased by $4.4 million, or 21%, from $20.6 million in fiscal 2008 to $25.0 million in fiscal 2009. This increase was attributable to an increase in the number of new product development and existing product enhancement initiatives undertaken during fiscal 2009, including an increase in the number of engineers and technicians required to support these initiatives. This increase was partially offset by a positive foreign exchange impact of approximately $1.5 million due to the year-over-year weakening of the Canadian dollar compared to the U.S. dollar.

Depreciation and Amortization.  Depreciation and amortization expense increased by $2.3 million, or 66%, from $3.5 million in fiscal 2008 to $5.8 million in fiscal 2009 due to amortization of our ERP system, which was implemented at the beginning of fiscal 2009, and accelerated depreciation on leasehold improvements at office facilities which were being vacated as a result of the move to our new headquarters building in fiscal 2009. Depreciation for our headquarters building began on January 1, 2009, when it was substantially complete.

Non-Operating Expenses

Interest Expense.  Interest expense increased by $17.1 million, or 28%, from $61.5 million in fiscal 2008 to $78.6 million in fiscal 2009. In August of 2007, we incurred $465.0 million of term bank debt and C$338.9 million (equivalent to $319.2 million when issued) of related party debt, consisting of the shareholder note payable and cumulative preferred shares, as a result of the Corporate Reorganization. The increase in interest expense in 2009 compared to 2008 reflects the first full year of interest expense on this debt. Included in the interest expense in 2008 is a $13.1 million fair value loss on an interest rate swap that was put in place to fix a portion of the interest cost on the variable rate debt.

Foreign Exchange Loss (Gain).  Foreign exchange loss (gain) changed by $103.3 million, from a gain of $9.3 million in fiscal 2008 to a loss of $94.0 million in fiscal 2009. Foreign exchange gains and losses primarily result from the conversion of our U.S. dollar denominated long-term debt into our functional currency of Canadian dollars. From the end of fiscal 2008 to the end of fiscal 2009, the U.S. dollar strengthened approximately 23% against the Canadian dollar from C$1.03 to C$1.26, resulting in a unrealized foreign exchange loss on our U.S. dollar denominated debt of $99.4 million. From the date the debt was issued in August 2007 to the end of fiscal 2008 the U.S. dollar weakened in value against the Canadian dollar from C$1.06 to C$1.03, resulting in a foreign exchange gain of $10.7 million on the debt in that period.

Provision for Income Taxes

Income tax expense increased by $10.8 million from a tax recovery of $6.5 million for fiscal 2008 to an income tax expense of $4.3 million for fiscal 2009, due to an increase in taxable income. Our tax provision is weighted towards Canadian income tax rates as substantially all our taxable income is Canadian-based. In calculating the tax provision we adjust net income (loss) before income taxes by the unrealized foreign exchange loss (gain) from the revaluation of the U.S. dollar denominated debt. This is treated as a capital item for tax purposes and we take a valuation allowance against the loss due to the uncertainty that we will be able to utilize the capital loss in the future. In fiscal 2009, the tax provision was negatively impacted by a reduction in Canadian enacted tax rates in future periods that were applied to opening deferred tax temporary differences. Included in the tax provision are investment tax credits for fiscal 2009 and fiscal 2008 of $3.5 million and $4.0 million, respectively.

Net Income (Loss)

The net loss for fiscal 2009 increased by $82.9 million to $106.6 million compared to a net loss of $23.7 million for fiscal 2008. The increase in net loss was primarily attributed to the $17.1 million increase in interest expense associated with a full year of interest on the long term debt and a decline in the Canadian dollar relative to the U.S. dollar with the related impact of the significant unrealized foreign exchange loss resulting from the translation of the U.S. dollar denominated debt. These two factors more than offset the 32% increase in gross margin and improvement in Adjusted EBITDA in fiscal 2009 as compared to fiscal 2008.

Adjusted EBITDA

Adjusted EBITDA increased by $32.2 million, or 55%, from $58.7 million for fiscal 2008 to $90.9 million for fiscal 2009 as a result of the continued growth in the adoption of SMART Board interactive whiteboards and related complementary products, and the improvement in gross margin.

Liquidity and Capital Resources

As of March 31, 2010, we held cash and cash equivalents of $230.2 million. Currently, our primary source of cash flow is generated from sales of interactive whiteboards and complementary products. We believe that ongoing operations and associated cash flow in addition to our cash resources and revolving credit facility provide sufficient liquidity to support our business operations for at least the next 12 months.

Prior to the Corporate Reorganization in August 2007, our primary source of funds was cash flow from operations and we had minimal debt levels as cash flow generated from ongoing operations was sufficient to meet our operating needs. As part of the Corporate Reorganization, on August 28, 2007 we issued $465.0 million of term bank debt and C$338.9 million (equivalent to $319.2 million when issued) of related party debt, consisting of the shareholder note payable, which is due to School 3 ULC (an affiliate of Apax Partners and Intel), and cumulative preferred shares, which are held by IFF. Gross proceeds from the issuance of the term bank debt, which was funded on August 28, 2007, consisted of $305.0 million from a seven-year first lien term loan which bears interest at LIBOR plus 2.75%, $100.0 million from an eight-year second lien term loan which bears interest at LIBOR plus 7.0%, and $60.0 million from an eight-year unsecured term loan which bears interest at LIBOR plus 8.5%. The shareholder note payable in exchange for which we received gross proceeds on August 28, 2007 of C$254.0 million bears interest at a fixed rate of 12.0% and was issued for 10 years with two possible five-year extensions at our option. The cumulative preferred shares, in exchange for which we received gross proceeds on August 28, 2007 of C$84.9 million are entitled to a cumulative annual dividend of 8.5% and must be redeemed on a pro-rata basis with the shareholder note payable. The majority of these proceeds were used to fund a distribution to Intel and IFF at the time of the transaction. The remaining proceeds were used for general corporate purposes and to fund the legal and advisory costs associated with the transaction.

On May 9, 2008, we put into place a term construction facility to fund a portion of the construction costs associated with our new headquarters building in Calgary, Canada. The facility, which bears interest at the Canadian dollar banker’s acceptance rate plus 4.4% and matures on November 9, 2010, was fully drawn as of March 31, 2010. On December 17, 2008, we received a construction loan from IFF to cover additional costs associated with the construction of the building; see “Certain Relationships and Related Party Transactions”. The construction loan bears interest at the Canadian prime rate plus 2.0% and matures on November 9, 2010.

Deutsche Bank AG, Canada Branch is the administrative agent for the first lien facility, second lien facility and the unsecured term loan. These loans were arranged and syndicated by Deutsche Bank, Lloyds Bank and the Royal Bank of Canada. The term construction facility has been provided by the Royal Bank of Canada.

As of March 31, 2010, our outstanding debt balances were as follows:

•	first lien facility (revolving credit facility)—$40.0 million;

•	first lien facility (term loan)—$297.4 million;

•	second lien facility—$100.0 million;

•	unsecured term loan—$79.4 million, including accrued interest;

•	term construction facility—$49.7 million;

•	construction loan—$1.4 million, including accrued interest;

•	shareholder note payable—$327.9 million, including accrued interest; and

•	cumulative preferred shares—$102.0 million, including accumulated dividends.

On May 13, 2010, the Company’s board of directors approved a reorganization of the capital of the Company. Through a series of transactions including a payment of C$8.3 million on the shareholder note payable, the reorganization resulted in the shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon, being effectively converted to newly created Class A preferred shares. This series of transactions, which forms a part of our 2010 Reorganization, was completed on June 8, 2010; see “Description of Share Capital—2010 Reorganization.”

Below is a summary of our cash flows provided by (used in) operating activities, financing activities and investing activities for the periods indicated.

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities increased by $165.8 million to $159.5 million for fiscal 2010 compared to a net use of cash in operating activities of $6.3 million for fiscal 2009. Approximately $60.3 million of this increase came from operations and business growth and the remainder from improvements in non-cash working capital. Our working capital management improved significantly in fiscal 2010. During fiscal 2009 we were impacted by the implementation on April 1, 2008 of our new ERP system, which adversely affected our ability to manage our working capital levels during that period. See “Risk Factors—Risk Related to Our Business—We experienced significant difficulties implementing our enterprise resource planning system.”

In fiscal 2009, net cash provided by operating activities changed by $73.7 million from $67.4 million in fiscal 2008 to cash used in operating activities of $6.3 million in fiscal 2009 as operating cash flow from the growth of the business was offset by challenges arising from the ERP system implementation and its impact on managing working capital, higher non-cash working capital balances reflecting increased activity levels compared to fiscal 2008 and interest expense related to the term bank debt incurred as part of the Corporate Reorganization. See “Risk Factors—Risk Related to Our Business—The level of our current and future debt could have an adverse impact on our business” and “—Our working capital requirements and cash flows are subject to fluctuation which could have an adverse effect on our financial condition”.

Net Cash Used in Investing Activities

Net cash used in investing activities in fiscal 2008, 2009 and 2010 consisted primarily of capital expenditures associated with the construction of our new headquarters building. The capital expenditures for the building were $14.1 million, $41.7 million and $6.1 million for fiscal 2008, 2009 and 2010, respectively. The remaining expenditures relate to purchases of assembly equipment, leasehold improvements, furniture and fixtures, tradeshow equipment, data network infrastructure for our new headquarters and certain capitalized information systems expenditures.

Net Cash Provided by Financing Activities

For fiscal 2010, net cash provided by financing activities consisted of $7.9 million of debt issued to complete the construction of our new headquarters building, as well as a $40.0 million draw on our revolving credit facility near the end of fiscal 2010 to fund anticipated short-term working capital requirements.

Net cash provided by financing activities totaled $35.9 million in fiscal 2009. This primarily consisted of $38.7 million of proceeds from the issuance of debt to fund the construction of our new headquarters building, offset by $3.1 million of scheduled debt repayments under our first lien facility. The building was substantially completed in January 2009.

Net cash provided by financing activities totaled $28.0 million in fiscal 2008. This represented the net proceeds remaining after the issuance of debt, payment of fees and distribution to shareholders in conjunction with the Corporate Reorganization in August 2007.

Contractual Obligations, Commitments, Guarantees and Contingencies

Contractual Obligations and Commitments

We have certain fixed contractual obligations and commitments that include future estimated payments for general operating purposes. Changes in our business needs, contractual cancellation provisions, fluctuating foreign exchange and interest rates, and other factors may result in actual payments differing from estimates. The following table summarizes our outstanding contractual obligations in millions of dollars as of March 31, 2010.

	Fiscal Year Ending March 31,
	2011	2012	2013	2014	2015	2016 and thereafter	Total
Operating leases	$5.6	$4.3	$4.0	$3.7	$3.7	$20.1	$41.4
Derivative contracts	5.8	—	—	—	—	—	5.8
Long-term debt repayments:
Long-term debt	92.8	3.1	3.1	3.1	285.2	179.2	566.5
Related party long-term debt	1.4	—	—	—	—	429.9	431.3
Future interest obligations on long-term debt	18.1	21.2	24.3	24.3	19.1	17.1	124.1
Future interest obligations on related party long-term debt	—	—	—	—	—	275.2	275.2
Purchase commitments	90.0	—	—	—	—	—	90.0

Total	$213.7	$28.6	$31.4	$31.1	$308.0	$921.5	$1,534.3

The operating lease obligations relate primarily to office, warehouse and assembly facilities and represent the minimum commitments under these agreements.

The derivative contracts represent minimum commitments under interest rate contracts based on the forward strip for each instrument through the contract term.

Long-term debt obligations represent the minimum principal repayments required under our long-term debt facilities and include accrued interest to March 31, 2010 on certain debt where interest is deferred and added to the principal in accordance with the terms of the related loan agreements.

Purchase commitments represent our short-term commitments for raw materials used in the assembly of the SMART Board interactive whiteboards and commitments for finished goods from contract manufacturers.

Commitments have been calculated using foreign exchange rates and interest rates in effect at March 31, 2010. Fluctuations in these rates may result in actual payments differing from those reported in the above table.

Guarantees and Contingencies

In the normal course of business, we enter into guarantees that provide indemnifications and guarantees to counterparties to secure sales agreements or purchase commitments. Should we be required to act under such agreements, we expect that we would not incur any material loss.

We are subject to claims and contingencies related to lawsuits and other matters arising in the normal course of operations; see “Business—Intellectual Property.” We believe that the ultimate liability, if any, arising from such claims and contingencies is not likely to have a material effect on our consolidated results of operations or financial condition.

Off-Balance Sheet Arrangements

As of March 31, 2010, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market and Other Financial Risks

In the normal course of our business, we engage in operating and financing activities that generate risks in the following primary areas:

Foreign Currency Risk

Foreign currency risk is the risk that fluctuations in foreign exchange rates could impact our results from operations. We are exposed to a significant amount of foreign exchange risk, primarily between the Canadian dollar and the U.S. dollar, the Euro and the British pound sterling. This exposure relates to our U.S. dollar denominated debt, the sale of our products to customers globally and purchases of goods and services in foreign currencies. We continually monitor foreign exchange rates and periodically enter into forward contracts to convert a portion of our forecasted foreign currency denominated cash flows into Canadian dollars for the purpose of paying our Canadian dollar denominated operating costs. We target to cover between 25% and 75% of our expected Canadian dollar cash needs for the next 12 months through the use of forward contracts, with the actual percentage determined by management based on the changing exchange rate environment. We do not use derivative financial instruments for speculative purposes.

These programs reduce, but do not entirely eliminate, the impact of currency exchange movements. Our current practice is to use currency derivatives without hedge accounting designation. The maturity of these instruments generally occurs within 12 months. Gains or losses resulting from the fair valuing of these hedges are reported in foreign exchange (gain) loss on the consolidated statements of operations and comprehensive (loss) income.

For fiscal 2010, our net income (loss) would have decreased with a 10% depreciation in the average value of the Canadian dollar the Euro and the British pound sterling compared to the U.S. dollar, by approximately $28.0 million, $4.9 million and $2.5 million, respectively, as a result of the aggregate impact of both our functional currency and our reporting currency exposures. Based on our outstanding U.S. dollar denominated debt balance of $516.8 million as of March 31, 2010, a 10% depreciation in the value of the Canadian dollar compared to the U.S. dollar would result in a decrease in our net income (loss) of $47.7 million solely as a result of that exchange rate fluctuation’s effect on such debt.

Interest Rate Risk

Interest rate risk is the risk that the value of a financial instrument will be affected by changes in market interest rates. Our financing includes long-term debt and a revolving credit facility that bear interest based on floating market rates. Changes in these rates result in fluctuations in the required cash flows to service this debt. The risk associated with interest rate fluctuation is partially mitigated by the fixed rate portion of long-term debt relating to our shareholder note payable and cumulative preferred shares. We also periodically enter into interest rate swap agreements to fix the interest rate on certain long-term variable debt. For fiscal 2010, our annual interest expense would have increased by approximately $2.0 million for every 100 basis point increase in interest rates. Our current practice is to use interest rate derivatives without hedge accounting designation. Changes in the fair value of these interest rate derivatives are included in interest expense in our consolidated statement of operations and comprehensive (loss) income. Based on our outstanding fixed rate debt balance of $429.9 million as of March 31, 2010, a 10% increase in market interest rates would result in a decrease of $22.4 million in the fair value of such debt.

Credit Risk

Credit risk is the risk that the counterparty to a financial instrument fails to meet its contractual obligations, resulting in a financial loss to us.

We sell to a diverse customer base over a global geographic area. We evaluate collectability of specific customer receivables based on a variety of factors including currency risk, geopolitical risk, payment history, customer stability and other economic factors. Collectability of receivables is reviewed on an ongoing basis by management and the allowance for doubtful receivables is adjusted as required. Account balances are charged against the allowance for doubtful receivables when we determine that it is probable that the receivable will not be recovered. We believe that the geographic diversity of the customer base, combined with our established credit approval practices and ongoing monitoring of customer balances, mitigates this counterparty risk.

We may also be exposed to certain losses in the event that counterparties to the derivative financial instruments are unable to meet the terms of the contracts. Our credit exposure is limited to those counterparties holding derivative contracts with positive fair values at the reporting date. We manage this counterparty credit risk by entering into contracts with large established counterparties.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due. We continually monitor our actual and projected cash flows and believe that our internally generated cash flows, combined with our revolving credit facility, will provide us with sufficient funding to meet all working capital and financing needs for at least the next 12 months.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 2, “Significant Accounting Policies”, to our consolidated financial statements describes the significant accounting policies and methods used in the preparation of our consolidated financial statements. We base our estimates on historical experience and various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

We believe our critical accounting policies and estimates are those related to revenue recognition, allowance for doubtful receivables, inventory valuation and inventory purchase commitments, warranty costs, income taxes, legal and other contingencies and the Participant Equity Loan Plan. We consider these policies critical because they are both important to the portrayal of our financial condition and operating results, and they require us to make judgments and estimates about inherently uncertain matters. We have reviewed these critical accounting policies and related disclosures with the Board of Directors.

Revenue Recognition

Revenue consists primarily of the sale of hardware and software. We recognize revenue when persuasive evidence of an arrangement exists, shipping has occurred, the sales price is fixed or determinable and collection is reasonably assured. Product is considered shipped to the customer once it has left our shipping facilities and title and risk of loss have been transferred. For most of our product sales, these criteria are met at the time the product is shipped. In the case of integrated hardware and software products, we recognize revenue from the sale of (i) hardware products (e.g., SMART Board interactive whiteboards and complementary products), (ii) software bundled with hardware that is essential to the functionality of the hardware and (iii) post-contract customer support which includes technical support for the life of the product and when-and-if-available upgrades. We recognize revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) stand-alone sales of software products and post-contract customer support and (ii) sales of software bundled with hardware not essential to the functionality of the hardware.

For multi-element arrangements that include tangible products containing software essential to the tangible product’s functionality and undelivered software elements relating to the tangible product’s essential software, we allocate revenue to all deliverables based on their relative selling prices. In such circumstances, accounting principles establish a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows: (i) vendor-specific objective evidence of fair value, or VSOE, (ii) third-party evidence of selling price, or TPE, and (iii) estimate of the selling price, or ESP.

For the SMART Board interactive whiteboard and the SMART Notebook software which is essential to its operation we may from time to time provide future unspecified software upgrades and features free of charge to customers. We have identified three deliverables generally contained in arrangements involving the sale of the SMART Board interactive whiteboard. The first deliverable is the hardware. The second deliverable is the software license essential to the functionality of the hardware device delivered at the time of sale. The third deliverable is post-contract customer support, which includes the customer of the SMART Board interactive whiteboard receiving, on a when-and-if available basis, future unspecified software upgrades and features relating to the product’s essential software and unlimited customer support for both the hardware and software. Because we have neither VSOE nor TPE for the three deliverables, the allocation of revenue has been based on ESP. Amounts allocated to the delivered hardware and the related essential software are recognized at the time of sale, provided the other conditions for revenue recognition have been met. Amounts allocated to the unspecified software upgrades and hardware and software support are deferred and recognized on a straight-line basis over the seven-year estimated life of the related hardware. All product cost of sales, including estimated warranty costs, are generally recognized at the time of sale. Costs for product development and sales and marketing are expensed as incurred. If the estimated life of the hardware product should change, the future rate of amortization of the deferred revenue allocated to post-customer support will also change.

Our process for determining the ESP for deliverables without VSOE or TPE involves management’s judgment. Our process considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. This view is primarily based on the fact that we are not obligated to provide upgrades at a particular time or at all, and do not specify to customers which upgrades or features will be delivered in the future. Therefore, we have concluded that if we were to sell upgrades on a stand-alone basis, such as those included with the SMART Notebook software, the selling price would be relatively low. Key factors considered in developing the ESP for SMART Notebook software include our historical pricing practices, the nature of the upgrades (i.e., unspecified and when-and-if available), and the relative ESP of the upgrades as compared to the total selling price of the product. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead us to consider additional factors, our ESP for software upgrades, updates and customer support related to future SMART Board interactive whiteboard sales could change in future periods.

We record reductions to revenue for estimated commitments related to dealer and distributor incentive programs, including sales programs and volume-based incentives. For dealer and distributor incentive programs, the estimated cost of these programs is recognized at the date the product is sold. Additionally, certain dealer and distributor incentive programs are based on annual sales targets and require management to estimate the expected sales levels based on market conditions. Our estimates are based on historical experience and the specific terms and conditions of particular incentive programs. If a dealer or distributor misses its sales target significantly in relation to our estimate we would be required to record a change to the estimate, which would impact our revenue and results of operations.

Allowance for Doubtful Receivables

We distribute our products through third-party dealers and distributors. We generally do not require collateral from our dealers and distributors. We evaluate collectability of specific dealer or distributor receivables based on a variety of factors including currency risk, geopolitical risk, payment history, customer stability and other economic factors. Depending on our initial financial assessment we may charge new dealers and distributors and existing dealers and distributors who have not maintained an acceptable credit history with us a risk receivable charge based on a percentage of total sales until the customer has a proven payment history. This factor is applied to the dealer or distributor’s account at the time of sale and is recorded to allowance for doubtful receivables.

The allowance for doubtful receivables is based on our assessment of the ability to collect specific dealer or distributor accounts and includes consideration of the credit worthiness and financial condition of those specific dealers or distributors. We record an allowance to reduce the specific receivables to the amount that we reasonably believe to be collectible. We also record an allowance for all other trade receivables based on multiple factors, including historical experience with bad debts, the general economic environment, our assessment of the financial condition of our distribution channels and the aging of our receivables. If there is a deterioration of a major dealer or distributor’s financial condition, if we become aware of additional information related to the credit worthiness of a major dealer or distributor, or if future actual default rates on trade receivables in general differ from those currently anticipated, we may have to adjust our allowance for doubtful receivables, which would affect our results of operations in the period adjustments are made.

Inventory Valuation and Inventory Purchase Commitments

We must order components for our products and build inventory in advance of product shipments. We record a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. We perform detailed reviews of inventory that consider multiple factors including demand forecasts, product life cycle status, product development plans, current sales levels and component cost trends. If the future demand or market conditions for our products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, we may be required to record additional write-downs, which would negatively affect our results of operations in the period when the write-downs are recorded.

Consistent with industry practice, we acquire components through a combination of purchase orders, supplier contracts and open orders based on projected demand information. These commitments typically cover our requirements for periods ranging from 30 to 150 days. If there were an abrupt and substantial decline in demand for one or more of our products, or an unanticipated change in technological requirements for any of our products, we may be required to record additional accruals for cancellation fees that would negatively affect the results of operations in the period when the cancellation fees are identified and recorded.

Warranty Costs

We provide for the estimated cost of hardware warranties at the time the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost-per-claim and knowledge of specific product failures that are outside of our typical experience. Each quarter, we evaluate our estimates to assess the adequacy of our recorded warranty liabilities considering the size of the installed base of products subject to warranty protection and adjust the amounts if necessary. If actual product failure rates or repair costs differ from our estimates, revisions to the estimated warranty liability would be required and could negatively affect our results of operations.

Income Taxes

We record a tax provision for the anticipated tax effect of the reported results of operations. In accordance with GAAP, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

We recognize and measure uncertain tax positions in accordance with GAAP, whereby we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

We use the flow-through method to account for investment tax credits earned on eligible scientific research and experimental development expenditures. We apply judgment in determining which expenditures are eligible to be claimed. Under this method, investment tax credits are recognized as a reduction to income tax expense.

We enter into transactions and arrangements in the ordinary course of business in which the tax treatment is not entirely certain. In particular, certain countries in which we operate could seek to tax a greater share of income than has been provided for. The final outcome of any audits by taxation authorities may differ from estimates and assumptions used in determining our consolidated tax provision and accruals for interest and penalties associated with the resolution of these audits. These may have a material effect on the consolidated income tax provision and the net income for the period in which such determinations are made.

We believe it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the deferred tax assets. In the event that we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of GAAP and complex tax laws in multiple jurisdictions. Resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our financial condition and operating results.

Legal and Other Contingencies

We are subject to various legal proceedings and claims that arise in the ordinary course of business. In accordance with GAAP, we record a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. We believe we have no potential liability related to any current legal proceedings and claims that would individually or in the aggregate materially adversely affect our financial condition or operating results. However, the outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. Should we fail to prevail in any of these legal matters or should several legal matters be resolved against us in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

Participant Equity Loan Plan

In 2009, we implemented a Participant Equity Loan Plan under which we loaned funds to certain employees for the purpose of allowing these employees to purchase our shares at fair market value. For each issuance under the Participant Equity Loan Plan we have had an independent third-party valuation completed to assist our Board of Directors in determining the fair market value of the shares prior to their purchase by the employees. Fair market value is defined in the Participant Equity Loan Plan as the most probable price that would be obtained for all our shares in an arm’s length sale in the open market, on a going-concern basis, assuming a willing purchaser and a willing seller, without any discount for minority interest or any voting rights or agreement among shareholders or any premium for a special purchaser of control, the buyer and seller each acting prudently, knowledgeably and willingly. The loans are secured by the shares owned by the participating employee under a pledge agreement with full recourse to the participant. The shares granted under the Participant Equity Loan Plan are reported as share capital in shareholders’ equity at their fair value on the date of issue. In addition, the outstanding related loans plus accrued interest are reported as a reduction of shareholders’ equity.

The issuance of shares under the Participant Equity Loan Plan is in the scope of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, however, we concluded that the fair value, in accordance with the guidance in ASC 718, of such shares does not exceed the fair value of consideration paid by employees. Accordingly, no compensation expense related to shares issued under the Participant Equity Loan Plan has been recorded in the consolidated financial statements. For purposes of this discussion, we refer to fair value derived in accordance with ASC 718 as “Fair Value.”

There have been two issuances of shares under the Participant Equity Loan Plan. In August 2009 the company issued 10,412,500 shares at C$1.06 per share. We refer to this issuance as the August Issuance. In February 2010 an additional 544,691 shares were issued at C$3.53 per share. We refer to this issuance as the February Issuance.

The August Issuance

Because there has been no public market for our common shares, we considered a number of objective and subjective factors in reaching our conclusion that the Fair Value of the shares issued in the August Issuance did not exceed the issuance price. We first considered the results of the estimate of the fair market value (as defined in the Participant Equity Loan Plan) of our common shares performed by an independent third-party as of March 31, 2009. We then considered the following factors that we determined had led to an increase in the fair market value (as defined in the Participant Equity Loan Plan) of our common shares between the valuation date and the issuance date:

•	improvements in the company’s operating and financial performance;

•	changes in the level of competition for our existing and planned products;

•	the hiring of key personnel;

•	changes in industry information such as market growth and volume;

•	the performance of similarly-situated companies in our industry; and

•	the general economic outlook.

We also considered that fair market value (as defined in the Participant Equity Loan Plan) is in excess of Fair Value under ASC 718 since it does not take into account the impact of the following discounts:

•	an illiquidity discount on the fair value of our common shares; and

•

market conditions relating to release from restrictions of a significant percentage of our common shares issued under the Participant Equity Loan Plan, including prospects of a liquidity event and the timing of this event.

At the time of issuance, we concluded on balance that, despite the factors that may have increased the fair market value (as defined in the Participant Equity Loan Plan) of our common shares since the valuation date, the impact of the above discounts in arriving at Fair Value would likely reduce the Fair Value of common shares to an amount no greater than the issuance price.

To further substantiate the conclusion that Fair Value of our common shares did not exceed the issuance price of shares issued under the Participant Equity Loan Plan, we performed a retrospective analysis of the Fair Value of our common shares as of August 29, 2009. In performing this analysis we were assisted by the independent valuation firm that performed the March valuation. The retrospective analysis was performed using the same methodologies that were used to complete the March valuation. However, our valuation approach was expanded to quantify the impact of illiquidity discounts and market conditions relating to the release from restrictions of 60% of the common shares issued under the Participant Equity Loan Plan. Our retrospective valuation included the following elements.

Estimating the company’s enterprise value

The primary approach used to estimate the enterprise value of the company was the income approach. Under the income approach, the fair value of a business is estimated based on the cash flows that the business can be expected to generate over its remaining life. In applying the income approach, the estimated cash flows for the current year and the two succeeding years were converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows was then added to the present value equivalent of the residual value of the business at the end of the projection period to arrive at an estimate of the fair market value of the business.

We used a market approach to test the reasonableness of the value conclusions determined under the income approach. In the market approach, we compared the implied total enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, valuation multiples (EV/EBITDA) of the company to the trading multiples of public companies operating in the educational software and videoconferencing equipment industry, which are considered somewhat comparable to the company. In comparing the multiples, consideration was given to differences between the company and similar companies for such factors as company size and growth prospects.

Allocating the company’s enterprise value to common shares

Once the enterprise value was estimated pursuant to the foregoing analyses, the value was allocated among the company’s debt, mandatorily redeemable preferred shares and common shares based on the characteristics of each class of financial instruments and their claim on the company’s assets.

Adjustment for discounts

We adjusted the value of the common shares determined above for an illiquidity discount to reflect the absence of a liquid market for these shares while taking into consideration the prospects of successfully completing an initial public offering or other event or transaction (e.g., a merger or acquisition) that would create liquidity for the shareholders. In August 2009 we did not expect a liquidity event within one year. However, we believed that a two-year time horizon for a liquidity event was a reasonable expectation. To estimate the illiquidity discount, we used a “protective put option” model assuming an 18 month to two-year time period to a liquidity event and concluded that it was reasonable to use a discount for illiquidity of 25%.

We did not adjust the value of the common shares for a minority discount, since the primary approach that was used to estimate enterprise value was the income approach and a minority discount is not generally considered relevant to the income approach.

Adjustment for market conditions

We then adjusted our estimate for the impact of market conditions. Of the restricted common shares issued under the Participant Equity Loan Plan, 60% is released from the restrictions only upon a qualifying liquidity event (defined in the Participant Equity Loan Plan to include an initial public offering or merger or acquisition). Further, the number of shares to be released from restrictions depends upon the common share price realized in the qualifying liquidity event. These shares are referred to as performance-based shares.

In estimating the Fair Value of the performance-based shares, we assigned probabilities first to the likelihood of a qualifying liquidity event in the near term and then to each of the possible outcomes in a liquidity event.

In August 2009 we were not contemplating a qualifying liquidity event in the near term. At the time, we had been experiencing a number of challenges that made the timing of a liquidity event uncertain. Upon analysis of the facts known at the time, we concluded that we would assign a probability of 50% to the likelihood of a qualifying liquidity event.

Once a qualifying liquidity event has occurred, the number of performance-based shares to be released is a function of the return on invested capital by the initial shareholders (IFF, Intel and Apax Partners). Under the Participant Equity Loan Plan, if the liquidity event were to result in a return to the initial shareholders of less than three times invested capital, no performance-based shares are released. Returns of between three and five times invested capital would result in the partial release of performance based shares. A return multiple of five or more times invested capital would result in a release of all the performance-based shares.

In reaching our estimate of the Fair Value of the performance-based shares, we assigned probabilities to the various liquidity event outcomes. The probability of these outcomes and the number of shares to be released in each scenario were combined to estimate a probability-weighted Fair Value for the performance-based shares that was then combined with the estimated Fair Value of the remaining shares to determine the Fair Value of all shares issued in the August Issuance. The adjustment for market conditions (the impact of probability weighting the various scenarios) reduced the Fair Value of the performance-based shares by 75%.

Fair Value conclusion

Our retrospective estimate of the Fair Value of the shares issued in August 2009 confirmed our earlier conclusion that the Fair Value of the shares issued did not exceed the fair value of consideration paid by our employees to purchase the shares. Therefore, the August Issuance did not result in a compensation expense under ASC 718.

The February Issuance

In evaluating the Fair Value of shares issued in the February Issuance, we first considered an estimate of the fair market value (as defined in the Participant Equity Loan Plan) of our common shares that was prepared by an independent third-party as of October 31, 2009. Following the same approach that we used in August, we then considered both the factors that would have increased the fair market value (as defined in the Participant Equity Loan Plan) of our common shares from October 2009 to February 2010 and the discounts that should be applied in order to estimate Fair Value under ASC 718.

Factors contributing to changes in fair value

The most significant factors which would have resulted in an increase in the fair market value (as defined in the Participant Equity Loan Plan) of our common shares from August 2009 to February 2010 were:

•	successful progress of the company in implementing its business plan and achieving its financial forecast;

•	the hiring of senior management to lead our strategic expansion into business, government and international markets;

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utilization of American Recovery and Reinvestment Act (ARRA) funding by U.S. education districts to invest in technology for education during the fall of 2009 (the new academic year for education districts);

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an increase in the share of enterprise value attributable to common equity due to the impact of the change in the foreign currency exchange rate on the company’s outstanding U.S. dollar denominated debt;

•	the passage of time reducing the effect of discounting in the valuation models; and

•	significant financial leverage that increased the impact of change in the enterprise value on the valuation of common shares by several times.

Impact of discounts and market conditions

In considering the impact of illiquidity discounts on all shares issued in the Participant Equity Loan Plan and market conditions related to the performance-based shares, we followed the same methodology that we used in evaluating the August Issuance. Further, we adjusted the illiquidity discount and the probabilities assigned to the various scenarios related to the performance-based shares to reflect the proximity and increased probability of a liquidity event and our then-best estimate of the likelihood of various liquidity event outcomes. In this analysis, we reduced the illiquidity discount to 20%. After updating the probability weightings for the various potential outcomes, the performance-based shares were discounted by 63%.

Fair Value conclusion

On balance, and considering the number of shares issued in the February Issuance, we have concluded that the Fair Value of the shares issued did not differ materially from the fair value of the consideration paid by our employees. Therefore, the February Issuance did not result in a compensation expense under ASC 718.

Factors contributing to the subsequent increase in the value of our shares

The most significant factor that contributed to the increase in the value of our common shares from the February Issuance to $8.50, the value per common share implied by an assumed initial public offering price of $17.00 per Class A Subordinate Voting Share (the midpoint of the range set forth on the cover page of this prospectus) was the increased probability of a liquidity event, in this case the public offering of our shares, and the decreased time to a liquidity event, which resulted in a corresponding decrease to the illiquidity discount and the discount for market conditions. The effect of the illiquidity discount and market condition discount upon the value of our common shares at February 2010 was approximately 20% and 63%, respectively, but such discounts are not reflected in the value of our common shares implied by the assumed initial public offering price of our Class A Subordinate Voting Shares because such discounts would not apply upon completion of our initial public offering. The absence of these discounts in our assumed initial public offering price accounts for more than 75% of the increase in the value of our common shares since the February Issuance.

Other factors contributing to the increase are:

•	our acquisition of NextWindow on April 21, 2010, which resulted in a positive adjustment to our financial forecast and an increase in the enterprise value of the combined company;

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an improvement in the general economic outlook, progress in the implementation of our fiscal 2011 business plan and our expectation of continued growth in future years resulting from an acceleration of our strategic focus in business, government and international markets;

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our significant financial leverage (the value of our debt significantly exceeded the fair value of our equity in February 2010) that caused the value of our common shares to increase disproportionately to our enterprise value; and

•	the passage of time, which reduced the effect of discounting.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board, or FASB, issued FASB ASC 825, Financial Instruments—including an amendment of FASB ASC 320, Investments—Debt and Equity Securities, (ASC 825). ASC 825 permits entities to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. If elected, unrealized gains or losses on certain items are reported in net income (loss) at each subsequent reporting period. ASC 825 was effective for our financial statements for the fiscal year beginning April 1, 2009. The adoption of this new standard did not have a material impact on our reported results.

In December 2007, the FASB issued FASB ASC 805, Business Combinations (ASC 805). ASC 805 is broader in scope than its predecessor pronouncement which applied only to business combinations in which control was obtained by transferring consideration. ASC 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC 805 is effective for business combinations in fiscal years beginning after December 15, 2008. The adoption of this new standard did not have a material impact on our reported results.

In January 2010 the FASB issued revised guidance intended to improve disclosures related to fair value measurements. This guidance requires new disclosures as well as clarifies certain existing disclosure requirements. New disclosures under this guidance require separate information about significant transfers in and out of Level 1 and Level 2 and the reason for such transfers, and also require purchases, sales, issuances, and settlements information for Level 3 measurement to be included in the roll-forward activity on a gross basis. The guidance also clarifies the requirement to determine the level of disaggregation for fair value measurement disclosures and the requirement to disclose valuation techniques and inputs used for both recurring and nonrecurring fair value measurements in either Level 2 or Level 3. This accounting guidance is effective for our financial statements beginning in the first quarter of fiscal 2011, except for the roll-forward of activity on a gross basis for Level 3 fair value measurement, which will be effective for our financial statements in the first quarter of fiscal 2012. We are currently evaluating the impact that the adoption of this guidance will have on our financial statement disclosures.

BUSINESS

Overview

SMART Technologies designs, develops and sells interactive technology products and solutions that enhance learning and enable people to collaborate in innovative and effective ways. We are the global leader in the interactive whiteboard product category, which is the core of our interactive technology solutions. We introduced the world’s first interactive whiteboard in 1991 and since then have shipped over 1.6 million of our SMART Board interactive whiteboards worldwide.

SMART Board interactive whiteboards combine the simplicity of a whiteboard and the power of a computer. By touching the surface of a SMART Board interactive whiteboard, the user can control computer applications, access the Internet, write in digital ink and save and share work. Our award-winning interactive whiteboards are the result of more than 20 years of technological innovation focused on providing an intuitive and compelling user experience. Our interactive whiteboards are designed to serve as the focal point of a broad technology platform in classrooms and meeting rooms. We complement our interactive whiteboards with a range of modular and integrated interactive technology products and solutions, including hardware, software and content created by both our user community and professional content developers. Among our strengths, we believe that the quality of our product offering, our premier brand and our loyal customer base will allow us to continue to leverage our position as the interactive whiteboard product category leader.

The education market has been the most active in embracing interactive whiteboard solutions and has historically accounted for a substantial majority of our revenue. We believe that the business and government markets for interactive whiteboards, as well as the licensing of our touch-enabled technologies and sale of our touch-enabled solutions to other companies that seek to bring to market interactive touch products other than interactive whiteboards, represent additional attractive opportunities. We have sold our products and solutions in over 100 countries and believe our well-established distribution network gives us a broad global presence and access to a large addressable market. In our fiscal year ended March 31, 2010, 71% of our revenue was generated in the United States and Canada, 23% in Europe, the Middle East and Africa, and 6% in the rest of the world.

We have grown our revenue every year since fiscal 1992. In our fiscal years ended March 31, 2008, 2009 and 2010, our revenue was $378.6 million, $468.2 million and $648.0 million, respectively, which corresponds to year-over-year growth rates of 24% in fiscal 2009 and 38% in fiscal 2010.

Industry Background

Interactive Whiteboards Represent a Large and Growing Market and Are Changing the Way People Learn and Collaborate

We pioneered the interactive whiteboard product category, selling the first interactive whiteboard in 1991. Since then, interactive whiteboards and other complementary solutions have been replacing and supplementing traditional learning and collaboration tools in classrooms and meeting rooms. Unlike traditional tools, an interactive whiteboard allows users to control computer applications, access the Internet, write in digital ink and save and share work. It also allows teachers, students and meeting participants to view and interact with presentations and information in real time, both locally and remotely. Because of its network connectivity through a computer, interoperability with multiple complementary solutions and central physical location, an interactive whiteboard can serve as the focal point for interaction and collaboration in classrooms and meeting rooms. The adoption of interactive whiteboards has been followed by the development of modular and integrated interactive technology products that enhance the interactive learning and collaboration experience. In addition, an active community of users and developers has emerged that creates content and software for interactive whiteboards.

Gartner, a technology market research firm, estimates that annual worldwide spending on hardware and software in the education information technology market will grow from $16.5 billion in 2009 to $18.6 billion in 2012. The interactive whiteboard product category has been growing at a higher rate than the broader education hardware and software market and, according to a 2010 report from market research firm Futuresource Consulting, this above-market growth rate is expected to continue. Futuresource Consulting expects the worldwide market for interactive whiteboards to grow from $1.1 billion in 2009 to $1.8 billion in 2012, representing a 19.5% compound annual growth rate. Futuresource Consulting also estimates that the number of interactive whiteboards shipped worldwide annually will increase from approximately 748,000 in 2009 to approximately 1,350,000 in 2012, leading to an estimated global installed base of approximately 6,000,000 interactive whiteboards by 2012. In addition to the interactive whiteboard product category, we believe that there are significant revenue opportunities in complementary interactive hardware and software products in the education market.

According to Futuresource Consulting, the business and government markets currently represent less than 10% of global interactive whiteboard sales and we believe the majority of those interactive whiteboards are purchased for training purposes. We believe that the business and government markets for interactive whiteboards represent an additional attractive opportunity and that interactive whiteboards can become an important enabler of more effective and efficient workforces.

The Education Market Has Been the Most Active in Adopting Interactive Whiteboards

The education market has been the most active in adopting interactive whiteboard solutions. We believe this is a result of the benefits of those solutions for teachers, students and administrators, which include:

•	teachers can create digitally rich lessons incorporating images, video, animation and sound to more effectively engage students and encourage their participation;

•	teachers can easily save, share and access digital lessons, which can also be improved by the teaching community, decreasing the demand on teacher planning and preparation time;

•	teachers can distribute digital lessons electronically to students, reducing the need of students to take notes while permitting them to concentrate on understanding the materials presented;

•	teachers have instant real-time access in the classroom to a vast array of digital resources on the Internet;

•	teachers can deliver the same lesson to multiple classrooms, including physically remote locations;

•	administrators benefit indirectly from the positive improvements in the teaching and learning experiences for teachers and students; and

•	administrators can retain digital lessons and share the best content between teachers.

Third-party research suggests that interactive whiteboards can have a positive effect on student engagement, motivation, the ability to accommodate a variety of learning styles (including those of certain special needs students) and student understanding and review processes. For instance, in one United Kingdom study, many students who had been taught using an interactive whiteboard over a two-year period made additional progress of up to 7.5 months, as measured by national test scores, as compared to their peers who had not been taught with an interactive whiteboard.

We believe that the opportunity for interactive whiteboards in the education market is large, and global penetration rates are still very low. Futuresource Consulting estimates in a 2010 report that there are approximately 33 million teaching spaces in the 66 countries that they track, and an additional 8 million teaching spaces in other countries. They further estimate that 2.8 million interactive whiteboards are currently installed, representing a global penetration rate of only 7%. According to Futuresource Consulting, from 2004 to 2009, classroom penetration in the United Kingdom increased from approximately 24% to 72% and in the United States penetration increased from 4% to 28%. In addition, they estimate that most other large countries in Europe, Asia and Latin America currently have far lower penetration of interactive whiteboards in classrooms than the United States and the United Kingdom and we believe that these markets represent significant opportunities for future growth.

The Business and Government Markets Represent Additional Attractive Opportunities

We believe that the business and government markets for interactive whiteboards and complementary products represent attractive opportunities because these products can improve the quality of collaboration to enable a more effective and productive workforce. In meeting rooms, interactive whiteboards and complementary products can:

•	make brainstorming and collaboration easier by providing a focal point upon which participants can share their ideas with the entire group of attendees, including those in remote locations;

•	add a visual, interactive dimension to conferencing that lets attendees visualize a situation or concept and make decisions based on that visualization; and

•	save time by allowing users to save and distribute the collective work product from the meeting without the inconsistencies and subjectivity that may result from individual note taking.

In training rooms, interactive whiteboards can offer benefits in ways similar to classrooms.

There is currently a low rate of adoption of interactive whiteboard solutions in the business and government markets. We believe that a substantial opportunity exists for interactive whiteboards and other collaboration solutions that are tailored to the needs of these markets. We further believe that the interactive whiteboard has the ability to become the focal point of the meeting room or training room. In addition to being an important stand-alone collaboration tool, we believe that interactive whiteboards can integrate with other collaboration technologies, including videoconferencing, webconferencing and audioconferencing, to enable groups to work more efficiently, reduce travel costs and collaborate more effectively.

Touch Technologies Are Being Adopted Beyond Interactive Whiteboards

Interactive touch technologies have become more prominent in a variety of digital solutions beyond interactive whiteboards. For instance, the Microsoft Windows 7 operating system released in October 2009 supports touch capabilities for computer displays. As a result, we believe that many computer display manufacturers are seeking to increase their sales in the future by including interactive touch technologies in their displays, including on desktops, laptops, notebooks, all-in-one computers and tablets. In addition, interactive touch technologies are being incorporated into an increasing range of other products, such as mobile phones, digital retail signage, directories and kiosks. According to DisplaySearch, a global market research firm for the display supply chain, the touch screen module market is predicted to grow from $3.7 billion in 2009 to $6.2 billion in 2012, a compound annual growth rate of 19.3%.

Our Competitive Strengths

We believe that the following competitive strengths position us well to compete effectively in the future:

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Interactive Whiteboard Pioneer and Established Global Category Leader. We are the global leader in the interactive whiteboard product category having introduced the world’s first interactive whiteboard in 1991. According to Futuresource Consulting, for the year ended December 31, 2009, our share of the interactive whiteboard product category was 61% in the United States and 48% worldwide. As the education, business and government markets continue to adopt technology solutions for classrooms and meeting rooms, we believe that our award-winning and proven solutions, the volume of content and number of applications available to our users and the benefits of standardization on our platform all enhance the desirability of our solutions and provide us an advantage in securing future sales.

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Our Focus on a Compelling User Experience. Our product development team focuses on creating easy-to-use products that deliver an excellent user experience. While technologically sophisticated, our products are intuitive, easy to use and highly reliable and can seamlessly integrate with our complementary products and the products of many third parties. Our interactive whiteboards offer a full set of features that can grow with users as their skills and needs evolve, which enables faster adoption, more in-depth utilization of the product, greater user impact and overall stronger product loyalty. This focus on the end-user has been integral to our organization and culture since our inception and we have approximately 25 educational consultants working in the field with hundreds of customers each month to understand how our products are being used and how our products should be improved. Their input is an important component of the work done by our established internal team of product developers and usability experts whose priority throughout the innovation process is the customer experience.

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Portfolio of Innovative Solutions. We have more than 20 years of innovation experience and have independently introduced five major generations of SMART Board interactive whiteboards and released five major versions of our SMART Notebook software. Our focus on innovation differentiates our award-winning products. For example, unlike many other interactive whiteboards that can only be operated with a specialized pen, substantially all our SMART Board interactive whiteboards are touch-enabled, allowing users the flexibility to operate them with either their finger or a stylus. We believe that touch-enabled interaction is increasingly popular because it provides a more tactile and responsive user experience, is more versatile than stylus-based interaction, allows for multi-touch operations and is not dependent on a specialized pen which can be easily misplaced. As another example, the ultra-short-throw projector that we released in 2009 reduces shadows on the interactive whiteboard by extending only 15 inches from the projection surface, which we believe is less than any other competing projector available in the market. In addition to our interactive whiteboards, we also offer a range of hardware, software and content designed to integrate seamlessly with our interactive whiteboards. Our commitment to innovation and technological advancement has resulted in 59 patents issued in the United States, 57 patents issued in other countries and approximately 456 patent applications pending worldwide.

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Premier Brand. We believe our SMART brand is the most recognized brand name in the interactive whiteboard category. We have consciously built our portfolio of products and solutions around the SMART brand so that schools, businesses and government agencies can expect the same intuitive use, value and integration from all our products. We believe that word-of-mouth recommendations from customers and established online user communities are key contributors to our strong brand and will help us increase our sales.

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Large and Loyal User Base. Based on our current installed base in primary and secondary education and an assumed average classroom size of 24 students, we estimate that at least 30 million students and teachers currently use SMART Board interactive whiteboards and other SMART products worldwide. We believe our users are loyal to the SMART Board interactive whiteboard because of their familiarity and comfort with operating our products, their investment in creating materials specifically for use with our products and the overall quality of their user experience. For example, when teachers move to new schools, they often want to work with the same content and type of interactive whiteboard that they used at their previous school. We believe that the size and loyalty of our user base gives us significant opportunities for future revenue growth. We also believe that many students who have learned on a SMART Board interactive whiteboard will prefer to continue learning and collaborating with similar technology in higher education or the workforce and that our large and loyal customer base will be a source of demand for our products from these market sectors in the future.

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Large and Growing Community of Content Developers. As a result of our category leading position in interactive whiteboards and our broad user base, many end-user and professional content developers work with our SMART Notebook software to develop content for education, such as lessons with integrated multimedia. A large amount of our content is accessed through SMART Exchange, an online community platform that provides a place for teachers to share content or lessons. In addition, there are numerous public websites sharing content created in our SMART Notebook software. We believe that there is a strong network effect supporting the growth of content produced on our software—content developers are able to reach a large number of users and users are able to access a large amount of content. Increasingly, content created in SMART Notebook software is being sold by content developers as supplementary materials or as part of a textbook offering. For example, educational publisher Scholastic Corporation has begun to develop and sell content for use with SMART Notebook software. We believe that the creation of content by end-users and professional content developers for use with our SMART Notebook software creates more loyal users which further drive adoption of our products.

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Well-Established Global Distribution Network. We have spent almost 20 years building our global network of dealers and distributors, which is comprised of approximately 300 direct dealers in North America and approximately 65 distributors outside of North America who sell to dealers internationally. We actively train our dealers and distributors to enhance their ability to sell our products. Although our dealers and most of our distributors are not contractually required to sell our products exclusively, we believe that they currently do not sell competing interactive whiteboard products. In addition, we believe that our strong global network of knowledgeable resellers is a critical competitive advantage as we seek to increase our revenue from outside the United States, the United Kingdom and Canada. We believe that this network will also help us to further develop the business and government markets since many of our resellers already sell to business and government accounts.

Our Strategy for Growth

Our mission is to change the way the world works and learns. We plan to continue to grow our business based on our position as the global leader in the interactive whiteboard product category through the following key strategies:

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Acquire New Customers in the Education Market. According to Futuresource Consulting, as of December 31, 2009, only 7% of the estimated 41 million teaching spaces globally had an interactive whiteboard. We believe that our current market leadership and strong portfolio of solutions position us to increase sales as more schools introduce interactive whiteboards. We will continue to pursue and/or support schools and school districts that are investing in technology-enhanced teaching and learning products. We believe that many of our existing and future solutions will continue to be well-suited to the education market and we intend to increase our sales efforts in this area.

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Further Penetrate the Education Market by Providing Additional Hardware, Software and Content Products. Our success has been driven by the adoption of our SMART Board interactive whiteboard. We intend to turn our integrated education platform, consisting of a SMART Board interactive whiteboard with integrated projector options, our SMART Notebook software and SMART Exchange, our online content-sharing platform, into the hub of a growing collection of interactive technology products in the classroom. We believe that our expanding portfolio of products, including hardware, software and content, complements our integrated education platform to provide a compelling classroom experience. Given the size of our installed base and satisfaction with our products, we believe existing SMART Board interactive whiteboard users would generally prefer to purchase complementary products from us rather than our competitors. Examples of these complementary products and solutions include SMART Response, SMART Document Camera, SMART Table, SMART Audio, SMART Classroom Suite and SMART Sync. As classroom technology and teaching methods evolve, we also intend to add products to our portfolio that support multiple learning modes, including full-class, small-group and individual learning. We also intend to increase the depth and quality of the digital content offered by us for use on our interactive whiteboards through a mixture of both free and premium content. We believe that these additional hardware, software and content products will also encourage our customers to purchase replacement interactive whiteboards from us rather than our competitors.

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Accelerate Adoption in Business and Government Markets. We estimate that approximately 15% of our revenue for the year ended March 31, 2010 came from the business and government markets. We intend to accelerate the adoption of our products in these markets and have recently implemented senior management changes to increase our focus in these areas. We have also increased the amount of our research and development budget devoted to developing new solutions and improving existing solutions for these markets. To penetrate these markets, we intend to leverage our existing reseller network, since many of our resellers already sell to business and government accounts. We also plan to leverage strategic relationships with leading providers of enterprise collaboration solutions. Our growth strategy will focus on increasing the simplicity and ease of use of our products, while fully integrating them with critical business processes and products from other vendors of collaboration technologies.

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Maintain Technology Innovation Leadership. We believe that our focus on creating easy-to-use products and an excellent user experience is central to our continued leadership in the interactive whiteboard product category and an integral part of our culture. We will seek to maintain our leadership position through continued investment in the development of new products and solutions. In addition to continued hardware and software development, we intend to increase our offering of free and premium content for the education sector through SMART Exchange, our online community and content-sharing platform. We also sell our solutions and license our patented technologies, where appropriate, to other companies that seek to bring to market interactive touch products other than interactive whiteboards. For example, our technologies and solutions are currently used in touch-enabled PC displays of several leading manufacturers, as well as in non-PC interactive displays. In addition to NextWindow, we will consider acquiring additional companies, technology and patents to further enhance our leadership position.

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Broaden Geographical Focus. We are committed to expanding our geographical reach and increasing adoption of our products worldwide. We will seek to expand in continental Europe, Asia and in other countries, where we believe average penetration rates are currently lower than in the United Kingdom, the United States, Mexico and Canada. Our SMART Notebook software is already offered in 48 languages and our SMART Classroom Suite software is available in 22 languages. We intend to make content and content-sharing solutions available for classrooms in other countries, which should permit others to develop local curricula. We currently have offices in the United States, Canada, Brazil, China, France, Germany, Japan, New Zealand, Singapore, the United Arab Emirates and the United Kingdom, as well as personnel located in many other countries. We intend to broaden our geographical focus by opening offices in additional countries, by continuing to hire additional sales personnel globally and by increasing our global distribution network.

Our Products

We offer an extensive range of interactive whiteboards and complementary products, as well as interactive touch-enabled display components. At the core of our education solution is the SMART education platform, which can change the way teachers teach and students learn and interact. Generally, teachers with little or no experience with our products can quickly start delivering and creating multimedia lessons, and those with more experience can depend on our solutions to grow with them as their skills and needs evolve. Our SMART education platform consists of the following three fundamental elements:

•	a touch-sensitive SMART Board interactive whiteboard with integrated projector options,

•	SMART Notebook software, and

•	SMART Exchange, our online community and content-sharing platform.

At the core of our business and government solution is the SMART business platform, which is designed to enable users to effectively collaborate with each other, whether they are located in a single meeting room or in meeting rooms around the world. Our SMART business platform consists of the following three fundamental products:

•	a touch-sensitive SMART Board interactive whiteboard with integrated projector options,

•	a SMART Hub appliance, and

•	SMART Meeting Pro software.

We complement our core platforms with an extensive selection of easy-to-use, modular products that provide teachers additional ways to engage students, and business and government users additional tools to collaborate and communicate with suppliers, customers and colleagues. Our complementary products are designed to work seamlessly with our core platforms and often require minimal training to install or use.

SMART Board Interactive Whiteboards

SMART Board interactive whiteboards include a large digital whiteboard that combines the simplicity of a whiteboard and the power of a computer. By touching a SMART Board interactive whiteboard, the user can control computer applications, write in digital ink and share and save work. We offer both stand-alone interactive whiteboards and complete interactive whiteboard solutions. Our interactive whiteboards are available at various performance, size and price levels. The four principal lines are shown below:

	V280	600 series	600i series	685ix

Product Information:
Commercial launch date	September 2008	October 2005	January 2007	October 2009

Whiteboard features:
Integrated with SMART Notebook / Meeting Pro software	•	•	•	•
Integrated with complementary SMART products	•	•	•	•
Finger-based control		•	•	•
Touch recognition		•	•	•
Widescreen option		•	•	Widescreen only
Dual-user option		•	•	•
Intelligent pen tray		•	•	•
Electronics-free pens		•	•	•
Projector features:
Integrated projector			•	•
Long-lasting lamp (2,500–4,000 hours)			•	•
Network enabled			•	•
Ultra-short throw				•

Our interactive whiteboards offer the following important benefits:

•

Ease of use. Our products have been designed to be easy to use and we believe that the increased adoption of our products is in large part because of their user-friendly nature. Unlike certain of our competitors’ products, substantially all our whiteboards are touch-enabled, offering users the flexibility to operate them with their finger or an electronics-free stylus.

•

Integrated design. We build products that integrate well with other SMART products and our customers’ existing technology products. For example, a teacher using our SMART Notebook software can initiate the SMART Response assessment functionality during a lesson without needing to launch another application.

•

Complete solutions. For the education market, a SMART Board interactive whiteboard purchase includes SMART Notebook software and access to the SMART Exchange online community and content-sharing platform. For the business and government markets, the purchase includes a SMART

Hub appliance and SMART Meeting Pro software. Self-paced and online instructor-led training options, standard warranty and technical support are included with the purchase of a SMART Board interactive whiteboard. Complementary products and premium services are also available for a fee.

•

Access to the SMART ecosystem. As the global leader in the interactive whiteboard product category, our ecosystem of digital content, lesson activities, software, services and accessories is large and growing. For the education market, there are numerous public websites providing digital content and SMART Notebook software lesson activities. The availability of ready-to-use content allows teachers to enjoy the benefits of SMART Board interactive whiteboards in their classrooms almost immediately.

Additional Hardware Products

In addition to interactive whiteboards, we sell a number of additional interactive hardware products for the classroom and meeting room designed to improve learning and collaboration:

•

SMART Response. A set of hand-held interactive response devices used by the respondents to answer questions or vote on topics, enabling teachers to gain real-time insight into student learning. We offer versions for primary and secondary grades, and a software version for one-to-one learning environments.

•

SMART Podium. A speaker’s podium that includes an interactive display for large room presentations, such as auditoriums. The speaker can write over slides in digital ink, save notes, access any website or multimedia file and project their work onto a large screen.

•	SMART Table. The first multi-touch, multi-user interactive learning center designed for the education market, which allows groups of young students to work simultaneously on the table’s surface.

•

SMART Document Camera. Also known as a visualizer, the SMART Document Camera transforms any object into digital content. Images of documents, objects and video can be captured, saved and easily incorporated into a lesson through the integration with our SMART Notebook software.

•

SMART Slate. A tablet-style device that enables wireless remote interaction with the SMART Board interactive whiteboard, giving users the freedom to interact with digital content from anywhere in the room by utilizing a stylus on a flat, hand-held surface.

•	SMART Board Interactive Display. Interactive overlay or frame that provides full interactive whiteboard capabilities to an LCD or plasma screen up to 65 inches in size.

•	SMART Audio. A voice amplification system that distributes sound evenly throughout the classroom or meeting room.

•

SMART Hub. An appliance that works with a SMART Board interactive whiteboard and allows the user to create, share and distribute digital notes without the need for a dedicated meeting room computer. The SMART Hub provides the flexibility to add a laptop, plug in a USB key or connect to a multimedia device such as a DVD player.

As a result of our acquisition of NextWindow, our portfolio of solutions now also includes:

•

PC Touch (1900 series). Designed for high volume manufacturer integration into LCD screens between 15 to 32 inches in size. Uses include all-in-one computers and standard PCs. Available as a frame-plus-glass solution or stand-alone frame.

•

Display Touch (2100 series). Designed for integrators to convert large-screen format displays between 30 to 120 inches in size into interactive touch screens. Uses include digital signage, directories and kiosks. Available as a frame-plus-glass solution or stand-alone frame.

•

Overlay Touch (2700 series). An overlay designed for end-users to easily mount onto a standard LCD or plasma monitor between 30 to 82 inches in size, converting it into a fully functional, interactive touch screen. Uses include digital signage, directories and kiosks.

Software Portfolio

We sell our interactive whiteboards to the education market with SMART Notebook software included as part of an integrated platform. SMART Notebook software is our flagship software product and is now in its fifth major version. For the business and government markets, we include SMART Meeting Pro software with our interactive whiteboards. For distance education or remote collaboration, our SMART Bridgit software can connect multiple interactive whiteboards, desktops and laptops in any location. We also offer a number of additional software products for the classroom and meeting room to enable interactive learning and collaboration. We have not historically focused on selling our software independently from our hardware, and stand-alone software sales are not currently a significant part of our revenue. However, we believe that software is an integral part of the value proposition of many of our product offerings. In the future, we expect to increase our revenue from the sale of software, independent from our hardware. Our portfolio of software products includes:

•	SMART Notebook. Collaborative learning software that allows users to create, deliver and manage interactive lessons within a single application.

•	SMART Notebook Express. Software that allows users to open, edit and share lessons created in SMART Notebook or SMART Notebook SE through any browser-enabled device.

•	SMART Notebook SE (Student Edition). Enables students to complete school work, take notes, manage due dates and organize digital material.

•	SMART Response CE (Computer Edition). Interactive response software that enables users to respond from their own desktops or laptops. Responses can be aggregated and reviewed in real time.

•

SMART Sync. Classroom management software that lets teachers connect their computer quickly and easily to every student computer in a classroom. Teachers can efficiently monitor student progress, broadcast to each screen, respond to questions remotely, blank all student screens to focus attention and control Internet access.

•

SMART Classroom Suite. Combines SMART Notebook, SMART Sync, SMART Notebook SE and SMART Response CE into an integrated software offering. Together, these software applications support the key stages of teaching and learning, from lesson creation and delivery to student assessment.

•

SMART Notebook Math Tools. A plug-in to SMART Notebook that provides teachers a simple way to demonstrate math concepts visually on a SMART Board interactive whiteboard. This tool includes a large selection of dynamic and intuitive tools, such as an advanced equation editor, Texas Instruments emulator launcher, custom graph builder, shape divider, advanced measurement tools and table and graphing tools.

•	SMART Ideas. Visual learning and concept mapping application for the classroom. Enables students to better analyze and understand complex ideas by building multilevel interactive concept maps.

•

SMART Meeting Pro. Allows business and government users to interact with colleagues and customers using any presentation or application attached to a SMART Board interactive whiteboard. Also used to prepare presentations prior to attaching to a SMART Board interactive whiteboard during the collaborative session.

•

SMART Meeting Pro Premium. An application to move notes, documents and software applications over multiple displays or SMART Board interactive whiteboards in a meeting room. Users can also connect in-room or remotely-located computers to the displays allowing the team to view or work on documents with several sets of geographically dispersed data sources.

•

SMART Bridgit. Conferencing software that provides a quick, easy and effective way to share voice, video and data between two or more network-connected Mac OS X or Windows devices. SMART Bridgit fully integrates with SMART Board interactive whiteboard solutions to enable geographically dispersed interactive whiteboard users to collaborate in real time.

Our Content

Providing our user base with access to content is an important area of potential future growth. We plan to offer free and premium content in order to meet the different needs of our users. We currently do not derive a meaningful amount of revenue from the sale of content. Our current content offering is accessed through SMART Exchange, an online community platform that provides a place for teachers to share content or lessons. Access to our portal is available through any Internet browser, thus allowing millions of SMART Board interactive whiteboard users to access value-added content from us. There are currently approximately 37,000 digital education resources, such as lesson plans and interactive response questions, available on SMART Exchange.

Our Technology and Innovation Process

Our technology and innovation process are central to our success. We have more than 20 years of innovation experience, which as of April 30, 2010 has resulted in 59 patents issued in the United States, 57 patents issued in other countries and approximately 456 patent applications pending worldwide. We currently employ more than 290 full time engineers, software developers and other technicians and have spent over $135 million on research and development in our history.

We aim to deliver innovative solutions that are safe, reliable, visually appealing and easy to use. We believe that our products are differentiated by their industrial design and usability and we have an established internal team of industrial designers and usability experts who are integrated into our technology and innovation processes. Our company slogan is “Extraordinary Made Simple” and our technology products are designed with ease of use in mind. We believe most users can walk up to a SMART Board interactive whiteboard and quickly begin to use the product because of its intuitive nature.

Our technologies are developed and delivered within a modular software architecture and with shared design elements that ensure all SMART products are interoperable and deliver enhanced value when used together. Ease of use and the customer experience are high priorities in our technology development. Some of the technologies and frameworks we employ in our solutions include:

•

Optical Touch. Digital Vision Touch (DViT) is our optical image sensor-based touch and multi-touch technology that we invented and filed a patent application for in 2000. We began selling products based on DViT in 2003. This technology is the basis for our SMART Board Interactive Display product which enables any LCD or plasma screen up to 65 inches in size to have interactive whiteboard capabilities. DViT is also used in our SMART Table and SMART Board V280 products. In fiscal 2009, we licensed DViT to a major sensor manufacturer for use in chips that are integrated into displays less than 32 inches in size for the desktop and laptop product category. As a result of our acquisition of NextWindow, we have obtained additional optical touch technology and know-how. These are utilized in the NextWindow 1900, 2100 and 2700 series products that are used by other manufacturers that seek to bring to market interactive touch products beyond interactive whiteboards. We continue to invest significant funds in the research, development and intellectual property protection of optical touch derivatives and to explore new optical touch architectures with a view to increased functionality, lower cost and decreased size of components.

•

Short-Throw Projection. Our short-throw projector technology was developed in cooperation with several leaders in the projection components and assembly industry. Front projection interactive whiteboards provide a better user experience when coupled with a short-throw projector because the shadows and glare that are unavoidable with regular projectors are virtually eliminated. The shorter the throw distance, the better the experience for the user at the interactive whiteboard and the better the overall appearance of the system in the room. We offer both short- and ultra-short-throw projectors. We believe our UX60 projector is the shortest throw commercial front projector available in the market at a throw ratio of 0.14:1 (throw distance to image diagonal). We believe that many of our competitors that use the “ultra-short-throw” moniker have typical throw ratios that are at least twice as long as those of our UX60 projector.

•

Resistive Touch Technology. The SMART Board interactive whiteboard 600 series is an example of high quality product execution of an open technology. Resistive touch technology is the oldest and the most widely used touch technology. We realized particular commercial success bringing resistive touch technology to market for displays that are greater than 45 inches in diagonal. We continue to innovate the 600 series of our interactive whiteboards, as evidenced by the recent introduction of the SB680D (D for dual), a simultaneous dual-user version of our interactive whiteboard product.

•

Extensible Whiteboarding Framework. The software that captures and manages digital ink and assimilates all our products is built upon a third generation architecture that is the result of significant investment over the last 20 years. A key feature of this architecture is the ability to add functionality and support new hardware in a modular fashion without replacing the entire application, similar to the way plug-ins add functionality to a browser. The extensible whiteboarding framework also simplifies the delivery of our software on multiple operating systems.

•

Collaboration Framework. Full group participation and engagement are core SMART product values in the education and business markets. In-room collaboration with SMART Board interactive whiteboards, SMART Response interactive response system, SMART Slate wireless slate and SMART Sync software represent the simplest form. Remote collaboration is enabled through SMART Bridgit software and SMART Meeting Pro software. These remote collaboration solutions offer equality and simplicity of participation across locations. Every location can share its data or annotate others’ data with ease. The canvas can be a Microsoft PowerPoint® slide, a Microsoft Excel® spreadsheet file, any computer application or simply a whiteboard space for clean diagramming and note taking. The core screen-scraping, compression, communication and real-time electronic ink overlay and injection technologies that underpin the SMART collaboration framework have been refined over 15 years of development. These same technologies are the foundation of our in-room collaboration technologies such as SMART Sync software.

•

SMART Driver Software. We provide Windows, Mac OS X and Linux drivers for most of our products. The SMART Driver software includes advanced usability and integration features that differentiate our products. For example, when a SMART customer running Microsoft Excel® spreadsheet software selects a cell and then picks up a pen from our whiteboard pen tray and writes a number anywhere on the interactive whiteboard, that number is recognized and inserted into the active Microsoft Excel® spreadsheet cell. This is one example of the many intelligent features that provide an enriched experience for the users of our products.

Customers

We currently sell our interactive whiteboards through our reseller network to the education, business and government markets. Although we do not sell to them directly, we consider these end-users to be our customers. We estimate that the education market contributed approximately 85% while the other two markets contributed the remainder of our revenue in fiscal 2010. In addition, we currently license our optical touch technologies and sell our optical touch components to manufacturers that seek to bring to market interactive touch products beyond interactive whiteboards.

Education

Examples of our customers in the education sector include educators at the New York City Board of Education, the Orange County Department of Education and Ohio State University. Below are summaries of two case studies of how our SMART Board interactive whiteboards were purchased for use in the education sector:

•

The Federal State of Hamburg, Germany is responsible for centralized purchasing of equipment for 350 secondary schools. In 2007, Hamburg decided to formally test whether the SMART Board interactive whiteboard would be an effective and welcomed learning tool in their classrooms. After a successful two-year trial in 39 pilot schools, 1,800 SMART Board interactive whiteboards are expected to be installed in 350 Hamburg schools by 2011.

•

In 2003, the Mexican Secretariat of Public Education and the Latin American Educational Communication Institute launched the Enciclomedia project, an effort to implement interactive hardware and software learning products in selected grades in Mexican schools. SMART Technologies was the largest interactive whiteboard provider to the Enciclomedia project, supplying over 51,000 SMART Board interactive whiteboards. In a survey conducted after the implementation, 97% of teachers said that their students were more motivated to learn when using interactive whiteboards with Enciclomedia software.

Business

Examples of our customers in the business sector include Cisco Systems, Inc., Ernst & Young, General Electric Company, Microsoft Corporation and Texas Instruments Incorporated. Below is a summary of a case study of how our SMART Board interactive whiteboards were purchased for use in the business sector:

•

British Telecommunications plc (BT) is a global provider of telecommunications solutions in more than 170 countries. As part of its transformation into a software-driven company, it needed to increase the speed of software development, improve the quality of output and reduce the costs. The key was to ensure its teams could work more closely together, co-located in Global Development Centre hubs around the world, with each connected using audio- and video-conferencing units and interactive whiteboards. This would enable more efficient and effective collaborative decision-making, problem solving and project management coordination, especially between employees based in Europe and Asia. BT initiated a five-month trial of 17 SMART Board interactive whiteboards for use by 200 employees. Based on results from the trial, it then deployed 100 SMART Board interactive whiteboards for use by more than 3,000 developers, product managers and offshore sub-contractors.

Government

Examples of our customers in the government sector include National Aeronautics and Space Administration (NASA) and European Defense and Space Company N.V. (EADS). Below is a summary of a case study of how our SMART Board interactive whiteboards were purchased for use in the government sector:

•

The U.S. State Department Foreign Service Institute (FSI) regularly trains State Department employees in foreign language and culture, prior to their deployment overseas. In 2005, FSI installed seven SMART Board interactive whiteboards to test whether the interactive whiteboard would increase the effectiveness of FSI’s teaching environment. On the basis of the results of the trial, more than 200 SMART Board interactive whiteboards have been deployed across FSI’s three training campuses. FSI now has a team of faculty development specialists to support the use of the SMART products and train instructors on the use of the software, as well as a team of audio visual support personnel to support the hardware.

Customer Support

Sales of our SMART Board interactive whiteboards and other products typically include complimentary online training and support, which we believe increases the effective use of our products. In the fiscal year ended March 31, 2010, end-users completed over 11,245 courses in our online learning management system and participated in more than 2,180 live, online training sessions. In addition, we delivered approximately 840 face to face fee-based learning events. In total over 166,000 end-users were trained through our training programs globally. Our complimentary phone, email, chat support and online knowledge base services were used by our end-users over one million times to answer questions or learn more about our products.

Intellectual Property

We rely on a combination of patent, copyright, trademark, trade secret and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights in the United States, Canada and other countries.

As of April 30, 2010, we had been issued 46 utility patents in the United States and 17 utility patents in other jurisdictions and have approximately 103 utility patent applications pending in the United States and approximately 212 pending in other jurisdictions. As of that date, we also had 46 issued design patents and 59 design patent applications pending worldwide. Seven of our patents, which relate to non-orthogonal misalignment, a technological element in our interactive whiteboards, expire in 2011. Some of our products are based on DViT technology, for which we have 46 utility patents issued worldwide, including 31 in the United States. The DViT patents filed by us will begin to expire in 2020. As a result of our acquisition of NextWindow, we have 59 patents issued in the United States, 57 patents issued in other countries and approximately 456 patent applications pending worldwide.

As of April 30, 2010, our trademark portfolio consisted of 18 key marks, for which we had over 50 registrations and 17 pending applications for registration worldwide. Our key registered marks in the United States or Canada include SMART Board, Bridgit, SMART Ideas and Unifi and the logos and .. We have pending applications filed in certain jurisdictions for our SMART Table, SMART Response, SMART Notebook and SMART Classroom Suite trademarks.

We generally enter into confidentiality and non-disclosure agreements with our employees, consultants, contract manufacturers, distributors and dealers and with others to attempt to limit access to and distribution of our proprietary and confidential information. In addition, it is generally our practice to enter into agreements with employees and contractors that include an assignment to us of all intellectual property developed in the course of their employment or engagement.

We actively attempt to protect, maintain and enforce our intellectual property rights as we determine appropriate and have initiated litigation against companies that we believe have infringed or violated or are infringing or violating our intellectual property rights.

Sales and Distribution

We have two sales and distribution models depending on geographic location. In the United States and Canada, we utilize a one-tier structure that currently includes approximately 300 dealers. We sell our products and solutions to these dealers who then resell our products directly to our end-users. Occasionally, in the United States and Canada we also sell directly to end-users. In the rest of the world, we use a two-tier system, through approximately 65 distributors. These distributors primarily sell our products to dealers, who in turn sell to end-users. Although our dealers and most of our distributors are not contractually required to sell our products exclusively, we believe that they currently do not sell competing interactive whiteboard products. For the year ended March 31, 2010, the largest 50 North American dealers and international distributors accounted for approximately 75% of our global revenue and no individual reseller represented more than 6.2% of our revenue.

Competition

We are engaged in an industry that is highly competitive. Because our industry is evolving and characterized by technological change, it is difficult for us to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. We face increased competition from companies with strong positions in certain markets we currently serve and in new markets and regions we may enter. We compete with other interactive whiteboard developers such as Promethean World Plc, currently our principal competitor, Hitachi, Ltd., Panasonic Corporation and Samsung Electronics Co. In addition, makers of personal computer technologies, television screens, mobile phones and other multi-media technologies such as Apple Inc., Cisco Systems, Inc., Dell Inc., Hewlett-Packard Company, LG Electronics, Inc. and Microsoft Corporation may seek to provide integrated solutions that include interactive learning and collaboration features substantially similar to those offered by our products. For a discussion of risks relating to competition, see “Risk Factors—Risks Related to Our Business—We operate in a highly competitive industry.”

We believe that the principal competitive factors in our markets include the following:

•	product performance, ease of use, features, interoperability and reliability;

•	availability of integrated and user-relevant content and software;

•	breadth of product offering;

•	brand recognition;

•	price and value of products and services;

•	customer service and support; and

•	sales and distribution capabilities.

We believe we compete favorably on the basis of these factors. See “Our Competitive Strengths” above.

Employees

As of March 31, 2010, we had 1,315 employees in Canada, 91 in the United States and 107 in other countries. Of these 1,513 employees, 431 were engaged in production and supply chain operations, 314 in marketing and sales, 292 in research and product development, 276 in customer services and 200 in administration, finance, accounting, information systems, legal, people services and strategy and alliances. In addition, NextWindow had 119 employees as of March 31, 2010. We had approximately 1,173 and 1,374 employees on March 31, 2008 and 2009, respectively. During peak production periods, typically in the second fiscal quarter, we engage up to 100 temporary employees. No employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Contract Manufacturing, Assembly and Logistics

While the majority of our hardware products are manufactured by third parties, we control final assembly for some of our products, including the majority of our interactive whiteboards. Our involvement in the design process for products manufactured by third parties varies. For certain products we control the entire design process internally and then outsource manufacturing in order to achieve lower production costs or build products in specific regions. In those cases, we will typically perform some final assembly and test those products internally. For other products where the third-party manufacturer has more input in the design process, the manufacturer will typically perform final assembly and testing.

Our primary assembly facility is located in Ottawa, Canada. This is the lead site for assembly and assembly process development for our flagship interactive whiteboard products. Our proprietary and highly-engineered assembly process has been developed over several years and gives us the ability to scale production to meet demand, and also maintain control over the process, the costs and the quality of the finished product.

We contract most of our warehouse and logistics functions to third parties in Europe, Asia and the continental United States. These third parties ship our products on our behalf and perform certain other shipping, product return and product upgrade functions.

Facilities

We own our global headquarters building located in Calgary, Canada, the construction of which was completed in the fourth quarter of fiscal 2009. The building has 205,000 square feet and is used for substantially all our operations other than product assembly and outsourced operations. We have granted liens on the building to the lenders under our term construction facility and our construction loan. As of March 31, 2010, the aggregate amount secured by these liens was $51.2 million. We also lease 20,400 square feet of additional space in Calgary, which we use for custom solutions and prototype development. The lease was recently renewed for an additional five years, expiring in 2015.

Our primary assembly and warehouse facility in Ottawa, Canada consists of 258,000 square feet of space. The facility is leased for an initial term of 10 years, expiring in 2017.

We lease 14,100 square feet of space in Bonn, Germany to provide logistics support for our German and French operations. We also lease office space in Brazil, France, Germany, China, Japan, Singapore, the United Arab Emirates, the United Kingdom and the United States. NextWindow’s head office is located in Auckland, New Zealand. Management believes that these facilities are adequate for our immediate needs.

Legal Proceedings

We have from time to time been involved in various legal disputes, proceedings or litigation that arise from the normal course of business activities. In our judgment we are not currently a party to any litigation the outcome of which would, if determined adversely to us, individually or in the aggregate, be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

Corporate Structure

SMART Technologies Inc. owns a 100% equity interest in its principal subsidiary, SMART Technologies ULC, a corporation organized under the laws of the province of Alberta. SMART Technologies ULC owns 100% of the equity interests in its significant subsidiaries which include SMART Bricks and Mortar Inc., a corporation organized under the laws of the province of Alberta, SMART Technologies Corporation, a corporation organized under the laws of the state of Delaware and SMART Technologies NW Holdings Limited, a corporation organized under the laws of New Zealand.

MANAGEMENT

We have a highly experienced management team. Our 14 executives have an average of more than 25 years of business experience, and our team has been greatly strengthened over the last few years to manage the growth of our company. The following table sets forth the persons who, immediately following this offering, will be our executive officers and directors, their ages and the positions they held as of the date of this prospectus.

Name and Residence	Age	Position

David A. Martin Calgary, Alberta	61	Executive Chairman and Chairman of the Board of Directors

Nancy L. Knowlton Calgary, Alberta	56	President and Chief Executive Officer and Director

Salim Nathoo(1) London, United Kingdom	39	Director

Arvind Sodhani San Francisco, California	56	Director

Michael J. Mueller(1)(2) (3)(4) Tecumseh, Ontario	62	Director

Robert C. Hagerty(1)(2) (3)(4) Diablo, California	58	Director

Thomas F. Hodson Calgary, Alberta	51	Vice President

G. A. (Drew) Fitch Calgary, Alberta	57	Vice President, Finance and Chief Financial Officer

Jeffrey A. Losch Calgary, Alberta	50	Vice President, Legal and General Counsel

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Expected to be appointed to the board effective upon the pricing of this offering.
(4)	Independent director.

David A. Martin is the Chairman of the Board of Directors and co-founder of the company and was appointed Executive Chairman in January 2007. He has been a director of the company or its predecessors since 1987. From 2002 until his appointment as Executive Chairman, Mr. Martin was our Chairman and Co-CEO. Since our inception in 1987 until 2002, he served the company in various other capacities including CEO, President and Chairman of the board. Mr. Martin is the creator of the SMART Board interactive whiteboard and the named inventor with respect to numerous patents. He has received many awards for his contributions to the industry, including the Alberta Centennial Medal for High-Tech Innovation and the Canadian Advanced Technology Alliance Award for Private Sector and Leadership in Advanced Technology. Mr. Martin and Ms. Knowlton are married.

Nancy L. Knowlton is a director and co-founder of the company and was appointed President and CEO in June 2007 and CEO of our main operating subsidiary in January 2007. She has been a director of the company or its predecessors since 1987. From 2002 until her appointment as CEO, Ms. Knowlton was our President and Co-CEO. Since our inception in 1987 until 2002, she served the company in various other capacities including President, COO and Executive Vice President. She has received numerous awards, including Canadian Woman Entrepreneur of the Year, as well as honorary doctorate degrees from Bishop’s University and Saint Mary’s University. Ms. Knowlton and Mr. Martin are married.

Salim Nathoo has been a director of the company since August 2007, following Apax Partners investment in the company. Mr. Nathoo is a Partner and global co-head of Apax Partners’ technology and telecom team. He joined Apax Partners in 1999. From 1995 to 1999, Mr. Nathoo was with McKinsey & Company, an international management consulting firm, in various capacities. He currently also serves on the board of directors of Weather Investments S.p.A., a large multinational telecom group. Apax Partners is a significant shareholder of the company.

Arvind Sodhani has been a director of the company since August 2007. Mr. Sodhani is Executive Vice President of Intel Corporation and president of Intel Capital and since 1981 has served Intel Corporation in various capacities including Assistant Treasurer, Treasurer, Vice President and Senior Vice President. In March 2005, Mr. Sodhani was appointed President of Intel Capital, the strategic investment arm of Intel Corporation directing Intel’s external investments and mergers and acquisitions in support of Intel’s strategic objectives. Mr. Sodhani served as a member of the NASDAQ Stock Market, Inc. board of directors from 1997 - 2007. Intel Corporation is a significant shareholder of the company.

Michael J. Mueller is expected to be a director of the company effective upon the pricing of this offering. Mr. Mueller retired from the audit firm PricewaterhouseCoopers (PwC) in 2007 as the Global Leader of PwC’s Private Company Services/Middle Market Practice. From his appointment as Partner in 1979 through 2007, Mr. Mueller served PwC in various other capacities, including Managing Partner, National Managing Partner and a member of PwC’s Global Markets Council, Global Advisory Leadership Team and Global Audit Leadership Team. He currently serves on the board of directors of Hydro One Inc., an electricity transmission and distribution company in Ontario, Canada. Mr. Mueller is a Chartered Accountant and a Chartered Business Valuator.

Robert C. Hagerty is expected to be a director of the company effective upon the pricing of this offering. Mr. Hagerty has been Advisor to Polycom, Inc. since May 2010. Mr. Hagerty served Polycom in various executive capacities from 1997 through 2010, including as Director and President from January 1997; Director, CEO and President from July 1998; and Chairman, Director, CEO and President from March 2000 to May 2010. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd. He has also held several key executive management positions with Logitech, Inc., Conner Peripherals Inc., Signal Corporation, and Digital Equipment Corporation. Mr. Hagerty currently serves on the board of Palm, Inc. in the role of Lead Independent Director, Chairman of Governance and Nominating Committee and Audit Committee member.

Thomas F. Hodson was appointed Vice President of the Company in May 2010 and President and Chief Operating Officer of our main operating subsidiary in January 2007. Mr. Hodson joined us in October 2006 as Vice President, Marketing. Prior to joining us, from 2000 to 2006, he was Executive Vice President and Managing Partner for Optimé International, a global consulting firm specializing in large enterprise sales and customer marketing effectiveness. From 1984 to 2000, Mr. Hodson served in a variety of regional and national senior sales and marketing management roles in Canada for Procter & Gamble Inc., a global consumer products company.

G.A. (Drew) Fitch was appointed Vice President, Finance and Chief Financial Officer in June 2009. Prior to joining us, Mr. Fitch was President and Chief Executive Officer of The Westaim Corporation, a technology development company, from May 2007 to April 2009 and Senior Vice President Finance and Chief Financial Officer of the Westaim Corporation from January 1997 to May 2007. Prior to 1997, Mr. Fitch was the Chief Financial Officer of Western Star Trucks Holdings Ltd., an international severe duty truck and transit bus manufacturer and Chief Financial Officer of Canadian Airlines Corporation, an international commercial airline company.

Jeffrey A. Losch was appointed Vice President, Legal and General Counsel in September 2008. Prior to joining us, Mr. Losch provided consulting services to businesses and individuals from September 2005 to August 2008. Mr. Losch was Senior Vice President, Secretary and General Counsel of InterTAN, Inc., a consumer electronics specialty retailer, from September 2001 to May 2005 and was its Vice President, Secretary and General Counsel from March 1999 to September 2001. From December 1993 to March 1999, Mr. Losch was Corporate Counsel of Whirlpool Canada Ltd., the Canadian subsidiary of Whirlpool Corporation, a manufacturer and marketer of major home appliances.

Corporate Governance

Composition of our Board of Directors

In connection with this offering our Board of Directors will be reconstituted and is expected to be composed of David A. Martin, Nancy L. Knowlton, Salim Nathoo, who is Apax Partners’ representative on our Board of Directors, Arvind Sodhani, who is Intel’s representative on our Board of Directors, and Michael J. Mueller and Robert C. Hagerty, who are independent directors. We are actively seeking to add an additional independent director to our Board of Directors as soon as practicable, and in any event before the first anniversary of our initial public offering. After that independent director is added to our Board of Directors, our Board of Directors will be composed of seven members, including David A. Martin, Nancy L. Knowlton, one representative from each of Intel and Apax Partners and three independent directors and that composition is expected to be maintained for so long as the securityholders agreement among the holders of our Class B Shares described under “Description of Share Capital—Securityholders Agreement” is in effect. Our directors are elected at each annual general meeting of our shareholders and serve until their successors are elected or appointed, unless their office is earlier vacated. Our articles provide that the number of directors may be between three and 15; provided that, between annual general meetings of our shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one-third of the number of directors who held office at the expiration of the last meeting of our shareholders. Under the ABCA, at least 25% of our directors must be resident Canadians.

Director Independence

We currently expect that only two of our initial six directors will be considered “independent”, as defined under the NASDAQ rules and for purposes of Canadian securities laws and therefore, we may not have a majority of independent directors on our Board of Directors. For purposes of the NASDAQ rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as our employees and executive officers, are deemed by Canadian securities laws to have material relationships with us.

David A. Martin and Nancy L. Knowlton are not independent because each of them is considered to have a material relationship with us. David A. Martin is our Executive Chairman and co-founder. Nancy L. Knowlton is our President and CEO and co-founder. As nominees of Apax Partners and Intel Corporation, respectively, Salim Nathoo and Arvind Sodhani are not considered to be independent.

Our Executive Chairman is David A. Martin. As Executive Chairman, Mr. Martin has responsibility for effectively managing the affairs of our Board of Directors and ensuring it is properly constituted and organized. For purposes of the NASDAQ rules and Canadian securities laws, Mr. Martin is deemed not to be an independent director. Accordingly, when a third independent director joins our Board of Directors, we expect to designate one of the three independent directors as a Lead Director. The responsibility of the Lead Director will be to facilitate the functioning of the Board of Directors independently of management. The specific responsibilities of the Lead Director will include:

•

ensuring that the responsibilities of our Board of Directors are well understood by both the directors and management and the boundaries between the directors and management are clearly understood and respected;

•	providing leadership to ensure that our Board of Directors works in an independent, cohesive fashion;

•	ensuring that a process is in place to regularly assess the effectiveness of our Board of Directors, its committees and individual directors;

•	ensuring board leadership in times of crisis;

•	ensuring that functions delegated to board committees are carried out as represented and results are reported to our Board of Directors;

•	ensuring that our Board of Directors has in place adequate processes for monitoring and evaluating the performance and accountability of the Executive Chairman and the CEO; and

•	chairing regular meetings of independent board members without management present and acting as the primary liaison between the independent directors and the Executive Chairman.

Board of Directors’ Charter

The fundamental responsibility of our Board of Directors is to appoint a competent executive team and to oversee the management of our business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal control. Our Board of Directors has adopted a charter to assist it in supervising the management of our business and affairs.

Position Descriptions

The board has developed and implemented a written position description for each of the Executive Chairman, the Lead Director, the CEO and the chair of each of our Board committees.

Orientation and Continuing Education

Director orientation and continuing education will be conducted by our corporate governance and nominating committee, when that committee is constituted, and by our entire Board of Directors until that committee is constituted. All newly elected directors will be provided with a comprehensive orientation on all aspects of our business and operations by our senior management. This will include familiarization with our reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors will be periodically updated in respect of these matters.

For the purposes of orientation, new directors will be given the opportunity to meet with members of the executive management team to discuss our business and activities. The orientation program will be designed to assist the directors in fully understanding the nature and operation of our business, the role of the board and its committees, and the contributions that individual directors are expected to make.

Ethical Business Conduct

Our Board of Directors has adopted a code of conduct that applies to all our directors, officers and employees, as well as a code of ethics for CEO and senior financial officers. Copies of these documents may be obtained upon request from our General Counsel at 3636 Research Road N.W., Calgary, Alberta T2L 1Y1 (phone 403-245-0333).

A copy of the relevant code has been provided to each of our directors, officers and employees, and each such person is required to acknowledge annually that he or she has read the relevant code and disclosed any transactions or matters of potential conflict. A copy of the relevant code will be provided to each new director, officer and employee, and each such person will be required to acknowledge that he or she has read the relevant code before commencing activities as a director, officer, or employee, as the case may be.

Our Board of Directors is responsible for determining appropriate actions to be taken in the event of violations of either code. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to each code.

We also have adopted a statement of policy regarding insider trading and confidentiality that prohibits our personnel from trading in our securities while in possession of nonpublic material information or of any other company while in possession of nonpublic material information regarding that company, which knowledge was obtained in the course of employment with us.

Committees of our Board of Directors

In connection with this offering, our Board of Directors will establish two committees: the audit committee and the compensation committee. We expect that a third committee, the corporate governance and nominating committee, will be established upon a third independent director joining our board. Until that committee is established, the entire Board of Directors will be responsible for the matters that would be delegated to the corporate governance and nominating committee.

Audit Committee

Each member of our audit committee will be a non-employee member of our Board of Directors. We intend to designate an audit committee financial expert (as defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). In addition, we expect that each member of our audit committee will be financially literate, as required by Canadian securities laws. We intend that all the members of our audit committee will be independent members of our Board of Directors under those requirements within 12 months of the completion of this offering, as required by the NASDAQ rules and Canadian securities laws. Canadian securities laws require that all members of the audit committee of a company be independent members of the company’s board of directors. However, we expect to rely on an exemption from this requirement for a company that has a filed a prospectus for its initial public offering for a period of up to one year following the date of the receipt for the prospectus, provided that during such period a majority of the audit committee members are independent.

Our audit committee will be responsible for overseeing our financial reporting processes on behalf of our Board of Directors. Our independent auditors report directly to our audit committee. Specific responsibilities of our audit committee will include:

•

meeting with management and the independent auditor to review and discuss and to recommend to our Board of Directors for approval prior to public disclosure, the audited annual financial statements and unaudited quarterly financial statements, including reviewing the specific disclosures in management’s discussion and analysis of financial condition and results of operations and the quarterly interim reports;

•

reviewing with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles and major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•

discussing with management our material financial risk exposures and the steps management has taken to monitor and control these exposures, including our financial risk assessment and financial risk management policies;

•

recommending to the shareholders the appointment of the independent auditor for the purpose of preparing or issuing any audit report or performing other audit, review or attest services for our company;

•	approving the fees to be paid to the independent auditor for audit services and pre-approving the retention of the independent auditor for any permitted non-audit service;

•

reviewing with the General Counsel our compliance policies, legal matters and any reports or inquiries received from regulators or governmental agencies that could have a material effect upon our financial position and that are not subject to the oversight of another committee of our Board of Directors; and

•

administering our Whistleblower Policy for the receipt, retention and follow-up of complaints received by our company regarding accounting, internal control over financial reporting, disclosure controls and procedures or auditing matters and any violation of our Code of Conduct and Code of Ethics for our Chief Executive Officer and certain other senior financial officers and the confidential, anonymous submission of concerns by our employees regarding any of these matters.

Each member of the audit committee will have experience reviewing financial statements and dealing with related accounting and auditing issues.

Pre-Approval Policies and Procedures. The audit committee will have the sole authority to pre-approve all audit and permitted non-audit services provided by the independent auditor. In addition, we have adopted an audit and non-audit services pre-approval policy which sets forth the procedures and conditions pursuant to which services proposed to be performed by our independent auditor must be pre-approved. The policy provides that before our independent auditor may be engaged to render a service, the proposed services may be either pre-approved without consideration of specific case-by-case services by the audit committee; or require specific pre-approval of the committee. For both types of pre-approval, the audit committee will consider whether such services are consistent with the SEC’s, the Canadian securities regulators’ and the Public Company Accounting Oversight Board’s rules on auditor independence. The audit committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality.

The audit committee will annually review and pre-approve the services that may be provided by the independent auditor pursuant to the audit and non-audit services pre-approval policy. The audit committee may add to or delete from the list of pre-approved services from time to time, based on subsequent determinations.

Independent Auditor Service Fees. KPMG LLP is our independent auditor. The aggregate fees billed by KPMG LLP in the fiscal years ended March 31, 2009 and 2010 were approximately $531,000 and $2,461,000, as detailed below:

	Year ended March 31,
	2009	2010
	(in thousands)
Audit fees	$237	$823
Audit-related fees	—	323
Tax fees	294	1,221
All other fees	—	94

Total	$531	$2,461

Compensation Committee

The compensation committee will act on behalf of our Board of Directors in all matters pertaining to the appointment, compensation, benefits and termination of members of our senior management team. The compensation committee will review our goals and objectives relevant to the compensation of our senior management team, as well as the annual salary, bonus, pension, severance and termination arrangements and other benefits, direct and indirect, of our senior management team, and will make recommendations to the Board of Directors and/or management, as appropriate.

We expect that a majority of the members of our compensation committee will be independent members of our Board of Directors under the current requirements of the NASDAQ rules and as defined in the rules and regulations of the Canadian provincial securities regulatory authorities and we intend that all the members of our compensation committee will be independent members of our Board of Directors under those requirements within 12 months of the completion of this offering, as required by the NASDAQ rules.

Specific responsibilities of our compensation committee will include:

•

reviewing management succession plans and processes of the Executive Chair, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the General Counsel and any other senior employees designated for this purpose by the committee from time to time, our senior management team, and making recommendations to our Board of Directors and/or management as appropriate;

•

reviewing the annual salary, bonus, pension, severance and termination arrangements and other benefits, direct and indirect, of our executive management team and making recommendations to our Board of Directors and/or management as appropriate;

•

reviewing and approving (or in the discretion of the compensation committee, making recommendation to our Board of Directors) recommendations concerning the operation of employee compensation plans, including the terms, eligible participants, vesting, price and incentive targets and the exercise of any discretion provided in these plans;

•	administering and granting options, awards or rights pursuant to any stock option, purchase plan or incentive plan; and

•

reviewing any proposed disclosure relating to executive compensation. In particular, reviewing, commenting on and approving the Statement of Executive Compensation (including the Compensation Discussion and Analysis and related tables) and recommending it to our Board of Directors for inclusion in the management proxy circular prepared for our annual meeting of shareholders.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is expected to be established when a third independent director joins our Board of Directors. Until that committee is established the entire Board of Directors will be responsible for the matters set forth herein.

The corporate governance and nominating committee will assist our Board of Directors in carrying out its responsibilities by reviewing corporate governance and nomination issues and making recommendations to our Board of Directors as appropriate. The corporate governance and nominating committee will be responsible for identifying individuals qualified to become directors, recommending to the Board of Directors proposed nominees for election to the board and overseeing the board’s overall approach to governance, board processes and leadership. In identifying potential board members, the corporate governance and nominating committee will consider, among other things, the competencies and skills the board as a whole should possess, criteria for candidates after considering the competencies and skills of existing directors, and the competencies and skills of each potential new nominee.

We expect that a majority of the members of our corporate governance and nominating committee will be independent members of our Board of Directors under the current requirements of the NASDAQ rules and as defined in the rules and regulations of the Canadian provincial securities regulatory authorities and we intend that all the members of our corporate governance and nominating committee will be independent members of our Board of Directors under those requirements within 12 months of the completion of this offering, as required by the NASDAQ rules.

Specific responsibilities of our corporate governance and nominating committee will include:

•	acting in an advisory capacity to our Board of Directors on corporate governance and director succession issues;

•	recommending suitable candidates for nomination for election as directors; and

•

developing, maintaining, monitoring and updating as may be required the Insider Trading and Disclosure Policies and comparable governance-related policies as may be determined by our Board of Directors or the committee to be appropriate for our company.

Director Compensation

In fiscal 2010, we did not grant to any of our directors options to purchase our shares. For fiscal 2010, we paid our non-management directors a fee of $27,650.

On May 26, 2010, our Board of Directors adopted a policy regarding compensation for our independent directors. Under that policy, our independent directors will be entitled to receive an annual retainer of $40,000 plus annual payments, as follows, for serving in each of the following capacities:

Director Role	Annual Payment
Lead director	$30,000
Chair, audit committee	$30,000
Member, audit committee	$12,000
Chair, governance and nominating committee	$12,000
Member, governance and nominating committee	$6,000
Chair, compensation committee	$10,000
Member, compensation committee	$5,000

In addition to cash compensation, our independent directors will be granted options to acquire 20,000 Class A Subordinate Voting Shares upon joining our Board of Directors, which will vest equally on each of the first four anniversaries of the date of grant and expire five years from the date of grant. The policy also provides for annual grants of options to our independent directors in amounts to be determined by the Board of Directors.

All our directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

We do not have any service contracts with any of our non-executive directors that provide for benefits upon termination of their services.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been employed by us. None of our executive officers serves or has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Performance Assessments

The effectiveness and contribution of each member of our Board of Directors and our board committees will be assessed on an annual basis by the Board of Directors or a committee of the Board of Directors. Each assessment will be conducted with reference to the board and committee charters, position descriptions and policies established by our Board of Directors to provide our directors, officers and employees with guidance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and programs with respect to the compensation of our executive officers named in the “Summary Compensation Table” below.

Overview of Program Objectives

We recognize that our success is in large part dependent on our ability to attract and retain skilled employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executives and shareholders. The principles and objectives of our compensation and benefits programs for our employees generally and for our executive officers specifically, are to:

•	attract, motivate and retain highly-skilled individuals who have incentives to achieve our strategic goals;

•	closely align compensation with our business and financial objectives and the long-term interests of our shareholders; and

•	offer total compensation that is competitive and fair.

The compensation of our executive officers consists of the following principal components:

•	base salary;

•	performance-based cash bonuses; and

•	participation in equity incentive plans, including the 2010 Equity Incentive Plan.

Each component has a role in meeting the above objectives. The mix of compensation components is designed both to reward short-term results and to motivate long-term performance. The compensation levels of the executive officers reflect to a significant degree the varying roles and responsibilities of our executive officers, as well as the length of time those executive officers have been with us.

The appropriate level for overall executive officer compensation is determined by our Board of Directors for the CEO and Executive Chair and by the CEO for all other executive officers, in each case, based on (i) a review of certain available market data and (ii) internal equity, length of service, skill level and other factors deemed appropriate.

Compensation-Setting Process

Historically, the compensation of our executive officers was largely determined on an individual basis, as the result of arm’s-length negotiations between the company and an individual upon joining us and has been based on a variety of factors including, in addition to the factors described above, our financial condition and available resources, the skills and experience of an individual and the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. More recently, we have relied on market survey data for similar positions in other companies to assist us in determining compensation levels that are competitive and fair. In subsequent years, our CEO and, with respect to our CEO and Executive Chair, our Board of Directors, reviewed the performance of each executive officer, on an annual basis and based on this review and the factors described above, set the executive compensation package for him or her for the coming year. This review has generally occurred in the first quarter of the fiscal year. In the future, we expect that our compensation committee will make decisions with respect to compensation of our executive officers and will base decisions for executive officers other than our CEO and Executive Chair, largely on recommendations from our CEO.

Competitive Positioning and Compensation Advisors

In recent years, we have used market surveys to benchmark our salary and bonus compensation against other companies of a similar size and scale to us. We have not engaged the services of compensation consultants to assist our Board of Directors or the CEO in setting executive officer compensation; however, we expect to in the future. Our compensation committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Compensation Components

Base Salaries

In general, base salaries for our executive officers are initially established through arm’s-length negotiation at the time of hire, taking into account such executive officer’s qualifications, experience and prior salary and prevailing market compensation for similar roles in comparable companies. The initial base salaries of our executive officers have then been reviewed annually by our Board of Directors for the CEO and Executive Chair and by our CEO for all other executive officers in consultation with our Board of Directors, to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In considering a base salary adjustment, our Board of Directors or our CEO, as applicable, considers the company’s overall performance, the scope of an executive officer’s sustained performance, individual contribution, responsibilities and prior experience. Our Board of Directors or our CEO, as applicable, may also take into account the executive officer’s current salary, equity ownership and the amounts paid to the executive officer’s peers inside our company.

The base salaries paid to our named executive officers in fiscal 2010 are set forth in the “Summary Compensation Table” below.

Performance-Based Cash Bonuses

Annual performance-based cash bonuses are intended to reward our executive officers, including our named executive officers, for achieving short-term goals while making progress towards our longer-term objectives. Our 2010 Discretionary Management Bonus Plan (which we refer to as our 2010 Bonus Plan), includes target bonus opportunities and target goals. Our Board of Directors determined the actual bonus awards for fiscal 2010 performance for our CEO and Executive Chair and our CEO determined the actual bonus awards for fiscal 2010 performance for all other executive officers.

Each bonus has three components: a company performance bonus, a functional area performance bonus and an individual performance bonus. These components are measured as follows:

•

Company performance bonus is measured by reference to four key performance indicators based on internal management financial statements: revenue, gross margin, Adjusted EBITDA and market share. There is no formal weighting of the four key performance indicators in determining company performance, but rather our Board of Directors and the CEO make a subjective assessment of these indicators.

•

Functional area performance bonus is measured by reference to the following factors relating to an individual executive officer’s functional area: achievement of goals and objectives, continuous improvement, contribution to building capabilities, increasing capacity and improvement and adherence to budget.

•

Individual performance bonus is measured by reference to the following factors relating to an individual executive officer’s performance: contribution to company strategy, contribution to key company issues, attention to values, principles and policies and delivery against objectives set out in an individual’s annual work plan and otherwise communicated to an individual.

Each executive officer’s target bonus opportunity under the 2010 Bonus Plan was expressed as a percentage of his or her base salary, with individual target award opportunities being a range of 50% to 100% of base salary, with discretionary additional bonus consideration for exceptional performance. In addition, once the company performance targets are achieved there is no additional bonus opportunity for executive officers if the company exceeds those performance targets. The weighting of the bonus for executive officers is a range of 65% to 100% for company performance, a range of 0 to 20% for functional area performance and a range of 0% to 20% for individual performance. The bonus is weighted towards company performance reflecting the executive officer group’s ability to impact overall company performance. The company performance targets for payout under the 2010 Bonus Plan were set at amounts our Board of Directors and our CEO reasonably believed to be attainable. The functional area performance bonus and the individual performance bonus are paid only if the company performance threshold has been achieved.

The actual cash bonuses paid to our named executive officers in fiscal 2010 are set forth in the “Summary Compensation Table” below.

Long-Term Equity Incentives

In recent years, we have not awarded equity incentives to our executive officers. Our CEO and Executive Chair are our co-founders and as such, have substantial ownership interests in the company. See “Principal and Selling Shareholders.” In order to incentivize our other executive officers we adopted the 2009 Participant Equity Loan Plan, which we refer to as the Participant Equity Loan Plan. Under this plan, certain employees, including our named executive officers, were provided with the opportunity to purchase equity in the company at the then fair market value based on a valuation of the company performed by a third party. Fair market value is defined in the plan as the most probable price that would be obtained for all our shares in an arm’s length sale in the open market, on a going-concern basis, assuming a willing purchaser and a willing seller, without any discount for minority interest or any voting rights or agreement among shareholders or any premium for a special purchaser of control, the buyer and seller each acting prudently, knowledgeably and willingly. Because lapsing of restrictions is based on continued employment, shares purchased by the executive officers under the Participant Equity Loan Plan encourage the retention of our executive officers through the period that the shares remain restricted. See “Participant Equity Loan Plan” below for additional details about this plan.

We have also adopted a 2010 Equity Incentive Plan in connection with this offering and have granted equity incentive awards to our named executive officers and other employees in connection with this offering. The 2010 Equity Incentive Plan allows our compensation committee to grant additional equity incentive awards in the future. See “2010 Equity Incentive Plan” below.

Change in Control Benefits

We have entered into employment agreements with our named executive officers that provide for the payment of certain severance benefits if we undergo a change in control and the executive’s employment is terminated in relation to such change in control, within a specified period preceding or following the change in control. We believe that these arrangements, which require both a change in control and termination of employment before payment is owed, effectively allow our named executive officers to objectively assess and pursue aggressively any corporate transactions that are in the best interests of shareholders without undue concern over the impact of such a transaction on their own personal financial and employment situation. See “Employment Agreements” below.

Perquisites and Other Personal Benefits

We do not utilize perquisites as a significant element of our executive compensation program currently, but do believe that they can be useful in attracting, motivating and retaining the executive skill for which we compete and we may consider providing additional perquisites in the future. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee.

Summary Compensation Table

The following table sets forth all compensation awarded to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers who were employed by us for the year ended March 31, 2010 and whose salary and bonus exceeded $100,000 for the years ended March 31, 2009 and 2010. We refer to those individuals elsewhere in this prospectus as our “named executive officers.”

Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)	All Other Compensation($)(1)	Total($)(1)

Nancy L. Knowlton	2010	368,800	387,240	2,903	758,943
President and Chief Executive Officer	2009	352,516	317,264	3,226	673,006

David A. Martin	2010	368,800	387,240	2,903	758,943
Executive Chairman	2009	352,516	317,264	3,226	673,006

G.A. (Drew) Fitch	2010	231,918	235,110	2,158	469,186
Vice President, Finance and Chief Financial Officer(2)	2009	—	—	—	—

Thomas F. Hodson	2010	322,700	223,124	3,701	549,524
Vice President	2009	308,452	134,639	4,820	447,911

Jeffrey A. Losch(3)	2010	241,147	165,038	3,547	409,732
Vice President, Legal and General Counsel	2009	118,643	50,586	1,527	170,756

(1)	Amounts set forth in these columns were paid to or received by our executive officers in Canadian dollars and were converted into U.S. dollars based on the average conversion rates of 1.1347 for fiscal 2009 and 1.0846 for fiscal 2010.
(2)	Mr. Fitch joined us and became our Chief Financial Officer in June 2009; amounts shown are for part of fiscal 2010. From August 2008 to June 2009, the Chief Executive Officer performed the duties of Chief Financial Officer.
(3)	Mr. Losch joined us in September 2008; amounts shown are for part of fiscal 2009.

Grants of Plan-Based Awards

We did not grant any plan-based awards to any of our named executive officers during fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

As of March 31, 2010, we had no equity awards outstanding to our named executive officers.

Stock Vested

None of our named executive officers had any share awards vested during fiscal 2010.

Employment Agreements

On June 1, 2010, we entered into amended and restated employment agreements with each of our named executive officers. Pursuant to those employment agreements, our named executive officers are entitled to annual base salaries in the following amounts:

•	Nancy L. Knowlton: C$400,000

•	David A. Martin: C$400,000

•	Thomas F. Hodson: C$350,000

•	G.A. (Drew) Fitch: C$300,000

•	Jeffrey A. Losch: C$265,016

In addition to an annual base salary, each of the named executive officers may also receive an annual cash bonus and is entitled to receive certain perquisites, including participation in our 2010 Equity Incentive Plan. The named executive officers are employed for an indefinite term, subject to termination in accordance with the terms of their respective employment agreements. The employment agreements executed by the named executive officers contain provisions addressing confidentiality, non-disclosure, non-solicitation, change of control, non-competition and ownership of intellectual property.

Termination and Change of Control

The employment agreements with our named executive officers provide that if a named executive officer is terminated for any reason other than just cause, voluntary resignation, mutual written agreement of the executive and us or upon the death of the executive, we will pay to the executive: (a) the executive’s pro rata annual salary earned, but not yet paid, up to the termination date; (b) all vacation accrued and unused as of the termination date; (c) a retiring allowance calculated, subject to the limitations described below, as the sum of (i) an amount equal one-quarter of the executive’s annual base salary, plus an additional one-twelfth of the executive’s annual salary for each year or part year employed with us; plus (ii) one-quarter of the executive’s prior bonus amount plus one-twelfth of the executive’s prior bonus amount for each year or part year employed by us, and (d) additional payment equal to the product of C$500 times the number of years that the executive was employed with us. An executive’s “prior bonus amount” is calculated as the average of all bonuses paid to the executive in the three years (or an average of the prior years’ bonuses if employed for less than three years) prior to the termination date.

The retiring allowance is subject to the following limitations:

•	the retiring allowance must be no less than the aggregate of three quarters of the executive’s then annual base salary and three quarters of the prior bonus amount; and

•	the retiring allowance must be no greater than the aggregate of two times the executive’s annual salary and two times the executive’s prior bonus amount.

If the executive’s employment is terminated in relation to a change of control, within twelve months following or within three months preceding a change of control, we will pay to the executive a retiring allowance calculated as follows:

•

If the executive has been employed with us for less than five years, an amount equal to the executive’s then annual salary plus the executive’s prior bonus amount. However, if the executive is in the first year of employment where no bonus has yet been paid and the company performance conditions are met as outlined in the Discretionary Management Bonus Program, the prior bonus amount will be deemed to be 100% of the available bonus and if the executive is in the second year of employment, where the prior bonus amount was based on less than a full year of employment, the prior bonus amount will be annualized.

•

If the executive has been employed with us for five years or more and less than eight years, a payment equal to 1.5 times the executive’s annual salary plus 1.5 times the executive’s prior bonus amount.

•	If the executive has been employed with us for eight or more years, a payment equal to two times the executive’s annual salary plus two times the executive’s prior bonus amount.

The employment agreements with our named executive officers (other than David A. Martin and Nancy L. Knowlton) provide that the named executive officer will not be entitled to any severance compensation or any bonus or pro-rated bonus payment upon a voluntary resignation. The employment agreements with David A. Martin and Nancy L. Knowlton provide for a payment equal to the executive’s annual base salary plus the prior bonus amount upon any voluntary resignation by such executive.

In addition to the named executive officers, each of our employees has an employment contract with us which provides for a payment to such employee in the event of a termination of his or her employment or a change of control.

We and our named executive officers also have certain rights and obligations upon a change in control under our Participant Equity Loan Plan; see “Participant Equity Loan Plan” below.

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan provides for the grant of options, restricted share units and deferred share units to our directors, officers, employees, consultants and service providers and to directors, officers, employees, consultants and service providers of our subsidiaries and affiliates.

Share Reserve. We have authorized for issuance Class A Subordinate Voting Shares representing 10% of our total outstanding Class A Subordinate Voting Shares and Class B Shares. Appropriate adjustments will be made to the number of authorized Class A Subordinate Voting Shares under our 2010 Equity Incentive Plan and to the Class A Subordinate Voting Shares subject to outstanding awards in the event of any reorganization, recapitalization, subdivision, consolidation, dividend or other change in our capital structure in order to account for the changed circumstances.

Class A Subordinate Voting Shares subject to awards under the 2010 Equity Incentive Plan that lapse, expire, terminate or are forfeited or settled in cash will again become available for grants under the 2010 Equity Incentive Plan. Class A Subordinate Voting Shares used to satisfy awards under the plan will be authorized and unissued shares.

No more than 2.5% of our Class A Subordinate Voting Shares may be subject to the total awards granted under the 2010 Equity Incentive Plan to any individual participant in a given calendar year.

Awards Granted in Connection with this Offering. Upon consummation of this offering, we will issue options to acquire an aggregate of 1,149,000 Class A Subordinate Voting Shares to certain of our directors, officers and employees, including options to acquire an aggregate of 235,000 Class A Subordinate Voting Shares to our executive officers and certain of our directors as follows:

•	62,500 to Nancy L. Knowlton;

•	62,500 to David A. Martin;

•	28,000 to G.A. (Drew) Fitch;

•	28,000 to Thomas F. Hodson;

•	14,000 to Jeffrey A. Losch;

•	20,000 to Michael J. Mueller; and

•	20,000 to Robert C. Hagerty.

Options granted in connection with this offering will permit holders to purchase the underlying Class A Subordinate Voting Shares at the initial public offering price. The options granted to our non-officer directors will vest equally on the first, second, third and fourth anniversaries of the date of grant, and all other options granted in connection with this offering will generally vest equally on the second, third and fourth anniversaries of the date of grant. All the options granted in connection with this offering will expire on the fifth anniversary of the date of grant.

Administration of Awards. Our compensation committee will administer our 2010 Equity Incentive Plan. The compensation committee has the power and discretionary authority to determine the terms and conditions of the awards, including the individuals who will receive awards, the term of awards, the exercise price, the number of shares subject to each award, the limitations or restrictions on vesting and exercisability of awards, the acceleration of vesting or the waiver of forfeiture or other restrictions on awards, the form of consideration payable on exercise, whether awards will entitle the holder to receive dividend equivalents and the timing of grants. The compensation committee also has the power to modify, amend or adjust the terms and conditions of outstanding awards provided such modification, amendment or adjustment does not impair the rights of a holder of a previously granted award, to arrange for financing by broker-dealers (including payment by us of commissions), to establish award exercise procedures (including “cashless exercise”) and to establish procedures for payment of withholding tax obligations with cash.

Stock Options. The compensation committee will determine the exercise price of options granted under our 2010 Equity Incentive Plan, but the exercise price of an option may not be less than 100% of fair market value of our Class A Subordinate Voting Shares on the date of grant. No options may be granted for a term longer than ten years. Options may be exercised as provided in the applicable award agreement. Generally, when a participant is terminated by us for cause, or a participant voluntarily resigns, outstanding unvested options granted under the 2010 Equity Incentive Plan will be forfeited immediately. For other terminations of employment, vested options generally remain exercisable for 90 days after termination, except they generally remain exercisable for six months after death. Specific provisions of a written employment agreement may provide for different treatment. However, an option granted under our 2010 Equity Incentive Plan is never exercisable after its term expires.

Restricted Share Units. Restricted share unit awards may consist of grants of rights to receive, at our option, Class A Subordinate Voting Shares (issued from treasury or acquired through market purchases), the cash value of Class A Subordinate Voting Shares or a combination of both, which may vest in installments in accordance with performance criteria specified by the compensation committee, or on a deferred basis.

Deferred Share Units. Deferred share unit awards are awards similar to awards of restricted share units except that such awards may not be redeemed for Class A Subordinate Voting Shares or for the value of Class A Subordinate Voting Shares until the participant has ceased to hold all offices, employment and directorships with us and our subsidiaries and affiliates.

Effect of a Significant Event. In the event of a significant event as defined in our 2010 Equity Incentive Plan and unless otherwise provided in an award agreement or a written employment contract between us and a plan participant, our Board of Directors may provide that the successor company will assume each award or replace it with a substitute award, or the awards will become exercisable or vested in whole or in part upon written notice, or the awards will be surrendered for a cash payment, or any combination of the foregoing will occur.

Under the plan and unless otherwise defined in an award agreement or a written employment agreement between us and a plan participant which governs (and subject to certain exceptions described in the plan), a significant event means:

•	a person or group of persons becomes the beneficial owner of securities constituting 50% or more of voting power;

•

individuals who were proposed as nominees (but not including nominees under a shareholder proposal) to our Board of Directors immediately prior to a meeting of our shareholders involving a contest for, or an item of business relating to, the election of directors, not constituting a majority of our directors following such election;

•

a merger, consolidation, amalgamation or arrangement (or a similar transaction) involving us occurs, unless after the event, 50% or more of the voting power of the combined company is beneficially owned by shareholders who owned all our Class A Subordinate Voting Shares immediately before the event; or

•	our shareholders approve a plan of complete liquidation or winding-up of our company, or the sale or disposition of all or substantially all our assets (other than a transfer to an affiliate).

Transferability. Awards under our 2010 Equity Incentive Plan generally are not transferable other than by will or by the laws of descent of distribution or as expressly permitted by our Board of Directors. Except as noted, only the participant may exercise an award.

Additional Provisions. Our Board of Directors has the right to amend, suspend or terminate the plan at any time provided that such action does not impair any award previously granted under the plan. Amendments to the plan will be submitted for shareholder approval to the extent required by the 2010 Equity Incentive Plan or by applicable law, including the rules of applicable stock exchanges.

Participant Equity Loan Plan

We established the Participant Equity Loan Plan effective January 1, 2009 for the purpose of providing company loans to participants in the Participant Equity Loan Plan to purchase our shares with a view to incentivize the participants. Our executives, senior level management and certain other key employees were eligible to participate and participation was entirely voluntary.

On August 28, 2009, a total of 10,412,500 common shares were purchased under this plan at a price of C$1.06 per share (or $0.99 per share when issued). The purchase price per share was based upon the fair market value of our common shares on March 31, 2009, as determined by our Board of Directors, which obtained a valuation from an independent valuator to assist them in that determination. Fair market value is defined in the plan as the most probable price that would be obtained for all our shares in an arm’s length sale in the open market, on a going-concern basis, assuming a willing purchaser and a willing seller, without any discount for minority interest or any voting rights or agreement among shareholders or any premium for a special purchaser of control, the buyer and seller each acting prudently, knowledgeably and willingly. On February 16, 2010, 544,691 common shares were issued at a price of C$3.53 per share (or $3.35 per when issued). The purchase price per share was based on the fair market value of our shares on October 31, 2009 as determined by our Board of Directors, which obtained a valuation from an independent valuator to assist them in that determination. We do not intend to issue any additional shares under this plan.

As a result of the 2010 Reorganization, the common shares issued under the Participant Equity Loan Plan were converted into an aggregate of 5,478,596 Class A Subordinate Voting Shares. Shares issued under this plan are subject to restrictions that lapse as follows: 40% of the plan shares are subject to restrictions that lapse based on passage of time and 60% are subject to restrictions that lapse based on performance of the company. The restrictions on the time-based shares lapse in equal increments over five years commencing the later of August 27, 2007 and the participant’s first day of employment with the company. The restrictions on the performance-based shares lapse upon a liquidity event based on the return on invested capital multiple realized by the initial shareholders (i.e., IFF, Intel and Apax Partners). The closing of this offering will constitute a liquidity event and based upon the mid-point of the price range set forth on the cover of this prospectus, 2,005,166 of the performance-based Class A Subordinate Voting Shares will become unrestricted and 1,281,992 performance-based Class A Subordinate Voting Shares will remain restricted. Our Board of Directors intends to establish new lapsing provisions applicable to the remaining restricted performance-based shares. Once restrictions have lifted on the Participant Equity Loan Plan shares, those shares will not be subject to any further restrictions, other than pursuant to lock-up agreements certain participants have entered into with the underwriters and restrictions that may be imposed by applicable securities laws, provided the participant has repaid the loan in respect of such shares.

Upon cessation of a participant’s employment, one of our affiliates has the obligation to purchase and the participant has the obligation to sell restricted shares at a price equal to the participant’s cost if the participant resigns or is terminated without cause or the lower of fair market value and the participant’s cost if the participant is terminated for cause.

In the event of a change of control, as defined in the Participant Equity Loan Plan, the participant is obligated to sell restricted shares at a price equal to the lesser of the price per share received by the initial shareholders on the change of control and the participant’s cost.

Loans under the Participant Equity Loan Plan bear interest paid annually at the rate of 2% above the prime rate quoted by the Bank of Canada, are secured by a pledge of the shares issued under the plan and are with recourse to the participant. A portion of each participant’s loan will be repayable at the closing of this offering in an amount equal to the percentage of the total shares held by the participant under the Participant Equity Loan Plan that are unrestricted. The balance of each participant’s loan in respect of the participant’s restricted shares will remain outstanding. In connection with this offering, outstanding loans made by us to our executive officers under the plan were repaid and replaced with loans from a third party. Based upon the mid-point of the price range set forth on the cover of this prospectus, a total of approximately $3.0 million in principal amount of loans will remain outstanding to participants other than our executive officers immediately following closing of this offering. Such loans are subject to repayment on July 31 of each year in an amount equal to 5% of the original principal amount. Loans in respect of restricted shares must be repaid in full upon the termination of the Participant Equity Loan Plan or upon the sale of such shares, whether as a consequence of cessation of employment or a change of control.

Participants and the company have entered into voting trust agreements with Nancy L. Knowlton, as voting trustee, under which participants have agreed, subject to certain exceptions, that the designated voting trustee shall be entitled to vote their Participant Equity Loan Plan shares until such time as the shares are unrestricted, the closing of this offering has occurred and the loan in respect of such shares has been repaid.

The Participant Equity Loan Plan ends on December 31, 2016, unless terminated earlier by our Board of Directors. At the end of the term of the plan we have the right but not the obligation to purchase restricted shares at the greater of fair market value and the participant’s cost.

Limitation of Liability and Indemnification of Directors and Officers

See “Description of Share Capital—Limitation of Liability and Indemnification of Directors and Officers” for a description of indemnity agreements that we have entered into with all our directors and executive officers and certain provisions of Alberta law and our by-laws that limit the liability of directors and officers under certain circumstances.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our shares as of June 28, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our shares;

•	our named executive officers;

•	our directors;

•	our directors and executive officers as a group; and

•	all selling shareholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. As required by those rules, the number of shares beneficially owned by any person includes any shares the individual has the right to acquire within 60 days of June 28, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the share ownership of any other person or group.

Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all Class A Subordinate Voting Shares and Class B Shares shown as beneficially owned by them.

The table assumes that the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization,” has occurred with the effective conversion of the shareholder note payable and our cumulative preferred shares together with all accrued interest and accumulated dividends thereon through May 22, 2010 into Class B Shares or Class A Subordinate Voting Shares at an assumed initial public offering price of $17.00 per share (the mid-point of the price range set forth on the cover of this prospectus). The table below lists the applicable percentage ownership based on 24,029,146 Class A Subordinate Voting Shares and 90,943,645 Class B Shares outstanding as of June 28, 2010 (after giving effect to the foregoing assumption), and also lists applicable percentage ownership based on Class A Subordinate Voting Shares and Class B Shares to be outstanding immediately after the closing of this offering.

Immediately prior to the completion of this offering, the selling shareholders will convert Class B Shares into the Class A Subordinate Voting Shares to the extent such shares will be sold by them in this offering. Each Class B Share is convertible into one Class A Subordinate Voting Share.

Percentage total voting power represents voting power with respect to all our Class A Subordinate Voting Shares and Class B Shares, voting as a single class. Each holder of Class A Subordinate Voting Shares is entitled to one vote per Class A Subordinate Voting share and each holder of Class B Shares is entitled to 10 votes per Class B Share. The Class A Subordinate Voting Shares and Class B Shares vote together as a single class on all matters submitted to our shareholders for a vote, except as otherwise required by law.

Immediately prior to the closing of this offering, approximately 32.1% of our Class A Subordinate Voting Shares and Class B Shares will be held by residents of the United States and there will be 7 shareholders of record in the United States.

	Shares Beneficially Owned Prior to Offering							Shares Beneficially Owned After Offering
	Class B Shares		Class A Subordinate Voting Shares		% Total Voting Power	Shares Offered	Shares offered as a % of Total Share Capital	Class B Shares		Class A Subordinate Voting Shares		% Total Share Capital	% Total Voting Power
Name and Address of Beneficial Owner(1)	Shares	%	Shares	%				Shares	%	Shares	%
5% shareholders:
Funds advised or managed by Apax Partners(2)	42,438,247	46.7	12,350,533	51.4	46.8	17,643,095	15.3	35,757,701	43.8	1,387,984	3.3	30.0	41.8
Intel Corporation(3)	21,303,327	23.4	6,200,017	25.8	23.5	8,856,905	7.7	18,646,439	22.8	—	—	15.1	21.7
IFF Holdings Inc.	27,202,071	29.9	—	—	29.1	—	—	27,202,071	33.3	—	—	22.0	31.7
Directors and Executive Officers:
David A. Martin(4)(5)	27,202,071	29.9	450,000	1.9	29.2	—	—	27,202,071	33.3	450,000	1.1	22.3	31.7
Nancy L. Knowlton(4)(5)	27,202,071	29.9	450,000	1.9	29.2	—	—	27,202,071	33.3	450,000	1.1	22.3	31.7
Salim Nathoo(6)	42,438,247	46.7	12,350,533	51.4	46.8	17,643,095	15.3	35,757,701	43.8	1,387,984	3.3	30.0	41.8
Arvind Sodhani(7)	21,303,327	23.4	6,200,017	25.8	23.5	8,856,905	7.7	18,646,439	22.8	—	—	15.1	21.7
Michael J. Mueller	—	—	—	—	—	—	—	—	—	—	—	—	—
Robert C. Hagerty	—	—	—	—	—	—	—	—	—	—	—	—	—
Thomas F. Hodson(5)	—	—	312,500	1.3	0.0	—	—	—	—	312,500	0.7	0.3	0.0
G.A. (Drew) Fitch(5)	—	—	312,500	1.3	0.0	—	—	—	—	312,500	0.7	0.3	0.0
Jeffrey A. Losch(5)	—	—	212,500	0.9	0.0	—	—	—	—	212,500	0.5	0.2	0.0
All directors and executive officers as a group (9 persons):	90,943,645	100.0	20,288,050	84.4	99.6	26,500,000	23.0	81,606,211	100.0	3,125,484	7.4	68.5	95.5

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o SMART Technologies Inc., 3636 Research Road NW, Calgary, AB T2L 1Y1 Canada.
(2)	Represents shares beneficially owned by Apax US VII, L.P., which is advised by Apax Partners L.P., and Apax Europe V (a collective of 9 partnerships comprised of Apax Europe V—A, L.P., Apax Europe V—B, L.P., Apax Europe V C GmbH & Co. KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—F, C.V., Apax Europe V—G, C.V., Apax Europe V—1, LP and Apax Europe V—2, LP), which is managed by Apax Partners Europe Managers Ltd., which is advised by Apax Partners LLP. Apax US VII, L.P. and Apax Europe V each disclaim beneficial ownership of the shares held by the other. The address of Apax Partners LLP and Apax Partners Europe Managers Ltd., is 33 Jermyn Street, London, UK, SW1Y 6DN and the address of Apax Partners L.P. is 601 Lexington Avenue, 53rd Floor, New York, NY 10022. Apax Partners has agreed that, promptly following completion of the offering (including the exercise or expiration of the over-allotment option), it will, if necessary, convert such number of Class B Shares that it holds into Class A Subordinate Voting Shares so that IFF then beneficially owns one share more than one-third of the outstanding Class B Shares. Class B Shares beneficially owned after the offering assumes no exercise of the over-allotment option and the conversion of 1,387,984 Class B Shares into a corresponding number of Class A Subordinate Voting Shares to effect the agreement described in the immediately preceding sentence.
(3)	The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California.
(4)	Includes 27,202,071 Class B Shares owned by IFF Holdings Inc., a corporation with respect to which David A. Martin and Nancy L. Knowlton own 100% of the securities directly or indirectly. Mr. Martin and Ms. Knowlton may be deemed to be beneficial owners of shares owned by IFF Holdings Inc. All Class A Subordinate Voting Shares owned directly by Mr. Martin and Ms. Knowlton were issued pursuant to the Participant Equity Loan Plan and are subject to voting trust agreements among the shareholder, the company and Ms. Knowlton, as voting trustee, whereby Mr. Martin and Ms. Knowlton have agreed that Ms. Knowlton, as voting trustee, shall be entitled to vote such shares until such time as the shares have become unrestricted, the closing of this offering has occurred and the loan in respect of such shares has been repaid. See “Executive Compensation—Participant Equity Loan Plan.”
(5)	All Class A Subordinate Voting Shares owned by Mr. Hodson, Mr. Fitch and Mr. Losch were issued pursuant to the Participant Equity Loan Plan and are subject to voting trust agreements among the shareholder, the company and Ms. Knowlton, as voting trustee, whereby Messrs. Hodson, Fitch and Losch have agreed that Ms. Knowlton, as voting trustee, shall be entitled to vote such shares until such time as the shares have become unrestricted, the closing of this offering has occurred and the loan in respect of such shares has been repaid. See “Executive Compensation—Participant Equity Loan Plan.”
(6)	Includes the Class B Shares and Class A Subordinate Voting Shares beneficially owned by funds advised or managed by Apax Partners. Mr. Nathoo is a partner at Apax Partners LLP. but disclaims beneficial ownership of these shares.
(7)	Includes the Class B Shares and Class A Subordinate Voting Shares owned by Intel Corporation. Mr. Sodhani is the executive vice president of Intel Corporation and has shared voting and investment authority over these shares. However, Mr. Sodhani disclaims beneficial ownership of these shares except to the extent of his pecuniary interest arising therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since April 1, 2006, we have entered into the following transactions and agreements with our principal shareholders, our executive officers and our directors.

Corporate Reorganization

On August 28, 2007, Intel, IFF and the other then shareholders of our predecessor, signed an agreement with Apax Partners to effect the Corporate Reorganization. In connection with the Corporate Reorganization, we issued 42,606,653 voting common shares with a value of $40.1 million, 84,883,191 cumulative preferred shares with a value of $80.0 million, 127,489,844 non-voting common shares with a value of $120.1 million, 42,606,653 voting preferred shares with a nominal value and demand promissory notes with an aggregate value of $648.8 million to Intel and IFF. The total consideration of $889.0 million was provided in exchange for Intel’s and IFF’s aggregate 6,307,481 common shares (99.3% equity interest) in our predecessor. The then minority shareholders of our predecessor exchanged their 42,481 common shares (0.7% equity interest) for a demand promissory note from us with a value of $6.0 million.

In connection with the Corporate Reorganization, Apax Partners contributed cash of $239.3 million to School 3 ULC (an entity jointly owned by Intel and Apax Partners) which amount was contributed to us. Intel transferred its 127,489,844 non-voting common shares to School 3 ULC. We also issued 84,876,495 voting preferred shares with a nominal value to funds advised by Apax Partners. As a result of the Corporate Reorganization, David A. Martin and Nancy L. Knowlton reduced their direct and indirect equity interest in us to 25.05%, Intel reduced its ownership interest to 25.05% and Apax Partners acquired an interest of 49.9%.

2010 Reorganization

Prior to the completion of this offering, we intend to effect a reorganization, which will include transactions with our principal shareholders. The reorganization is described under “Description of Share Capital—2010 Reorganization.”

Construction Loan from IFF

In order to finance a portion of the costs associated with the construction of our headquarters, one of our subsidiaries entered into a Loan and Indemnity Agreement with IFF and our co-founders David A. Martin and Nancy L. Knowlton. The Loan and Indemnity Agreement provides for a loan to our subsidiary that bears interest at a variable rate of 200 basis points above the prime rate of interest published by the Bank of Canada, which was 2.25% as of March 31, 2010. As of March 31, 2010 the aggregate outstanding principal and accrued interest amount in respect of the loan was $1.4 million.

Registration Rights

In connection with the investment in our company by Apax Partners in 2007, we entered into a registration rights agreement with Intel, Apax Partners and IFF, which agreement will be amended and restated in connection with this offering. Those holders of our outstanding Class B Shares will be entitled under the amended and restated registration rights agreement to certain rights with respect to the registration under the securities laws of the United States and/or the securities laws of the provinces and territories of Canada of the Class A Subordinate Voting Shares owned beneficially by them or into which their Class B Shares are convertible, what the agreement calls “registrable securities”, as follows:

Underwritten Demand Registration Rights

Commencing one hundred eighty days after the effective date of the registration statement of which this prospectus is a part, each of Intel, Apax Partners and IFF may request that we register for an underwritten offering no less than $50 million of registrable securities, referred to as “underwritten demands.” Upon their request, we must, subject to some restrictions and limitations, prepare and file a registration statement in the United States and/or Canadian prospectus within the time periods specified in the registration rights agreement and use commercially reasonable efforts to cause that registration statement or Canadian prospectus covering the sale of the number of shares of registrable securities that are subject to the request to become effective or cleared by the applicable Canadian Securities Commissions. The underwriters of an underwritten offering will have the right to limit the number of shares to be underwritten, subject to certain restrictions, for reasons relating to the marketing of the shares.

Shelf Registration Rights

Commencing one year after the effective date of the registration statement of which this prospectus is a part, each of Apax Partners, Intel and IFF, may request that we file a shelf registration statement and/or Canadian shelf prospectus covering the resale of no less than $50 million of registrable securities. Upon their request, we must, subject to some restrictions and limitations, prepare and file a shelf registration statement in the United States and/or Canadian shelf prospectus within the time periods specified in the registration rights agreement and use commercially reasonable efforts to cause that registration statement or Canadian prospectus covering the sale of the number of shares of registrable securities that are subject to the request to become effective or cleared by the applicable Canadian Securities Commissions.

Each of Apax Partners, Intel and IFF are entitled to request that we effect underwritten offerings pursuant to such shelf registration statement or Canadian shelf prospectus, referred to as “underwritten takedowns.” Each of Intel, Apax Partners and IFF is entitled to request no more than a total of three underwritten demands or underwritten takedowns. The underwriters of an underwritten offering will have the right to limit the number of shares to be underwritten, subject to certain restrictions, for reasons relating to the marketing of the shares.

Piggyback Registration Rights

Subject to certain exceptions, if we propose to register any of our Class A Subordinate Voting Shares or equity securities convertible into or exchangeable for our Class A Subordinate Voting Shares under the U.S. Securities Act or the securities laws of any province of Canada, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the underwriters of such offering will have the right to limit the number of shares to be underwritten, subject to certain restrictions, for reasons relating to the marketing of the shares.

Expenses

We will bear all our costs and expenses in connection with the registrations described above. We have also agreed to pay up to an aggregate of $150,000 of the costs and expenses (excluding underwriting discounts and commissions and stock transfer taxes relating to the registrable securities sold by the holder, which will be paid by such holders) incurred by Intel, Apax Partners and IFF per underwritten demand registration, underwritten shelf takedown and underwritten piggyback registration and up to an aggregate of $100,000 per each other registration. Additionally, we have agreed to indemnify the shareholders against certain liabilities, and the shareholders have agreed on customary terms to indemnify us for certain liabilities, including liabilities under the U.S. Securities Act, including in connection with this offering.

Termination

The rights of any holder to request registration or inclusion of registrable securities in any registration in connection with the registration rights agreement terminates on the earliest to occur of: (i) the registration and sale of all such holder’s registrable securities, (ii) the sale of all such holder’s registrable securities pursuant to Rule 144 under the U.S. Securities Act and the removal of restrictive legends from such registrable securities and (iii) the date on which, in the written opinion of our counsel, all the registrable securities of such holder are immediately saleable without volume restriction or availability of current public information under Rule 144 under the U.S. Securities Act and the restrictive legend on such registrable securities has been removed and, under Canadian securities laws, a distribution by such holder of registrable securities would not be considered a “Control Distribution” (as defined in National Instrument 45-102 – Resale of Securities).

The amended and restated registration rights agreement does not include specific provisions for penalties or liquidated damages for a failure to comply with the terms of the agreement. The amended and restated registration rights agreement permits a holder to transfer its registration rights, in whole or in part, under certain circumstances.

Securityholders Agreement

Prior to the completion of this offering, we and the holders of our Class B Shares, Apax Partners, Intel and IFF, will enter into a securityholders agreement. For more information regarding the securityholders agreement, see “Description of Share Capital—Securityholders Agreement.”

Director and Officer Indemnification

Our by-laws contain provisions for the indemnification of our directors and officers. Additionally we have entered into indemnity agreements with all our directors and executive officers. See “Description of Share Capital—Limitation of Liability and Indemnification of Directors and Officers.”

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Management—Employment Agreements.”

Participant Equity Loan Plan

Each of our executive officers purchased shares pursuant to our Participant Equity Loan Plan, see “Executive Compensation—Participant Equity Loan Plan.”

Procedures for Related Party Transactions

We have a Related Persons Transactions Policy that governs transactions between us and certain related parties, including our executive officers and directors.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our Class A Subordinate Voting Shares, Class B Shares and Preferred Shares as set forth in our articles and by-laws, certain agreements affecting the rights of certain of our shareholders and certain related sections of the ABCA, the Delaware General Business Corporation Law, or DGCL, and certain other Canadian laws. For more detailed information, please see our articles and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, and the ABCA, DGCL and those other Canadian laws.

Share Capital

Upon completion of this offering, our authorized share capital will consist of an unlimited number of Class A Subordinate Voting Shares, an unlimited number of Class B Shares and an unlimited number of Preferred Shares issuable in series.

Upon completion of this offering, we will have issued and outstanding 42,166,580 Class A Subordinate Voting Shares, 81,606,211 Class B Shares and no Preferred Shares. Pursuant to our articles we cannot issue additional Class B Shares without the consent of 100% of the holders of our Class B Shares.

Class A Subordinate Voting Shares and Class B Shares

Except as otherwise described herein, the Class A Subordinate Voting Shares and Class B Shares are equal in all respects and will be treated as shares of a single class.

Shareholder Meetings; Voting

Each holder of Class B Shares and each holder of Class A Subordinate Voting Shares is entitled to receive notice of and attend all meetings of our shareholders, except meetings at which only holders of another particular class or series have the right to vote. At each such meeting, each Class B Share entitles its holder to 10 votes and each Class A Subordinate Voting Share entitles its holder to one vote, voting together as a single class, except as otherwise described below or in the ABCA.

Certain Class Votes

So long as any Class B Shares are outstanding, we may not effect any of the following without the consent of the holders of at least two-thirds (and in the case of the last two bullets below, 100%) of the outstanding Class B Shares, voting separately as a class:

•	any proposed amalgamation involving us in respect of which the ABCA requires that the approval of our shareholders be obtained;

•

any proposed plan of arrangement pursuant to section 193 of the ABCA involving us in respect of which the ABCA, or any order issued by the Court of Queen’s Bench of Alberta pursuant to section 193 of the ABCA, requires that the approval of our shareholders be obtained;

•	any proposed sale, lease or exchange of all or substantially all our assets or property in respect of which the ABCA requires that the approval of our shareholders be obtained;

•	any issuance or creation of shares of any class or series that entitle the holders thereof to more than one vote per share; or

•	any issuance of Class B Shares or securities convertible into or exchangeable for Class B Shares, including any options, warrants or rights to acquire Class B Shares.

Dividends; Rights on Liquidation, Dissolution or Winding-up

The Class A Subordinate Voting Shares and the Class B Shares rank pari passu, share for share, as to the right to receive dividends and to receive our remaining property and assets on a liquidation, dissolution or winding up. The holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to:

•

receive such dividends as our board of directors determines in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if such shares were of one class only; and

•

receive in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary or any other distribution of our assets among our shareholders for the purpose of winding up our affairs, our remaining property and assets, in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if such shares were of one class only.

The Class A Subordinate Voting Shares and the Class B Shares are subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the Preferred Shares.

Conversion

Each Class B Share is convertible at any time, at the option of the holder, into one Class A Subordinate Voting Share. The Class A Subordinate Voting Shares are not convertible into any other class of shares.

Our Class B Shares may be held only by certain “permitted holders”, a term which generally refers to the original holder of such Class B Shares and to certain entities controlled by that original holder as follows:

•

in the case of Class B Shares originally issued to IFF, “permitted holder” means any of: (A) IFF, (B) Nancy L. Knowlton, (C) David A. Martin, (D) any trust that has as its majority trustee or trustees, either or both of Nancy L. Knowlton and David A. Martin and of which all the beneficiaries comprise any of Nancy L. Knowlton, David A. Martin, members of their families, close personal friends or a registered charity, and (E) any person or persons, 100% of the total outstanding voting shares of which are beneficially owned and controlled, directly or indirectly, by one or more of the persons referred to in clause (A), (B), (C) or a trust referred to in clause (D);

•

in the case of Class B Shares originally issued to Apax Partners, “permitted holder” means any of: (A) Apax Partners, and (B) any person or persons, 100% of the total outstanding voting shares of which are beneficially owned and controlled, directly or indirectly, by Apax Partners; and

•

in the case of Class B Shares originally issued to Intel, “permitted holder” means any of: (A) Intel, and (B) any person or persons, 100% of the total outstanding voting shares of which are beneficially owned and controlled, directly or indirectly, by Intel.

Upon the sale, transfer, assignment or other conveyance of Class B Shares to a person that is not a permitted holder with respect to such Class B Shares, such Class B Shares will automatically convert to Class A Subordinate Voting Shares.

All Class B Shares owned by a permitted holder will convert automatically into Class A Subordinate Voting Shares upon the first to occur of:

•	such permitted holder ceasing to be such; or

•

such time as the total number of Class B Shares beneficially owned and controlled by such holder together with any other permitted holder of such holder is less than 10% of the total number of outstanding Class B Shares and Class A Subordinate Voting Shares.

In addition, all Class B Shares, regardless of the holder thereof, will convert automatically into Class A Subordinate Voting Shares upon the first to occur of such time as Nancy L. Knowlton and David A. Martin (together or individually) do not beneficially own and exercise control and direction over, directly or indirectly, more than 50% of the voting shares of IFF or any successor of IFF; or such time as neither Nancy L. Knowlton nor David A. Martin is our employee, officer or director.

In connection with the 2010 Reorganization, our shareholders have approved the issuance of Class A Subordinate Voting Shares pursuant to this offering as required by applicable Canadian securities laws.

Preferred Shares

We are authorized to issue without shareholder approval except as described in the next sentence, an unlimited number of Preferred Shares, issuable in one or more series, and, subject to the provisions of the ABCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our Board of Directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Class A Subordinate Voting Shares and Class B Shares. Any issuance of shares of any class or series that entitle the holders thereof to more than one vote per share requires the prior approval of the holders of 100% of our Class B shareholders. As of the date hereof, no Preferred Shares are outstanding.

Class A Preferred Shares

Prior to the completion of this offering, we are authorized to issue 433,676,686 Class A Preferred Shares. The Class A Preferred Shares are non-voting and rank in preference to the Class A Subordinate Voting Shares and the Class B Shares in the event of a liquidation, dissolution or winding-up. The Class A Preferred Shares are convertible in connection with this offering at the option of the holder into Class B Shares or Class A Subordinate Voting Shares. In connection with the completion of this offering, all the Class A Preferred Shares will be converted into Class B Shares and Class A Subordinate Voting Shares and removed from our authorized share capital; see “2010 Reorganization” below.

Other Provisions of our Articles and By-laws

The following is a summary of the material provisions of our articles and by-laws and certain related sections of the ABCA. This summary is qualified in its entirety by reference to our articles and by-laws which are included as exhibits to the registration statement of which this prospectus is a part and the ABCA.

Stated Objects or Purposes

Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors’ Power to Vote on Matters in which a Director is Materially Interested

A director who:

•	is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, or

•

is a director or officer of, or has a material interest in, any person who is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, must disclose in writing to us the nature and extent of his or her interest, and may not vote on any resolution to approve the contract or transaction unless the contract or transaction:

•

is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director or a person in whom the director has an interest, for our benefit or for the benefit of an affiliate of ours;

•	relates to the remuneration of the director in that person’s capacity as director, officer, employee or agent of ours or an affiliate of ours;

•	relates to an indemnity or insurance of directors and officers under the ABCA; or

•	is with an affiliate of ours.

Directors’ Power to Determine the Compensation of Directors

The ABCA provides that the remuneration of our directors, if any, may be determined by our directors. Such remuneration may be in addition to any salary or other remuneration paid to any of our officers or employees who are also directors.

Retirement or Non-Retirement of Directors Under an Age Limit Requirement

Our articles do not impose any mandatory age-related retirement or non-retirement requirement for our directors.

Number of Shares Required to be Owned by a Director

Our articles do not require that a director hold a share in our share capital as a qualification for his or her office.

Action Necessary to Change the Rights of Holders of Our Shares

Our shareholders can authorize the alteration of our articles to create or vary the rights or restrictions attached to any of our shares by passing a special resolution. Such a special resolution will not be effective until, in the case of an amendment to our articles, articles of amendment are filed with the Registrar of Corporations in Alberta. However, a right attached to any issued shares may not be prejudiced or interfered with unless shareholders holding in the aggregate not less than two-thirds of the outstanding shares to which the right is attached consent by a special separate resolution.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every calendar year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may, subject to the provisions of the ABCA, be held in any place selected by our directors. Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than five percent of our outstanding voting shares may also cause our directors to hold a general or special meeting. A notice convening a general meeting, specifying the date, time, and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business and the text of the resolutions to be submitted at the meeting, must be given to shareholders not less than 21 days and not more than 50 days prior to the meeting. Shareholders entitled to notice of a meeting may waive or reduce the period of notice for such meeting. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for the transaction of business at any meeting of our shareholders is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder, and together holding or representing five percent of our outstanding shares entitled to vote at the meeting. Holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to attend general meetings. Our directors and our auditors are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Limitations on the Right to Own Securities

Our articles do not provide for any limitations on the rights to own our securities.

Change of Control

Except as set forth under “Class A Subordinate Voting Shares and Class B Shares” above, our articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Shareholder Ownership Disclosure

Although U.S. and Canadian securities laws regarding shareholder ownership by certain persons require certain disclosure, our articles do not provide for any ownership threshold above which shareholder ownership must be disclosed.

2010 Reorganization

Net Effect of 2010 Reorganization

On May 22, 2010, we and our current shareholders began to effectuate a series of transactions and a reorganization that we refer to as the 2010 Reorganization. The 2010 Reorganization will be completed immediately prior to completion of this offering. The mechanics of the 2010 Reorganization are summarized below. The net effect on us of the 2010 Reorganization has been or will be as follows:

•	all our outstanding shares other than our cumulative preferred shares have been converted into an aggregate of 85,044,901 Class B Shares and 5,478,596 Class A Subordinate Voting Shares;

•	the shareholder note payable has ceased to accrue interest and our cumulative preferred shares have ceased to accumulate dividends, in each case, as of May 22, 2010; and

•

the shareholder note payable and our cumulative preferred shares together with all accrued interest and accumulated dividends thereon will effectively be converted to Class B Shares and Class A Subordinate Voting Shares at the initial public offering price of our Class A Subordinate Voting Shares as described below.

Immediately after giving effect to the repayment of C$8.3 million of the shareholder note payable on May 25, 2010, the outstanding principal and accrued interest on the shareholder note payable (through May 22, 2010) and the redemption value and accumulated dividends (through May 22, 2010) in respect of our cumulative preferred shares was C$433.7 million in the aggregate. Assuming the effective conversion of the shareholder note payable and cumulative preferred shares described in the last bullet of the immediately preceding paragraph occurs at $17.00 (the mid-point of the range set forth on the cover page of this prospectus), the aggregate number of Class B Shares and Class A Subordinate Voting Shares that would be issued as a result of that conversion is 24,449,294 (calculated by dividing C$433.7 million, or $415.6 million, by $17.00). Of that amount, 5,898,744 shares will be Class B Shares and 18,550,550 shares will be Class A Subordinate Voting Shares. The 18,550,550 Class A Subordinate Voting Shares will be issued to Apax Partners and Intel and sold by them in this offering. As a result of the foregoing, assuming the conversion of the shareholder note payable and cumulative preferred shares described in the last bullet of the immediately preceding paragraph occurs at $17.00 (the mid-point of the range set forth on the cover page of this prospectus), an aggregate of 90,943,645 Class B Shares and 24,029,146 Class A Subordinate Voting Shares will be outstanding immediately prior to the completion of this offering.

For every $1 increase (decrease) in the initial public offering price of our Class A Subordinate Voting Shares, the aggregate number of Class B Shares and Class A Subordinate Voting Shares that would be issued as a result of the conversion of the shareholder note payable and cumulative preferred shares described in the last bullet of the next preceding paragraph would decrease (increase) by 1,358,294.

Mechanics of 2010 Reorganization

As part of the 2010 Reorganization, we amalgamated with a successor corporation to School 3 ULC, a corporation that, prior to giving effect to the 2010 Reorganization, held all of our outstanding non-voting common shares and was an affiliate of Apax Partners and Intel. Under the terms of the amalgamation, which was approved by a special resolution of our shareholders:

•	our share capital was amended to be comprised of an unlimited number of Class A Subordinate Voting Shares, Class B Shares, Preferred Shares and 433,676,686 Class A Preferred Shares;

•	our shareholder note payable was eliminated;

•	our common shares issued under the Participant Equity Loan Plan were converted into Class A Subordinate Voting Shares on the basis of one Class A Subordinate Voting Share for each common share; and

•

our remaining outstanding shares (other than our non-voting common shares, which were cancelled, and the common shares issued under the Participant Equity Loan Plan) and the outstanding shares of the successor corporation to School 3 ULC were converted into Class B Shares (on the basis of one Class B Share for each voting common share, three Class B Shares, in aggregate, for all outstanding voting preferred shares and approximately 1.27 Class B Shares for each outstanding share of the successor corporation to School 3 ULC) and Class A Preferred Shares (on the basis of approximately 1.23 Class A Preferred Shares for each cumulative preferred share and approximately 3.29 Class A Preferred Shares for each outstanding share of the successor corporation to School 3 ULC).

The Class A Preferred Shares are non-voting and rank in preference to the Class A Subordinate Voting Shares and the Class B Shares in the event of a liquidation, dissolution or winding-up. The Class A Preferred Shares are convertible in connection with this offering at the option of the holder into Class B Shares or Class A Subordinate Voting Shares. As a result of the capital structure of the successor corporation to School 3 ULC with which we amalgamated, the aggregate redemption value of the Class A Preferred Shares immediately after the amalgamation is C$433.7 million.

On June 24, 2010, we effected a 1 for 2 reverse split of our Class A Subordinate Voting Shares and our Class B Shares.

Prior to the completion of this offering:

•

all our Class A Preferred Shares will be converted into Class B Shares or Class A Subordinate Voting Shares to the extent that such Class A Subordinate Voting Shares are being sold by Apax Partners and Intel in this offering; and

•	the Class A Preferred Shares will be removed from our authorized share capital.

See “Risk Factors—Risks Related to our Business—We may assume or incur liabilities in connection with the 2010 Reorganization.”

Securityholders Agreement

Prior to the completion of this offering, we and the holders of our Class B Shares, Apax Partners, Intel and IFF, will enter into a securityholders agreement which provides that such holders will, until the termination of the securityholders agreement, vote their Class B Shares so as to ensure that our Board of Directors will consist of a total of seven directors, with two directors nominated by IFF and one director nominated by each of Apax Partners and Intel. The securityholders agreement also prohibits any amendment of our articles of incorporation or by-laws without the unanimous consent of the holders of our Class B Shares.

The securityholders agreement terminates, with respect to each of the original holders of our Class B Shares, and with respect to all other holders of Class B Shares, if any, that are permitted holders of the Class B Shares of such original holder, as described under “Share Capital—Class A Subordinate Voting Shares and Class B Shares” above, on the date on which such original holder and such permitted holders collectively hold Class B Shares constituting less than 10% of the total number of outstanding Class B Shares and Class A Subordinate Voting Shares. The securityholders agreement will also terminate if there is only one Class B shareholder or if the holders of our Class B Shares agree to terminate the securityholders agreement.

Registration Rights

In connection with the investment in our company by Apax Partners in 2007, we entered into a registration rights agreement with Intel, Apax Partners and IFF, which agreement will be amended and restated in connection with this offering. Those holders of our Class B Shares will be entitled under that amended and restated registration rights agreement to certain rights with respect to the registration of the Class A Subordinate Voting Shares underlying their Class B Shares under the securities laws of the United States and/or the securities laws of the provinces and territories of Canada. For a description of these rights, see “Certain Relationships and Related Party Transactions—Registration Rights.”

Differences between the ABCA and DGCL

The following is a summary of the material differences between the ABCA and the DGCL. This summary is qualified in its entirety by reference to the DGCL, the ABCA and our governing corporate instruments.

Sources of Dividends	Under the ABCA, dividends may be declared at the discretion of the board of directors. A corporation may pay dividends unless there are reasonable grounds for believing that (1) it is, or would after the payment be, unable to pay its liabilities as they become due, or (2) the realizable value of the corporation’s assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.	Delaware law provides that dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Vote Required for Certain Transactions

Under the ABCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of all, or substantially all, of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate

Under Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote is required for: • mergers; • consolidations; • dissolutions and revocations of dissolutions; and

actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution.”

•   A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. A quorum with respect to a special resolution is a majority of the outstanding common shares unless otherwise specified in a corporation’s by-laws.

•   In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

•   In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

•   sales of all or substantially all the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•   the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain identical outstanding shares of the surviving corporation after the merger and the common stock of the corporation issued in the merger does not exceed 20% of the previously outstanding common stock; or

•   the merger is with a wholly owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger, the directors of the corporation become or remain the directors of the holding company following the merger and each share of the corporation is converted in the merger into a share of capital stock of the holding company having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions thereof as the share of capital stock of the corporation being converted in the merger.

Amendment of Certificate of Incorporation	Under the ABCA, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.	Generally, Delaware law provides that a corporation may amend its certificate of incorporation if (1) its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and (2) the amendment is adopted by the affirmative votes of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws	Under the ABCA, the board of directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the ABCA to submit that action to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by the shareholders, or the directors do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed.	Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Dissent or Dissenters’ Appraisal Rights

The ABCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with specified matters, including:

•   any amalgamation with another corporation (other than with certain affiliated corporations);

Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a

•   an amendment to the corporation’s articles to add,

change or remove any provisions restricting or constraining the issue or transfer of shares of the class in respect of which a shareholder is dissenting;

•   an amendment to the corporation’s articles to add or remove an express statement establishing the unlimited liability of shareholders;

•   an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•   a continuance under the laws of another jurisdiction;

•   a sale, lease or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business;

•   a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and

•   certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•   shares of stock of the surviving corporation;

•   shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•   any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Oppression Remedy	The ABCA provides an oppression remedy that enables a court to make any order, whether interim or	Delaware law does not provide for a similar remedy.

final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any securityholder, creditor, director or officer of the corporation if an application is made to a court by a “complainant.”

A “complainant” with respect to a corporation means any of the following:

•   a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

•   a present or former officer or director of the corporation or any of its affiliates;

•   a creditor of the corporation, in certain circumstances; and

•   any other person who in the discretion of the court is a proper person to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

Shareholder Derivative Actions

A complainant may also apply to a Canadian court for leave to bring an action in the name of, and on behalf of, us or our subsidiary, or to intervene in an existing action to which we or our subsidiary is a party, for the purpose of prosecuting, defending or

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the discontinuing an action on our behalf or on behalf of our subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

•   the complainant has given required notice to our directors or to our subsidiary, as applicable, of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

•   the complainant is acting in good faith; and

•   it appears to be in our interests or the interest of the relevant subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the ABCA, the court in a derivative action may make any order it thinks fit.

transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains. A stockholder may not sue derivatively on behalf of the corporation unless the stockholder first makes demand on the corporation that it bring suit and the demand is refused, unless it is shown that making the demand would have been futile.

Director Qualifications	Generally, at least 25% of the directors of an ABCA corporation must be resident Canadians. Furthermore, under the ABCA, no business may be transacted at a meeting of the board of directors unless 25% of the directors present, or able to provide approval of the business transacted at the meeting in writing, by telephone or other means of communication, are resident Canadians.	Delaware law does not have director residency requirements comparable to those of the ABCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Recent Issuances of Shares

Since April 1, 2006, the following events have changed the amount of the issued capital and/or the number and classes of shares of which it composed:

Corporate Reorganization. On August 28, 2007, in connection with the Corporate Reorganization, we issued 42,606,653 voting common shares with a value of $40.1 million, 84,883,191 cumulative preferred shares with a value of $80.0 million, 127,489,844 non-voting common shares with a value of $120.1 million, 42,606,653 voting preferred shares with a nominal value and demand promissory notes with an aggregate value of $648.8 million to

Intel and IFF. The total consideration of $889.0 million was provided in exchange for Intel’s and IFF’s aggregate 6,307,481 common shares (99.3% equity interest) in our predecessor. The then minority shareholders of our predecessor exchanged their 42,481 common shares (0.7% equity interest) for a demand promissory note from us with a value of $6.0 million. Prior to the Corporate Reorganization, our corporate predecessor was authorized to issue two classes of shares, the common shares and convertible first preferred shares. Following the Corporate Reorganization, we had five classes of shares, our voting common shares, our redeemable common shares, our non-voting common shares, our voting preferred shares and our cumulative preferred shares. The holders of our voting common shares, our redeemable common shares and our voting preferred shares were entitled to one vote per share at all meetings of our shareholders, other than meetings of the holders of another class or series of shares, and no other shares carried any right to vote at meetings of our shareholders.

In connection with the Corporate Reorganization, Apax Partners contributed cash of $239.3 million to School 3 ULC (an entity jointly owned by Intel and Apax Partners) which amount was contributed to us. Intel transferred its 127,489,844 non-voting common shares to School 3 ULC. We also issued 84,876,495 voting preferred shares with a nominal value to funds advised by Apax Partners.

Participant Equity Loan Plan. On August 28, 2009, we issued and sold an aggregate of 10,412,500 common shares under the Participant Equity Loan Plan to employees at a price of C$1.06 per share (or $0.99 per share when issued) for an aggregate purchase price of $10,308,460. On February 16, 2010, we issued and sold an aggregate of 544,691 common shares under the Participant Equity Loan Plan to employees at a price of C$3.53 per share (or $3.35 per share when issued) for an aggregate purchase price of $1,826,852.

As a result of the 2010 Reorganization, our share capital will be reorganized as described under “2010 Corporate Reorganization” above.

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for the Class A Subordinate Voting Shares in the United States will be Computershare Trust Company N.A., 350 Indiana Street, Suite 800, Golden, Colorado, 80401 and in Canada will be Computershare Trust Company of Canada at its principal offices in Toronto, Ontario and Calgary, Alberta.

Exchange Controls

Competition Act

Limitations on the ability to acquire and hold our Class A Subordinate Voting Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition in any market in Canada.

This legislation also requires any person or persons who intend to acquire more than 20% of our shares or, if such person or persons already own more than 20% of our shares prior to the acquisition, more than 50% of our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period, unless the Commissioner either waives or terminates such waiting period, at which time the Commissioner will generally provide written notice that she does not intend to challenge the acquisition.

Investment Canada Act

The Investment Canada Act (Canada), or Investment Canada Act, requires each “non Canadian,” as determined in accordance with the Investment Canada Act, who acquires “control” of an existing “Canadian business”, to file a notification in prescribed form, provided the acquisition of control is not a reviewable transaction by Canadian authorities. Subject to certain exceptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our Class A Subordinate Voting Shares by a non Canadian who is a “WTO investor” would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and the value of our assets (as determined pursuant to the Investment Canada Act) was equal to or greater than a specified amount, which varies annually. The specified threshold amount is C$299 million in 2010. As a result of March 2009 amendments to the Investment Canada Act, the calculation of the review thresholds will be changed from the book value of the Canadian business’ assets to its “enterprise value”. The review threshold will initially be equal to C$600 million and ultimately be increased to C$1 billion. However, these new financial thresholds have not, as of this time, been implemented.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation. Certain transactions in relation to our Class A Subordinate Voting Shares would be exempt from review from the Investment Canada Act, including, for example:

•	acquisition of our Class A Subordinate Voting Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•

acquisition or control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•

acquisition or control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through the ownership of voting interests, remains unchanged.

Under the new national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada”. The relevant test is whether such investment could be “injurious to national security”. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

Other

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non resident holders of our Class A Subordinate Voting Shares, other than withholding tax requirements.

Limitation of Liability and Indemnification of Directors and Officers

Under the ABCA, we may indemnify an individual who:

•	is or was our director or officer; or

•	is or was a director or officer of another corporation, of which we are or were a shareholder or creditor, at our request;

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding, in which such eligible party is involved because of that association with us or the other entity.

However, indemnification is prohibited under the ABCA if:

•	such eligible party did not act honestly and in good faith with a view to our best interests (or the best interests of the other entity, as the case may be); and

•	in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.

Subject to the foregoing, we may, with the approval of the Court of Queen’s Bench of Alberta, indemnify or pay the expenses of an eligible party in respect of an action brought against the eligible party by us or on our behalf to which the eligible party is made a party by reason of being or having been a director or officer of ours (or the other entity as the case may be).

The ABCA provides that we may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of ours or that of an associated corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to our best interests or an associate corporation, as applicable. We intend to obtain, prior to the closing of this offering, liability insurance that insures our directors and officers against certain losses and which insures us against certain obligations to indemnify our directors and officers.

We have entered into indemnity agreements with all our directors and executive officers to effectuate the provisions described above. See “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Directors and Officers”.

There is no currently pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of the agreements representing our material indebtedness. This summary is qualified in its entirety by reference to the agreements which are filed as exhibits to the registration statement, of which this prospectus forms a part.

First Lien Facility

In August 2007 SMART Technologies ULC, or STULC, a wholly owned subsidiary of SMART Technologies Inc., entered into a First Lien Credit Agreement, which we refer to as our first lien facility, providing for a $305.0 million term loan due August 28, 2014 and a $45.0 million revolving credit facility due August 28, 2013. In May 2010 our first lien facility was amended to provide for an additional $55.0 million revolving credit facility also due August 28, 2013, which amendment is expected to become effective upon completion of our initial public offering. The loans are secured by first priority liens on substantially all our assets (excluding our headquarters building).

The term loan bears interest at a floating rate equal to, at our election, one of:

•

the U.S. LIBOR rate, which is the rate for Eurocurrency loans determined by referencing an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars, plus an applicable margin of between 2.75% and 3.00%, or

•

the base rate, which is equal to the higher of the Federal Funds Rate plus 0.50% and the Canadian base rate publicly announced by Deutsche Bank AG, Canada Branch, plus an applicable margin of between 1.75% and 2.00%.

The applicable margin fluctuates depending on the then applicable total leverage ratio of STULC. An amount equal to 0.25% of the term loan’s initial aggregate principal outstanding must be repaid quarterly, with the remaining principal and interest due on the maturity date. The outstanding principal balance of the term loan as of March 31, 2010 was $297.4 million.

Borrowings under the revolving credit facility and the additional revolving credit facility may be made in either U.S. or Canadian dollars. Interest on U.S. dollar borrowings on our revolving credit facility is calculated on substantially the same basis as the term loan, except that the applicable margin fluctuates from 2.00% to 2.50% for Eurocurrency loans, or 1.00% to 1.50% for base rate loans, depending on the then applicable total leverage ratio of STULC. Interest on Canadian dollar borrowings on our revolving credit facility is calculated using, at our election, one of:

•	the BA rate, which is the banker’s acceptance rate of each applicable revolving credit facility lender, plus an applicable margin of between 2.00% and 2.50%, or

•

the prime rate, which is equal to the higher of the prime rate publicly announced by the Royal Bank of Canada and the one-month CDOR (Canadian Dealer Offered Rate) plus 0.50%, plus an applicable margin of between 1.00% and 1.50%.

Interest on our additional revolving credit facility is calculated on substantially the same basis as our revolving credit facility, except that the applicable margin for U.S. dollar borrowings is fixed at 3.75% for Eurocurrency loans and 2.75% for base rate loans, and the applicable margin for Canadian dollar borrowings is fixed at 3.75% for BA rate borrowings and at 2.75% for prime rate borrowings. The principal outstanding on the revolving credit facility and the additional revolving credit facility is due and payable in full on the maturity date. The outstanding principal balance of the revolving credit facility as of March 31, 2010 was $40.0 million.

The term loan contains optional and mandatory prepayment provisions. After each fiscal year STULC must prepay up to 50% of excess cash flow from the prior fiscal year covered by the financial statements (as determined by a formula in the first lien facility). This percentage can be reduced if STULC’s total leverage ratio meets specified thresholds. In addition, STULC must offer to prepay the loans to the extent that it retains net cash proceeds of any disposition of property or assets, or as an insurance payment from a casualty event, if (subject to certain exceptions) such net cash proceeds are not adequately reinvested, or contractually committed to be reinvested, within 15 months of the triggering prepayment event.

The first lien facility contains customary covenants including limitations on, among other things,

•	the creation of new liens,

•	the incurrence of debt,

•	the making of certain types of investments,

•	fundamental changes to corporate structure (including mergers and consolidations),

•	dispositions of assets,

•	dividends and distributions, and

•	prepayments of indebtedness.

Additionally, STULC must maintain each of a total leverage ratio and interest coverage ratio within specified parameters for each fiscal quarter until the loans are repaid.

The first lien facility includes customary events of default including certain cross defaults on certain other indebtedness and change in control.

Second Lien Facility

Concurrently with entering into the first lien facility, STULC entered into a Second Lien Credit Agreement, which we refer to as the second lien facility, pursuant to which it obtained a $100.0 million term loan due August 28, 2015. The term loan under the second lien facility is secured by liens on the same assets that secure the loans under the first lien facility, but such liens are subordinated to the liens granted under the first lien facility.

The term loan bears interest based on a formula that is substantially similar to the first lien facility term loan except that the applicable margin is 7.00% for a Eurocurrency loan and 6.00% for base rate loans. The aggregate principal outstanding under the second lien facility is due and payable in full on the maturity date. The outstanding principal balance of the term loan under the second lien facility as of March 31, 2010 was $100.0 million.

The second lien facility has the same provisions with respect to optional and mandatory prepayments as are contained in the first lien facility, except that mandatory prepayments are reduced by the aggregate principal amount of the loans prepaid under the mandatory prepayment provisions of the first lien facility. Prepayments of loans under the second lien facility are subject to a prepayment premium equal to 3% of the amount prepaid in first year of the loan, with the premium being lowered by 1% each subsequent year until the premium reaches zero.

All the covenants are substantially the same as in the first lien facility, except the second lien facility does not contain the covenants relating to quarterly tests of a total leverage ratio or interest coverage ratio.

The events of default in the second lien facility are substantially similar to those contained in the first lien facility.

Under certain circumstances STULC may request up to an aggregate of $75 million in additional term loans under the first lien facility and the second lien facility.

Unsecured Term Loan

On August 28, 2007, SMART Technologies Inc. entered into a credit agreement pursuant to which it obtained a $60.0 million unsecured term loan due August 28, 2015. We refer to this term loan as our unsecured term loan.

Interest on the unsecured term loan is deferred during the first four years and paid in cash thereafter. The unsecured term loan bears interest based on a formula that is substantially similar to the first lien facility term loan except that the applicable margin is 8.50% for a Eurocurrency loan and 7.50% for base rate loans. The unsecured term loan’s aggregate principal outstanding is due and payable in full on the maturity date. The outstanding principal balance (including accrued interest) of the unsecured term loan as of March 31, 2010 was $79.4 million.

The covenants and the events of default under the unsecured term loan are substantially similar to those contained in the second lien facility.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Class A Subordinate Voting Shares. Future sales of substantial amounts of shares of our Class A Subordinate Voting Shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring could cause the prevailing market price for our Class A Subordinate Voting Shares to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of 42,166,580 Class A Subordinate Voting Shares and 81,606,211 Class B Shares will be outstanding, assuming that there are no exercises of options granted in connection with this offering. Of these shares, all 35,300,000 Class A Subordinate Voting Shares sold in this offering by us and the selling shareholders will be freely tradable in the public markets in the United States and Canada without restriction or further registration under the U.S. Securities Act, unless these shares are held by our “affiliates,” as that term is defined in Rule 144 under the U.S. Securities Act.

The remaining 81,606,211 Class B Shares and 6,866,580 Class A Subordinate Voting Shares will be “restricted securities,” as that term is defined in Rule 144 under the U.S. Securities Act. Following the expiration of the lock-up period under the lock-up agreements described below, these restricted securities will be eligible for public sale in the United States only if they are registered under the U.S. Securities Act or if they qualify for an exemption from registration including under Rules 144 or 701 under the U.S. Securities Act, which are summarized below.

United States Resale Restrictions

Rule 144

In general, under Rule 144 under the U.S. Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been one of our “affiliates” for purposes of the U.S. Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our “affiliates,” is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our “affiliates,” then such person is entitled to sell such shares without complying with any of the requirements of Rule 144. In general, under Rule 144, as currently in effect, our “affiliates” or persons selling shares on behalf of our “affiliates” are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the then outstanding Class A Subordinate Voting Shares, which will equal approximately 421,666 Class A Subordinate Voting Shares after this offering; and

•	the average weekly trading volume of our Class A Subordinate Voting Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Such sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory share or option plan or other written agreement in a transaction that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration Statements

We intend to file registration statements on Form S-8 under the U.S. Securities Act covering shares of Class A Subordinate Voting Shares issuable under our 2010 Equity Incentive Plan. We expect to file a registration statement covering shares of Class A Subordinate Voting Shares issuable under our 2010 Equity Incentive Plan as soon as practicable after this offering. However, none of the shares registered on the Form S-8 registration statements will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

Canadian Resale Restrictions

The sale of any of our Class A Subordinate Voting Shares which constitutes a “control distribution” under Canadian securities law (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under applicable Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities or if prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us.

Lock-up Agreements

We and all our directors and officers, the selling shareholders and the holders of substantially all our outstanding Class A Subordinate Voting Shares and Class B Shares have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc. on behalf of the underwriters, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A Subordinate Voting Shares or any securities convertible into or exercisable or exchangeable for such shares. The 180-day lock-up period will be automatically extended if: (1) during the last 17 days of the 180-day period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

United States Federal Income Tax Information for United States Holders

This section summarizes the material United States federal income tax consequences to “U.S. Holders” (as defined below) of the ownership and disposition of our Class A Subordinate Voting Shares. This section addresses only U.S. Holders that hold their Class A Subordinate Voting Shares as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), for United States federal income tax purposes. This section does not purport to be a complete analysis of all the potential United States federal income tax considerations that may be relevant to a particular U.S. Holder of our Class A Subordinate Voting Shares in light of its particular circumstances nor does it deal with all United States federal income tax consequences applicable to U.S. Holders subject to special tax rules, including certain financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons that actually or constructively own 10 percent or more of our Class A Subordinate Voting Shares, persons that hold Class A Subordinate Voting Shares as part of a hedge, straddle, conversion or other integrated transaction, pass-through entities (e.g., partnerships), persons whose functional currency is not the United States dollar, expatriates or former long-term residents of the United States, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, or regulated investment companies.

If any entity that is classified as a partnership for United States federal income tax purposes holds Class A Subordinate Voting Shares, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for United States federal income tax purposes and persons holding Class A Subordinate Voting Shares through a partnership or other entity classified as a partnership for United States federal income tax purposes are urged to consult their tax advisors.

This section is based on the Code, existing and proposed Treasury regulations thereunder, published rulings, court decisions and administrative interpretations, all as currently in effect. These laws are subject to change, repeal or revocation possibly on a retroactive basis so as to result in United States federal income tax consequences different from those discussed below.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of Class A Subordinate Voting Shares and you are for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This summary does not discuss United States federal income tax consequences to any beneficial owner of Class A Subordinate Voting Shares that is not a U.S. Holder.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws or any aspect of United States federal tax law other than income taxation. If you are considering the purchase, ownership or disposition of Class A Subordinate Voting Shares, you should consult your own tax advisors concerning the United States federal income and other tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the passive foreign investment company, or PFIC, rules discussed below, you must include in your gross income as ordinary income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this dividend. Such dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Subject to applicable limitations, if you are a non-corporate U.S. Holder, dividends you receive in taxable years beginning before January 1, 2011 will constitute qualified dividend income currently subject to tax at a rate of 15 percent provided that (1) the Class A Subordinate Voting Shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period and other requirements are met. Under United States Internal Revenue Service authority, Class A Subordinate Voting Shares will be considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ. We have applied to list the Class A Subordinate Voting Shares on the NASDAQ Global Select Market, and thus we expect the Class A Subordinate Voting Shares will be readily tradable on an established securities market in the United States. You should consult your tax advisors regarding the availability of the lower income tax rate for dividends paid with respect to the Class A Subordinate Voting Shares.

Distributions in excess of our current and accumulated earnings and profits (as determined in accordance with United States federal income tax principles), including the amount of any Canadian taxes withheld from the distributions, will be treated as a non-taxable return of capital to the extent of your adjusted basis in the Class A Subordinate Voting Shares and as a capital gain to the extent it exceeds your adjusted basis. We may not calculate our earnings and profits in accordance with United States federal income tax principles, and, therefore, the entire amount of any distributions may be reported to investors as taxable dividend distributions.

Subject to certain limitations, you may be entitled to deduct, or to claim a credit against your United States federal income taxes for, the amount of any Canadian taxes that are withheld from dividends paid to you by us. See “Canadian Federal Income Tax Information for United States Holders—Dividends.” Although our dividends generally will be treated as foreign source income for foreign tax credit limitation purposes, in certain circumstances, a portion of our dividends may be treated as United States source income. Dividends paid by us generally will be classified as passive income for foreign tax credit purposes, and therefore will be subject to the separate limitation for passive income, unless the dividends are treated as so-called “high-taxed income” in your hands. The rules relating to foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisors concerning the application of the United States foreign tax credit rules to your particular situation.

The amount of any dividend paid in foreign currency (i.e., currency other than the United States dollar) will equal the United States dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by you, regardless of whether the foreign currency is converted into United States dollars. If the foreign currency received as a dividend is not converted into United States dollars on the date of receipt, you will have a basis in the foreign currency equal to the United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as United States source ordinary income or loss.

Taxation of Dispositions

Subject to the passive foreign investment company rules discussed below, gain or loss you realize on the sale or other disposition of your Class A Subordinate Voting Shares will generally be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if you held your Class A Subordinate Voting Shares for more than one year. The amount of gain or loss will be equal to the difference between the United States dollar value of the amount that you realize and your adjusted tax basis, determined in

United States dollars, in your Class A Subordinate Voting Shares. Your adjusted tax basis in our Class A Subordinate Voting Shares will generally be the cost to you of such shares. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are expected to be eligible for reduced rates of United States federal income tax in taxable years beginning before January 1, 2011. Your ability to deduct capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

We do not expect to be a PFIC for United States federal income tax purposes for the current tax year or in the foreseeable future. In general, we will be a PFIC for any taxable year in which: (i) at least 75% of our gross income is passive income, or (ii) at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. The determination of whether or not we are a PFIC in respect of any of our taxable years is a factual determination that cannot be made until the close of the applicable tax year and that is based on the types of income we earn and the value and composition of our assets (including goodwill), all of which are subject to change. Therefore, we can make no assurances that we will not be a PFIC in respect of our current taxable year or in the future.

If we are classified as a passive foreign investment company, you may be subject to increased tax liability and an interest charge in respect of gain you realize on the sale or other disposition of your Class A Subordinate Voting Shares and on the receipt of certain “excess distributions.” Other adverse United States tax consequences may also apply. The adverse consequences resulting from our being classified as a PFIC can be mitigated in some cases if you are eligible for and timely make either (i) a valid election to treat us as a “qualified electing fund” (a “QEF election”) (in which case you would be required to include in income on a current basis your pro rata share of our ordinary income and net capital gains, but not losses) or (ii) in any year in which our Class A Subordinate Voting Shares qualify as “marketable stock” for purposes of these rules, a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of your Class A Subordinate Voting Shares for that year or a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). In order for you to be able to make the QEF election, we would have to provide you with certain information that we do not expect to provide. You should consult your own tax advisors regarding the adverse consequences of owning Class A Subordinate Voting Shares if we were to become a PFIC, and the availability and consequences of making a QEF election or a mark-to-market election in such circumstances.

Information Reporting and Backup Withholding Tax

Dividends on and proceeds from the sale or other disposition of our shares that are made within the United States or through certain United States-related financial intermediaries may be reported to the United States Internal Revenue Service unless you are a corporation or otherwise establish a basis for exemption. Backup withholding tax may apply to amounts subject to reporting if you fail to provide an accurate taxpayer identification number or otherwise establish a basis for exemption or if you fail to report all interest and dividends required to be shown on your United States federal income tax returns. You can claim a credit against United States federal income tax liability for amounts withheld under the backup withholding rules, and you can claim a refund of amounts in excess of your liability by providing required information to the United States Internal Revenue Service. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for establishing an exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE CLASS A SUBORDINATE VOTING SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

Canadian Federal Income Tax Information for Non-Canadian Holders

The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Class A Subordinate Voting Shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and the selling shareholders; (3) is not affiliated with us, the selling shareholders, the Underwriters or a subsequent purchaser of the Class A Subordinate Voting Shares; (4) does not use or hold, and is not deemed to use or hold, Class A Subordinate Voting Shares in a business carried on in Canada; and (5) holds the Class A Subordinate Voting Shares as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and counsel’s understanding of the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the Class A Subordinate Voting Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act.

Dividends

Dividends paid or credited or deemed to be paid or credited by us to a Non-Canadian Holder by will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, where the Non-Canadian Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) (the “Canada-U.S. Treaty”) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a Class A Subordinate Voting Share, unless the Class A Subordinate Voting Share is or is deemed to be “taxable Canadian property” to the Non-Canadian Holder for the purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, provided the Class A Subordinate Voting Shares are listed on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the TSX and NASDAQ, at the time of disposition or deemed disposition, the Class A Subordinate Voting Shares will not constitute taxable Canadian property of a Non-Canadian Holder, unless at any time during the 60-month period immediately preceding the disposition or deemed disposition, the Non-Canadian Holder, persons with whom the Non-Canadian Holder did not deal at arm’s length, or the Non-Canadian Holder together with all such persons, owned 25% or more of the issued Class A Subordinate Voting Shares or any other class of our shares. Under the Proposed Amendments, the Class A Subordinate Voting Shares, if listed on a “designated stock exchange” (as defined in the Canadian Tax Act) will generally not constitute taxable Canadian property of a Non-Canadian holder where the 25% ownership threshold described in the preceding sentence is met or exceeded unless, at any time during the 60-month period immediately preceding the disposition or deemed disposition, more than 50% of the fair market value of the Class A Subordinate Voting Shares was derived, directly or indirectly, from one or any combination of the following properties: (i) real or immoveable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; and (iv) options in respect of, or interests in, such property.

Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, the Class A Subordinate Voting Shares may be deemed to be taxable Canadian property. For a Non-Canadian Holder who is resident in the United States for purposes of and entitled to the full benefit of the Canada-U.S. Treaty, even if the Class A Subordinate Voting Shares represent taxable Canadian property, under the Canada-U.S. Treaty, no Canadian taxes will generally be payable on a capital gain realized on the disposition of the Class A Subordinate Voting Shares, unless the value of the Class A Subordinate Voting Shares is derived principally from real property situated in Canada.

In the event that the Class A Subordinate Voting Shares constitute taxable Canadian property to a Non-Canadian Holder and a capital gain realized on the disposition of such Class A Subordinate Voting Shares is not exempt from tax under the Canadian Tax Act by virtue of the terms of an applicable tax treaty or convention, such Non-Canadian Holder will realize a taxable capital gain equal to one-half of the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base to the Non-Canadian Holder of the Class A Subordinate Voting Shares immediately before the disposition. Non-Canadian Holders whose Class A Subordinate Voting Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

UNDERWRITING

General

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc. are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
RBC Dominion Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
CIBC World Markets Inc.
Cowen and Company, LLC
Piper Jaffray & Co.
Thomas Weisel Partners LLC

Total	35,300,000

The underwriters are offering the Class A Subordinate Voting Shares subject to their acceptance of the shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A Subordinate Voting Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events. The underwriters are obligated to take and pay for all the Class A Subordinate Voting Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option, described below.

This offering is being made concurrently in the United States and in each province and territory of Canada. The Class A Subordinate Voting Shares will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the Class A Subordinate Voting Shares outside of the United States and Canada.

The underwriters initially propose to offer part of the Class A Subordinate Voting Shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $             a share to other underwriters or to certain dealers. The Class A Subordinate Voting Shares are being offered in the United States in U.S. dollars and in Canada in Canadian dollars, at the same offering price and underwriting discounts and commissions per Class A Subordinate Voting Share, calculated based on the noon buying rate published by the Bank of Canada on the date of the underwriting agreement. Subject to the following paragraph, which shall apply in Canada, if all the Class A Subordinate Voting Shares are not sold at the initial offering price, the representatives may change the offering price and other selling terms.

For purposes of the offering in Canada, if all the Class A Subordinate Voting Shares have not been sold, after the underwriters have made a reasonable effort to sell the shares at the public offering price, the underwriters may from time to time decrease or change the offering price and other selling terms provided that the price for the Class A Subordinate Voting Shares shall not exceed the public offering price and further provided that the compensation that is realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for shares is less than the gross proceeds paid by the underwriters to us or the selling shareholders.

The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,295,000 additional Class A Subordinate Voting Shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Class A Subordinate Voting Shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Class A Subordinate Voting Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Class A Subordinate Voting Shares listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , total underwriters’ discounts and commissions would be $             and total proceeds to the selling shareholders would be $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of Class A Subordinate Voting Shares offered by them.

The following table shows the per share and total underwriting discounts and commissions that we and the selling shareholders are to pay the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 5,295,000 Class A Subordinate Voting Shares from the selling shareholders.

	Discounts and Commissions Payable by Us		Discounts and Commissions Payable by the Selling Shareholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$	$	$
Total	$	$	$	$

Total underwriting discounts and commissions to be paid to the underwriters represent         % of the total amount of the offering. We estimate that the expenses of this offering payable by us other than underwriting discounts and commissions will be $6.7 million.

We have applied for listing of our Class A Subordinate Voting Shares on the NASDAQ Global Select Market under the symbol “SMT” and on the TSX under the symbol “SMA”. Listing will be subject to the company fulfilling all the listing requirements of the NASDAQ and the TSX.

We and all our directors and officers, the selling shareholders and the holders of substantially all our outstanding Class A Subordinate Voting Shares and Class B Shares have agreed that, without the prior written consent of each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A Subordinate Voting Shares or any securities convertible into or exercisable or exchangeable for such shares;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Subordinate Voting Shares;

•	publicly announce the intent to do any of the foregoing; or

•	file any registration statement with the SEC relating to the offering of any Class A Subordinate Voting Shares or any securities convertible into or exercisable or exchangeable for such shares,

whether any such transaction described above is to be settled by delivery of Class A Subordinate Voting Shares or such other securities, in cash or otherwise. In addition, each selling shareholder agrees that, without the prior written consent of each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right (other than a piggyback registration right) with respect to, the registration of any Class A Subordinate Voting Shares or any security convertible into or exercisable or exchangeable for such shares.

The restrictions described in the immediately preceding paragraphs do not apply to, among other things:

•	the sale of shares to the underwriters;

•

the issuance by us of shares or other securities (including, without limitation, options, restricted shares or restricted share units) pursuant to option plans, share purchase plans or other equity incentive plans (including, without limitation, pursuant to any such plan assumed by us or any of our subsidiaries or to which we or any of our subsidiaries becomes subject in connection with the acquisition of another business or assets);

•	the issuance by us of shares or other securities upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding on the date of this prospectus;

•

transactions relating to shares or other securities acquired in open market transactions after the completion of the offering of the Class A Subordinate Voting Shares, provided that no filing under Section 16(a) of the Exchange Act, or under the insider reporting laws and regulations of any province of Canada to reflect a disposition of beneficial ownership for value, shall be required or shall be voluntarily made in connection with subsequent sales of shares acquired in such open market transactions;

•

transfers of shares or other securities (A) as a bona fide gift or gifts, by intestate succession or otherwise upon the death of the owner, (B) to limited partners, members, shareholders or other equity holders of such selling shareholder, or to any corporation, partnership or other business entity that is a direct or indirect affiliate of such selling shareholder, (C) to any corporation, partnership or other business entity with whom such selling shareholder shares in common an investment manager or advisor, or that such selling shareholder manages, or (D) pursuant to the 2010 Reorganization described under “Description of Share Capital—2010 Reorganization”; provided that in the case of any such transfer the transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer;

•

the filing by us of any registration statements under the U.S. Securities Act of 1933 for the registration of (A) shares or other securities (including, without limitation, options, restricted shares and restricted share units) issued pursuant to option plans, share purchase plans or other equity incentive plans described in the second bullet above or (B) shares or other securities issued in connection with the transactions contemplated by the tenth bullet;

•

transfers by a non-officer employee of shares, the net proceeds of which do not exceed an amount sufficient to repay amounts that as a result of this offering become due and payable by such non-officer employee for loans issued to that employee in connection with the Participant Equity Loan Plan and the aggregate proceeds of which for all non-officer employees do not exceed C$3.6 million;

•	pledges of Class A Subordinate Voting Shares to secure loans relating to shares purchased under the Participant Equity Loan Plan;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act or similar plans permitted under Canadian provincial securities laws, for the transfer of Class A Subordinate Voting Shares, provided that such plan does not provide for the transfer of Class A Subordinate Voting Shares during the 180-day restricted period and no filing under Section 16(a) of the Exchange Act or under the securities laws and regulations of the provinces of Canada shall be made in connection with the implementation of any such plan, except to the extent required by applicable law; and

•

the issuance by us of shares or other securities representing an aggregate of up to 15% of the total outstanding shares in connection with any joint venture, partnership, alliance or similar arrangement, in connection with any other strategic or similar transaction the primary purpose of which is not to raise capital, or in connection with the acquisition of any entity, business, property, technology or other assets (whether by merger, consolidation, acquisition of securities or otherwise); provided that any securities issued in such transactions shall be bound by the restrictions and exceptions set forth above.

The 180-day restricted period described in the preceding paragraphs will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of our Class A Subordinate Voting Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Subordinate Voting Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase, creating a short position in the Class A Subordinate Voting Shares for their own account. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Subordinate Voting Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Any covered short position together with any naked short position shall form the underwriters total over-allocation position. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, Class A Subordinate Voting Shares in the open market to stabilize the price of the Class A Subordinate Voting Shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A Subordinate Voting Shares in the offering, if the syndicate repurchases previously distributed Class A Subordinate Voting Shares to cover syndicate short positions or to stabilize the price of the Class A Subordinate Voting Shares. These activities may raise or maintain the market price of the Class A Subordinate Voting Shares above independent market levels or prevent or slow a decline in the market price of the Class A Subordinate Voting Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In accordance with the rules and policy statements of the Canadian provincial securities commissions, the underwriters may not, throughout the period of distribution, bid for or purchase the Class A Subordinate Voting Shares. Exceptions, however, exist where the bid or purchase is not made to create the appearance of active trading in, or rising prices of, the Class A Subordinate Voting Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, in connection with the offering and pursuant to the first exception mentioned above, the underwriters may overallot or effect transactions that stabilize or maintain the market price of the shares at levels other than those which might otherwise prevail on the open market. Any of the foregoing activities may have the effect of preventing or slowing a decline in the market price of the Class A Subordinate Voting Shares. They may also cause the price of the Class A Subordinate Voting Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, the Toronto Stock Exchange, in the over the counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the U.S. Securities Act and applicable securities laws in the provinces and territories of Canada, or to contribute to payments the underwriters may be required to make because of these liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Class A Subordinate Voting Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that certificates representing the Class A Subordinate Voting Shares to be issued or sold in this offering will be available for delivery on the date of the closing of this offering, which is expected to occur on or about                     , 2010 or such later date as we, the selling shareholders and the underwriters may agree, but in any event not later than                     , 2010.

Following completion of the pending acquisition of Thomas Weisel Partners Group, Inc., the parent company of Thomas Weisel Partners LLC, by Stifel Financial Corp., Stifel, Nicolaus & Company, Incorporated, a wholly-owned subsidiary of Stifel Financial Corp., may replace Thomas Weisel Partners LLC in its capacity as underwriter in this offering.

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. RBC Dominion Securities, Inc. advised us on our acquisition of NextWindow. A Canadian affiliate of Deutsche Bank Securities Inc. and an affiliate of RBC Dominion Securities Inc. are lenders under our First Lien Facility, second lien facility and unsecured term loan. An affiliate of RBC Dominion Securities Inc. is a lender under our term construction facility. Consequently, we might be considered a connected issuer of Deutsche Bank Securities Inc. and RBC Capital Markets Corporation for the purposes of the securities regulations of certain Canadian provinces and territories. In addition, certain affiliates of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, have agreed to provide us with an additional $55.0 million revolving credit facility in conjunction with this offering. Consequently, we might also be considered a connected issuer of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, for the purposes of the securities regulations of certain Canadian provinces and territories. See “Description of Certain Indebtedness” above for a description of our material indebtedness, including amounts outstanding and the nature of any security for the indebtedness, as applicable. As of the date of this prospectus, we are in material compliance with the terms of such indebtedness. Since the indebtedness was incurred, our financial position and the value of the collateral granted for the security for the indebtedness have not materially declined. As described under “Use of Proceeds”, we intend to use a portion of the net proceeds of this offering to repay approximately $59.0 million of borrowings outstanding under our term construction facility and unsecured term loan.

Pricing of the Offering

Prior to this offering, there has been no public market for the Class A Subordinate Voting Shares. The terms, structure of this offering including the initial public offering price were determined solely by negotiations between us, the selling shareholders and the underwriters and our lenders had no influence as to the determination of the terms, structure and pricing. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the Class A Subordinate Voting Shares will develop and continue after this offering.

Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with this offering and the distribution of the Class A Subordinate Voting Shares sold in this offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount
Securities and Exchange Commission Registration Fee	$65,596
Canadian Securities Regulators Filing Fees	35,000
FINRA Filing Fee	75,500
Stock Exchange Listing Fees	350,000
Accounting Fees and Expenses	1,900,000
Legal Fees and Expenses	3,300,000
Printing Expenses	175,000
Blue Sky Qualification Fees and Expenses	7,500
Transfer Agent and Registrar Fee	21,500
Additional D&O Insurance Premiums	450,000
Miscellaneous	350,000

TOTAL	$6,730,096

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to as a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus, referred to as the Shares, may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the Managers to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of Shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of our representatives to produce a prospectus for such offer. Neither we nor our representatives have authorized, nor do they authorize, the making of any offer of Shares through any financial intermediary, other than offers made by the representatives which constitute the final offering of Shares contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the United Kingdom, this prospectus is being addressed to, and directed at, persons who are (i) investment professionals falling within Article 19 of the Financial Services Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth entities falling within Article 49(2)(a) of the Order; and (iii) any other persons to whom it may lawfully be distributed (all such persons referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the Class A Subordinate Voting Shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The Class A Subordinate Voting Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A Subordinate Voting Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Class A Subordinate Voting Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Class A Subordinate Voting Shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the Class A Subordinate Voting Shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A Subordinate Voting Shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A Subordinate Voting Shares offered should conduct their own due diligence on the Class A Subordinate Voting Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

Legal matters relating to Canadian law, the offering and the validity of the Class A Subordinate Voting Shares offered in this offering are being passed upon for us by Bennett Jones LLP. Certain U.S. legal matters will be passed upon for us by Sidley Austin LLP. Kirkland & Ellis LLP will act as U.S. counsel to the underwriters and Osler, Hoskin & Harcourt LLP will act as Canadian counsel to the underwriters. Kirkland & Ellis LLP represents us and certain selling shareholders in matters unrelated to this offering.

EXPERTS

The consolidated financial statements as of March 31, 2010 and 2009, and for each of the three years in the period ended March 31, 2010 included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report appearing herein, and have been so included in reliance upon that report and upon authority of such firm as experts in accounting and auditing. The offices of KPMG LLP are located at Suite 2700, Bow Valley Square II, 205—5th Avenue SW, Calgary Alberta T2P 4B9. KPMG LLP has confirmed it is independent in accordance with the rules of professional conduct of the Institute of Chartered Accountants of Alberta.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Alberta, Canada and a majority of our directors and certain of our officers, as well as the Canadian independent registered chartered accountants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our non-U.S. directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of U.S. federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a U.S. court judgment based upon the civil liability provisions of U.S. federal securities laws, may be enforced by a Canadian court, provided that:

•	the judgment is enforceable in the jurisdiction in which it was given;

•

the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. The usual practice in an action before a Canadian court to recover an amount in a non-Canadian currency is for the Canadian court to render judgment for the equivalent amount in Canadian currency.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-1 under the U.S. Securities Act, with respect to our Class A Subordinate Voting Shares offered hereby. This prospectus, which forms part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our Class A Subordinate Voting Shares, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act. As a result, upon completion of the offering we will become subject to the informational requirements of the Exchange Act. However, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act and the requirement to file current reports Form 8-K upon the occurrence of certain events. We intend to fulfill all informational requirements that do apply to us as a foreign private issuer under Exchange Act by filing all such information with the SEC. We will also be subject to the full informational requirements of the securities commissions in all provinces and territories of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with the Canadian provincial and territorial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. Documents filed on SEDAR are not, and should not be considered, part of this prospectus. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by independent registered chartered accountants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of SMART Technologies Inc.

We have audited the accompanying consolidated balance sheets of SMART Technologies Inc. (the “Company”) as of March 31, 2009 and 2010 and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity (deficit), and cash flows for the years ended March 31, 2008, March 31, 2009 and March 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SMART Technologies Inc. and subsidiaries as of March 31, 2009 and 2010, and the results of their operations and cash flows for the years ended March 31, 2008, March 31, 2009 and March 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

May 27, 2010, except as to notes 17(b) and 17(c)

which are as of June 23, 2010

SMART Technologies Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(thousands of U.S. dollars, except per share amounts)

For the years ended March 31, 2008, 2009 and 2010

	March 31, 2008	March 31, 2009	March 31, 2010
Revenue	$378,623	$468,156	$647,975
Cost of sales	226,751	268,153	326,457

Gross margin	151,872	200,003	321,518
Expenses
Selling, marketing and administration	85,896	99,751	138,810
Research and development	20,590	25,011	33,581
Depreciation and amortization of property and equipment	3,582	5,817	15,930
Amortization of intangible assets	—	—	21
Corporate reorganization (note 3)	20,977	—	—
Interest expense	39,693	44,683	30,222
Interest expense on related party debt	21,768	33,877	34,626
Foreign exchange (gain) loss	(9,333)	93,999	(91,814)

	183,173	303,138	161,376
Other income, net	1,071	752	204

Income (loss) before income taxes	(30,230)	(102,383)	160,346
Income tax expense (recovery) (note 10)
Current	11,539	(2,041)	12,504
Deferred	(18,045)	6,315	5,810

	(6,506)	4,274	18,314

Net income (loss)	$(23,724)	$(106,657)	$142,032
Foreign currency translation	(20,078)	149,840	(155,041)

Comprehensive (loss) income	$(43,802)	$43,183	$(13,009)

Earnings (loss) per share amounts (note 11)
Basic and diluted earnings (loss) per share	$(0.14)	$(0.63)	$0.81

See accompanying notes to consolidated financial statements

SMART Technologies Inc.

Consolidated Balance Sheets

(thousands of U.S. dollars)

	March 31, 2009	March 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$37,055	$230,169
Trade receivables (note 5)	69,373	81,901
Other current assets	13,020	11,972
Income taxes recoverable	2,850	—
Inventory (note 6)	59,181	58,743
Deferred income taxes (note 10)	9,748	11,683

	191,227	394,468
Property and equipment (note 7)	83,383	107,999
Intangible assets	—	506
Deferred income taxes (note 10)	16,487	14,962
Deferred financing fees (note 8)	9,446	9,652
Other long-term assets (note 15)	—	507

	$300,543	$528,094

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$20,619	$38,861
Accrued and other current liabilities	67,076	81,123
Deferred revenue	17,895	24,697
Income taxes payable	—	5,523
Current portion of long-term debt (note 8)	36,166	92,790
Current portion of related party long-term debt (note 8)	1,096	1,421

	142,852	244,415
Long-term debt (note 8)	470,045	473,732
Related party long-term debt (note 8)	316,304	429,855
Other long-term liabilities (note 15)	3,367	—
Deferred revenue	50,308	74,407

	982,876	1,222,409
Shareholders’ deficit
Share capital (note 9)
Voting common shares—no par value Authorized—unlimited Issued and outstanding—42,606,653 shares as of March 31, 2009 and 53,563,844 shares as of March 31, 2010	40,139	41,166
Voting preferred shares—no par value Authorized—unlimited Issued and outstanding—127,483,148 shares as of March 31, 2009 and 2010	—	—
Non-voting common shares—no par value Authorized—unlimited Issued and outstanding—127,489,844 shares as of March 31, 2009 and 2010	120,108	120,108
Accumulated other comprehensive (loss) income (note 4)	130,677	(24,364)
Deficit	(973,257)	(831,225)

	(682,333)	(694,315)

	$300,543	$528,094

Commitments (note 12)
Subsequent events (note 17)

See accompanying notes to consolidated financial statements

SMART Technologies Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

(thousands of U.S. dollars)

For the years ended March 31

	Share capital stated amount	Additional paid in capital	Retained earnings (deficit)	Accumulated other comprehensive (loss) income	Total
Balance as of March 31, 2007 (unaudited)	$627	$207	$51,261	$915	$53,010
Issuance of share capital (note 9)	160,247	—	—	—	160,247
Corporate Reorganization (note 3)	(627)	(207)	(894,137)	—	(894,971)
Net loss	—	—	(23,724)	—	(23,724)
Foreign currency translation	—	—	—	(20,078)	(20,078)

Balance as of March 31, 2008	160,247	—	(866,600)	(19,163)	(725,516)
Net loss	—	—	(106,657)	—	(106,657)
Foreign currency translation	—	—	—	149,840	149,840

Balance as of March 31, 2009	160,247	—	(973,257)	130,677	(682,333)
Net income	—	—	142,032	—	142,032
Issuance of share capital under Participant Equity Loan Plan (net of related loans) (note 9)	1,027	—	—	—	1,027
Foreign currency translation	—	—	—	(155,041)	(155,041)

Balance as of March 31, 2010	$161,274	$—	$(831,225)	$(24,364)	$(694,315)

See accompanying notes to consolidated financial statements

SMART Technologies Inc.

Consolidated Statements of Cash Flows

(thousands of U.S. dollars)

For the years ended March 31, 2008, 2009 and 2010

	March 31, 2008	March 31, 2009	March 31, 2010
Cash provided by (used in)
Operations
Net income (loss)	$(23,724)	$(106,657)	$142,032
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Depreciation and amortization of property and equipment	7,314	9,730	17,956
Amortization of intangible assets	—	—	21
Amortization of deferred financing fees	781	1,864	1,927
Non-cash interest (recovery) expense on long-term debt	17,938	7,891	(1,082)
Non-cash interest expense on related party long-term debt	21,768	33,877	34,626
Unrealized (gain) loss on foreign exchange	(16,136)	94,336	(93,447)
Deferred income tax expense (recovery)	(18,045)	6,315	5,810
Loss on disposal of property and equipment	—	392	220
Trade receivables	(6,051)	(18,653)	2,452
Other current assets	(1,280)	(131)	(3,745)
Inventory	13,919	(36,448)	14,237
Income taxes recoverable and payable	1,134	(7,296)	7,872
Accounts payable, accrued and other current liabilities	60,150	(3,203)	17,251
Deferred revenue	9,597	11,715	13,379

Cash provided by (used in) operating activities	67,365	(6,268)	159,509
Investing
Capital expenditures	(31,649)	(59,375)	(24,565)
Intangible assets	—	—	(484)
Restricted cash	(28,102)	26,859	—

Cash used in investing activities	(59,751)	(32,516)	(25,049)
Financing
Proceeds from the sale of property and equipment	—	—	18
Proceeds from issuance of debt	460,025	37,521	47,910
Proceeds from issuance of related party debt	—	1,225	—
Repayment of debt	(418,119)	(3,126)	(3,006)
Financing fees (paid) recovered	(13,947)	313	—
Participant equity loan plan, net	—	—	(10,210)
Common shares issued	—	—	12,136

Cash provided by financing activities	27,959	35,933	46,848
Effect of exchange rate changes on cash and cash equivalents	2,314	(8,717)	11,806

Net increase (decrease) in cash and cash equivalents	37,887	(11,568)	193,114
Cash and cash equivalents, beginning of year	10,736	48,623	37,055

Cash and cash equivalents, end of year	$48,623	$37,055	$230,169

Cash and cash equivalents are comprised as follows
Cash	$14,054	$26,761	$7,080
Short-term investments	34,569	10,294	223,089

	$48,623	$37,055	$230,169

Supplemental cash flow disclosures
Interest paid	$21,287	$36,347	$26,328
Interest received	$1,071	$1,144	$169
Income taxes paid	$10,458	$4,978	$4,334
Amount of non-cash capital additions in accounts payable, accrued and other current liabilities	$3,466	$4,041	$2,793

See accompanying notes to consolidated financial statements

SMART Technologies Inc.

Notes to Consolidated Financial Statements

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

1. Nature of business

SMART Technologies Inc. (the “Company”), formerly SMART Technologies (Holdings) Inc., was incorporated on June 11, 2007. On August 28, 2007 the shareholders of a related company which was then named SMART Technologies Inc. (“STI”), transferred 100% of the issued shares to the Company (note 3). Prior to August 28, 2007 the principal operating company was STI. On August 28, 2007, SMART Technologies ULC was formed with the amalgamation of STI and a numbered company. On February 26, 2010 the Company changed its name to SMART Technologies Inc. These financial statements are prepared using continuity-of-interests accounting.

Through its wholly owned subsidiary, SMART Technologies ULC (“ULC”) and its subsidiaries, the Company designs, develops and sells interactive technology products and solutions that enhance learning and enable people to collaborate with each other in innovative and effective ways.

2. Significant accounting policies

The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent for all periods. The significant accounting policies used in these GAAP consolidated financial statements are as follows.

(a) Principles of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been appropriately eliminated on consolidation.

(b) Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to deferred revenue, allowance for doubtful receivables, inventory valuation, warranty provisions, sales incentive provisions, deferred income taxes, valuation of derivative financial instruments and impairment assessments of property and equipment. Actual results could differ from these estimates.

(c) Foreign currency translation

The Company’s Canadian operations and its foreign subsidiaries which solely provide marketing support use the Canadian dollar (C$) as their functional currency. For these entities, monetary assets and liabilities are translated using exchange rates in effect at the balance sheet date and non-monetary assets and liabilities denominated in foreign currencies are translated at historic rates. Gains and losses on remeasurement are recorded in the Company’s Statements of Operations and Comprehensive (Loss) Income as part of foreign exchange gain (loss). The Company’s U.S. operating subsidiary has the U.S. dollar as its functional currency, its German subsidiary has the Euro as its functional currency and its Japanese operating

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

subsidiary has the Japanese Yen as its functional currency. The financial statements of these subsidiaries are translated into Canadian dollars using the current rate method of translation whereby assets and liabilities are translated using exchange rates in effect at the balance sheet date and revenues and expenses are translated using average rates for the period. Exchange gains or losses from the translation of these foreign subsidiaries financial results are credited or charged to foreign currency translation included in other comprehensive (loss) income for the period and accumulated other comprehensive (loss) income as part of shareholders’ deficit.

The Company uses the U.S. dollar as its reporting currency. The Canadian functional currency consolidated financial statements are translated into the U.S. dollar reporting currency using the current rate method of translation. Exchange gains or losses are included as part of other comprehensive (loss) income for the period and accumulated other comprehensive (loss) income as part of shareholders’ deficit.

(d) Cash and cash equivalents

Cash equivalents consist primarily of short-term investments with an original maturity of three months or less and are carried on the consolidated balance sheet at cost which approximates fair value.

(e) Trade receivables

Trade receivables reflect invoiced and accrued revenue and are presented net of an allowance for doubtful receivables.

The Company evaluates the collectability of its trade receivables based on a combination of factors on a periodic basis. The Company considers historical experience, the age of the trade receivable balances, credit quality of the Company’s distributors and dealers, current economic conditions, and other factors that may affect the distributors’ and dealers’ ability to pay.

(f) Inventory

Raw materials and finished goods inventory is stated at the lower of cost and market value. Cost includes the cost of materials, direct labor and the applicable share of production overhead. Cost is determined on a first-in, first-out basis.

(g) Property and equipment

Property and equipment are recorded at cost and depreciated and amortized to their net residual value over their estimated useful lives on a straight-line basis. Depreciation and amortization is calculated using the following rates.

Buildings	25 years
Demonstration equipment	2 years
Computer software	2-4 years
All other property and equipment	4 years

Depreciation charges related to equipment used in assembly operations are included in cost of sales.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In reviewing for impairment, the carrying value of such assets is compared to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. Any impairment charge is recognized to reduce the carrying value of the assets to its estimated fair value in the period in which it is identified.

(h) Intangible assets

Intangibles with determinable lives are amortized using the straight-line method based on the estimated useful lives of the respective assets. When there is a change in the estimated useful life of a finite-lived intangible asset, amortization is adjusted prospectively. Intangible assets with finite lives are tested for impairment if events or conditions have occurred that indicate that their carrying value may not be recoverable. Any impairment charge is recognized to reduce the carrying value of the intangible asset to its estimated fair value in the period in which such determination is made.

(i) Deferred financing fees

Costs incurred in the closing of long-term debt and credit facilities are deferred and reported as deferred financing fees. The fees are amortized over the term of the debt or credit facility using the effective interest rate method.

(j) Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, shipping occurs or services are rendered, the sales price is fixed or determinable and collection is reasonably assured. Revenue consists primarily of consideration from the bundled sale of hardware, software that is essential to the functionality of the hardware and technical support for the life of the product, which includes future unspecified software upgrades and features relating to the product’s essential software to be received, on a when-and-if-available basis.

Revenue from the bundled sale of hardware, software and technical support is recognized in accordance with general revenue recognition accounting guidance and revenue from separate sales of software products and technical support is recognized in accordance with industry specific software revenue recognition accounting guidance. Amounts invoiced and cash received in advance of meeting these revenue recognition criteria are recognized as deferred revenue.

The Company offers certain incentives to customers based on purchase levels. These incentives are recorded as a reduction of related revenues when the related revenue is recognized. Revenue is recorded net of taxes collected from customers that are remitted to government authorities with the collected taxes recorded as current liabilities until remitted to the relevant government authority. The Company’s arrangements do not include any provisions for refunds.

Revenue recognition for arrangements with multiple deliverables

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-14 excludes software that is contained in a tangible product from the scope of

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

software revenue guidance if the software is essential to the tangible product’s functionality. Concurrently with issuing ASU 2009-14, the FASB also issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). The new standards change the requirements for establishing separate units of accounting in a multiple element arrangement and require the allocation of arrangement consideration to each deliverable to be based on the relative selling price.

The Company has elected to early adopt these standards retrospectively. The Company believes retrospective adoption provides more comparable and useful financial information for financial statement users. As the Company had not previously reported financial statements in accordance with GAAP, no restatement of previously reported amounts is required.

Some of the Company’s products have both software and non-software components that function together to deliver the product’s essential functionality. The Company allocates the revenue from these products to the multiple deliverables based on their relative selling prices. To determine the relative selling price the following hierarchy is used.

(i) vendor-specific objective evidence of fair value (“VSOE”),

(ii) third-party evidence (“TPE”), and

(iii) estimate of the selling price (“ESP”).

VSOE is established as the price charged for a deliverable when sold separately. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in stand-alone sales to similarly situated customers. The ESP is established considering internal factors such as internal costs, margin objectives, pricing practices and controls, customer and market conditions such as competitor pricing strategies for similar products, and industry data.

Substantially all the Company’s revenue is made up of the sales of interactive whiteboards and accessories. The interactive whiteboards consist of hardware products and software essential to the functionality of the hardware product that is delivered at the time of sale, and technical support. The Company has allocated revenue between these deliverables using the relative selling price method.

The Company assesses incentives and discounts provided to customers in determining the relative selling prices of the deliverables in its arrangements to determine the most appropriate method of allocating such incentives and discounts to such deliverables. In general, the Company has concluded that allocating such incentives and discounts ratably to the deliverables based on the proportion of arrangement consideration allocated to each is appropriate based upon the way the Company currently sells its product.

The Company is unable to determine VSOE for its deliverables as they are not sold on a separate, stand-alone basis. The Company’s go-to-market strategy is the same or similar to that of its peers for these deliverables, in that product offerings are made in multiple deliverable bundles, such that the TPE of selling price of stand-alone deliverables cannot be obtained. Consequently, the Company is unable to establish selling price using VSOE or TPE and therefore uses ESP in its allocation of revenue.

Amounts allocated to the delivered hardware and the related essential software is recognized at the time of sale provided all the conditions for revenue recognition have been met. Amounts allocated to the technical support services and unspecified software upgrades are deferred and recognized on a straight-line basis over the estimated life of the related hardware of seven years. All product cost of sales, including estimated warranty costs, are recognized at the time of sale. Costs for research and development, sales and marketing are expensed as incurred.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

Revenue recognition for software

The Company also sells software, technical support and unspecified software upgrade rights altogether separate from hardware. For software arrangements involving multiple elements, revenue is allocated to each element based on the relative fair value and using VSOE evidence of fair values which is based on prices charged when the element is sold separately. The Company does not have VSOE for the undelivered elements in its software sales and, accordingly, the entire arrangement consideration is deferred and amortized over three years, the estimated period that such items are delivered or that services are provided.

(k) Comprehensive (loss) income

Comprehensive (loss) income is comprised of net income (loss) and other comprehensive (loss) income (“OCI”).

OCI refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of comprehensive income but are excluded from net income (loss). OCI consists of foreign currency translation adjustments for the period which arise from the conversion of the Canadian dollar functional currency consolidated financial statements to the U.S. dollar reporting currency consolidated financial statements. OCI also includes foreign currency translation adjustments from those foreign subsidiaries that have a local currency as their functional currency and arising on translation of the Company’s consolidated financial statement into their reporting currency.

(l) Financial instruments

Derivative financial instruments are used by the Company to manage its exposure to interest and foreign exchange rate fluctuations. To manage interest rate exposure, the Company enters into interest rate swap contracts and to manage foreign exchange exposure, the Company enters into forward exchange contracts. The Company does not use derivative financial instruments for speculative purposes.

FASB ASC 815—Accounting for Derivative Instruments requires all derivative financial instruments to be recognized at fair value on the consolidated balance sheet and outlines the criteria to be met in order to designate a derivative instrument as a hedge and the methods for evaluating hedge effectiveness. The fair value is calculated based on quoted market prices.

Derivative contracts that do not qualify as hedges under ASC 815, or where hedge accounting is not applied, are recorded at fair value in the consolidated balance sheet unless exempted from derivative treatment as meeting normal purchase and sale criteria. Any changes in the fair value of these derivative contracts are recorded in net (loss) income when those changes occur. The Company does not apply hedge accounting as defined by ASC 815 to any of its financial instruments.

(m) Income taxes

In accordance with FASB ASC 740, Accounting for Income Taxes, the Company uses the liability method of accounting for income taxes. Under the liability method, current income taxes are recognized for the estimated income taxes payable for the current year and deferred income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and the benefit of losses and other deductions carried forward for tax purposes that are likely to be realized. A valuation allowance is

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

recorded against net deferred income tax assets if it is more likely than not that the asset will not be realized. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are scheduled to be recovered or settled. The effect on the deferred income tax assets and liabilities from a change in tax rates is recognized in net income (loss) in the period that the change is enacted.

The Company follows ASC 740 in assessing its uncertain tax positions and provisions for income taxes which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, prescribes a recognition threshold of more likely than not to be sustained upon examination and provides guidance on derecognition measurement classification, interest and penalties, accounting in interim periods, disclosure and transitions.

(n) Investment tax credits

The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible Scientific Research and Experimental Development (“SR&ED”) expenditures. Under this method, the ITCs are recognized as a reduction to income tax (recovery) expense.

ITCs are subject to technical and financial review by Canadian tax authorities on a project-by- project basis and therefore amounts received may vary significantly from the amounts recorded. Any such differences are recorded as an adjustment to the recognized amount in the year the SR&ED review is completed and the results are made known to the Company.

(o) Research and product development costs

Research and product development costs are expensed as incurred.

(p) Earnings per share

Per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated using the treasury stock method.

(q) Warranty provision

The Company provides for the estimated costs of product warranties at the time revenue is recognized. Interactive whiteboards and other hardware products are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, warranty periods, freight, material usage and other related repair or replacement costs. The Company assesses the adequacy of its warranty liability and adjusts the amount as necessary based on actual experience and changes in future estimated costs.

(r) Participant equity loan plan

The Company implemented a Participant Equity Loan Plan (the “Plan”) under which the Company loaned funds to certain employees for the purpose of allowing these employees the opportunity to purchase common shares of the Company at fair value. Common shares issued under the Plan are subject to voting and transferability restrictions that lapse based on certain events.

In accordance with FASB ASC 718, Compensation—Stock Compensation, shares purchased under the Plan are reported as share capital at their fair value on the date of issue. In addition, the outstanding related employee loans and accrued interest are reported as a deduction from share capital.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

(s) Recent accounting policies adopted

(i) The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB ASC 320

In February 2007, the FASB issued FASB ASC 825, Financial Instruments—including an amendment of FASB ASC 320, Investments—Debt and Equity Securities, (“ASC 825”). ASC 825 permits entities to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. If elected, unrealized gains or losses on certain items are reported in net income (loss) at each subsequent reporting period. ASC 825 was effective for the Company for the fiscal year beginning April 1, 2009. The adoption of this new standard did not have a material impact on the Company’s reported results.

(ii) Business combinations

In December 2007, the FASB issued FASB ASC 805, Business Combinations (“ASC 805”). ASC 805 is broader in scope than its predecessor pronouncement which applied only to business combinations in which control was obtained by transferring consideration. ASC 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC 805 is effective for business combinations in fiscal years beginning after December 15, 2008. The adoption of this new standard did not have a material impact on the Company’s reported results but may impact the accounting for any future business combinations.

(t) Recently issued pronouncements

In January 2010, the FASB issued revised guidance intended to improve disclosures related to fair value measurements. This guidance requires new disclosures as well as clarifies certain existing disclosure requirements. New disclosures under this guidance require separate information about significant transfers in and out of Level 1 and Level 2 and the reason for such transfers, and also require purchases, sales, issuances, and settlements information for Level 3 measurement to be included in the rollforward activity on a gross basis. The guidance also clarifies the requirement to determine the level of disaggregation for fair value measurement disclosures and the requirement to disclose valuation techniques and inputs used for both recurring and nonrecurring fair value measurements in either Level 2 or Level 3. This accounting guidance is effective for the Company beginning in the first quarter of fiscal 2011, except for the rollforward of activity on a gross basis for Level 3 fair value measurement, which will be effective for the Company in the first quarter of fiscal 2012. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial statement disclosures.

3. Corporate reorganization

In August 2007, the shareholders of a predecessor related company signed an agreement with an unrelated investor resulting in the former shareholder group reducing its ownership interest in the related company from 100% to 50.10%. A corporate reorganization was undertaken in preparation for the transaction with the investor (the “Corporate Reorganization”). As part of the Corporate Reorganization, the predecessor company was purchased by the Company. This transaction was accounted for in accordance with EITF 88-16, Basis in Leveraged Buy-out Transactions (“EITF 88-16”). Under EITF 88-16, a change in accounting basis is appropriate

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

only when there has been a change in unilateral control or voting interest and a new controlling shareholder is established. As there was not a change of unilateral control, this transaction has been accounted for on a continuity-of-interests basis with the impact of the transaction being a charge to deficit.

For the year ended March 31, 2008, the consolidated financial statements include results of operations for STI for the period April 1, 2007 to August 27, 2007 and the consolidated operating results of the Company since inception including those of ULC for the period August 28, 2007 to March 31, 2008.

The balance sheet impact of the Corporate Reorganization is summarized as follows.

Demand promissory note	$415,511
Promissory note	239,268
Common shares	160,247
Cumulative preferred shares	79,968
Other	(857)

Charge to deficit	$894,137

The demand promissory note was subsequently repaid from proceeds from the long-term debt and credit facility (note 8). As part of the Corporate Reorganization and sale of the previous shareholders’ interest in the Company to the unrelated investor, $28,169 was required to be placed in escrow upon repayment of the demand promissory note and held until certain conditions were met. Interest was accrued on the escrowed amount. In August 2008, one year following the date of reorganization, the amount plus accrued interest was released.

Costs relating to the Corporate Reorganization amounting to $20,977 were included in expenses in the year ended March 31, 2008.

4. Accumulated other comprehensive (loss) income

	Year ended March 31,
	2008	2009	2010
Balance at beginning of year	$915	$(19,163)	$130,677
Unrealized (losses) gains on translation of consolidated financial statements to U.S. dollar reporting currency	(18,734)	147,246	(152,577)
Unrealized (losses) gains on translation of foreign subsidiaries to Canadian dollar functional currency	(1,344)	2,594	(2,464)

Other comprehensive (loss) income	(20,078)	149,840	(155,041)

Balance at end of year	$(19,163)	$130,677	$(24,364)

5. Trade receivables

	March 31, 2009	March 31, 2010
Trade receivables	$70,251	$85,769
Allowance for doubtful receivables	(878)	(3,868)

	$69,373	$81,901

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

The following table summarizes the activity in the allowance for doubtful receivables.

	Year ended March 31,
	2008	2009	2010
Balance at beginning of year	$192	$957	$878
Charge to bad debts expense	973	328	2,954
Reduction to provision	(225)	(209)	(260)
Foreign exchange loss (gain)	17	(198)	296

Balance at end of year	$957	$878	$3,868

6. Inventory

	March 31, 2009	March 31, 2010
Raw materials	$20,639	$11,061
Finished goods	40,991	51,408
Provision for obsolescence	(2,449)	(3,726)

	$59,181	$58,743

The provision for obsolescence is related to finished goods inventory.

7. Property and equipment

	March 31, 2009	March 31, 2010
Cost
Building	$55,354	$72,180
Information systems, hardware and software	23,653	45,607
Assembly equipment, furniture, fixtures and other	33,041	40,852
Construction in progress	2,301	3,107

	$114,349	$161,746

Accumulated depreciation and amortization
Building	$278	$3,167
Information systems, hardware and software	10,136	21,434
Assembly equipment, furniture, fixtures and other	20,552	29,146

	$30,966	$53,747

Net book value
Building	$55,076	$69,013
Information systems, hardware and software	13,517	24,173
Assembly equipment, furniture, fixtures and other	12,489	11,706
Construction in progress	2,301	3,107

	$83,383	$107,999

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

Depreciation and amortization expense incurred is as follows.

	Year ended March 31,
	2008	2009	2010
Building	$—	$315	$2,630
Information systems, hardware and software	2,063	3,999	9,715
Assembly equipment, furniture, fixtures and other	5,251	5,416	5,611

	$7,314	$9,730	$17,956

The building is the Company’s global headquarters located in Calgary, Alberta which was substantially complete in 2009, at which point the Company commenced depreciation. The cost of the building includes $548 of capitalized interest. Included in accrued and other current liabilities is an accrual for capital expenditures of $2,793 at March 31, 2010 ($4,041 at March 31, 2009).

The amount of depreciation expense included in cost of sales amounted to $2,026, $3,913 and $3,732 for the years ended March 31, 2010, 2009 and 2008, respectively.

8. Long-term debt and credit facilities

Long-term debt

	March 31, 2009	March 31, 2010
First lien facility	$300,427	$337,375
Second lien facility	100,000	100,000
Unsecured term loan	72,669	79,407
Term construction facility	33,115	49,740

	506,211	566,522
Current portion of long-term debt	(36,166)	(92,790)

	$470,045	$473,732

Related party long-term debt
	March 31, 2009	March 31, 2010
Construction loan	$1,096	$1,421
Shareholder note payable	239,885	327,864
Cumulative preferred shares	76,419	101,991

	317,400	431,276
Current portion of related party long-term debt	(1,096)	(1,421)

	$316,304	$429,855

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

(a) Credit facilities

(i) First lien facility

In August 2007, the Company entered into a seven-year, $305,000 term loan with a six-year, $45,000 revolving credit facility (the “First lien facility”). The full amount of the term loan was drawn upon closing. At March 31, 2010, $40,000 was drawn on the revolving portion of the First lien facility, which was subsequently repaid in April 2010. This facility is secured by a first priority interest over all assets of the Company and certain subsidiaries.

The Company may repay all or a portion of the First lien facility at any time without incurring early repayment premiums. The term-loan portion of the First lien facility requires mandatory annual repayments totaling $3,050. In addition, beginning with the year ended March 31, 2009, the Company is required to repay amounts under the facility ranging between zero and 50% of annual excess cash flow, contingent upon the Company’s leverage ratio at the time. As of March 31, 2010, the leverage ratio was below the level required to trigger a repayment.

Borrowings under the term loan bear interest at floating rates, based on LIBOR, the United States federal funds rate or the Canadian base rate of the administrative agent. Borrowings under the revolving credit facility bear interest at floating rates based on the banker’s acceptance rate, LIBOR, the United States federal funds rate, the Canadian base rate of the administrative agent or the Canadian prime rate. The Company has discretion with respect to the basis upon which interest rates are set. The interest rate on borrowings under the First lien facility term loan was 3.0% at March 31, 2010 and 3.5% at March 31, 2009.

The Company had outstanding letters of credit totaling $2,190 at March 31, 2010 and, $2,003 at March 31, 2009. These letters of credit have not been drawn, however, they reduce the amount available to the Company under the revolving portion of the First lien facility.

The Company was in compliance with all financial covenants with respect to this facility calculated in accordance with U.S. GAAP at March 31, 2010. The facility has two financial covenants: a total leverage ratio test and an interest coverage ratio test. Compliance is tested quarterly and the Company has been in compliance with all covenants during all reporting periods since the inception of the loan. Prior to March 31, 2010, these covenants were calculated in accordance with Canadian GAAP.

(ii) Second lien facility

In August 2007 the Company entered into an eight year, $100,000 term loan (the “Second lien facility”) which was fully drawn upon closing. The Second lien facility is secured by a second priority interest over all the assets of the Company and certain subsidiaries. The Company may repay all or a portion of the facility at any time, however repayments during the first, second and third years are subject to premiums of 3%, 2% and 1% of principal, respectively. Subsequent repayments are not subject to premiums.

Borrowings under the Second lien facility bear interest at floating rates based on LIBOR, the United States federal funds rate or the Canadian base rate of the administrative agent. The Company has discretion with respect to the basis upon which interest rates are set. The interest rate on borrowing under the Second lien facility was 7.3% at March 31, 2010 and 7.5% at March 31, 2009.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

The Company incurred fees of $13,090 in closing the First lien facility and the Second lien facility which have been recorded as deferred financing fees. These fees are shown as an asset and amortized over the loans’ terms based on the effective interest rate method. The Company recorded amortization of these fees of $1,525, $1,445 and $781 for the years ended March 31, 2010, 2009 and 2008, respectively.

(b) Unsecured term loan

In August 2007, the Company closed an eight-year, $60,000 unsecured term loan. The full amount of the loan was drawn upon closing. The loan is non-callable for the first two years, after which the Company may repay all or a portion of the loan at any time, subject to premiums of 2% in year three and 1% in year four. Subsequent repayments are not subject to premiums.

Borrowings under the term loan bear interest at floating rates, based on LIBOR, the United States federal funds rate or the Canadian base rate of the administrative agent. The Company has discretion with respect to the basis upon which interest rates are set. Interest on the loan is deferred for the first four years and paid in cash thereafter, with the deferred interest added to the principal on a quarterly basis. Accrued interest on the loan totaled $19,407 at March 31, 2010 and $12,669 at March 31, 2009. The interest rate on borrowings under the term loan was 8.8% at March 31, 2010 and 9.0% at March 31, 2009.

(c) Term construction facility

In May 2008, the Company closed a 21-month term construction facility to finance, in part, the construction costs of the Company’s global headquarters. In January 2010, the facility was extended for a further nine months. The available borrowings under this facility are comprised of loans and banker’s acceptances for terms of 30, 60, 90 and 180 days, with outstanding borrowings subject to a maximum of the lesser of C$52,000 and 75% of project costs as set forth in the project budget as at the closing date of the loan. The total balance under the facility at March 31, 2010 was a prime loan of $26 and banker’s acceptances totaling $49,714. The prime loan was $54 and banker’s acceptances totaled $33,061 at March 31, 2009. The facility is primarily secured by a first priority interest of C$55,000 over the building and a joint and several undertaking from the Company and the guarantor, IFF Holdings Inc., a shareholder, to fund any cost overruns and complete the project.

The Company incurred fees of $887 in closing this facility which have been recorded as deferred financing fees. These fees are shown as an asset and amortized over the loan’s term based on the effective interest rate method. The Company recorded amortization of these fees of $402 for the year ended March 31, 2010 and $419 for the year ended March 31, 2009.

Borrowings in the form of banker’s acceptances bear interest at floating rates based on the Canadian banker’s acceptance rate and CDOR borrowings in the form of prime loans bear interest at floating rates based on the Canadian prime rate. The Company has discretion with respect to the basis upon which interest rates are set. The interest rate on the outstanding banker’s acceptances ranged from 4.8% to 4.9% at March 31, 2010 and 5.0% to 5.9% at March 31, 2009. The interest rate on the prime loan was 5.7% at March 31, 2010 and 5.9% at March 31, 2009.

(d) Construction loan

In May 2008, as part of the undertaking for the term construction facility, the Company entered into a 21-month loan agreement with a shareholder to fund completion of the construction of the Company’s global headquarters including any cost overruns. In January 2010, the facility was extended for a further

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

nine months. This loan of C$1,443 at March 31, 2010, is secured by a second priority interest over the building. The Company may repay all or a portion of the loan prior to maturity without incurring repayment premiums.

Borrowings under the loan bear interest at floating rates based on the Canadian prime rate, payable at maturity, with the accrued interest added to the principal on a monthly basis. The accrued interest on the loan totaled $78 at March 31, 2010 ($16 at March 31, 2009), and the interest rate on the loan was 4.3% at March 31, 2010 (4.5% at March 31, 2009).

(e) Shareholder note payable

As part of the Corporate Reorganization (note 3), the Company issued a ten-year, C$253,973 note (with two possible five-year extensions at the Company’s election), payable to a shareholder. The note is an unsecured obligation of the Company, subordinate to the First lien facility, Second lien facility and the unsecured term loan. Subject to restrictions under these loans, the Company may repay all or a portion of the note prior to maturity without incurring repayment premiums.

Borrowings under the note bear interest at a rate of 12.0% non-compounding and payable at maturity. Accrued interest on the note totaled $77,842 at March 31, 2010 ($38,528 at March 31, 2009).

(f) Cumulative preferred shares

As part of the Corporate Reorganization (note 3), the Company issued 84,883,191 cumulative preferred shares for consideration of C$84,883. The holders of the shareholder note payable and the cumulative preferred shares participate ratably with respect to payments made against the shareholder note payable. In the event a payment is made with respect to the shareholder note payable, the Company is obligated to make payments to the holder of the cumulative preferred shares, concurrently, first towards the discharge of any accrued dividends and secondly to the redemption of the cumulative preferred shares. As such, the cumulative preferred shares are classified as long-term debt.

The cumulative preferred shares do not allow the holder to vote at shareholder meetings but the holder is entitled to receive a fixed cumulative annual dividend at the rate of 8.5%. The dividends accrue from the date of issue and are subject to and shall be payable if and when declared by the Board of Directors. The dividends are recorded as interest expense and are added to the outstanding amount of the cumulative preferred shares. The accrued dividends on the cumulative preferred shares totaled $18,428 at March 31, 2010 ($9,121 at March 31, 2009).

9. Share capital

(a) Share capital

(i) Authorized

The Company is authorized to issue 100 redeemable common shares, and an unlimited number of voting common shares, non-voting common shares, voting preferred shares and cumulative preferred shares.

Voting common shares entitle the holders to vote at shareholder meetings and are eligible for dividends; non-voting common shares are eligible for dividends but do not allow the holders to vote at shareholder meetings; and voting preferred shares entitle the holders to vote at shareholder meetings but are not eligible for dividends. All these shares have no par value and no redemption features.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

(ii) Issued and outstanding

	Voting common shares		Non-voting common shares		Voting preferred shares		Total share capital
	Shares	Stated Amount	Shares	Stated Amount	Shares	Stated Amount	Shares	Stated Amount
Balances as of March 31, 2007	4,699,149	$627	—	$—	—	$—	4,699,149	$627

Corporate Reorganization (note 3)	(4,699,149)	(627)	—	—	—	—	(4,699,149)	(627)
Issuance of share capital	42,606,653	40,139	127,489,844	120,108	127,483,148	—	297,579,645	160,247

Balances as of March 31, 2008 and March 31, 2009	42,606,653	40,139	127,489,844	120,108	127,483,148	—	297,579,645	160,247
Issuance of common shares under Participant Equity Loan Plan	10,957,191	11,992	—	—	—	—	10,957,191	11,992
Employee loans and accrued interest with respect to Participant Equity Loan Plan	—	(10,965)	—	—	—	—	—	(10,965)

Balances as of March 31, 2010	53,563,844	$41,166	127,489,844	$120,108	127,483,148	$—	308,536,836	$161,274

As part of the Corporate Reorganization (note 3), the Company issued 84,883,191 cumulative preferred shares which do not allow the holders to vote at shareholder meetings, but are eligible for dividends and have been classified as long-term debt (note 8).

(b) Participant equity loan plan

In 2009, the Company implemented a Participant Equity Loan Plan (the “Plan”) under which the Company has loaned funds to certain employees for the purpose of allowing them to purchase common shares of the Company at fair market value as determined by a third party valuation. Fair market value is defined in the Plan as the most probable price that would be obtained for all the Company’s shares in an arm’s length sale in the open market, on a going-concern basis, assuming a willing purchaser and willing seller, without any discount for minority interest or any voting rights or agreement among shareholders or any premium for a special purchaser of control, the buyer and seller each acting prudently, knowledgably and willing. Participation is restricted to certain employee levels. Shares issued under the Plan are subject to the restrictions that lapse as follows: 40% of the Plan shares are subject to restrictions that lapse based on passage of time and 60% are subject to restrictions that lapse based on performance of the Company. The restrictions on the time-based shares lapse in equal increments over five years commencing the later of August 27, 2007 and the participant’s first day of employment with the Company. The restrictions on the performance-based shares lapse upon a liquidity event that provides a return on invested capital earned by the principal shareholders of the Company above certain valuation thresholds. Once restrictions have lapsed on the Plan shares, those shares are not subject to any further restrictions, provided the participant has repaid the loan in respect of such shares. The Plan is limited to 6% of the authorized and outstanding share capital of the Company.

Under the Plan, the Company loans the share purchase amount to the participating employees. The loans carry an interest rate of Canadian prime plus 2% which is adjusted on the last day of each quarter to apply to the following quarter. Interest is added to the outstanding principal balance and repayment terms are 5% of the outstanding balance plus accrued interest per year, payable on July 31. In addition, if a liquidity event occurs, the loan balance must be repaid in proportion to the percentage of unrestricted shares of the total Plan shares owned by the employee. The loan must be repaid in full with interest on the date of maturity of the Plan on December 31, 2016, or upon termination of the Plan. Upon cessation of a

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

participant’s employment, one of the Company’s affiliates has the obligation to purchase and the participant has the obligation to sell restricted shares at a price equal to the participant’s cost if the participant resigns or is terminated without cause or the lower of fair market value and the participant’s cost if the participant is terminated for cause. In the event of a change of control (as defined in the Plan), the participant is obligated to sell restricted shares at a price equal to the lesser of the price per share received by the initial shareholders on the change of control and the participant’s cost. The loan balance relating to those shares repurchased must be repaid at that time.

Prior to a liquidity event, all shares are owned by the employee but are subject to a voting trust agreement whereby shares are voted by the Plan administrator. The loans are secured by the Plan shares owned by the participating employee under a pledge agreement with full recourse to the participant. In addition, the shares cannot be transferred or sold while subject to these agreements.

Shares granted under the Plan are reported as share capital in shareholders’ equity at their value on the date of issue. The outstanding related loans and accrued interest are reported as a reduction of share capital.

In August 2009 and February 2010, the Company made loans to employees in an amount of C$11,037 and C$1,923 respectively, and issued 10,412,500 common shares and 544,691 shares under the Plan at a price of C$1.06 and $3.53 per share, respectively. During 2010 loan principal and interest repayments totaled $1,918 and accrued interest at March 31, 2010 amounted to $232. The issue price was established based on independent valuation of the common shares of the Company for each issue date. Subsequent to the initial sale, 107,000 shares held by employees who left the Company are subject to repurchase at March 31, 2010. The value of these shares has been reclassified to accrued and other current liabilities and the value of the related loan amount has been reclassified to other current assets.

10. Income taxes

Income tax expense differs from the amount that would be computed by applying the combined Canadian federal and provincial statutory income tax rates to income before income taxes.

The reasons for these differences are as follows.

	Year ended March 31,
	2008	2009	2010
Income (loss) before income taxes
Domestic	$(31,781)	$(109,274)	$157,548
Foreign	1,551	6,891	2,798

	$(30,230)	$(102,383)	$160,346
Combined tax rate	31.90%	29.40%	29.15%
Expected income tax expense (recovery)	(9,643)	(30,101)	46,741
Adjustments
Non-deductible, non-taxable items	1,466	19,703	(12,511)
Variation in foreign tax rates	152	571	709
Deferred income tax rate differences	2,847	6,768	(1,741)
Change in valuation allowance	51	10,722	(11,263)
Investment tax credits	(2,701)	(2,451)	(3,248)
Other	1,322	(938)	(373)

Income tax expense (recovery)	$(6,506)	$4,274	$18,314

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below.

	March 31, 2009	March 31, 2010
Deferred income tax assets
Inventory	$757	$668
Non-capital losses	4,501	453
Foreign non-capital losses	1,290	2,549
Property and equipment	—	614
Derivative contracts	3,239	1,386
Deferred revenue	18,006	26,164
Long-term debt	10,387	—
Intangible assets	86	—
Warranty accrual	1,989	2,809
Other	137	374
Valuation allowance	(11,675)	(2,548)

	28,717	32,469

Deferred income tax liabilities
Intangible assets	—	33
Property and equipment	741	—
Long-term debt	—	2,223
Investment tax credits	1,272	2,873
Long-term debt financing costs	469	695

	2,482	5,824

Net deferred income tax asset	26,235	26,645
Less deferred income tax asset—current	9,748	11,683

Deferred income tax asset—long-term	$16,487	$14,962

The Company had consolidated non-capital losses for income tax purposes of $9,486 at March 31, 2010 and $17,125 at March 31, 2009 for income tax purposes, which will expire at various times through to 2029.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion of or all of the deferred tax assets will be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. To the extent that any portion of the deferred tax assets is not more likely than not to be realized, a valuation allowance has been provided.

As at March 31, 2010 and March 31, 2009, the Company did not have unrecognized tax benefits. The Company files federal and provincial income tax returns in Canada, its U.S. subsidiary files federal and state income tax returns in the United States and its other foreign subsidiaries file income tax returns in their respective foreign jurisdictions. The Company and its subsidiaries are generally no longer subject to income tax examinations by tax authorities for years before March 31, 2007.

The Company has received notification from the Canada Revenue Agency (the “CRA”) that it will be commencing an examination of the Company’s Canadian income tax returns for taxation years ended in the 2008

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

and 2009 fiscal years. Any reassessments to be issued by the CRA, on an aggregate basis, could result in a material effect on the Company’s consolidated financial statements, although at this time, the potential impact cannot be reasonably estimated by the Company.

Notwithstanding management’s belief in the merit of the Company’s tax filing positions, it is reasonably possible that the Company’s unrecognized tax benefits, if any, could significantly increase or decrease within the next twelve months, although this change is not likely to have a material impact on the Company’s effective tax rate. Future changes in management’s assessment of the sustainability of tax filing positions may impact the Company’s income tax liability.

The Company recognizes interest related to income taxes in interest expense and penalties related to income taxes in selling, marketing and administration expense in the consolidated statement of operations. The amount of gross interest and penalties accrued was zero at March 31, 2010 and March 31, 2009. The Company recognized interest and penalty expense related to tax matters of $173, $727 and $1,005 for the years ended March 31, 2010, 2009 and 2008, respectively.

11. Earnings per share amounts

	March 31, 2008	March 31, 2009	March 31, 2010
Weighted number of shares outstanding—basic and diluted (voting and non-voting common shares)	170,096,497	170,096,497	176,287,114

Basic and diluted (loss) earnings per share have been calculated on the basis that the shares issued as part of the Corporate Reorganization (note 3) were outstanding at the beginning of the years presented. Shares issued under the Company’s Participant Equity Loan Plan are included in the weighted numbers of shares outstanding for the year ended March 31, 2010, prorated from the date of issue (note 9). Earnings per share for both the shares issued relating to the Corporate Reorganization and the Participant Equity Loan Plan is $0.81 for the year ended March 31, 2010.

12. Commitments

	Fiscal year ending March 31,
	2011	2012	2013	2014	2015 and thereafter
Operating leases	$5,630	$4,288	$3,968	$3,748	$23,821
Derivative contracts	5,758	—	—	—	—
Long-term debt repayments
Long-term debt	92,790	3,050	3,050	3,050	464,582
Related party long-term debt	1,421	—	—	—	429,855
Future interest obligations on long-term debt	18,132	21,283	24,421	24,327	35,944
Future interest obligations on related party long-term debt	37	—	—	—	275,190
Purchase commitments	89,975	—	—	—	—

Total	$213,743	$28,621	$31,439	$31,125	$1,229,392

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

The operating lease commitments relate primarily to office, warehouse and assembly facilities and represent the minimum commitments under these agreements.

The derivative contracts represent minimum commitments under interest rate contracts based on the forward strip for each instrument through the contract term.

Long-term debt commitments represent the minimum principal repayments required under the long-term debt facilities and include accrued interest to March 31, 2010 on certain debt where interest is deferred and added to principal in accordance with the terms of the related agreements.

Purchase commitments represent short-term commitments for raw materials to be used in the assembly of the Company’s products and commitments for finished goods to be purchased from contract manufacturers.

Commitments have been calculated using foreign exchange and interest rates in effect at March 31, 2010. Fluctuations in these rates may result in actual payments differing from those reported in the above table.

13. Guarantees and contingencies

In the normal course of business, the Company enters into guarantees that provide indemnifications and guarantees to counterparties to secure sales agreements or purchase commitments. Should the Company be required to act under such agreements, it is expected that no material loss would result.

The Company is subject to claims and contingencies related to lawsuits and other matters arising in the normal course of operations. Management believes the ultimate liability, if any, arising from such claims and contingencies, is not likely to have a material effect on the consolidated results of operations or financial condition of the Company.

14. Segmented disclosure

The Company reports segment information in accordance with ASC 280, Segmented Reporting, and related information is organized and managed as a single reportable business segment. The Company’s operations are substantially related to the development, design assembly and sale of hardware and software of interactive whiteboard and related products that enable group collaboration and learning.

The Company conducts business globally. Over 90% of the Company’s long-lived assets are located in Canada. Revenue information relating to the geographic locations that the Company sells products in is as follows.

	Year ended March 31,
	2008	2009	2010
Revenue
United States	$216,513	$277,926	$409,527
Canada	18,930	36,317	47,722
Europe, Middle East and Africa	121,049	131,474	149,905
Rest of World	22,131	22,439	40,821

	$378,623	$468,156	$647,975

For the years ended March 31, 2009 and 2010, no single customer accounted for more than 10% of revenues. For the year ended March 31, 2008, 15% of revenue was earned from one customer.

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

15. Financial instruments

The Company’s financial instruments consist of foreign exchange and interest rate derivative instruments and other financial instruments including cash and cash equivalents, trade receivables, accounts payable, accrued and other current liabilities, and long-term debt.

The Company uses derivatives to partially offset its business exposure to foreign exchange risk and interest rate risk. The Company generally enters into derivative transactions with high credit quality counterparties and, by policy, seeks to limit the amount of credit exposure to any one counterparty based on an analysis of the counterparty’s relative credit standing. The Company does not use derivative financial instruments for trading or speculative purposes.

(a) Foreign exchange rate risk

Foreign exchange risk is the risk that fluctuations in foreign exchange rates could negatively impact the Company. The Company operates globally and is exposed to significant foreign exchange risk, primarily between the Canadian dollar and the U.S. dollar (“USD”), the Euro (“EUR”) and British pound sterling (“GBP”). This exposure relates to both foreign subsidiary operations and USD denominated debt held by the Company. The Company seeks to manage its foreign exchange risk by monitoring foreign exchange rates, forecasting its net foreign currency cash flows and periodically entering into forward contracts to convert a portion of the foreign currency denominated net cash flows into Canadian dollars for the purpose of paying Canadian dollar-denominated operating costs and providing greater certainty to the Company’s cash flows.

These programs reduce, but do not entirely eliminate, the impact of currency exchange movements. The Company currently only uses currency derivatives without hedge accounting designation in accordance with ASC 815. The maturity of these instruments generally occurs within 12 months. Gains or losses resulting from the fair valuing of these instruments are reported in foreign exchange (gain) loss on the Consolidated Statement of Operations.

(b) Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will be affected by changes in market interest rates. Our financing includes long-term debt and a revolving credit facility that bear interest based on floating market rates. Changes in these rates result in fluctuations in the required cash flows to service this debt. The risk associated with interest rate fluctuation is partially mitigated by the fixed rate portion of long-term debt relating to the shareholder note payable and our cumulative preferred shares. Periodically the Company enters into interest rate swap agreements to fix the interest rate on certain long-term variable debt. The Company uses interest rate derivatives without hedge accounting designation. Changes in the fair value of these interest rate derivatives are included in interest expense in our Consolidated Statement of Operations.

(c) Credit risk

Credit risk is the risk that the counterparty to a financial instrument fails to meet its contractual obligations, resulting in a financial loss to the Company.

The Company sells hardware and software that enables group collaboration and learning to a diverse customer base over a global geographic area. The Company evaluates collectability of specific customer receivables based on a variety of factors including currency risk, geopolitical risk, payment history, customer

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

stability and other economic factors. Collectability of receivables is reviewed on an ongoing basis by management and receivables accounts are adjusted as required. Receivables balances are charged against the allowance when the Company determines that it is probable that the receivable will not be recovered. The geographic diversity of the customer base, combined with the Company’s established credit approval practices and ongoing monitoring of customer balances, mitigates this counterparty risk (note 5).

Fair value measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier value hierarchy, which prioritizes the inputs in the valuation methodologies in measuring fair value:

Level 1—Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

Level 2—Observable inputs other than quoted market prices included in level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active; or inputs that are observable or can be corroborated by observable market data.

Level 3—Significant unobservable inputs which are supported by little or no market activity and typically reflect managements estimates of assumptions that market participants would use in pricing the asset or liability.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis.

March 31, 2010

	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$223,089	$—	$—	$223,089
Derivative instruments	—	4,422	—	4,422

Total assets	$223,089	$4,422	$—	$227,511

Liabilities
Derivative instruments	$—	$5,758	$—	$5,758
Long-term debt	—	747,680	—	747,680

Total liabilities	$—	$753,438	$—	$753,438

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

(a) Fair value of derivative contracts

March 31, 2009

	Fair Value	Contract Expiry	Rates	Notional amounts of quantity
Foreign exchange derivative contracts	$583	Apr 2009 to Mar 2010	1.2834 – 1.2910	USD 25,000
	(257)	Apr 2009 to Mar 2010	1.6311 – 1.6404	EUR 9,000

	$326

Interest rate derivative contracts	$(11,017)	Sep 2010	4.756%	80% declining to 50% of the outstanding principal on the first and second lien term loans over the contract term

March 31, 2010

	Fair value	Contract expiry	Rates	Notional amounts of quantity
Foreign exchange derivative contracts	$331	Apr 2010 to Sep 2010	1.0140 – 1.0800	USD 31,000
	1,927	Apr 2010 to Dec 2010	1.4945 – 1.5882	EUR 13,500
	1,657	Apr 2010 to Jan 2011	1.7171 – 1.7778	GBP 9,150

	$3,915

Interest rate derivative contracts	$(4,299)	Sep 2010	4.756%	80% declining to 50% of the outstanding principal on the first and second lien term loans over the contract term

	(952)	Dec 2011	1.253%	50% of the outstanding principal on the first and second lien term loans over the contract term

	$(5,251)

The fair value of the foreign exchange derivative contracts of $3,915 is included in other current assets at March 31, 2010 ($326 at March 31, 2009).

The fair value of interest rate derivative contracts included in accrued and other current liabilities is $5,758 at March 31, 2010 ($7,650 at March 31, 2009). The fair value of interest rate derivative contracts included in other long-term assets is $507 at March 31, 2010 (zero at March 31, 2009). The fair value of interest rate derivative contracts included in other long-term liabilities is zero at March 31, 2010 ($3,367 at March 31, 2009).

SMART Technologies Inc.

Notes to Consolidated Financial Statements—(Continued)

(thousands of U.S. dollars, except per share amounts, and except as otherwise indicated)

For the years ended March 31, 2008, 2009 and 2010

(b) Long-term debt

The estimated fair value of the Company’s long-term debt has been determined based on current market conditions by discounting future cash flows under current financing arrangements at borrowing rates believed to be available to the Company for debt with similar terms and remaining maturities. The carrying value and fair value of the Company’s long-term debt as at March 31, 2009 and March 31, 2010, are as follows.

	March 31, 2009		March 31, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
Variable-rate long-term debt	$507,307	$344,999	$567,943	$518,131
Fixed-rate long-term debt	316,304	99,096	429,855	229,549

Total	$823,611	$444,095	$997,798	$747,680

(c) Other financial assets and liabilities

The fair values of cash and cash equivalents, trade receivables and accounts payable, accrued and other current liabilities approximate their carrying amounts due to the short-term maturity of these instruments. A portion of these items are denominated in foreign currencies including the USD, EUR and GBP and are translated at the exchange rate in effect at the balance sheet date.

16. Related party transactions

All transactions with related parties were nominal for the years ended March 31, 2010, 2009 and 2008 were nominal, with the exception of those disclosed in notes 3 and 8.

17. Subsequent events

(a)	On April 21, 2010 the Company acquired all the issued and outstanding shares of Next Holdings Limited (“NextWindow”) for $82,000 in cash. NextWindow designs and manufactures components for optical touch screens for integration into electronic displays including PC displays.

(b)	On May 13, 2010, the Company’s board of directors approved a reorganization of the capital of the Company. Through a series of transactions including a payment of C$8,340 on the shareholder note payable, the reorganization resulted in the shareholder note payable and cumulative preferred shares, together with all accrued interest and accumulated dividends thereon, being effectively converted to newly created Class A preferred shares. As part of the reorganization, the voting and non-voting common shares and voting preferred shares of the Company were effectively converted into 170,089,800 Class B Shares and 10,957,191 Class A Subordinate Voting Shares. This series of transactions was completed on June 8, 2010. On June 23, 2010, the Company’s board of directors approved a one for two reverse share split for both the Class A Subordinate Voting Shares and the Class B Shares.

(c)	On June 3, 2010 the Company approved the 2010 Equity Incentive Plan (“2010 Plan”) which provides for the grant of options, restricted share units and deferred share units to the directors, officers and employees of the Company and its subsidiaries. Under the 2010 Plan, the Company will reserve for issuance voting common shares representing up to 10% of the total outstanding voting common shares. No options have been issued under the 2010 Plan.

SMART Technologies Inc.

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A copy of this amended and restated preliminary base PREP prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purposes of the sale of securities. Information contained in this amended and restated preliminary base PREP prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the amended and restated preliminary base PREP prospectus is obtained from the securities regulatory authorities.

This prospectus has been filed under the procedures of each of the provinces and territories of Canada that permit certain information about these securities to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This amended and restated preliminary prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell such securities.

SMART Technologies Inc. has filed a registration statement on Form F-1 with the United States Securities and Exchange Commission, under the United States U.S. Securities Act of 1933, as amended, with respect to these securities.

AMENDED AND RESTATED PRELIMINARY BASE PREP PROSPECTUS DATED JUNE 28, 2010

AMENDING AND RESTATING THE PRELIMINARY BASE PREP PROSPECTUS

DATED JUNE 23, 2010

Initial Public Offering and

Secondary Offering	June 28, 2010

SMART TECHNOLOGIES INC.

US$•

35,300,000 Class A Subordinate Voting Shares

This prospectus qualifies the distribution of an aggregate of 35,300,000 Class A Subordinate Voting Shares in the capital of SMART Technologies Inc. (the “company”, “us” or “we”), consisting of a new issue by the company of 8,800,000 Class A Subordinate Voting Shares and a secondary offering of 26,500,000 Class A Subordinate Voting Shares at a price of US$• per Class A Subordinate Voting Share. We anticipate that the public offering price will be between US$16.00 and US$18.00 per Class A Subordinate Voting Share. Our head and registered offices are located at 3636 Research Road NW Calgary, AB, T2L 1Y1, Canada. Our Class A Subordinate Voting Shares are being offered in Canada by Morgan Stanley Canada Limited, Deutsche Bank Securities Limited, RBC Dominion Securities Inc., Merrill Lynch Canada Inc., Credit Suisse Securities (Canada), Inc., CIBC World Markets Inc. and Thomas Weisel Partners Canada Inc. (the “Canadian Underwriters”), and in the United States by Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., RBC Capital Markets Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, CIBC World Markets Corp., Cowen and Company, LLC, Piper Jaffray & Co. and Thomas Weisel Partners LLC (collectively, the “underwriters”).

PRICE: US$• PER CLASS A SUBORDINATE VOTING SHARE

	Price to the Public		Underwriters’ Discounts and Commissions		Net Proceeds to the Company(1)		Net Proceeds to the Selling Shareholders(2)
Per Class A Subordinate Voting Share	US$	•	US$	•	US$	•	US$	•
Total(3)	US$	•	US$	•	US$	•	US$	•

Notes:

(1)

Before deducting the expenses of the offering estimated to be approximately US$6.7 million which, together with the underwriters’ discounts and commissions payable in respect of the Class A Subordinate Voting Shares sold by us, will be paid by us out of the proceeds of this offering, if completed.

(2)

The name of each selling shareholder appears in this prospectus under the heading “Principal and Selling Shareholders”. Each of the selling shareholders will be responsible for the payment of the underwriters’ discounts and commissions payable in respect of the Class A Subordinate Voting Shares sold by such selling shareholder.

(3)

The selling shareholders have granted the underwriters an option to purchase up to 5,295,000 additional Class A Subordinate Voting Shares at the same price as set forth above for a period of 30 days from the date of this prospectus to cover over-allotments, if any. This prospectus qualifies the grant of the over-allotment option and the distribution of the Class A Subordinate Voting Shares issuable upon

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exercise of the over-allotment option. If the over-allotment option is exercised in full, the total “Price to the Public,” “Underwriters’ Discounts and Commissions” and “Net Proceeds to the Selling Shareholders” will be US$•, US$•, and US$•, respectively. A purchaser who acquires Class A Subordinate Voting Shares forming any part of the underwriters’ over-allocation position, if applicable, acquires those Class A Subordinate Voting Shares under this prospectus regardless of whether the underwriters’ over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Underwriting.”

Underwriters’ Position	Maximum size or number of securities available	Exercise period or Acquisition date	Exercise price or average acquisition price
Over-allotment option	Option to acquire up to 5,295,000 Class A Subordinate Voting Shares	Exercisable for a period of 30 days after the date of this prospectus	US$• per Class A Subordinate Voting Share

Investing in the Class  A Subordinate Voting Shares involves risks that potential investors should carefully consider. See “Risk Factors” beginning on page 12.

There is currently no market through which the Class A Subordinate Voting Shares may be sold and purchasers may not be able to resell securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. An investment in these securities is subject to a number of risks. See “Risk Factors”. We have applied to list the securities qualified under this prospectus on the NASDAQ Global Select Market and the Toronto Stock Exchange. Listing on the Toronto Stock Exchange will be subject to us fulfilling all the listing requirements of the Toronto Stock Exchange.

The Canadian Underwriters as principals, conditionally offer the Class A Subordinate Voting Shares, subject to prior sale, if, as and when issued by us and accepted by the Canadian Underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Underwriting.” Certain legal matters relating to this offering will be passed upon on behalf of us by Bennett Jones LLP, with respect to Canadian legal matters, and by Sidley Austin LLP, with respect to U.S. legal matters, and on behalf of the underwriters by Osler, Hoskin & Harcourt LLP, with respect to Canadian legal matters, and by Kirkland & Ellis LLP, with respect to U.S. legal matters.

Certain of the selling shareholders are incorporated, continued, organized or reside under the laws of a foreign jurisdiction or reside outside of Canada. Apax Partners and Intel Corporation, each of which are selling shareholders, are incorporated, continued, organized or reside under the laws of a foreign jurisdiction or reside outside of Canada. Although Apax Partners has appointed Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario M5H 2S7 as their agent for service of process in Canada and Intel Corporation has appointed Stikeman Elliott LLP, 1155 René-Lévesque Blvd. West, 40th Floor, Montréal, Quebec H3B 3V2 as their agent for service of process in Canada, it may not be possible for investors to collect from these selling shareholders judgments obtained in Canada against such selling shareholders.

An affiliate of Deutsche Bank Securities Limited and an affiliate of RBC Dominion Securities Inc. are lenders under our various credit facilities as described under “Underwriting” and an affiliate of RBC Dominion Securities Inc. is a lender to certain of our officers in connection with their loans under our Participant Equity Loan Plan. In addition, certain affiliates of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, have agreed to provide us with a revolving credit facility in conjunction with this offering. Consequently, we might be considered a connected issuer of such underwriters for the purposes of the securities laws of certain Canadian provinces and territories. See “Underwriting.”

Subject to applicable laws, the underwriters may, in connection with this offering, over-allot or effect transactions which stabilize or maintain the market price for our Class A Subordinate Voting Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The underwriters may offer the Class A Subordinate Voting Shares at a lower price than stated above. See “Underwriting.”

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that certificates representing the Class A Subordinate Voting Shares to be issued or sold in this offering will be available for delivery on the date of the closing of this offering, which is expected to occur on or about •, 2010 or such later date as the company, the selling shareholders and the underwriters may agree, but in any event not later than •, 2010.

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You should rely only on the information contained in this prospectus. We have not, the selling shareholders have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different or inconsistent information, including information or statements in media articles about us, you should not rely on it.

We are not, the selling shareholders are not, and the underwriters are not, making an offer to sell or seeking offers to buy the Class A Subordinate Voting Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of Class A Subordinate Voting Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise specified, all monetary amounts are in United States dollars, all references to “$”, “US$”, “U.S.$”, “U.S. dollars”, “dollars” and “USD” mean U.S. dollars and all references to “C$”, “Canadian dollars”, “CAD” and “CDN$” mean Canadian dollars. To the extent that monetary amounts are derived from our consolidated financial statements included elsewhere in this prospectus, they have been translated into U.S. dollars in accordance with our accounting policies as described therein. Unless otherwise indicated, other monetary amounts have been translated into United States dollars at the June 23, 2010 noon buying rate published by the Bank of Canada, being U.S.$1.00 = C$1.0434.

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ENFORCEMENT OF LEGAL RIGHTS

Certain of the selling shareholders are incorporated, continued, organized or reside under the laws of a foreign jurisdiction or reside outside of Canada. Although these selling shareholders will be required to appoint an agent for service of process in Canada, it may not be possible for investors to collect from these selling shareholders judgments obtained in courts in Canada predicated on the civil liability provisions of applicable Canadian securities legislation.

Certain of our directors, as well as certain of the experts named in this prospectus, may reside outside of Canada. Furthermore, substantially all the assets of those persons may be located outside of Canada. It may not be possible for investors to effect service of process within Canada upon the experts or the directors referred to above. In addition, it may not be possible to enforce against our directors and certain of the experts named in this prospectus, judgments obtained in courts in Canada predicated upon the civil liability provisions of applicable Canadian securities legislation.

ELIGIBILITY FOR INVESTMENT

In the opinion of Bennett Jones LLP, our Canadian counsel, and Osler, Hoskin & Harcourt LLP, Canadian counsel to the underwriters the Class A Subordinate Voting Shares will, on the date of the offering, provided that the Class A Subordinate Voting Shares are on that date listed on a “designated stock exchange” within the meaning of the Income Tax Act (Canada) (the “Tax Act”) (which includes the TSX and NASDAQ), be qualified investments under the Tax Act and the regulations thereunder, as in effect on the date hereof, for a trust governed by a registered retirement savings plan, a registered education savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered disability savings plan and a tax-free savings account (a “TFSA”). Notwithstanding that the Class A Subordinate Voting Shares may be a qualified investment for a trust governed by a TFSA, the holder of a TFSA will be subject to a penalty tax on the Class A Subordinate Voting Shares held in the TFSA if such Class A Subordinate Voting Shares are a “prohibited investment” within the meaning of the Tax Act. The Class A Subordinate Voting Shares will generally be a “prohibited investment” if the holder of the TFSA does not deal at arm’s length with SMART Technologies for the purposes of the Tax Act or the holder of the TFSA has a “significant interest” (as defined in the Tax Act) in SMART Technologies or a corporation, partnership or trust with which SMART Technologies does not deal at arm’s length for the purposes of the Tax Act. Such holders are urged to consult their own tax advisors.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to applicable provisions of the securities legislation of such purchaser’s province for the particulars of these rights or consult with a legal advisor.

PURCHASERS’ CONTRACTUAL RIGHT OF ACTION

We may make available certain materials describing the offering (the Website Materials) on the website of one or more commercial services such as www.retailroadshow.com or www.netroadshow.com under the heading “SMART Technologies Inc.” during the period prior to obtaining a final receipt for the final base PREP prospectus in connection with this offering (the Final Prospectus) from the securities regulatory authorities in

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each of the provinces and territories of Canada. In order to give purchasers in each of the provinces and territories of Canada the same unrestricted access to the Website Materials as provided to U.S. purchasers, we have applied for and obtained exemptive relief from the securities regulatory authority in each of the provinces and territories of Canada. Pursuant to the terms of that exemptive relief, we and each of the Canadian underwriters signing the certificate contained in the Final Prospectus have agreed that, in the event that the Website Materials contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make any statement therein not misleading in the light of the circumstances in which it was made (a misrepresentation), a purchaser resident in a province or territory of Canada who purchases our Class A Subordinate Voting Shares pursuant to the Final Prospectus during the period of distribution shall have, without regard to whether the purchaser relied on the misrepresentation, rights against us and each Canadian underwriter with respect to such misrepresentation as are equivalent to the rights under section 203 of the Securities Act (Alberta) or the comparable provision of the securities legislation of the particular province or territory where that purchaser is resident, as the case may be, subject to the defences, limitations and other terms thereof, as if such misrepresentation were contained in the Final Prospectus.

MATERIAL CONTRACTS

The only material contract entered into by us during the most recently completed financial year, or before the most recently completed financial year that is still in effect, other than during the ordinary course of business, is the underwriting agreement described under “Underwriting.”

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AUDITORS’ CONSENT

The Board of Directors of SMART Technologies Inc.

We have read the amended and restated Preliminary Base Prep Prospectus dated June 28, 2010 relating to the sale and issue of Class A Subordinate Voting Shares of SMART Technologies Inc. (the “Company”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned offering document of our report to the directors of the Company on the consolidated balance sheets of the Company as at March 31, 2009 and 2010 and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity (deficit), and cash flows for the years ended March 31, 2008, March 31, 2009 and March 31, 2010. Our report is dated May 27, 2010, except as to notes 17(b) and 17(c) which are as of June 23, 2010.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

June 28, 2010

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APPENDIX A

BOARD OF DIRECTORS’ CHARTER

GENERAL

The fundamental responsibility of the board of directors (the “Board”) of SMART Technologies Inc. (the “Company”) is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control.

The Board has adopted this Mandate, which reflects the Company’s commitment to high standards of corporate governance, to assist the Board in supervising the management of the business and affairs of the Company.

The Board collectively should possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. The Board should be comprised of that number of individuals which will permit the Board’s effective functioning. The appointment and removal of directors shall occur in accordance with the Company’s by-laws.

SPECIFIC

Executive Team Responsibility

•

Appoint the Chief Executive Officer (“CEO”) and senior officers, approve their compensation, and monitor the CEO’s performance against a set of mutually agreed corporate objectives directed at maximizing shareholder value.

•	Satisfy itself as to the integrity of the CEO and other executive officers and ensure that a culture of integrity is maintained throughout the Corporation.

•	In conjunction with the CEO, develop a clear mandate for the CEO, which includes a delineation of management’s responsibilities and a reservation of Board authority.

•	Ensure that a process is established that adequately provides for succession planning, including the appointing, training and monitoring of executive management.

•	Establish limits of authority delegated to management.

Operational Effectiveness and Financial Reporting

•	Annual review and adoption of a strategic planning process and approval of an annual corporate strategic plan that takes into account, among other things, the opportunities and risks of the business.

•	Ensure that a system is in place to identify the principal risks to the Company and that practical procedures are in place to monitor and mitigate the risks.

•	Ensure that processes are in place to address applicable regulatory, corporate, securities and other compliance matters.

•	Oversee the establishment and maintenance of an adequate system of internal controls over financial reporting.

•	Oversee the establishment and maintenance of adequate disclosure controls and procedures.

•	Ensure that due diligence processes and appropriate controls are in place with respect to applicable certification requirements regarding the Company’s financial and other disclosure.

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•

Establish and maintain a process to determine if the Company has a material weakness that must be disclosed in its annual or interim MD&A as required under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”).

•

Oversee the establishment of a procedure to ensure the accuracy of the matters certified by the Company’s certifying officers as required under NI 52-109 and make reasonable inquiries to ensure that interim and annual filings are true and accurate in all material respects, do not omit to state a material fact or contain any misrepresentations and that all necessary information as required under NI 52-109 is disclosed in the Company’s interim and annual filings.

•	Review and approve the Company’s financial statements and oversee the Company’s compliance with applicable audit, accounting and reporting requirements.

•	Approve annual operating and capital budgets.

•

Review and consider for approval all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy which diverge from the ordinary course of business.

•	Review operating and financial performance results relative to established strategy, budgets and objectives.

Integrity/Corporate Conduct

•

Approve communications policies to ensure that a system for corporate communications to all stakeholders exists, including processes for consistent, transparent, regular and timely public disclosure, and to facilitate feedback from stakeholders.

•

Approve a Code of Conduct for directors, officers, employees, contractors and consultants and a Code of Ethics for CEO and Senior Financial Officers, monitor compliance with the Code of Conduct and the Code of Ethics and approve any waivers of the Code of Conduct and the Code of Ethics for executive officers and directors.

•	Meet without management and non-independent directors from time to time as appropriate.

Board Process/Effectiveness

•	Establish an appropriate system of corporate governance including practices to ensure the Board functions independently of management.

•

Ensure that Board materials are distributed to directors in advance of regularly scheduled meetings to allow for sufficient review of the materials prior to the meeting. Directors are expected to attend all meetings.

•	Approve the nomination of directors.

•	Determine Board member qualifications.

•	Provide a comprehensive orientation to each new director.

•	Establish committees and approve their respective mandates and the limits of authority delegated to each committee. Assess the suitability of their mandates at least annually.

•	Establish appropriate practices for the regular evaluation of the effectiveness of the Board, its committees and its members. Assess the effectiveness of the committees at least annually.

•	Develop and maintain a Board succession plan that is responsive to the needs of the Company and the interests of its shareholders.

•

Establish suitable arrangements for directors’ compensation to ensure that it properly reflects the contributions expected from directors and the responsibilities and risks involved in being a director.

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Directors’ Responsibilities

Directors must act honestly and in good faith with a view to the best interests of the Company. Directors must exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In order to fulfill their responsibilities, each director is expected to:

•	participate, with management, in developing a multi-year strategic plan and annual business plans and approve such plans;

•

develop and maintain a thorough understanding of the Company’s operational and financial objectives, financial position and performance and the performance of the Company relative to its principal competitors;

•	ensure that the Company’s activities are at all times conducted in accordance with the purpose of the Company, its strategic plan and operating policies;

•	diligently prepare for each meeting, including reviewing all meeting materials distributed in advance;

•	actively and constructively participate in each meeting, including seeking clarification from management and outside advisors where necessary to fully understand the issues under consideration;

•	engage in continuing education programs for directors, as appropriate; and

•	diligently attend meetings of the Board and any committee of which he or she is a member.

Other Directorships and Significant Activities

The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities also may present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. No director should serve on the board of a competitor or of a regulatory body with oversight of the Company. Each director should, when considering membership on another board or committee, make every effort to ensure that such membership will not impair the director’s time and availability for his commitment to the Company. Directors should advise the Chair of the Board and the CEO before accepting membership on other public company boards of directors or any audit committee or other significant committee assignment on any other board of directors, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments or a change in the director’s relationship to the Company.

Independent Advice

In discharging its mandate, the Board shall have the authority to retain (and authorize the payment by the Company of) and receive advice from special legal, accounting or other advisors as the Board determines to be necessary to permit it to carry out its duties.

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APPENDIX B

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of SMART Technologies Inc. (the “Company”). Its primary function is to oversee the accounting, treasury, financial reporting and risk management processes, and the reviews and audits of the financial statements of the Company.

The Committee will assist the Board in fulfilling the Board’s oversight responsibilities by monitoring, among other things:

(a)	the quality and integrity of the financial statements and related disclosure of the Company;

(b)	the Company’s financial reporting process, system of internal controls, accounting practices and audit process;

(c)	compliance by the Company with legal and regulatory requirements that could have a material effect upon the financial position of the Company and that are not subject to the oversight of another committee of the Board;

(d)	management identification of principal risks in the business and processes to manage these risks;

(e)	the independent auditor’s qualifications and independence; and

(f)	the performance of the Company’s independent auditor.

The Committee will provide an avenue of communication among the auditors, management and the Board.

1. Reporting

The Committee will report to the Board.

2. Composition of Committee

The Committee will consist of not less than three and not more than five directors, as the Board may determine. All Committee members must qualify as independent directors (i) pursuant to National Instrument 52-110 Audit Committees (as implemented by the Canadian Securities Administrators and as amended from time to time) (“NI 52-110”), subject to transitional rules for new reporting issuers, (ii) pursuant to the listing standards of the Nasdaq Stock Market (the “Nasdaq”), and (iii) otherwise satisfy the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder, the “Exchange Act”) or the Nasdaq, provided that the Board may elect to take advantage of any exception from such requirements provided in the Nasdaq rules.

All members of the Committee must be financially literate, as defined in NI 52-110. At least one member must have accounting or related financial managerial expertise and, in particular, must have (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions; (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (iv) other comparable experience.

Committee members may not simultaneously serve on the audit committees of more than two other public companies, unless the Board first determines that this simultaneous service will not impair the ability of the relevant members to effectively serve on the Committee, and any required public disclosure is made.

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3. Appointment of Committee Members

Members of the Committee will be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Any Committee member may be removed or replaced at any time by the Board and will, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board.

4. Vacancies

The Board may fill vacancies in the Committee. Whenever a vacancy exists on the Committee, the remaining members may exercise all of its powers, so long as a quorum of members remains in office.

5. Tenure

The Board will appoint members of the Committee annually following the Company’s annual general meeting. Each member of the Committee will hold office until retirement as a member, or until his or her term as a member of the Board is terminated.

6. Chair

The Board will, on the recommendation of the Corporate Governance and Nominating Committee, designate one of the Committee members as chair of the Committee (the “Chair”).

If the Chair is unavailable to attend a meeting of the Committee, the Committee may elect, by a vote of a majority of members of the Committee present at the meeting, one of its members present at the meeting to preside over the meeting.

The Chair will have the responsibilities set forth in the “Committee Chair” section of the “Chair of the Board of Directors and Committee Chair General Guidelines” charter. The Chair will not have a casting vote.

7. Secretary

The Committee will appoint a Secretary, who need not be a member of the Committee or a director of the Company. The Secretary will keep minutes of meetings of the Committee.

8. Committee Meetings

The Committee will meet at least quarterly at the call of the Chair at times and places to be determined by the Committee. The Chair may call additional meetings as required. Meetings may also be called by the Executive Chair, the Chief Executive Officer (“CEO”) or any member of the Committee.

Committee meetings may be held in person, by video conference, by means of telephone or by any combination of the foregoing. The Committee will convene in camera sessions on a regular basis.

9. Notice of Meeting

Notice of the time and place of each meeting may be given orally, in writing, by facsimile or by other electronic communication to each member of the Committee at least 48 hours prior to the time fixed for the meeting.

A member may in any manner waive notice of a meeting. Attendance of a member at a meeting will constitute waiver of notice of the meeting except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the basis that the meeting was not lawfully called.

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10. Agenda

The Chair will establish the agenda of meetings and, where possible, circulate materials sufficiently in advance to provide adequate time for review prior to the meeting.

11. Quorum

A majority of the Committee members, present in person, by video conference, by telephone or by a combination of these means will constitute a quorum.

The powers of the Committee may be exercised at a meeting where a quorum is present or by resolution in writing signed by all members of the Committee entitled to vote on that resolution at a meeting of the Committee.

12. Attendance at Meetings

The Lead Director may attend any Committee meeting as a non-voting participant.

The Committee may, by invitation, permit others to attend any meeting.

The Committee may request the presence of specified members of management at a meeting and in this case, the management member will attend, if reasonably practical.

13. Minutes

The Committee will ensure that minutes of its proceedings are kept on a regular basis. The Committee will ensure that the full Board is kept informed of the Committee’s activities by reports provided in a timely fashion after each Committee meeting.

SPECIFIC RESPONSIBILITIES

14. Oversight in Respect of Financial Disclosure and Accounting Practices

The Committee, to the extent required by applicable laws or rules, or otherwise considered by the Committee to be necessary or appropriate, will:

(a)	meet with management and the independent auditor to review and discuss, and to recommend to the Board for approval prior to public disclosure, the audited annual financial statements and unaudited quarterly financial statements, including reviewing the specific disclosures in management’s discussion and analysis of financial condition and results of operations, and the quarterly interim reports;

(b)	review, discuss with management and the independent auditor, and recommend to the Board for approval prior to public disclosure:

(i)	the annual information form;

(ii)	the portions of the management proxy circular, for any annual or special meeting of shareholders, containing significant information within the Committee’s mandate;

(iii)	all financial statements included in prospectuses or other offering documents;

(iv)	all prospectuses and all documents which may be incorporated by reference in a prospectus, other than any pricing supplement issued pursuant to a shelf prospectus; and

(v)	any significant financial information respecting the Company contained in a material change report.

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(c)	review, discuss with management and the independent auditor, and approve prior to public disclosure:

(i)	any unaudited interim financial statements, other than quarterly statements; and

(ii)	any audited financial statements, other than annual statements, required to be prepared regarding the Company or its subsidiaries or benefit plans if required to be made publicly available or filed with a regulatory agency;

(d)	review and discuss with management and the independent auditor and recommend to the Board prior to public disclosure:

(i)	each press release that contains significant financial information respecting the Company or contains estimates or information regarding the Company’s future financial performance or prospects (such as annual and interim earnings press releases);

(ii)	the type and presentation of information to be included in such press releases (in particular, the use of “pro forma” or “adjusted” non-GAAP information); and

(iii)	financial information and any earnings guidance proposed to be provided to analysts and rating agencies;

(e)	receive and review reports from the Company’s Disclosure Committee;

(f)	review with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(g)	based on its review with management and the independent auditor, satisfy itself as to the adequacy of the Company’s procedures that are in place for the review of the Company’s public disclosure of financial information that is extracted or derived from the Company’s financial statements, and periodically assess the adequacy of those procedures;

(h)	review with management and the independent auditor (including those of the following that are contained in any report of the independent auditor): (1) any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (2) all critical accounting policies and practices to be used by the Company in preparing its financial statements; (3) all material alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative treatments, and the treatment preferred by the independent auditor; and (4) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

(i)	review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and transactions on the Company’s financial statements;

(j)	review the plans of management or the independent auditor regarding any significant changes in accounting practices or policies and the financial and accounting impact thereof;

(k)	review with management, the independent auditor and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;

(l)	review disclosures by the Company’s CEO and Chief Financial Officer during their certification processes about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

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(m)	discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control these exposures, including the Company’s financial risk assessment and financial risk management policies;

(n)	meet separately, periodically, with management to discuss matters within the Committee’s purview; and

(o)	report regularly to the Board, both with respect to the activities of the Committee generally and with respect to any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, or the performance and independence of the independent auditor.

15. Oversight in Respect of the Independent Auditor

Subject to confirmation by the independent auditor of its compliance with Canadian and U.S. regulatory requirements, the Committee will be directly responsible for recommending to the shareholders the appointment of the independent auditor for the purpose of preparing or issuing any audit report or performing other audit, review or attest services for the Company. The Committee will also be directly responsible for the approval of the fees to be paid to the independent auditor for audit services, and for pre-approval of the retention of the independent auditor for any permitted non-audit service. The Committee will also be directly responsible for the retention, termination, compensation and oversight of the services of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor will report directly to the Committee.

The Committee, to the extent required by applicable laws or rules, or otherwise considered by the Committee to be necessary or appropriate, will:

(a)	review at least annually the independence of the independent auditor, including the independent auditor’s formal written statement of independence delineating all relationships between itself and the Company that may reasonably be thought to bear on the independence of the independent auditor with respect to the Company, including the matters set forth in Independence Standards Board Standard No. 1, review any reported relationships or services that may impact the objectivity and independence of the independent auditor, take appropriate action to oversee the independence of the independent auditor, and consider applicable auditor independence standards;

(b)	ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by applicable law;

(c)	review at least annually the independent auditor’s written report on its own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with these issues;

(d)	review and evaluate the experience, qualifications and performance of the senior members of the audit team of the independent auditor;

(e)	evaluate at least annually the performance of the independent auditor, including the lead partner, taking into account the opinions of management, and report to the Board on its conclusions regarding the independent auditor and its recommendation for appointment of the independent auditor for the purpose of preparing or issuing any report or performing other audit, review, or attest services for the Company;

(f)	meet with the independent auditor prior to the annual audit to review the planning, staffing and timing of the audit;

(g)	review with the independent auditor the adequacy and appropriateness of the accounting policies used in preparation of the financial statements;

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(h)	periodically meet separately with the independent auditor to review any problems or difficulties that the independent auditor may have encountered and management’s response, specifically:

(i)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management; and

(ii)	any changes required in the planned scope of the audit; and

(iii)	report to the Board on such meetings.

(i)	when applicable, review the annual post-audit or management letter from the independent auditor and management’s response and follow-up in respect of any identified weakness;

(j)	inquire regularly of management and the independent auditor whether there have been any significant issues between them regarding financial reporting or other matters and how they have been resolved, and intervene in the resolution if required;

(k)	receive and review annually the independent auditor’s report on management’s evaluation of internal controls and procedures for financial reporting;

(l)	review and approve the Company’s hiring policies regarding partners and employees and former partners and employees of the present and former independent auditor (as more particularly described in the attached Exhibit “A”, as the same may be amended by the Committee from time to time), including those policies that may have a material impact on the financial statements, pre-approve the hiring of any partner or employee or former partner or employee of the independent auditor who was a member of the Company’s audit team during the preceding three fiscal years and, in addition, pre-approve the hiring of any partner or employee or former partner or employee of the independent auditor (within the preceding three fiscal years) for senior positions within the Company, regardless whether that person was a member of the Company’s audit team; and

(m)	obtain assurance from the independent auditor that the audit was conducted in a manner consistent with Section 10A of the Exchange Act.

16. Oversight in Respect of Risk Management

The Committee will develop guidelines and policies to govern the process by which the Company undertakes risk assessment and risk management, and will:

(a)	identify, assess and monitor the risks inherent in the business of the Company and establish and monitor compliance with policies and procedures necessary to address, as much as is reasonably possible, those identified risks;

(b)	in conjunction with management, review on an annual basis all aspects of the Company’s risk management program, including insurance coverage, foreign exchange exposures and investments, disaster recovery and business continuity plans;

(c)	review with management the presentation and impact of significant risks and uncertainties associated with the business of the Company;

(d)	review with management and bring to the attention of the auditors any correspondence with regulators or government agencies, employee complaints, or published reports that raises material issues regarding the Company’s financial statements or accounting policies;

(e)	review with management any litigation, claim or other contingency, including tax assessments, which could have a material effect upon the financial position of operating results, and the manner in which these matters have been disclosed in the financial statements;

(f)

discuss with management, at least annually, the guidelines and policies utilized by management with respect to financial risk assessment and management, and the major financial risk exposures and the procedures to monitor and control such exposures in order to assist the Committee to assess the

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completeness, adequacy and appropriateness of financial risk disclosure in management’s discussion and analysis of financial condition and results of operations and in the Company’s annual and quarterly financial statements; and

(g)	oversee the investigation of alleged fraud, illegal acts and conflicts of interest, subject to a determination by the Board that any investigation should be conducted by the Board or another committee.

17. Oversight in Respect of Audit and Non-Audit Services

The Committee, to the extent required by applicable laws or rules, or otherwise considered by the Committee to be necessary or appropriate, will:

(a)	monitor compliance with the Company’s Audit and Non-Audit Services Pre-Approval Policy;

(b)	adopt and periodically consider necessary amendments to the Company’s Audit and Non-Audit Services Pre-Approval Policy;

(c)	have the sole authority to pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non-audit services to be provided to the Company by the independent auditor, subject to any exceptions provided in the Exchange Act;

(d)	if the Committee so chooses, delegate to one or more designated members of the Committee the authority to grant such pre-approvals, provided that the decision of any member to whom authority is delegated to pre-approve a service must be presented to the Committee at its next scheduled meeting.

18. Oversight in Respect of Other Items

The Committee, to the extent required by applicable laws or rules, or otherwise considered by the Committee to be necessary or appropriate, will:

(a)	monitor compliance with the Company’s Policy Regarding Transactions with Related Persons;

(b)	adopt and periodically consider necessary amendments to the Company’s Policy Regarding Transactions with Related Persons;

(c)	be responsible for the review of all related-party transactions, as such term is defined by the rules of the Nasdaq and the Securities and Exchange Commission and other matters including conflicts of interest;

(d)	to the extent appropriate, ensure that appropriate processes are in place for approval of the expenses of the Executive Chair and the CEO; and

(e)	review and concur in the appointment, replacement, reassignment, or dismissal of the Chief Financial Officer.

19. Oversight in Respect of Legal and Regulatory Compliance

The Committee, to the extent required by applicable laws or rules, or otherwise considered by the Committee to be necessary or appropriate, will:

(a)	review with the General Counsel the Company’s compliance policies, legal matters, and any reports or inquiries received from regulators or governmental agencies that could have a material effect upon the financial position of the Company and that are not subject to the oversight of another committee of the Board;

(b)	administer the Company’s Whistleblower Policy for the receipt, retention and follow-up of complaints received by the Company regarding accounting, internal controls, disclosure controls or auditing matters and any violation of the Company’s Code of Conduct and Code of Ethics for CEO and Senior Financial Officers and the confidential, anonymous submission of concerns by employees of the Company regarding any of these matters;

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(c)	develop, maintain, monitor and update as may be required the Code of Conduct and Code of Ethics for CEO and Senior Financial Officers;

(d)	periodically review the Company’s disclosure policy.

20. Limitations on Oversight Function

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to guarantee the quality of the Company’s accounting practices or to determine that the Company’s financial statements are complete and accurate or are in accordance with GAAP. These are the responsibilities of management and the independent auditor. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the Committee may adopt such different or additional procedures as it deems necessary from time to time. The Committee, its Chair, and any of its members who have accounting or related financial management experience or expertise are members of the Board of the Company appointed to the Committee to provide broad oversight of the financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day-to-day operation or performance of these activities. A member having accounting or related financial management experience or expertise, or being designated as an “audit committee financial expert,” is not to have imposed upon him or her a higher degree of individual responsibility or obligation than that imposed on other directors generally.

21. Funding for Audit and Oversight Functions

The Committee has the sole authority to determine (subject to Board confirmation as required), and to require the Company to fund, (a) appropriate compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services; (b) appropriate compensation to independent counsel and other advisors engaged by the Committee, as it deems necessary to carry out the Committee’s duties; and (c) administrative expenses necessary or appropriate to carrying out the Committee’s duties.

22. Committee Evaluation

The Committee’s performance will be evaluated regularly, in accordance with a process developed by the Corporate Governance and Nominating Committee and approved by the Board, and the results of that evaluation will be reported to the Corporate Governance and Nominating Committee and to the Board.

23. Review of Committee’s Charter

The Committee will assess the adequacy of this charter on an annual basis and recommend changes as appropriate to the Corporate Governance and Nominating Committee.

24. Miscellaneous

The Committee will have full access to management and to records of the Company as reasonably required to discharge its responsibilities.

The Committee may engage outside resources and advisors at the expense of the Company if deemed advisable.

The Committee, upon approval by a majority of its members and to the extent permissible under applicable law, may delegate its duties and responsibilities to subcommittees comprised of one or more members.

The Committee may, to preserve required or desirable confidentiality or privacy concerns, limit disclosure of its proceedings or decisions as reasonably required and appropriate.

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EXHIBIT “A”

Hiring Policies regarding Partners and Employees of the Independent Auditor and Certain of Their Family Members

The Committee has approved the following policy for the hiring of current partners and employees or former partners and employees of the Company’s independent auditor or certain of their family members.

1.	The Company shall not hire a current partner, principal, shareholder or professional employee of the independent auditor to serve as a member of its board of directors.

2.	The Company shall not hire the spouse, spousal equivalent, parent, dependent, nondependent child or sibling of a covered person in an accounting role or financial reporting oversight role.

3.	The Company shall not hire a former partner, principal, shareholder or professional employee of the independent auditor in an accounting role or a financial reporting oversight role, unless the individual:

•	does not influence the independent auditor’s operations or financial policies;

•	has no capital balances in the independent auditor; and

•	has no financial arrangement with the independent auditor (other than retirement benefits permitted by Rule 2-01(c)(2)(iii)(A)(3) of SEC Regulation S-X).

4.	The Company shall not hire a former partner, principal, shareholder or professional employee of the independent auditor for a position with the Company in an accounting role or a financial reporting oversight role, if such individual was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review, or attest services for the Company, unless in each case the employment with the independent auditor terminated at least one year prior to the date that audit procedures commenced for the fiscal period that includes the date of initial employment of the former audit engagement team member.

5.	Certain of the terms used in this policy are defined as follows:

a.	An “accounting role” means a role in which a person is in a position to, or does, exercise more than minimal influence over the contents of the accounting records or anyone who prepares them.

b.	An “audit engagement team” includes all partners and professional employees who participate in an audit, review or attestation engagement of the Company, including audit partners and all persons who consult with others on the audit engagement team during the audit, review or attestation engagement regarding technical or industry-specific issues, transactions or events.

c.	An “audit partner” means a partner or persons in an equivalent position (other than a partner who consults with others on the audit engagement team during the audit, review or attestation engagement regarding technical or industry-specific issues, transactions or events) who is a member of the audit engagement team and who has responsibility for decision-making on significant auditing, accounting and reporting matters that affect the financial statements, or who maintains regular contact with management and the Committee and includes the following:

•	the lead or coordinating audit partner having primary responsibility for the audit or review (the “lead partner”);

•

the partner performing a second level of review to provide additional assurance that the financial statements subject to the audit or review are in conformity with generally accepted accounting principles and the audit or review and any associated report are in accordance with generally accepted auditing standards and rules promulgated by the SEC or the Public Company Accounting Oversight Board (the “concurring or reviewing partner”);

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•	other audit engagement team partners who provide more than ten hours of audit, review or attest services in connection with the annual or interim consolidated financial statements; and

•

other audit engagement team partners who serve as the lead partner in connection with any audit or review related to the annual or interim financial statements of the Company’s subsidiary whose assets or revenues constitute 20% or more of the assets or revenues of the Company’s consolidated assets or revenues.

d.	A “covered person” means:

i.	The audit engagement team;

ii.	all persons who

1.	supervise or have direct management responsibility for the audit, including all successively senior levels through the independent auditor’s chief executive,

2.	evaluate the performance or recommend the compensation of the audit engagement partner, or

3.	provide quality control or other oversight of the audit;

iii.	any other partner, principal, shareholder or managerial employee of the independent auditor who has provided ten or more hours of non-audit services to the Company for the period beginning on the date the audit services are provided and ending on the date the independent auditor signs the report on the financial statements for the fiscal year during which those services are provided, or who expects to provide ten or more hours of non-audit services to the Company on a recurring basis; and

iv.	any other partner, principal or shareholder from the office of the independent auditor in which the lead audit engagement partner primarily practices in connection with the audit.

e.	A “financial reporting oversight role” means a role in which an individual is in a position to, or does, exercise influence over the contents of the financial statements or anyone who prepares them, such as when the individual is a member of the board of directors or similar management or governing body, chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, or any equivalent position.

Prior to making a decision to hire any current or former employee of the independent auditor, the Committee may take into account any advice by the General Counsel of the Company that a proposed hiring is not barred by independence standards applicable to independent auditors of issuers of securities listed on the Toronto Stock Exchange or the Nasdaq.

The Committee will review annually a report to be provided by the Chief Financial Officer of the Company of any hiring during the preceding fiscal year of partners and employees of the Company’s independent auditor, including the identity and position within the Company of any person hired.

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CERTIFICATE OF SMART TECHNOLOGIES INC.

June 28, 2010

This amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, and in each of the Yukon, Nunavut and the Northwest Territories.

(Signed) NANCY L. KNOWLTON CHIEF EXECUTIVE OFFICER	(Signed) G.A. (DREW) FITCH VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER

(Signed) DAVID A. MARTIN	(Signed) SALIM NATHOO
DIRECTOR	DIRECTOR

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CERTIFICATE OF SELLING SHAREHOLDER

June 28, 2010

This amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, and in each of the Yukon, Nunavut and the Northwest Territories.

SCHOOL S.A.R.L.

(Signed) GEOFFREY HENRY

CLASS B MANAGER

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CERTIFICATE OF SELLING SHAREHOLDER

June 28, 2010

This amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, and in each of the Yukon, Nunavut and the Northwest Territories.

INTEL CORPORATION

(Signed) ARVIND SODHANI

EXECUTIVE VICE PRESIDENT

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CERTIFICATE OF THE CANADIAN UNDERWRITERS

June 28, 2010

To the best of our knowledge, information and belief, this amended and restated prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this amended and restated prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this amended and restated prospectus as required under the securities legislation of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, and in each of the Yukon, Nunavut and the Northwest Territories.

MORGAN STANLEY CANADA LIMITED	DEUTSCHE BANK SECURITIES LIMITED	RBC DOMINION SECURITIES INC.
(Signed) RAM AMARNATH	(Signed) ROD O’HARA	(Signed) YONG KWON

MERRILL LYNCH CANADA INC.	CREDIT SUISSE SECURITIES (CANADA), INC.
(Signed) RYAN VOEGELI	(Signed) ERIK CHARBONNEAU

CIBC WORLD MARKETS INC.	THOMAS WEISEL PARTNERS CANADA INC.
(Signed) KATHY D. BUTLER	(Signed) JEHRED ROSS

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 6.	Indemnification of Directors and Officers

See “Certain Relationships and Related Party Transactions – Limitation of Liability and Indemnification of Directors and Officers.”

Item 7.	Recent Sales of Unregistered Securities

Corporate Reorganization. On August 28, 2007, Intel, IFF and the other then shareholders of the registrant’s predecessor, signed an agreement with Apax Partners to effect the Corporate Reorganization. In connection with the Corporate Reorganization, we issued 42,606,653 voting common shares with a value of $40.1 million, 84,883,191 cumulative preferred shares with a value of $80.0 million, 127,489,844 non-voting common shares with a value of $120.1 million, 42,606,653 voting preferred shares with a nominal value and demand promissory notes with an aggregate value of $648.8 million to Intel and IFF. The total consideration of $889.0 million was provided in exchange for Intel’s and IFF’s aggregate 6,307,481 common shares (99.3% equity interest) in the registrant’s predecessor. The then minority shareholders of the registrant’s predecessor exchanged their 42,481 common shares (0.7% equity interest) for a demand promissory note from the registrant with a value of $6.0 million.

In connection with the Corporate Reorganization, Apax Partners contributed cash of $239.3 million to School 3 ULC (an entity jointly owned by Intel and Apax Partners) which amount was contributed to the registrant. Intel transferred its 127,489,844 non-voting common shares to School 3 ULC. The registrant also issued 84,876,495 voting preferred shares with a nominal value to funds advised by Apax Partners. As a result of the Corporate Reorganization, David A. Martin and Nancy L. Knowlton reduced their direct and indirect equity interest in the registrant to 25.05%, Intel reduced its ownership interest to 25.05% and Apax Partners acquired an interest of 49.9%.

Participant Equity Loan Plan. On August 28, 2009, the registrant issued and sold an aggregate of 10,412,500 common shares under the Participant Equity Loan Plan to employees at a price of C$1.06 per share (or $0.99 per share when issued) for an aggregate purchase price of $10,308,460. On February 16, 2010, the registrant issued and sold an aggregate of 544,691 common shares under the 2009 Participant Equity Loan Plan to employees at a price of C$3.53 per share (or $3.35 per share when issued) for an aggregate purchase price of $1,826,852.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. The registrant believes that the issuance and sale of securities in the Corporate Reorganization described above were not required to be registered under the U.S. Securities Act by virtue of Section 4(2) under the U.S. Securities Act, and that the issuance and sale of securities in the Participant Equity Loan Plan were not required to be registered by virtue of Rule 701 or Regulation S under the U.S. Securities Act.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed on the attached Exhibit Index are filed as part of this Registration Statement.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the U.S. Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the U.S. Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on June 28, 2010.

SMART TECHNOLOGIES INC.

By:	/s/ G.A. (Drew) Fitch
Name: G.A. (Drew) Fitch
Title: Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities indicated on June 28, 2010.

Signature	Title

/s/ * Nancy L. Knowlton	Chief Executive Officer and Director (principal executive officer)

/s/ G.A. (Drew) Fitch G.A. (Drew) Fitch	Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ * David A. Martin	Executive Chairman and Director

/s/ * Salim Nathoo	Director

/s/ * Arvind Sodhani	Director

*By:	/s/ G.A. (Drew) Fitch
G.A. (Drew) Fitch Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the U.S. Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SMART Technologies Inc., has signed this Amendment No. 1 to the registration statement on June 28, 2010.

SMART TECHNOLOGIES CORPORATION

By:	/s/ G.A. (Drew) Fitch
Name: G.A. (Drew) Fitch
Title: Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1*	Articles of the Registrant

3.2*	By-laws of the Registrant

4.1	Specimen certificate evidencing Class A Subordinate Voting Shares

4.2	Form of Securityholders Agreement, among SMART Technologies Inc. and the shareholders of SMART Technologies Inc. named therein.

5.1*	Opinion of Bennett Jones LLP

9.1	SMART Technologies 2009 Participant Equity Loan Plan Voting Trust Agreement

10.1	Form of Amended and Restated Registration Rights Agreement, among SMART Technologies Inc. and the shareholders of SMART Technologies Inc. named therein.

10.2*	2010 Equity Incentive Plan†

10.3*	2009 Discretionary Management Bonus Plan†

10.4*	2010 Discretionary Management Bonus Plan†

10.5*	SMART Technologies 2009 Participant Equity Loan Plan

10.6*	SMART Technologies 2009 Participant Equity Loan Plan Loan Agreement

10.7*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and Nancy Knowlton†

10.8*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and David Martin†

10.9*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies Inc. and Tom Hodson†

10.10*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies ULC. and G.A. (Drew) Fitch†

10.11*	Amended and Restated Executive Employment Agreement, dated as of June 1, 2010, between SMART Technologies ULC. and Jeffrey Losch†

10.12*	Form of Indemnity Agreement†

10.13*	First Lien Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., SMART Technologies ULC, Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.14*	Second Lien Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., SMART Technologies ULC and Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.15*	Loan and Indemnity Agreement, dated as of May 9, 2008 between SMART Bricks and Mortar, IFF Holdings Inc., David A. Martin and Nancy L. Knowlton

10.16*	Holdings Credit Agreement, dated as of August 28, 2007 among SMART Technologies (Holdings) Inc., Deutsche Bank AG, Canada Branch and the other lenders party thereto

10.17*	Agreement for Sale and Purchase of Shares, dated March 30, 2010, among Kuwait Finance House (Bahrain) B.S.C (c), New Zealand Australia Private Equity Fund Company B.S.C (c), Jolimont Capital Partners Pty Ltd., Ascot Private Equity Limited, Touch Holdings Limited, and Ascot Private Equity No. 2 Limited, Smart Technologies NW Holdings Ltd., Next Holdings Limited and Shareholder Representative Services LLC

10.18*	First Amendment to First Lien Credit Agreement, dated as of May 11, 2010, among SMART Technologies ULC, SMART Technologies Inc., the lending institutions party to the Credit Agreement referred to therein, Deutsche Bank AG, Canada Branch and Royal Bank of Canada

Exhibit No.	Description

10.19	Amalgamation Agreement, dated as of June 8, 2010, between School Amalco Ltd. and SMART Technologies Inc.

21.1*	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP

23.2*	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1*	Consent of Director Nominee (Michael J. Mueller)

99.2*	Consent of Director Nominee (Robert C. Hagerty)

*	Previously filed.
†	Management compensatory plan or agreement.